    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST   , 2000

                                                 REGISTRATION NO. 333-90661
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                          THERMO ELECTRON CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        3569                    04-2209186
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or         Industrial Classification    Identification No.)
        Organization)                  Code Number)

                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                          SANDRA L. LAMBERT, SECRETARY
                          THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                       WALTHAM, MASSACHUSETTS 02454-9046
                                 (781) 622-1000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

            SETH H. HOOGASIAN, ESQ.                               WILLIAM P. GELNAW, JR., P.C.
                GENERAL COUNSEL                                      CHOATE, HALL & STEWART
          THERMO ELECTRON CORPORATION                                    EXCHANGE PLACE
                81 WYMAN STREET                                         53 STATE STREET
       WALTHAM, MASSACHUSETTS 02454-9046                          BOSTON, MASSACHUSETTS 02109
                 (781) 622-1000                                          (617) 248-5000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the Registration Statement and as soon as certain other conditions under the Agreement and Plan of Merger, dated as of October 19, 1999, among Thermo Electron Corporation, TTT Acquisition Corporation, and Thermo TerraTech Inc., attached as Appendix A to the Proxy Statement-Prospectus forming a part of this Registration Statement as described herein, are met or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS                                         PROPOSED         PROPOSED MAXIMUM
               OF SECURITIES                        AMOUNT          MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                TO BE REGISTERED(1)    PRICE PER SHARE         PRICE(2)         REGISTRATION FEE
Common Stock, par value $1.00 per
  share(3)..................................       1,800,000         Not Applicable       $32,347,514.06           $8,540

(1) Represents the maximum number of shares of common stock of Thermo Electron Corporation that may be issued pursuant to the merger agreement with Thermo TerraTech Inc.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, calculated as the product of (a) $8.53125, the average of the high and low per share prices of Thermo TerraTech common stock on July 18, 2000 as reported in the consolidated transaction reporting system, and
    (ii) 3,791,650, the aggregate number of shares of Thermo TerraTech common stock outstanding on June 30, 2000 (other than shares owned by the registrant) plus shares reserved for issuance upon exercise of options to purchase Thermo TerraTech common stock that were outstanding on June 30, 2000, which options may be exercised before the date of the merger described herein. As of August 2, 2000, there were 19,111,110 shares of Thermo TerraTech common stock outstanding.

(3) The shares of Thermo Electron common stock being registered hereby include associated preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by the certificate for the Thermo Electron common stock and will be transferred along with and only with the Thermo Electron common stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[THERMO TERRATECH LOGO]

Dear Stockholder:

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The board of directors of Thermo TerraTech Inc. and a single member committee of the board have approved a merger agreement with Thermo Electron Corporation, Thermo TerraTech's parent corporation.

    We will hold a special stockholders' meeting on           , 2000 at
10:00 a.m. local time at the offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts at which we will ask you to adopt the merger agreement. If the merger agreement is adopted:

    - Thermo TerraTech will become a wholly owned subsidiary of Thermo Electron; and

    - You will receive a fraction of a share of Thermo Electron common stock worth between $7.50 and $9.25 in exchange for each of your shares of TerraTech common stock.

    The number of shares that you will receive will be calculated using the formula set forth in this proxy statement-prospectus. You may not know at the time of the stockholders' meeting exactly how many shares of Thermo Electron common stock you will receive. The maximum number of shares that may be offered under this proxy statement-prospectus is 1.8 million.


    Thermo Electron's common stock is listed on the New York Stock Exchange under the symbol "TMO", and on August 18, 2000, Thermo Electron common stock closed at $21.1875 per share.


    PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS REGARDING THERMO TERRATECH, THERMO ELECTRON AND THE MERGER, INCLUDING IN PARTICULAR THE DISCUSSION IN THE SECTION CALLED "RISK FACTORS" STARTING ON PAGE 15.

    NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE THERMO ELECTRON COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement-prospectus is dated              and was first mailed
to stockholders on or about          .

                                          Sincerely,

                                          Brian D. Holt
                                          President and Chief Executive Officer

[Thermo TerraTech logo]

                           NOTICE OF SPECIAL MEETING

                                                                          , 2000

TO THE STOCKHOLDERS OF
THERMO TERRATECH INC.

    I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of Thermo
TerraTech Inc., which will be held on        ,        , 2000, at 10:00 a.m.,
local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof. The purposes of the special meeting are:

    1. To consider and vote on a proposal to adopt a merger agreement dated as of October 19, 1999, as amended, among Thermo TerraTech, Thermo Electron Corporation and TTT Acquisition Corporation, a wholly owned subsidiary of Thermo Electron. The merger agreement provides that TTT Acquisition will be merged with and into Thermo TerraTech. In the merger, each stockholder of Thermo TerraTech, other than Thermo Electron, will receive 0.4 share, subject to adjustment as described in the enclosed proxy statement-prospectus, of the common stock of Thermo Electron for each outstanding share of common stock of Thermo TerraTech owned by each public stockholder prior to the effective time of the merger. The merger agreement is attached as Appendix A to and is described in the enclosed proxy statement-prospectus.

    2. To transact any other business which properly comes before the special meeting.

    Only stockholders of record at the close of business on August 2, 2000 will receive notice of and be able to vote at the special meeting.

    The enclosed proxy statement-prospectus describes the merger agreement, the proposed merger and the actions to be taken in connection with the merger. The holders of a majority of the outstanding shares of TerraTech common stock entitled to vote must be present or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you are able to be at the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement-prospectus at any time before it is voted at the special meeting.

    This notice, and the enclosed proxy card and proxy statement-prospectus are sent to you by order of Thermo TerraTech's board of directors.

                                          SANDRA L. LAMBERT
                                          Secretary

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................       5

RISK FACTORS................................................      15

THE MERGER..................................................      20
  General...................................................      20
  Background: Thermo Electron Spin-Outs and Reorganization
    Plans...................................................      20
  Background: The Merger....................................      21
  The Single Member Committee's and the Board's
    Recommendation..........................................      36
  Opinion of Adams, Harkness & Hill.........................      39
  Purpose and Reasons of Thermo Electron for the Merger.....      51
  Purpose and Reasons of Thermo TerraTech for the Merger....      53
  Position of Thermo Electron as to Fairness of the
    Merger..................................................      53
  Conflicts of Interest.....................................      53
  Effects of the Merger.....................................      55
  Conduct of Thermo TerraTech's Business After the Merger...      56
  Conduct of the Business of Thermo TerraTech if the Merger
    is Not Consummated......................................      56
  Conversion of Securities..................................      56
  Effect of the Merger on Thermo TerraTech Stock Options,
    Warrants and Debentures.................................      58
  Deferred Compensation Plan for Directors..................      58
  Transfer of Shares........................................      59
  Representations and Warranties............................      59
  Covenants.................................................      60
  Conditions................................................      61
  Indemnification and Insurance.............................      61
  Termination, Amendment and Waiver.........................      62
  Expenses..................................................      64
  Accounting Treatment......................................      64
  Regulatory Approvals......................................      64
  Restrictions on Sales of Shares by Affiliates of Thermo
    TerraTech and Thermo Electron...........................      64
  Listing on the New York Stock Exchange of Thermo Electron
    Common Stock to be Issued in the Merger.................      65
  Dissenters' and Appraisal Rights..........................      65
  Comparative Per Share Market Price Data...................      65

THE SPECIAL MEETING.........................................      66
  Proxy Solicitation........................................      66
  Record Date and Quorum Requirement........................      66
  Voting Procedures.........................................      66
  Voting and Revocation of Proxies..........................      67
  Effective Time............................................      67

SELECTED FINANCIAL INFORMATION--THERMO ELECTRON.............      68

                                                                PAGE
                                                              --------
SELECTED FINANCIAL INFORMATION--THERMO TERRATECH............      69

FEDERAL INCOME TAX CONSEQUENCES.............................      70

PROJECTED FINANCIAL DATA OF THERMO TERRATECH................      72

INFORMATION ABOUT THERMO TERRATECH, THERMO ELECTRON AND TTT
ACQUISITION.................................................      75

COMPARISON OF RIGHTS OF HOLDERS OF THERMO TERRATECH AND
THERMO ELECTRON COMMON STOCK................................      77

TRANSACTIONS WITH RELATED PARTIES...........................      85

RECENT DEVELOPMENTS.........................................      88

LEGAL OPINION...............................................      88

EXPERTS.....................................................      88

STOCKHOLDER PROPOSALS.......................................      88

WHERE YOU CAN FIND MORE INFORMATION.........................      89

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      91

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS........     F-1

APPENDIX A--Agreement and Plan of Merger....................     A-1
APPENDIX A-1--Amendment No. 1 to Agreement and Plan of
  Merger....................................................    A1-1

APPENDIX A-2--Amendment No. 2 to Agreement and Plan of
  Merger....................................................    A2-1

APPENDIX B--Opinion of Adams, Harkness & Hill, Inc..........     B-1

APPENDIX C--Annual Report on Form 10-K of Thermo
  TerraTech Inc. for the Fiscal Year ended April 1, 2000....     C-1

APPENDIX D--Current Report on Form 8-K dated April 14,
  2000......................................................     D-1

APPENDIX E--Current Report on Form 8-K dated June 15,
  2000......................................................     E-1

APPENDIX F--Quarterly Report of Thermo TerraTech Inc. for
  the Quarter ended July 1, 2000............................     F-1

                                    SUMMARY

    This summary highlights selected information from the proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents that are attached to this proxy statement-prospectus, including the merger agreement, as amended, which is attached as Appendix A and incorporated by reference into this proxy statement-prospectus. In addition, we incorporate by reference important business and financial information about Thermo Electron and Thermo TerraTech into this proxy statement-prospectus. You can obtain that information without charge by following the instructions in the section entitled "Where You Can Find
More Information" on page   of this proxy statement-prospectus. We have included
page references in parentheses to direct you to a more complete description of the topics presented in this summary.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (SEE PAGE   )

    The special meeting will be held on       ,       , 2000, at 10:00 a.m.,
local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING (SEE PAGE   )

    At the special meeting, the stockholders of Thermo TerraTech will consider and vote on a proposal to adopt the merger agreement. The merger agreement provides that a subsidiary of Thermo Electron would merge with and into Thermo TerraTech. Thermo TerraTech would be the surviving corporation in the merger and would then be a privately held, wholly owned subsidiary of Thermo Electron. Each outstanding share of common stock of Thermo TerraTech, other than shares held by Thermo TerraTech in treasury and shares held by Thermo Electron, will be converted automatically into the right to receive 0.4 share of the common stock of Thermo Electron. We refer to this fraction of a share of Thermo Electron common stock, as adjusted as described in the rest of this section, as the exchange ratio. The exchange ratio may be adjusted, as follows:

IF THE AVERAGE OF THE CLOSING PRICES OF        YOU WILL RECEIVE THE FOLLOWING CONSIDERATION
THERMO ELECTRON COMMON STOCK DURING THE 20     PER TERRATECH SHARE IN THE MERGER:
TRADING DAYS ENDING FIVE TRADING DAYS BEFORE
THE MERGER OCCURS EQUALS:
Less than $18.75                               Fraction of a share of Thermo Electron common
                                               stock worth $7.50
Between $18.75 and $23.125                     0.4 share of Thermo Electron common stock
More than $23.125                              Fraction of a share of Thermo Electron common
                                               stock worth $9.25

RECORD DATE AND QUORUM (SEE PAGE   )

    You can vote at the special meeting if you owned TerraTech common stock at the close of business on August 2, 2000, which is the record date for the special meeting. You are entitled to one vote for each share of TerraTech common stock held by you on the record date. At the close of business on the record date, there were 19,111,110 shares of TerraTech common stock outstanding. Holders of a majority of the outstanding shares of TerraTech common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

PARTIES TO THE MERGER (SEE PAGE   )

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including Thermo TerraTech. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how to best exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is
(781) 622-1000.

THERMO TERRATECH

    Thermo TerraTech provides a broad, specialized range of industrial outsourcing services and manufacturing support. Thermo TerraTech operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

    Thermo Electron has proposed to sell Thermo TerraTech's remaining businesses, as part of Thermo Electron's corporate reorganization, announced on January 31, 2000.

    Thermo TerraTech's principal executive offices are located at 85 First Avenue, Waltham, Massachusetts 02451, and its telephone number is
(781) 370-1640.

TTT ACQUISITION

    TTT Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. TTT Acquisition has not conducted any prior business.

    TTT Acquisition's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

VOTE REQUIRED AND REVOCATION OF PROXIES (SEE PAGES       )

    Under Delaware law, holders of a majority of the outstanding shares of TerraTech common stock entitled to vote at the special meeting must adopt the merger. Thermo Electron, which owns approximately 87% of the outstanding TerraTech common stock, owns enough shares of TerraTech common stock to adopt the merger under Delaware law without the vote of any other holders of TerraTech common stock. Thermo Electron has agreed to vote its shares of TerraTech common stock in favor of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

    You may revoke your proxy at any time before your shares are voted at the special meeting by sending a written notice to the Secretary of Thermo TerraTech, that is received prior to the special meeting, by executing and returning a later-dated proxy or by voting by ballot at the special meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If you send in your proxy card without instructions on to how to vote, your shares will be voted "FOR" the adoption of the proposed merger agreement.

    The board of directors of Thermo TerraTech does not expect any other matters to be voted on at the special meeting. If any other matters do properly come before the special meeting, the people named on the accompanying proxy card will vote the shares represented by all properly executed proxies in their discretion. However, shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow more time to solicit additional votes "FOR" adoption of the merger agreement. See "THE SPECIAL MEETING--Voting Procedures."

    Please complete, sign and mail your proxy card in the enclosed envelope as soon as possible after you have read this proxy statement-prospectus. You should receive a proxy card from your broker if you hold your shares through a broker as nominee. You must return your proxy card or attend the special meeting in person in order for your vote to be counted.

EXCHANGE OF STOCK CERTIFICATES

    Please do not send us your certificates for TerraTech common stock now. We will send you instructions on how to exchange your shares of TerraTech common stock for Thermo Electron common stock if the merger is completed.

OTHER QUESTIONS

    Please call Thermo TerraTech's Investor Relations department at 781-622-1111 if you have any other questions.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

    Thermo Electron intends to sell or dispose of Thermo TerraTech's assets after the merger. Accordingly, Thermo Electron expects that the merger would fail to satisfy one of the tests for a tax-free reorganization, namely, that the business of the acquired company continue to be operated by the buyer, or that a substantial portion of the acquired company's assets be used by the buyer. Therefore, Thermo Electron expects that the merger will be treated as a taxable exchange by the Thermo TerraTech stockholders of their shares of TerraTech common stock for shares of Thermo Electron common stock. Each Thermo TerraTech stockholder would realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the TerraTech common stock exchanged in the merger. It is possible, although Thermo Electron believes it is unlikely, that the merger would still qualify as a tax-free reorganization depending on the timing of Thermo Electron's sales of Thermo TerraTech's businesses after the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences. Additionally, no gain or loss will generally be recognized by Thermo TerraTech, Thermo Electron or TTT Acquisition as a result of the merger. Please read the section called "FEDERAL INCOME TAX CONSEQUENCES" for a fuller discussion of the tax consequences of the merger.

EFFECT OF THE MERGER ON THERMO TERRATECH STOCK OPTIONS, WARRANTS AND DEBENTURES
  (SEE PAGES       )

    Thermo Electron will assume options and warrants to purchase shares of TerraTech common stock under Thermo TerraTech's stock option plans and warrants at the effective time of the merger. The Thermo TerraTech options and warrants will be exercisable for Thermo Electron common stock after the merger. The number of shares of Thermo Electron common stock underlying each option will equal the number of shares of TerraTech common stock underlying the option before the merger, multiplied by the exchange ratio. The exercise price for each assumed option will be calculated by dividing the exercise price of the TerraTech stock option before the merger by the exchange ratio, rounded up to the nearest whole cent. The number of whole shares of Thermo Electron common stock for which each warrant will be exercisable and the per share exercise price of the TerraTech warrants will be determined under the terms of the warrants.

    After the merger, Thermo TerraTech's 4 5/8% convertible subordinated debentures due May 1, 2003 will be convertible into shares of Thermo Electron common stock, instead of TerraTech common stock. The debentures are now convertible into TerraTech common stock at a price of $15.90 per share. A total of $111,850,000 principal amount of the debentures was outstanding as of June 30, 2000. Holders of the debentures will not have the right to require Thermo TerraTech to redeem the debentures as a result of the merger. Assuming an exchange ratio of 0.4, the debentures would be convertible into Thermo Electron common stock at a conversion price of $39.75 per share.

    See "THE MERGER--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures."

THE SINGLE MEMBER COMMITTEE'S AND THE BOARD'S RECOMMENDATION (SEE PAGES       )

    The board of directors of Thermo TerraTech appointed a committee of Mr. Polyvios Vintiadis, the sole director of Thermo TerraTech who is not an officer or employee of Thermo TerraTech, TTT Acquisition, or Thermo Electron, and who is not a director of TTT Acquisition or Thermo Electron, to review the proposed merger on behalf of the Thermo TerraTech stockholders other than Thermo Electron and the officers and directors of Thermo Electron and Thermo TerraTech. The single member committee considered the opinion of Adams, Harkness & Hill, Inc. that the exchange ratio of 0.4 share of Thermo Electron common stock for each share of TerraTech common stock, subject to adjustment, was fair, from a financial point of view as of the date of its opinion, to the public stockholders. Throughout this proxy statement-prospectus, the term "public stockholders" refers to all Thermo TerraTech stockholders other than Thermo Electron and the officers and directors of Thermo Electron and Thermo TerraTech. After careful consideration, the single member committee determined that the merger is fair to the public stockholders. The single member committee also recommended that the board of directors approve the merger agreement and recommend the merger agreement to the Thermo TerraTech stockholders for adoption.

    The board of directors has approved the merger agreement, declared it to be advisable and recommends that the Thermo TerraTech stockholders adopt the merger agreement.

OPINION OF ADAMS, HARKNESS & HILL (SEE PAGE   )

    Adams, Harkness & Hill gave its opinion to the single member committee on October 19, 1999, that, as of the date of its opinion, the consideration to be received in the merger was fair, from a financial point of view, to the public stockholders of Thermo TerraTech. The full text of Adams, Harkness & Hill's written opinion is attached to this proxy statement-prospectus as Appendix B. The opinion of Adams, Harkness & Hill is not a recommendation as to how you should vote on the merger. We urge you to read the opinion in its entirety. On April 11, 2000, Adams, Harkness & Hill affirmed its opinion in a meeting with the single member committee. Before affirming its opinion, Adams,

Harkness & Hill considered the announcement on January 31, 2000 of Thermo Electron's intention to sell Thermo TerraTech's remaining businesses and additional financial information provided by Thermo TerraTech's management. Adams, Harkness & Hill has also affirmed its opinion orally to the single member committee as of the date of this proxy statement-prospectus.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER (SEE PAGE   )

    Thermo Electron intends to undertake the merger in order to acquire all of the outstanding shares of TerraTech common stock. In deciding to undertake the merger, Thermo Electron considered the following factors, among others:

    - recent public capital market trends affecting small companies;

    - the latest trends in Thermo TerraTech's markets, primarily the environmental-liability and resource-management services industry;

    - Thermo TerraTech's debt, including debt owed to Thermo Electron; and

    - reducing the public information available to competitors about Thermo TerraTech's business, which would result from Thermo TerraTech no longer having to file reports with the Securities and Exchange Commission.

    Thermo Electron also considered the advantages and disadvantages of some alternatives to taking Thermo TerraTech private, including leaving Thermo TerraTech as a public majority-owned subsidiary. Thermo Electron considered the following factors, among others:

    - the relative lack of liquidity for the TerraTech common stock;

    - the impact on its own common stock of the issuance of shares to the Thermo TerraTech stockholders; and

    - the advancement of Thermo Electron's proposed corporate reorganization, in the form in which it was originally proposed, to reduce the number of its public subsidiaries. Thermo Electron announced a revised reorganization plan on January 31, 2000.

PURPOSE AND REASONS OF THERMO TERRATECH FOR THE MERGER (SEE PAGE   )

    The purpose of Thermo TerraTech for engaging in the transactions contemplated by the merger agreement, at the time the agreement was entered into, was to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. Thermo TerraTech considered substantially the same factors that Thermo Electron did, as described above, in deciding to undertake the merger at the time the merger agreement was signed.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER (SEE PAGE   )

    As of the date of the merger agreement, Thermo Electron adopted the findings, analysis and recommendation of Thermo TerraTech's single member committee and board on the fairness of the merger. Based solely on the findings, analysis and recommendation of the single member committee and board and its own review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the exchange ratio is fair to the public stockholders from a financial point of view. Thermo Electron is not making any recommendation as to how you should vote on the merger agreement.

CONFLICTS OF INTEREST (SEE PAGE   )

    When you consider the recommendation of the single member committee and the board regarding the merger, you should be aware that some officers and directors of Thermo TerraTech have interests in the merger that are different from, or in addition to, yours. These interests include ownership of TerraTech common stock, options and warrants to purchase TerraTech common stock, compensation for serving on committees of the Thermo TerraTech board of directors, ownership of Thermo Electron common stock, and indemnification arrangements between the directors and Thermo TerraTech and Thermo Electron.

    In addition, some of Thermo Electron's officers and directors are also officers and directors of Thermo TerraTech and have interests that are in addition to, or different from, your interests. Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by the single member committee and the receipt by the single member committee of a fairness opinion from an investment banking firm.

CONDITIONS TO THE MERGER (SEE PAGE   )

    The completion of the merger depends upon meeting a number of conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of TerraTech common stock.

    Thermo TerraTech's obligation to complete the merger is also subject to the condition, among others, that at the time this proxy statement-prospectus is mailed to you and at the effective time, Adams, Harkness & Hill shall have reaffirmed orally and not withdrawn its fairness opinion. This condition may be waived in writing by Thermo TerraTech if the single member committee approves.

    The obligations of TTT Acquisition and Thermo Electron to effect the merger are subject to the condition, which may be waived in writing by Thermo Electron, that the single member committee shall not have withdrawn its recommendation that the merger agreement, including the exchange ratio, is fair to, and in the best interests of, the public stockholders of Thermo TerraTech.

TERMINATION AND EXPENSES (SEE PAGE   )

    The merger agreement may be terminated by the parties if their boards of directors consent (in Thermo TerraTech's case, upon approval of the single member committee).

    In addition, each of Thermo TerraTech, upon approval of the single member committee, and TTT Acquisition can terminate the merger agreement if the merger has not been completed by September 30, 2000. TTT Acquisition can also terminate the merger agreement if Thermo Electron would have to issue more than 1,800,000 shares of its common stock as a result of adjustments to the exchange ratio. Thermo TerraTech can terminate the merger agreement if the single member committee decides that not terminating the agreement would be inconsistent with the board's or single member committee's fiduciary duties.

    In the event that Thermo Electron would be required to issue more than 1,800,000 shares of its common stock, Thermo Electron would have to decide whether to exercise its right to terminate the merger agreement. The factors that Thermo Electron would consider in making this decision include the exact number of shares it would be required to issue and the level of dilution to Thermo Electron stockholders from that issuance; the market conditions existing at the time the decision is made, including trends in the price of the Thermo Electron common stock; and the financial condition of the business of Thermo TerraTech.

    Neither party will have to pay a termination fee if the merger agreement is terminated.

    Each of the parties will pay its own costs and expenses in connection with the merger agreement, whether or not the merger is consummated.

ACCOUNTING TREATMENT (SEE PAGE   )

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

FEDERAL AND STATE REGULATORY REQUIREMENTS (SEE PAGE   )

    There are no federal or state regulatory approvals required that have not already been obtained in order for us to complete the merger, except for
(1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the federal and state securities laws.

RESTRICTIONS ON THE ABILITY TO SELL THERMO STOCK (SEE PAGE   )

    All shares of Thermo Electron common stock you receive in the merger will be freely transferable unless you are considered an "affiliate" of Thermo Electron under the Securities Act of 1933. Shares of Thermo Electron common stock held by its affiliates may only be sold under a registration statement or exemption under the Securities Act.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS

    Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

DIFFERENCES BETWEEN YOUR RIGHTS AS A THERMO TERRATECH STOCKHOLDER AND AS A
  THERMO ELECTRON STOCKHOLDER (SEE PAGE   )

    There are differences between the rights you have as a holder of TerraTech common stock and the rights you will have as a holder of Thermo Electron common stock. For a description of these differences, please read the section called "Comparison of Rights of Holders of Thermo TerraTech and Thermo Electron Common Stock."

FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "RISK
FACTORS" on pages   .

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The TerraTech common stock is traded on the American Stock Exchange under the symbol "TTT."

    The following table presents the closing prices per share of the TerraTech common stock and the closing prices per share of the Thermo Electron common stock on the following dates:

    - May 4, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take Thermo TerraTech private. In the case of the TerraTech common stock, closing price information is given as of April 30, 1999, which was the last day on which the TerraTech common stock traded before the May 5 announcement;

    - October 19, 1999, the last trading day before the public announcement that Thermo Electron and Thermo TerraTech had entered into the merger agreement;

    - April 12, 2000, the last trading day before the public announcement of the revised exchange ratio; and

    - August   , 2000, the last trading day before the date of this proxy statement-prospectus.


    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of TerraTech common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of
May 4, 1999, October 19, 1999, April 12, 2000 and August   , 2000.


                                         APRIL 30, 1999/
STOCK/DATE                                 MAY 4, 1999     OCTOBER 19, 1999   APRIL 12, 2000    AUGUST , 2000
----------                               ---------------   ----------------   --------------   ---------------
Thermo TerraTech.......................      $4.1875           $ 5.375           $ 7.50           $
Thermo Electron........................     16.25               13.0625           19.8125
Equivalent Per Share Price.............      7.50                7.50              7.925

    You should obtain current stock price quotations for the Thermo Electron common stock and the TerraTech common stock.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


    The following table presents unaudited pro forma combined selected financial information for Thermo Electron and Thermo TerraTech, historical selected financial information for Thermo Electron and Thermo TerraTech, and unaudited pro forma combined per share data for Thermo Electron and Thermo TerraTech. The historical financial information is derived from the financial statements of Thermo Electron and Thermo TerraTech, included in or incorporated by reference into this proxy statement-prospectus. The pro forma information is derived from the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. The unaudited pro forma consolidated condensed statement of operations data sets forth the results of operations for the six months ended July 1, 2000, and the fiscal year ended January 1, 2000, as if the merger had become effective at the beginning of 1999. The unaudited pro forma consolidated condensed balance sheet data sets forth the financial position as of July 1, 2000, as if the merger had become effective on July 1, 2000.


    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.


                                                              SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                                JULY 1, 2000      JANUARY 1, 2000
                                                              ----------------   -----------------
                                                                 (IN THOUSANDS EXCEPT PER SHARE
                                                                            AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................     $1,208,411          $2,471,193
  Income (Loss) from Continuing Operations Before
    Extraordinary Items.....................................         40,552             (14,580)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital...........................................     $1,371,003
  Total Assets..............................................      5,172,942
  Long-term Obligations.....................................      1,571,588
  Minority Interest.........................................         40,562
  Common Stock of Subsidiary Subject to Redemption..........          7,692
  Shareholders' Investment..................................      2,501,379
PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share...............................     $    14.30          $    12.87
  Earnings (Loss) per Share from Continuing Operations
    Before Extraordinary Items:
    Basic...................................................     $      .26          $     (.09)
    Diluted.................................................     $      .25          $     (.11)
PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK(1):
  Book Value per Common Share...............................     $    14.37
  Earnings (Loss) per Share from Continuing Operations
    Before Extraordinary Items:
    Basic...................................................     $      .26          $     (.09)
    Diluted.................................................     $      .25          $     (.11)

                                                              SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                                JULY 1, 2000      JANUARY 1, 2000
                                                              ----------------   -----------------
                                                                 (IN THOUSANDS EXCEPT PER SHARE
                                                                            AMOUNTS)
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT (2):
  ASSUMING EXCHANGE RATIO OF .40 (3):
    Book Value per Common Share.............................       $ 5.75
    Cash Dividends Declared per Share.......................           --                 --
    Earnings (Loss) per Share from Continuing Operations
      Before Extraordinary Items:
      Basic.................................................       $  .10              $(.04)
      Diluted...............................................       $  .10              $(.04)
  ASSUMING EXCHANGE RATIO OF .73 (4):
    Book Value per Common Share.............................       $10.49
    Cash Dividends Declared per Share.......................           --                 --
    Earnings (Loss) per Share from Continuing Operations
      Before Extraordinary Items:
      Basic.................................................       $  .19              $(.07)
      Diluted...............................................       $  .18              $(.08)
  ASSUMING EXCHANGE RATIO OF .34 (5):
    Book Value per Common Share.............................       $ 4.89
    Cash Dividends Declared per Share.......................           --                 --
    Earnings (Loss) per Share from Continuing Operations
      Before Extraordinary Items:
      Basic.................................................       $  .09              $(.03)
      Diluted...............................................       $  .09              $(.04)



                                                              THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                                 JULY 1, 2000        APRIL 1, 2000
                                                              ------------------   -----------------
THERMO TERRATECH (HISTORICAL):
  Book Value per Common Share...............................         $2.68              $ 2.72
  Basic and Diluted Loss per Share..........................         $(.06)             $(2.27)


--------------------------

(1) Changes to the exchange ratio would not result in significant variances to the pro forma combined per share of Thermo Electron stock information. As a result, disclosures of the pro forma combined per share information at the maximum and minimum of the range have not been presented.

(2) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Electron common stock, multiplied by assumed exchange ratios. See "SUMMARY--Purpose of the Special Meeting" for a description of the exchange ratio. The exchange ratio is the fraction of one Thermo Electron share which you would have received for each share of TerraTech common stock in the merger.


(3) This pro forma combined per Thermo Electron share equivalent data applies the unadjusted exchange ratio set forth in the merger agreement of .40 to the pro forma combined condensed financial information, which is included elsewhere in this proxy statement-prospectus, based on an average Thermo Electron common stock price of $21.1875 (the closing price of Thermo Electron common stock on August 18, 2000).


(4) This pro forma combined per Thermo Electron share equivalent data applies the assumed exchange ratio of .73 to the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. This pro forma combined per Thermo Electron share equivalent data assumes Thermo Electron issues the maximum number of shares of its common stock
    (1.8 million shares). Thermo Electron can elect to terminate the merger agreement if the adjusted exchange ratio would require Thermo Electron to issue more than 1.8 million shares of its common stock.


(5) This pro forma combined per Thermo Electron share equivalent data applies the assumed exchange ratio of .34 to the pro forma combined condensed financial information included elsewhere in this proxy statement-prospectus. The exchange ratio of .34 is based on an average Thermo Electron common stock price of $26.875 (the highest price for Thermo Electron common stock for the 52-week period ended August 18, 2000).

                                  RISK FACTORS

    If you hold your shares of TerraTech common stock until the merger, you will be investing in Thermo Electron common stock. The following important factors, among others, in some cases have affected, and in the future could affect, Thermo Electron's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Thermo Electron. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THERMO ELECTRON'S REORGANIZATION

BECAUSE THERMO ELECTRON'S REORGANIZATION IS VERY COMPLEX AND WILL REQUIRE THIRD PARTY AND GOVERNMENTAL CONSENTS AND APPROVALS, IT MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE THIS REORGANIZATION OR TO DO SO ON THE TIME SCHEDULE IT CONTEMPLATES.

    Thermo Electron's reorganization consists of:

    - the acquisition of the public minority interest in most of its subsidiaries that have minority investors;

    - the spin off to shareholders of two of its businesses; and

    - the sale of a variety of non-core businesses.

In order to accomplish these objectives, Thermo Electron will need to obtain a variety of third party and governmental consents and approvals. In particular, in addition to the Internal Revenue Service ruling discussed below, Thermo Electron will need to obtain:

    - approval of the spin-offs and some of the other transactions by its board of directors; and

    - the receipt of any necessary third party contractual consents.

    Thermo Electron also must make various filings with the SEC relating to the reorganization that must comply with the SEC's rules.

    If Thermo Electron does not receive these consents and approvals and make the required filings with the SEC in compliance with its rules, it may not be able to effect all aspects of the reorganization. If we are not able to effect all aspects of the reorganization, we may not achieve all of the anticipated benefits of our reorganization. Until Thermo Electron completes the entire reorganization, it will continue to own and operate a diverse group of businesses, some of which may continue to have minority stockholders.

    Thermo Electron's reorganization is time-consuming and expensive, and consumes management resources. The failure of Thermo Electron's management to complete the proposed reorganization in a timely manner could negatively affect the public market's confidence in its management, which in turn may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON DOES NOT EXPECT TO PROCEED WITH ITS TWO PLANNED SPIN-OFFS UNTIL IT RECEIVES A FAVORABLE RULING FROM THE INTERNAL REVENUE SERVICE, WHICH THE INTERNAL REVENUE SERVICE MAY NOT ISSUE OR MAY TAKE A SUBSTANTIAL PERIOD OF TIME TO ISSUE.

    Thermo Electron does not expect to spin-off its separation technologies and fiber-based products business and its business that serves the healthcare industry with a range of medical products for diagnostic and monitoring unless it obtains a favorable ruling from the Internal Revenue Service. The Internal Revenue Service may not grant the necessary ruling or may seek to impose conditions to the granting of the ruling that are not acceptable to Thermo Electron. Thermo Electron does not expect the Internal Revenue Service to issue a tax ruling before the end of 2000, and additional delays are possible.

AS PART OF THERMO ELECTRON'S REORGANIZATION, IT SEEKS TO DIVEST A SIGNIFICANT NUMBER OF BUSINESSES; THERMO ELECTRON MAY NOT SUCCEED IN SELLING ALL OF THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES IT CONSIDERS ACCEPTABLE.

    Thermo Electron plans to sell a significant number of businesses as part of its reorganization. This process will entail a number of risks:

    - Thermo Electron may not find buyers for all of these businesses.

    - The timing of these dispositions is uncertain.

    - Thermo Electron cannot be certain that the terms, including price, for the sale of these businesses will be acceptable to it.

    - Each of these sales will be subject to various conditions, including conditions in the agreements governing the transaction and the receipt of necessary governmental approvals.

EVEN IF THERMO ELECTRON SUCCEEDS IN COMPLETING ITS REORGANIZATION, IT WILL FACE A NUMBER OF CHALLENGES IN INTEGRATING ITS INSTRUMENT BUSINESS.

    Currently Thermo Electron operates its instrument business directly and through a number of majority-owned subsidiaries. Thermo Electron has conducted these operations largely as autonomous, unaffiliated businesses. As part of its reorganization, Thermo Electron plans to manage these operations in a more coordinated manner. The following factors may make it difficult to successfully integrate and consolidate Thermo Electron's instrument operations:

    - Thermo Electron's success in integrating these businesses will depend on its ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

    - Thermo Electron's ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems.

    - The integration process could disrupt Thermo Electron's instrument business.

    - Retaining key employees of these businesses may be difficult.

THERMO ELECTRON'S REORGANIZATION CONTEMPLATES THE ISSUANCE OF A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF ITS COMMON STOCK, WHICH MAY DEPRESS THE MARKET PRICE OF ITS SHARES.

    Thermo Electron expects to issue a substantial number of shares of its common stock or securities exercisable for shares of its common stock in connection with its reorganization. At June 30, 2000, 173,015,499 shares of Thermo Electron common stock were outstanding. The number of shares of Thermo Electron common stock outstanding may increase by as many as 55.2 million shares because, as part of Thermo Electron's reorganization:

    - Thermo Electron plans to exchange shares of its common stock for the common stock held by minority stockholders in a number of its public subsidiaries, including Thermo TerraTech. Thermo Electron expects to issue a total of approximately 22.3 million shares of its common stock in these transactions.

    - Thermo Electron plans to assume employee stock options in these transactions, including the merger with Thermo TerraTech, that would be exercisable for approximately 15.3 million shares of its common stock. In addition, Thermo Electron may be required to issue additional stock options to retain its key employees.

    - The debentures issued by some of Thermo Electron's subsidiaries, including Thermo TerraTech, will become convertible into shares of Thermo Electron common stock. Based on the total principal amounts outstanding of these debentures and the conversion prices at June 30, 2000,

      Thermo Electron expects these debentures would be convertible into approximately 17.6 million shares of its common stock.

    The increase in the number of outstanding shares of Thermo Electron common stock, as well as the potential future issuance of shares of Thermo Electron common stock upon conversion of debentures or exercise of employee stock options, may depress the market price of Thermo Electron common stock.

AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK AND ITS SUBSIDIARIES, THERMO ELECTRON WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS AND STOCK REDEMPTION RIGHTS OF THESE COMPANIES EVEN THOUGH IT WILL NO LONGER CONTROL THEIR BUSINESS OR OPERATIONS.

    Thermo Electron has guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek Inc. These debentures mature in July 2004. Thermo Electron has also guaranteed the financial obligations of Thermo Fibergen Inc., a subsidiary of Thermo Fibertek, under stock redemption rights granted by Thermo Fibergen. Thermo Electron may have to pay up to $60.1 million under these stock redemption rights, which terminate in September 2000 or September 2001. Thermo Electron will remain liable as a guarantor for these obligations following the spin-offs, although it will no longer control the business or operations of Thermo Fibertek.

THERMO ELECTRON IS UNABLE TO PREDICT THE LIQUIDITY OR PROSPECTIVE PERFORMANCE OF THE COMMON STOCK OF THE COMPANIES THAT IT INTENDS TO SPIN OFF.

    Thermo Electron is unable to predict the liquidity or market performance of the shares of the businesses it plans to spin off. Although Thermo Fibertek, the company that conducts its separation technologies and fiber-based product business, has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than Thermo Electron increases as a result of the spin-off. Thermo Electron currently conducts its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring both directly and through subsidiaries. There is currently no public trading market for the shares of the company that will conduct this business following the proposed spin-off. The businesses that Thermo Electron is spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

RISKS RELATED TO THERMO ELECTRON'S BUSINESS AND FINANCIAL CONDITION

THERMO ELECTRON'S STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.


    The market price for Thermo Electron common stock can be very volatile. As of August 18, 2000, the 52-week range of the market price of Thermo Electron common stock was $12.75 to $26.875 per share. The market price for Thermo Electron common stock may be affected by a number of factors, including:


    - the risks described in this proxy statement-prospectus;

    - Thermo Electron's financial results; and

    - general market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Thermo Electron common stock.

THERMO ELECTRON HAS ACQUIRED SEVERAL COMPANIES AND BUSINESSES; AS A RESULT IT HAS RECORDED SIGNIFICANT GOODWILL ON ITS BALANCE SHEET, WHICH IT MUST CONTINUALLY EVALUATE FOR POTENTIAL IMPAIRMENT.

    Thermo Electron has acquired significant intangible assets, including approximately $1.2 billion of cost in excess of net assets of acquired companies, or goodwill, that it has recorded on its balance sheet as of January 1, 2000. Thermo Electron amortizes this goodwill principally over 40 year periods. Thermo Electron assesses the future useful life of the goodwill it has on its books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from Thermo Electron's continuing operations was $35 million in fiscal 1999. In addition, in fiscal 1999 it wrote off $29 million of goodwill attributable to its continuing operations that it determined was impaired in connection with the planned sale of its power electronics and test equipment business.

    Thermo Electron expects to record additional goodwill in 2000 as a result of its acquisition of the minority interests in most of its publicly-traded subsidiaries. Thermo Electron's ability to realize the value of this asset will depend on future cash flows of the businesses in which it acquires these interests. These cash flows in turn depend in part on how well it can integrate these businesses.

IT MAY BE DIFFICULT FOR THERMO ELECTRON TO EXPAND BECAUSE SOME OF THE MARKETS FOR ITS PRODUCTS ARE NOT GROWING.

    Some of the markets in which Thermo Electron competes have been flat or declining over the past several years. To address this issue, Thermo Electron is pursuing a number of strategies to improve its internal growth, including:

    - finding new markets for its products;

    - developing new applications for its technologies;

    - combining sales and marketing operations in appropriate markets to compete more effectively;

    - actively funding research and development; and

    - strengthening its presence in selected geographic markets.

    Thermo Electron may not be able to successfully implement these strategies, and these strategies may not result in growth of Thermo Electron's business.

THERMO ELECTRON HAS SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH ENTAIL THE RISK THAT EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT DEMAND FOR ITS PRODUCTS AND ITS PROFITABILITY.

    International revenues account for a substantial portion of Thermo Electron's revenues, and Thermo Electron intends to continue expanding its presence in international markets. In 1999, Thermo Electron's international revenues from continuing operations, including export revenues from the United States, accounted for approximately 63% of its total revenues. International revenues are subject to the risk that changes in exchange rates may adversely affect product demand and the profitability in U.S. dollars of products and services provided by Thermo Electron in foreign markets, where payment for Thermo Electron's products and services is made in the local currency. For example, in the first quarter of 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $15.6 million.

THERMO ELECTRON MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE, AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS IN ORDER TO REMAIN COMPETITIVE.

    Thermo Electron's growth strategy includes significant investment in product development. Thermo Electron intends to increase spending in the area of research and development. Thermo Electron sells its products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, Thermo Electron's products and services will likely become technologically obsolete over time, in which case its revenue and operating results would suffer.

    Thermo Electron's customers use many of its products to develop, test and manufacture their own products. As a result, Thermo Electron must anticipate industry trends and develop products in advance of the commercialization of its customers' products. If it fails to adequately predict its customers' needs and future activities, Thermo Electron may invest heavily in research and development of products and services that do not lead to significant revenue.

    Many of its products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing-process levels. These activities require Thermo Electron to make significant investments.

    Products in Thermo Electron's markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Thermo Electron's competition may adapt more quickly to new technologies and changes in its customers' requirements than it can. The products Thermo Electron is currently developing, or those it will develop in the future, may not be technologically feasible or accepted by the marketplace, and its products or technologies could become uncompetitive or obsolete.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR THERMO ELECTRON'S PRODUCTS OR INCREASE ITS EXPENSES.

    Thermo Electron competes in many markets in which it and its customers must comply with federal, state, local, and foreign regulations, such as environmental, health and safety, and food and drug regulations. Thermo Electron develops, configures, and markets its products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for Thermo Electron's products. For example, many of Thermo Electron's instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

DEMAND FOR SOME OF THERMO ELECTRON'S PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF ITS CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

    Thermo Electron's customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies, and public and private research institutions. Many factors, including public policy spending priorities, available resources, and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected Thermo Electron's businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some Thermo Electron businesses. Also, Thermo Electron's Thermedics Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables, to melting and re-forming plastic containers.

                                   THE MERGER

GENERAL

    The Thermo TerraTech board of directors is using this proxy statement-prospectus to solicit proxies from the holders of TerraTech common stock for use at the TerraTech special meeting. At the special meeting, we will ask holders of TerraTech common stock to adopt the merger agreement. You are encouraged to read the merger agreement, as amended, which is attached as Appendices A and A-1 to this proxy statement-prospectus, in its entirety.

BACKGROUND: THERMO ELECTRON SPIN-OUTS AND REORGANIZATION PLANS

    Thermo Electron initially began the process of "spinning out" subsidiaries, or selling a minority interest in its wholly-owned subsidiaries to the public, with the spinout of Thermedics Inc. in 1983. Over the next fifteen years, Thermo Electron spun out 20 additional subsidiaries and acquired the majority interest in two subsidiaries that were already publicly traded when they were acquired. The purposes of the spinout process included incentivizing management and employees of the subsidiary with subsidiary-level stock options and other stock-based compensation, and allowing greater access to the capital markets at the subsidiary level. However, Thermo Electron ultimately determined that the creation of its many subsidiaries had generated confusion among the public as to its structure and the relationship among the various companies involved.

    In August 1998, Thermo Electron announced a comprehensive reorganization plan, the goals of which included the following:

    - reducing the complexity of Thermo Electron's corporate structure by taking private certain of its publicly traded subsidiaries;

    - improving competitiveness and improving management coordination;

    - retaining and growing businesses that Thermo Electron believed had the most growth and profitability potential.

    In May 1999, Thermo Electron announced its plan to expand its reorganization plan by taking private four additional public subsidiaries, including Thermo TerraTech. The announcement indicated that the transaction involving Thermo TerraTech would be effected through an exchange of Thermo Electron common stock for the common stock of Thermo TerraTech.

    On January 31, 2000, Thermo Electron announced a revised reorganization plan, which was the result of a thorough re-evaluation of Thermo Electron's businesses and corporate structure. The reorganization plan calls for Thermo Electron to take the following steps:

    - acquire the public minority interest in most of its subsidiaries that have minority investors,

    - spin off its separation technologies and fiber-based products business and its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring as dividends to Thermo Electron stockholders, and

    - sell several non-core businesses.

    The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses. The revised reorganization plan also includes the proposed sale of each of Thermo TerraTech's businesses. Thermo Electron intends to sell Thermo TerraTech's businesses because Thermo Electron has decided to focus exclusively on instrument businesses.

    The component of the reorganization plan that involves taking some subsidiaries private will reduce Thermo Electron's working capital by approximately $325 million (of $1.45 billion in working capital at January 1, 2000). The results of operations of the businesses to be sold or spun off as part of the reorganization are classified as discontinued operations in Thermo Electron's financial statements included in its Annual Report on Form 10-K for the year ended January 1, 2000. Revenues and loss from discontinued operations were $1.83 billion and $111.5 million, respectively, in 1999.

    As of August 18, 2000, the status of the reorganization was as follows:



    - Thermo Electron had acquired the publicly held minority equity interests in 18 of its subsidiaries;



    - Thermo Electron had entered into a definitive agreement for the sale of the U.S. operations of one of its publicly traded subsidiaries and was seeking a buyer for another publicly traded subsidiary;


    - Thermo Electron had filed a ruling request with the IRS relating to the two proposed spin-offs; and

    - Thermo Electron was evaluating its options for its subsidiary, Spectra-Physics Lasers, Inc.

    Thermo Electron currently expects that it will complete the acquisitions of minority interests in its subsidiaries in the third quarter of 2000 and the spin-offs at the end of 2000 or early in 2001.


    In addition, as of August 18, 2000, Thermo Electron had sold businesses with total 1999 revenues of approximately $508.1 million under its reorganization plan. Thermo Electron received total gross proceeds, including both cash and non-cash consideration, of approximately $545.5 million from these sales.


    If Thermo Electron completes its reorganization as described above, it will not have any public subsidiaries, unless it decides to keep Spectra-Physics Lasers as a public subsidiary.

    Thermo Electron has acquired the minority public interest in some of its subsidiaries for cash, while in other cases it is issuing its common stock in exchange offers or mergers. The primary factor in Thermo Electron's decision whether to offer the minority stockholders cash or common stock was the outstanding principal amount, if any, and due date, of that subsidiary's convertible debentures. In a stock-for-stock merger or exchange offer, these debentures become convertible into Thermo Electron common stock. If Thermo Electron takes the subsidiary private in a cash transaction, it must repay these debentures immediately. For example, if Thermo Electron had offered cash in exchange for each outstanding share of TerraTech common stock in this proposed merger, it would have been required to repay an aggregate of $111,850,000 in principal amount of Thermo TerraTech's debentures.

BACKGROUND: THE MERGER

    As part of the ongoing review of Thermo Electron's entire corporate structure in April, 1999, Thermo Electron's management began to examine Thermo TerraTech's status as a public subsidiary. Thermo Electron examined the following factors:

    - the financial performance and profitability of Thermo TerraTech;

    - uncertainty regarding Thermo TerraTech's future growth prospects;

    - the potential benefits to Thermo TerraTech if it were to become part of a larger business unit;

    - recent public capital market trends affecting small companies, and how those trends had affected Thermo TerraTech, including the low liquidity for the public stockholders and the absence of significant analyst coverage of the TerraTech common stock;

    - the latest trends and conditions in Thermo TerraTech's markets, including the easing by several state environmental authorities of underground storage tank compliance and remediation requirements, resulting in more lenient regulatory standards and lower levels of cleanup activity in most states in which Thermo TerraTech conducts business, the increasing availability of lower-priced disposal alternatives, and the seasonality of Thermo TerraTech's businesses, which affects the work performed at Thermo TerraTech's soil-remediation and fluids-recycling sites;

    - Thermo TerraTech's debt, including $111,850,000 under its 4 5/8% convertible subordinated debentures due May 2003, of which $515,000 is owed to Thermo Electron, together with the $37,950,000 owed by ThermoRetec under its 4 7/8% convertible subordinated debentures due

      May 2000, of which $4,300,000 was owed to Thermo Electron until the maturity date of the ThermoRetec debentures on May 1, 2000;

    - reducing the public information available to competitors about Thermo TerraTech's business, which would result from Thermo TerraTech no longer having to file reports with the SEC;

    - eliminating other burdens on management from public reporting and other tasks required of public companies, including, for example, time and resources of management given to stockholder and analyst inquiries, and investor and public relations;

    - the costs associated with being a public company. For example, as a private company Thermo TerraTech would no longer be required to file quarterly, annual or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements. Thermo Electron anticipates that eliminating these requirements could result in savings of approximately $450,000 per year, including fees for an audit by an independent accounting firm and legal fees; and

    - the ability of Thermo TerraTech's management to focus on long-term business goals, as opposed to quarterly earnings, as a private company.

    The uncertainty of Thermo Electron's management regarding Thermo TerraTech's future growth prospects stemmed in large part from Thermo Electron's observations of the unpredictability of consistent revenues from Thermo TerraTech's service-based subsidiaries that are subject to seasonal influences, such as The Randers Killam Group Inc. and ThermoRetec Corporation. Thermo Electron believed that it was better able overall to absorb any fluctuations in Thermo TerraTech's business, and that any uncertainties could be more closely managed by Thermo Electron if Thermo TerraTech were no longer a public company. As described below, Thermo Electron has taken Randers Killam and ThermoRetec private in mergers for cash. The transactions involving Randers Killam and ThermoRetec had originally been announced in August 1998. In the original proposal, Randers Killam and ThermoRetec were to be taken private by Thermo TerraTech in exchange for Thermo TerraTech stock. However, also as described below, Thermo Electron ultimately decided that Thermo TerraTech would be taken private as well, and therefore the proposed mergers with ThermoRetec and Randers Killam were modified to become mergers with Thermo Electron in exchange for Thermo Electron common stock. The consideration in the ThermoRetec and Randers Killam mergers was later modified again to become cash.

    Thermo Electron decided to propose mergers with Thermo TerraTech and its two publicly traded subsidiaries as part of its corporate reorganization because all three companies shared similar factors, as described in this section, that weighed in favor of not maintaining them as publicly traded companies. Moreover, because the financial results of Randers Killam and ThermoRetec are consolidated with Thermo TerraTech's financial results, the unpredictability of revenues from those two subsidiaries had negatively affected Thermo TerraTech's revenues.

    Thermo Electron management also considered the relatively low volume of trading in the TerraTech common stock and considered that the merger would result in the public stockholders' receiving a somewhat more liquid, more readily tradeable security in the form of the Thermo Electron common stock. Management of Thermo Electron also considered that acquiring the minority stockholder interest in Thermo TerraTech would advance the goal of Thermo Electron's corporate reorganization, in the form in which it was then proposed, to reduce the number of majority-owned, public subsidiaries of Thermo Electron. Management of Thermo Electron also considered recent trends in the price of the TerraTech common stock, although Thermo TerraTech's current stock price was not a significant factor in the timing of Thermo Electron's decision to pursue the merger.

    Thermo Electron also considered the advantages and disadvantages of some alternatives to acquiring the minority stockholder interest in Thermo TerraTech, including (1) selling its ownership of Thermo TerraTech and (2) leaving Thermo TerraTech as a majority-owned, public subsidiary.

    The first alternative, of selling Thermo Electron's equity interest in Thermo TerraTech, was briefly considered by Thermo Electron management. However, Thermo Electron at the time did not want to sell its ownership of Thermo TerraTech, but rather intended to retain Thermo TerraTech as a part of Thermo Electron. Thermo Electron believed that it was better able to absorb the fluctuations in Thermo TerraTech's value than were the individual public stockholders. Thermo Electron acknowledged that, while there were certain characteristics of the TerraTech common stock that made Thermo TerraTech less attractive as a public company, such as the overall downward trend of the price of the common stock since the middle of 1997, the small public float which resulted in limited liquidity for the public stockholders, and the absence of significant analyst coverage, Thermo Electron still wanted to keep Thermo TerraTech's operating businesses as part of its offerings to customers. Accordingly, Thermo Electron determined that, while at that time it did not want to sell Thermo TerraTech and wanted instead to maintain Thermo TerraTech's business substantially as it was being operated, with the exception of businesses that had been announced to be sold, it also did not want to keep Thermo TerraTech as a public subsidiary. Thermo Electron did not consider any other strategic alternatives at the time for Thermo TerraTech because it was satisfied, based on its review of Thermo TerraTech and its fit within the Thermo Electron organization, that the option of retaining its ownership of Thermo TerraTech was preferable to any other option.

    Thermo Electron has since determined that it will sell Thermo TerraTech's businesses, as part of a comprehensive reorganization of Thermo Electron. Thermo Electron decided to sell Thermo TerraTech's businesses as a result of a thorough review of its corporate structure, in which Thermo Electron decided that it would focus exclusively on its instrument businesses. Thermo TerraTech's businesses consequently do not fit within Thermo Electron's future focus.

    The advantages to leaving Thermo TerraTech as a majority-owned, public subsidiary of Thermo Electron which were considered by Thermo Electron at the time included the following:

    - not having to issue additional shares of Thermo Electron common stock at a time when the price of the shares was relatively low; and

    - maintaining Thermo TerraTech's access to capital in the public markets as a public company.

    The disadvantages to leaving Thermo TerraTech as majority-owned, public subsidiary which were considered by Thermo Electron at the time included the following:

    - the burden on Thermo TerraTech of its debt, including debt owed to Thermo Electron;

    - the costs of being a public company, including costs of SEC reporting obligations and public and investor relations functions; and

    - the public information available to competitors about Thermo TerraTech's business through its SEC filings.

    Thermo Electron concluded that the advantages of leaving Thermo TerraTech as a majority-owned, public subsidiary were outweighed by the disadvantages, and accordingly that alternative was rejected. Thermo TerraTech as a private company would no longer have the pressures of public company reporting and close scrutiny by competitors to interfere with its exclusive focus on managing and operating its business. In addition, at the time the merger was originally considered, the former public stockholders of Thermo TerraTech would transfer their ownership of Thermo TerraTech to a company of which Thermo TerraTech was still a part, which would mean that future strong financial performance by Thermo TerraTech could potentially be reflected in the form of a potential increase in the Thermo Electron stock price.

    In April 1999, management of Thermo Electron decided to propose to the board of directors of Thermo Electron that it include Thermo TerraTech in the corporate reorganization and make an offer to acquire all of the shares of TerraTech common stock that Thermo Electron did not already own, for shares of Thermo Electron common stock.

    On May 5, 1999, the board of directors of Thermo Electron held a special meeting at which Thermo Electron's management presented the proposal for Thermo Electron to acquire all of the shares of common stock held by the public stockholders of Thermo TerraTech. At that meeting, the Thermo Electron board of directors discussed several factors presented by management regarding the proposal, including the factors described in the preceding paragraphs.

    The Thermo Electron board of directors also discussed the fact that acquiring the minority stockholder interest in Thermo TerraTech would advance the goal of Thermo Electron's proposed corporate reorganization, in the form in which it was then proposed. After consideration of these factors, Thermo Electron's board of directors authorized revisions to its corporate reorganization plan to include taking Thermo TerraTech private.

    On May 5, 1999, Thermo Electron issued a press release announcing that Thermo TerraTech would be included in the reorganization of Thermo Electron and its subsidiaries. Accordingly, under the revised plan, Thermo Electron would acquire the minority interest in Thermo TerraTech, and Thermo Electron, rather than Thermo TerraTech, would acquire the minority interests in Thermo TerraTech's then majority-owned subsidiaries, ThermoRetec and Randers Killam. The decisions to take Randers Killam and ThermoRetec private had already been made at the time the decision was made to merge Thermo TerraTech into Thermo Electron, and therefore the going-private transactions involving Randers Killam and ThermoRetec did not have a material impact on the analysis by the Thermo Electron board of directors or the single member committee of the value of Thermo TerraTech. Because the decisions to take ThermoRetec and Randers Killam private had been made independent of the decision to take Thermo TerraTech private, the going-private decisions involving ThermoRetec and Randers Killam were not considered by the Thermo Electron board of directors and the special committee in their fairness analyses of the proposed transaction with Thermo TerraTech. However, as described in "--Opinion of Adams, Harkness & Hill", the financial results of both Randers Killam and ThermoRetec and their impact on the consolidated financial results of Thermo TerraTech were analyzed by Adams, Harkness & Hill in their report to the special committee.

    Thermo Electron had originally proposed that Thermo TerraTech acquire the public minority interests in ThermoRetec and Randers Killam in exchange for stock of Thermo TerraTech. When it was decided that Thermo Electron would take Thermo TerraTech private as well, the proposed consideration to the public stockholders of ThermoRetec and Randers Killam was initially changed from TerraTech common stock to Thermo Electron common stock. Due to the following considerations relating to each of Randers Killam and ThermoRetec, and apart from considerations relating to the proposed merger between Thermo Electron and Thermo TerraTech, the public stockholders of Randers Killam and ThermoRetec ultimately received $4.50 and $7.00 in cash per share, respectively, in exchange for their shares of common stock of Randers Killam and ThermoRetec. The considerations that led to the change in the form of consideration from stock of Thermo Electron to cash were

    - the fact that Randers Killam had not issued debentures that would come due as a result of issuing cash in exchange for the public minority interest in the company, and that the principal amount of ThermoRetec's debentures was relatively small compared to other Thermo Electron companies' debentures and was due comparatively soon, in May 2000;

    - a desire on Thermo Electron's part to limit the number of additional shares of its common stock that would be issued as consideration in the proposed mergers; and

    - in ThermoRetec's case, the advice of its tax consultants that obtaining tax-free treatment under the Internal Revenue Code for the proposed stock-for-stock transaction between ThermoRetec and Thermo Electron would be difficult due to changes in Thermo Electron's beneficial ownership of ThermoRetec before the merger.

    The merger agreements between Thermo Electron and each of Randers Killam and ThermoRetec were adopted by the stockholders of the subsidiaries at special meetings held on May 15, 2000 and

June 5, 2000, respectively. Following the special meetings, the companies were each taken private and are now jointly-owned subsidiaries of Thermo Electron and Thermo TerraTech.

    The board of directors of Thermo TerraTech met on May 6, 1999 and decided that, because Thermo Electron controlled approximately 87% of the outstanding common stock of Thermo TerraTech, it wanted to appoint a special committee to act on behalf of and in the interests of its public stockholders to evaluate the merits of and negotiate the proposed transaction. The special committee would also make a recommendation to the full board of directors of Thermo TerraTech on whether or not to approve the transaction. The board appointed Mr. Polyvios Vintiadis to act as the sole member of the committee. The board authorized the single member committee to retain a legal advisor, an investment bank to provide a fairness opinion and any other professional advisors that the single member committee decided were necessary or appropriate to assist it in carrying out its duties. The board also gave the single member committee and its advisors access to all of the officers and management of Thermo TerraTech, Thermo Electron and its direct and indirect subsidiaries, and their books, records, projections and financial statements that the single member committee and its advisors believed were needed for their review. The Thermo TerraTech board of directors, in appointing Mr. Vintiadis to the single member committee, noted that Mr. Vintiadis' position as a director of Thermo Instrument Systems Inc., then a majority-owned subsidiary of Thermo Electron, and Randers Killam, then a majority-owned subsidiary of Thermo TerraTech, did not prevent him from fulfilling his duties as an independent member of the single member committee. Mr. Vintiadis elected to resign from the board of directors of Randers Killam effective July 26, 1999, because Randers Killam was proposed to be taken private as part of Thermo Electron's corporate reorganization. Mr. Vintiadis did not resign from the Thermo Instrument board because Thermo Instrument is not part of the Thermo TerraTech group of Thermo Electron subsidiaries, and thus the Thermo TerraTech board of directors believed that Mr. Vintiadis' continued service as a member of the Thermo Instrument board would not interfere with his obligations as part of the Thermo TerraTech single member committee.

    In May 1999, the single member committee considered several law firms to act as its legal advisor, and elected to retain Choate, Hall & Stewart as counsel to the single member committee. The single member committee considered that Choate Hall had already been selected to represent the single member committee of the board of directors of Randers Killam in connection with Thermo Electron's proposed acquisition of the minority interest of Randers Killam. The single member committee believed it to be an advantage that Choate Hall was already familiar with the companies involved in the transaction and that it had already started its due diligence review of Thermo Electron. The single member committee also determined that the interests of the single member committees of Thermo TerraTech and Randers Killam were adverse to Thermo Electron and not adverse to each other in the proposed two transactions.

    In May 1999, the single member committee met with Choate Hall and discussed the duties of single member committees in situations such as this one. The single member committee discussed a proposed schedule for hiring an investment banker and for conducting due diligence in connection with the proposed transaction, including discussions with management of Thermo TerraTech, Randers Killam, ThermoRetec and Thermo Electron about the business, financial condition and prospects of Thermo TerraTech and Thermo Electron. The sole member of the committee had substantial experience in working with investment bankers. Over the next few weeks, the single member committee requested proposals from and conducted telephone interviews with two investment banking firms, including Adams, Harkness & Hill, Inc.

    After due deliberation, the single member committee decided in late
May 1999 to retain Adams, Harkness & Hill. The single member committee selected Adams, Harkness & Hill because of its reputation and experience generally, and in particular its experience in providing fairness opinions in public transactions. The single member committee considered that Adams, Harkness & Hill had not previously acted as a financial advisor to or provided investment banking services for Thermo Electron or any of its subsidiaries. The single member committee also considered that Adams, Harkness & Hill was located in Boston and could therefore meet more easily with the single member committee and conduct its due diligence review of Thermo Electron. In making its decision to engage Adams, Harkness & Hill, the single member committee noted and considered that Adams, Harkness & Hill already represented the single member committee of the board of directors of Randers Killam and had been contacted about representing the single member committee of the board of directors of ThermoRetec about rendering its opinions as to the fairness of the consideration to be issued to the respective public stockholders of ThermoRetec and Randers Killam in connection with the proposed mergers. The single member committee determined that the interests of the single member committees of Thermo TerraTech, Randers Killam and ThermoRetec were adverse to Thermo Electron and not adverse to each other in the proposed transactions and that retention of Adams, Harkness & Hill by the single member committee was appropriate. The single member committee decided that, given the corporate structure of Thermo Electron, Thermo TerraTech, which is a first tier subsidiary of Thermo Electron, and Randers Killam and ThermoRetec, which at the time were each majority-owned subsidiaries of Thermo TerraTech, Adams, Harkness & Hill's engagement in the parallel mergers and more detailed knowledge of Thermo Electron and its subsidiaries would be an advantage to the single member committee. Adams, Harkness & Hill agreed to assist the single member committee in, among other things:

    - conducting due diligence on Randers Killam, ThermoRetec and Thermo Electron, including visiting the facilities and interviewing the management of Thermo TerraTech, Randers Killam, ThermoRetec and Thermo Electron;

    - reviewing Thermo TerraTech and Thermo Electron's operating results and financial position, in the context of the business condition in the industry segments in which Thermo TerraTech and Thermo Electron compete and reviewing similar information for a peer group of companies comparable to Thermo TerraTech and Thermo Electron;

    - evaluating the historical stock prices of Thermo TerraTech, Thermo Electron and their peer group;

    - identifying comparable business combinations and assessing the terms of these precedent business combinations;

    - preparing an analysis of Thermo TerraTech to determine valuation parameters for Thermo TerraTech;

    - assisting in evaluating and negotiating the terms and conditions of any proposed offer from Thermo Electron; and

    - providing a written opinion, and any oral opinions, if requested, as to the fairness, from a financial point of view, of the consideration to be received by the public stockholders in connection with any proposed offer from Thermo Electron.

    Following its engagement, Adams, Harkness & Hill continued its due diligence review and analysis, including preparation of a financial model that incorporated financial projections provided by Thermo TerraTech's and Thermo Electron's management, review of the valuations of comparable public companies and the financial terms of comparable merger transactions, and preparation of discounted cash flow valuations. See "--Opinion of Adams, Harkness & Hill".

    On May 24, 1999, Thermo TerraTech announced its plan to sell some operating units of its majority-owned subsidiary, Randers Killam, including its Randers division, BAC Killam and E3-Killam. In addition, Thermo TerraTech announced that its majority-owned private subsidiary, Thermo EuroTech N.V., would sell its used-oil processing operations and that ThermoRetec would sell some of its soil-recycling facilities. As of the date of mailing this proxy statement-prospectus to stockholders, Thermo TerraTech has entered into a definitive agreements to sell some of these operating units, as set forth in "INFORMATION ABOUT THERMO TERRATECH, THERMO ELECTRON AND TTT ACQUISITION--Thermo TerraTech". Under the merger agreement, Thermo Electron must notify the single member committee of any offers it receives for these businesses which contain a proposed purchase price of greater than $3 million or in which the total value of the assets being sold is greater than $3 million.

    On June 8, 1999, the single member committee met with Adams, Harkness & Hill and Choate Hall to review the status of the legal and financial due diligence and discuss the proposed schedule for the transaction, including the timing of Thermo Electron's proposed offer.

    Throughout June and July, Adams, Harkness & Hill provided the single member committee with regular updates on its progress on due diligence and preliminary valuation methods. On July 22, 1999, the single member committee met with Adams, Harkness & Hill and Choate Hall to review the preliminary valuation of Thermo TerraTech and Thermo Electron established by Adams, Harkness & Hill and to prepare for Thermo Electron's presentation and offer. The single member committee decided in advance that it would defer responding to any offer until it had fully considered the offer, reviewed its underlying assumptions and analyses, and assessed the merits of the offer. Adams, Harkness & Hill discussed the valuation methodologies it employed, including without limitation those discussed in "--Opinion of Adams, Harkness & Hill", in determining its preliminary valuations. The single member committee, Adams, Harkness & Hill and Choate Hall discussed the appropriateness of the assumptions and analyses used by Adams, Harkness & Hill in the preliminary valuation. There was also a detailed discussion of the valuation methodologies used by Adams, Harkness & Hill and any material assumptions used by Adams, Harkness & Hill to prepare its preliminary valuation. After discussion, the single member committee authorized Adams, Harkness & Hill to engage Environmental Business International, Inc., an environmental consultant, for the limited purpose of reviewing assumptions about the environmental industry in Adams, Harkness & Hill's preliminary valuation. See "--Opinion of Adams, Harkness & Hill." Choate Hall again discussed with the single member committee the duties and responsibilities of the independent committee of the board of directors in evaluating and negotiating the terms of the offer. Although the Thermo TerraTech board did not believe that Mr. Vintiadis' service on the boards of Thermo TerraTech and Randers Killam created an actual conflict of interest, in order to avoid the appearance of a potential conflict, Mr. Vintiadis resigned as a director of Randers Killam effective on July 26, 1999, prior to the beginning of negotiations with Thermo Electron.

    On July 23, 1999, Thermo Electron provided the single member committee and Choate Hall with an initial draft of the merger agreement, which did not contain proposed financial terms. The single member committee instructed Choate Hall to review the proposed merger agreement and negotiate the agreement along the lines discussed with the single member committee.

    On August 16, 1999, Thermo Electron provided the single member committee with a proposal to acquire the outstanding shares of Thermo TerraTech. Under this proposal, each outstanding share of TerraTech common stock held by the public shareholders would be exchanged for 0.26 share of Thermo Electron common stock. On August 16, 1999, the date of the proposal, the closing stock prices for Thermo TerraTech and Thermo Electron were $5.25 and $16.875, respectively. While the terms of the proposal included a premium on the market value of the TerraTech common stock, a substantial premium also had been added to the Thermo Electron common stock, reflecting Thermo Electron's belief that its common stock was then undervalued by the financial markets. The single member committee instructed Adams, Harkness & Hill to review the terms of and assumptions underlying the proposed exchange ratio.

    On August 20, 1999, the single member committee held a telephone meeting with Adams, Harkness & Hill and Choate Hall to review the proposed exchange ratio. After detailed discussion, the single member committee determined that Thermo Electron would have to propose a more acceptable alternative. The single member committee decided that no proposed exchange ratio would be considered that valued TerraTech common stock at less than its current market value or that valued Thermo Electron stock at a premium to its then market value. The single member committee also discussed possible ways to protect the public stockholders from fluctuations in the price of TerraTech and Thermo Electron common stock, including a collar on the proposed valuation and a oral update of the Adams, Harkness & Hill fairness opinion, as of the date the proxy statement-prospectus is sent to Thermo TerraTech stockholders and/or immediately prior to closing the transaction, to ensure that the transaction remained fair. The single member committee also discussed the possibility of requiring that the merger agreement be adopted by a majority of the public stockholders. The single member committee subsequently determined that this requirement, which Thermo Electron indicated it would not agree to, was unnecessary in light of other procedural safeguards in the merger agreement. See "--The Single Member Committee's and the Board's Recommendation". The single member committee discussed requiring a "collar" on the proposed value of the deal, including a minimum dollar value, or "floor", for each share of Thermo TerraTech common stock held by the public stockholders. Using a "floor" would mean that, if the market value of Thermo Electron common stock to be issued in the merger went below the proposed floor, the exchange ratio would be adjusted so that each outstanding share of TerraTech common stock would be worth the number of shares of Thermo Electron common stock equal to a fixed dollar amount. For this purpose, the Thermo Electron common stock would be valued based on the average closing price of the stock during a specified period before the effective date of the merger. Similarly, since the use of a collar on the value of a deal typically involves both a floor value and a "ceiling" value, Mr. Vintiadis suggested that, both as a matter of negotiating parity between the two sides and customary practice, a maximum dollar value, or ceiling, could be placed on each share of the TerraTech common stock held by the public stockholders if the Thermo Electron common stock exceeded a set price. The single member committee asked Adams, Harkness & Hill and Choate Hall to consider a two-way collar on the price of Thermo Electron common stock. The single member committee also asked Choate Hall to continue negotiations on the merger agreement along the lines discussed at the meeting.

    On August 24, 1999, Adams, Harkness & Hill formally communicated to
Mr. Theo Melas-Kyriazi, the chief financial officer of Thermo Electron, that the exchange ratio which Thermo Electron had proposed was unacceptable and presented the proposed collar structure. On August 26, 1999, Thermo Electron responded with a new proposal that contained no premium on the trading price of Thermo Electron common stock and a proposed implied exchange ratio of 0.4 share of Thermo Electron common stock for each outstanding share of TerraTech common stock held by the public stockholders. The exchange ratio would be subject to adjustment based on the average closing price of Thermo Electron common stock during a specified period prior to the effective time of the merger, but would provide a minimum value, or floor, of $6.00 and a maximum value, or ceiling, of $8.00 for each outstanding share of TerraTech common stock. The 0.4 proposed exchange ratio was the equivalent of $6.425 per share of TerraTech common stock, based on the $16.0625 closing price of Thermo Electron common stock on August 24, 1999.

    Later, on August 26, 1999, the single member committee held a telephone meeting with Adams, Harkness & Hill and Choate Hall to discuss Thermo Electron's revised proposal. After extensive discussion, the single member committee determined that the overall value of Thermo TerraTech was still greater than what was reflected in Thermo Electron's revised proposal. The single member committee and Adams, Harkness & Hill believed that the prevailing trading price of Thermo TerraTech did not reflect the underlying value of the company since, among other considerations, the stock was thinly-traded. Moreover, in some cases Thermo Electron had used different assumptions in its valuation of Thermo TerraTech than those used in Adams, Harkness & Hill's preliminary projections. The single member committee instructed Adams, Harkness & Hill to ask for an increase in both the proposed minimum value and maximum value per share. The closing price of Thermo Electron common stock on August 26, 1999 was $16.3125. On August 23, 1999, the last day on which the TerraTech common stock traded prior to August 26, 1999, the closing price of the TerraTech common stock was $5.5625.

    Several days later, Thermo Electron revised its proposal. On August 31, 1999, the single member committee held a telephone meeting with Adams, Harkness & Hill and Choate Hall to discuss Thermo Electron's most recent proposal, which contained an implied exchange ratio of 0.4 share of Thermo Electron common stock for each share of outstanding TerraTech common stock held by the public stockholders, subject to adjustment but having a minimum value of $6.80 and a maximum value of $8.50 for each outstanding share. After discussion with Adams, Harkness & Hill, the single member committee determined that although the maximum value was acceptable, the proposed floor of $6.80 per share still did not reflect sufficient overall value for Thermo TerraTech. After a discussion of applicable legal requirements, the single member committee's responsibilities and the applicability of the various pricing valuation models, the single member committee determined that it would continue to seek a minimum price higher than $6.80 per share. After several discussions between the single member committee and Thermo Electron, in which the single member committee indicated that the minimum value should be increased to $7.00 per share, Thermo Electron proposed that the exchange ratio remain at 0.4, subject to a minimum value of $7.00 and a maximum value of $8.50 for each outstanding share of TerraTech common stock. On September 2, 1999, the single member committee indicated that it was prepared to recommend this transaction as fair from a financial point of view to the public stockholders, subject to negotiation of the other terms of the merger agreement and delivery by Adams, Harkness & Hill of a fairness opinion. The closing prices for Thermo Electron common stock and TerraTech common stock on September 1, 1999 were $15.875 and $5.375, respectively.

    On September 7, 1999, the single member committee was told that Thermo TerraTech's then majority-owned subsidiary, ThermoRetec, might shortly be awarded a material contract which could increase the value of ThermoRetec and, therefore, Thermo TerraTech. The single member committee decided to postpone meeting with the full board of directors of Thermo TerraTech and making a recommendation with respect to the merger until the impact, if any, of the new ThermoRetec contract, if awarded, on the price of the TerraTech common stock could be quantified and until negotiations between Thermo Electron and the ThermoRetec single member committee were completed. These activities occurred throughout September and the beginning of October. On October 7, 1999, Thermo Electron made a new proposal to the single member committee, subject to approval of a final merger agreement. After discussions with Adams, Harkness & Hill and Choate Hall, the single member committee accepted Thermo Electron's offer of an exchange ratio of 0.4, subject to adjustment but having a minimum value of $7.25 and a maximum value of $8.50 for each outstanding share of TerraTech common stock.

    The negotiations with the single member committee relating to the proposed merger were not affected by Thermo Electron's ongoing reorganization plan, except in the following manner. Although the price of the Thermo Electron common stock during the latter part of negotiations relating to the merger agreement was below the range set forth in the collar, Thermo Electron expected that its stock price would increase as progress was made on its reorganization plan, in the form in which it was then proposed, and that by the time the merger was completed, the Thermo Electron stock price would have increased to be within the range set forth in the collar. At the time the merger agreement was entered into, Thermo Electron had not yet formulated its reorganization plan in its current form, and accordingly had no plan at the time to sell Thermo TerraTech's businesses.

    On October 19, 1999, Adams, Harkness & Hill met with the single member committee and Choate Hall to give its final report on the terms of the proposed merger and rendered its oral opinion to the single member committee that the proposal by Thermo Electron, of an exchange ratio of 0.4 share of Thermo Electron common stock for each share of TerraTech common stock, subject to adjustment but having a minimum value of $7.25 and a maximum value of $8.50 per share was fair, from a financial point of view, to the public stockholders. Adams, Harkness & Hill reviewed the various factors it considered in rendering its opinion, which are described below under "--Opinion of Adams, Harkness & Hill." The full board of directors of Thermo TerraTech then met to hear the report of the single member committee and Adams, Harkness & Hill, to review the terms of the merger agreement and to review the recommendations of the single member committee.

    After the terms of the transaction were outlined but before Adams, Harkness & Hill provided its report or the single member committee made its recommendation, the board meeting was adjourned. During the adjournment, representatives of Thermo Electron expressed concern to the single member committee and its advisors over the decline in the trading price of the Thermo Electron common stock since September. Thermo Electron's representatives also expressed concern that Thermo Electron's board of directors would not support a transaction which did not have a mechanism for limiting the potential dilution to Thermo Electron's stockholders from the merger if the trading price of Thermo Electron's common stock experienced a substantial drop. In other words, Thermo Electron was concerned that the adjustments to the exchange ratio did not, as then proposed, have any limit on the number of shares of Thermo Electron common stock that could be issued. The representatives of Thermo Electron then left the room and the single member committee met alone with its advisors. After a detailed discussion of Thermo Electron's concerns, the single member committee invited Mr. Melas-Kyriazi, acting on behalf of Thermo Electron, to meet with the single member committee and its advisors. Mr. Melas-Kyriazi proposed to the single member committee that the exchange ratio should not be permitted to increase beyond a ratio of 0.65 shares of Thermo Electron common stock for each share of TerraTech common stock. In other words, the exchange ratio would be capped at 0.65 even if the price of Thermo Electron common stock fell to a level which would otherwise have required a higher ratio. Mr. Melas-Kyriazi then left the room and the single member committee again met privately with Choate Hall and Adams, Harkness & Hill. After discussion, the single member committee determined that it was reasonable that Thermo Electron have the ability to put some limit on the total number of shares issuable in the merger. However, the single member committee rejected Thermo Electron's proposal as presented because it did not leave sufficient room for a potential decline in Thermo Electron's common stock and would have required that Thermo TerraTech proceed with the transaction even if the Thermo Electron common stock suffered a material decline not protected by the collar. The single member committee advised Thermo Electron that it believed Thermo Electron should only be in a position to not proceed with the transaction if there were a substantial drop in Thermo Electron's stock price. Thermo Electron then proposed to change the terms of the merger agreement so that either party would be allowed to terminate the agreement if the average of the closing prices of Thermo Electron common stock for a specified period prior to the closing fell below a set number. After discussion and several private meetings with its advisors, the single member committee agreed that, if Thermo Electron would be required to issue, as a result of adjustments to the exchange ratio, more than 1.8 million shares of Thermo Electron common stock to the public stockholders, Thermo Electron could terminate the agreement. If Thermo Electron did not terminate the merger agreement, no cap would be placed on the upward adjustments to the exchange ratio and therefore there would be no limit on the number of shares of Thermo Electron common stock issuable. In connection with, and as a condition to, the addition of this provision limiting the number of shares Thermo Electron would be required to issue, the single member committee requested, and Thermo Electron agreed to, an increase in the maximum value of the collar from $8.50 per share to $9.25 per share. In addition, the single member committee requested and Thermo Electron agreed to delete the provision which Thermo Electron had demanded be included in the merger agreement pursuant to which Thermo Electron could refuse to close the TerraTech merger if either of the proposed mergers of Thermo Electron with Randers Killam or ThermoRetec did not close.

    Adams, Harkness & Hill again met with the single member committee and rendered its oral opinion to the single member committee that the revised proposal by Thermo Electron, of an exchange ratio of 0.4 share of Thermo Electron common stock for each share of TerraTech common stock, subject to adjustment but having a minimum value of $7.25 and a maximum value of $9.25 was fair, from a financial point of view, to the public stockholders. The meeting of the full board then resumed, Adams, Harkness & Hill made its presentation and the single member committee then recommended to the full board that it accept Thermo Electron's offer and approve the merger agreement in the form presented at the meeting. Adams, Harkness & Hill rendered its written opinion to the single member committee on October 19, 1999, that, as of that date, the per share consideration to be received in the proposed merger was fair, from a financial point of view, to the public stockholders. The board of directors unanimously approved the merger agreement, declared its advisability and recommended that the stockholders vote in favor of the proposed merger. The 0.4 proposed exchange ratio was the equivalent of $5.225 per share of TerraTech common stock, based on the $13.0675 closing price of Thermo Electron common stock on October 19, 1999.

    Later on October 19, 1999, the merger agreement was presented to the board of directors of Thermo Electron at a special meeting. Thermo Electron's board of directors unanimously approved the merger agreement. The merger agreement was then duly executed by the parties. The next day, Thermo TerraTech issued a press release announcing that, based on the recommendation of the single member committee, its board of directors had approved the merger agreement with Thermo Electron.

    On January 31, 2000, Thermo Electron announced its revised reorganization plan, under which it intends to sell each of Thermo TerraTech's businesses. By the time Thermo Electron made the decision to sell Thermo TerraTech's businesses, in January 2000, several significant steps had already been taken towards completing the proposed merger between Thermo Electron and Thermo TerraTech. Thermo Electron and the single member committee had negotiated the merger agreement, which had been approved by both the Thermo Electron and Thermo TerraTech boards of directors and executed by the parties. Given the progress that had been made towards the goal of making Thermo TerraTech a private company, and towards providing the stockholders of Thermo TerraTech with an ongoing equity interest in Thermo Electron in exchange for their Thermo TerraTech shares, neither Thermo Electron nor Thermo TerraTech wanted to abandon the proposed merger agreement.

    Thermo Electron and Thermo TerraTech both considered that completing the proposed merger would allow the public stockholders to take advantage of the terms of the merger agreement that had been negotiated by the single member committee and its advisors on their behalf. The single member committee had extensively negotiated the terms of the proposed consideration to be paid to the public stockholders, and believed that the deal as agreed to with Thermo Electron was fair to them. If the parties did not proceed with the merger agreement, the public stockholders would most likely not have the benefit of a representative and the representative's advisors, appointed specifically to represent their interests, in the sales of Thermo TerraTech's businesses. The Thermo TerraTech businesses were being, or were proposed to be, marketed either by management of those businesses or by investment banks for sale as individual businesses, and not as part of a larger entity. Moreover, the businesses were being, or were proposed to be, marketed for sale to independent third party buyers, with whom Thermo TerraTech would have, or was having, vigorous negotiations as to the appropriate sale prices. Given these facts, Thermo TerraTech did not intend to appoint a special committee of its board of directors to protect the interests of the public stockholders in the context of the sales of Thermo TerraTech's businesses, because it believed that


    - the interests of the public stockholders were already being adequately represented by the single member committee and its advisors in the context of the proposed merger, and


    - the prices for the businesses would be arrived at through arms'-length negotiations with unrelated third parties who had not been brought to the negotiations by Thermo Electron.

    In addition, Thermo Electron and Thermo TerraTech believed that the fact that it was highly unlikely that the Thermo TerraTech businesses would be sold in one piece to a single buyer meant that the minority stockholders would not receive payment for their portion of the proceeds, if any, at one time. This also meant that, because Thermo TerraTech did not intend to distribute proceeds from the sales until a complete liquidation of its businesses had occurred, the public stockholders would not receive payment for their portion of the proceeds until an indefinite date in the future, creating greater uncertainty for the public stockholders. Further, the ability of the public stockholders to receive their portion of the proceeds from the sales would be subject to any post-closing adjustments and indemnity provisions that were negotiated as part of the sales, which introduced additional uncertainty into the timing and size of any payments that the stockholders would receive. Moreover, Adams, Harkness & Hill had advised the single member committee that the Thermo TerraTech businesses were not likely to be sold at prices higher than the value estimates that Adams, Harkness & Hill had used in its original analysis, which would mean that the public stockholders were not likely to receive a significant amount as their portion of any proceeds from the sales. Adams, Harkness & Hill reached this conclusion regarding the anticipated prices for Thermo TerraTech's businesses after discussions that it held with management of the businesses that were to be sold and with management of Thermo TerraTech and Thermo Electron. These discussions revealed that management did not expect much competition to purchase these businesses, which had not demonstrated strong historic financial performance or great promise for improved performance, and that therefore management did not expect the businesses to be sold for more than Adams, Harkness & Hill had originally estimated they would receive upon sale.

    Thermo Electron also considered the advantages to itself of proceeding with the proposed merger, as opposed to abandoning the merger agreement and selling all of the businesses of Thermo TerraTech while it was still a public company. Thermo Electron considered the fact that, under the terms of the merger agreement, it was unable to terminate the agreement without obtaining the consent of the single member committee. Thermo Electron also believed that its credibility in the eyes of its stockholders and the stockholders of Thermo TerraTech would be jeopardized if Thermo Electron were to abandon the plan to merge with Thermo TerraTech, which could expose Thermo Electron to shareholder lawsuits. This was based on the keen interest that stockholders of Thermo Electron and its public subsidiaries had shown in the progress of the reorganization, as demonstrated by inquiries to its Investor Relations department and meetings between management of Thermo Electron and stockholders at all levels of the organization.

    Moreover, Thermo Electron had expended significant amounts of management time and resources in structuring and negotiating the proposed merger with Thermo TerraTech, and had reached what it believed to be an agreement that was fair to the public stockholders of Thermo TerraTech from a financial point of view. Finally, Thermo Electron desired to complete the merger with Thermo TerraTech as soon as possible, so that it could turn its attention to other parts of its reorganization plan. Thermo Electron believed that following through with the merger as agreed to with the single member committee, instead of abandoning that plan and preparing a proxy statement regarding the vote that would have to be taken in order to approve the sale of all of the assets of Thermo TerraTech, would more rapidly accomplish Thermo Electron's goals while at the same time providing a benefit to the Thermo TerraTech public stockholders in the form of the proposed merger consideration.

    In light of these considerations, Thermo Electron and Thermo TerraTech decided to proceed with the proposed merger, despite the announcement that Thermo Electron ultimately planned to sell Thermo TerraTech's businesses.

    As a result of the January 31 announcement regarding the revised reorganization plan, Thermo Electron's financial statements had to be restated to take into account the effect of several dispositions and the spinoffs of its separation technologies and fiber-based products business and its medical products business. Because Thermo Electron did not expect the restatement of its financial statements to be complete until mid-March 2000, on March 29, 2000, Thermo Electron approached the single member committee to request that it consider extending the deadline under the merger agreement for completion of the merger from March 31, 2000 until July 31, 2000.

    During March 2000, the single member committee had also instructed Adams, Harkness & Hill to consider the impact, if any, of the January 31, 2000 announcement on its opinion as to the fairness of the merger. Adams, Harkness & Hill held several discussions with members of Thermo TerraTech's and Thermo Electron's management in order to obtain updated information as to the status of Thermo TerraTech's businesses and was given updated projections for Thermo TerraTech. Adams, Harkness & Hill also examined Thermo TerraTech's latest Quarterly Report on Form 10-Q and Thermo Electron's latest Annual Report on Form 10-K for the quarter and fiscal year, respectively, ended January 1, 2000. See "PROJECTED FINANCIAL DATA OF THERMO TERRATECH" and "--Opinion of Adams,
Harkness & Hill'.

    On March 31, 2000, Thermo Electron was informed by its tax counsel, Hale and Dorr LLP, that a result of Thermo Electron's January 31, 2000 announcement that it intended to sell Thermo TerraTech's businesses was that the merger, which the parties had previously believed would be a tax-free reorganization under federal income tax laws, would instead likely be treated as taxable to the public stockholders of Thermo TerraTech at the time of the merger. Consequently, Hale and Dorr would be unable to provide the parties to the merger agreement with an opinion that the merger would be treated as a tax-free reorganization for federal income tax purposes. The delivery of this opinion was a condition to Thermo TerraTech's obligations under the merger agreement, which also included a covenant that Thermo Electron would not take any action that would affect the tax-free treatment of the merger. Mr. Melas-Kyriazi contacted the single member committee and its advisors on April 1, 2000 to inform them of this development.

    In response to the single member committee's suggestion that the value of the merger transaction to the public stockholders increase to reflect the change from a tax-deferred to a potentially taxable transaction, Thermo Electron management replied strongly that Thermo Electron would not consider such an increase because management believed that the proposed transaction was already extremely attractive to the Thermo TerraTech public stockholders. The single member committee indicated it would discuss and analyze the development further before making any decision on the matter and would consider whether proceeding with the proposed form of the transaction was fair to the public stockholders as opposed to not proceeding with the proposed transaction or negotiating an alternative solution with Thermo Electron.

    From April 3 until April 7, 2000, the single member committee held numerous telephonic meetings with each of Adams, Harkness & Hill and Choate Hall to review in detail the impact of the change in the terms of the merger to a structure in which the public stockholders would realize a taxable gain or loss in the TerraTech common stock at the time of the merger, rather than at a later date, and the impact, if any, of these developments on its decision as to the fairness of the merger. The single member committee and its advisors also considered Thermo Electron's request for an extension of the deadline for termination of the merger agreement from March 31, 2000 to July 31, 2000.

    The single member committee and its advisors considered that the stockholders of Thermo TerraTech who would recognize a loss on their shares in the merger would potentially benefit from being able to recognize that loss at the time of the merger, which would likely be sooner than they could have recognized that loss in a tax-free reorganization. However, the single member committee and its advisors also recognized that the stockholders who would recognize a gain on their shares would be adversely affected in that they would have to recognize the gain, and be taxed on that gain, sooner than they otherwise would have under a tax-free reorganization. Moreover, the advisors to the single member committee pointed out that the stockholders would be taxed based on the value of the Thermo Electron common stock as of the merger date. Accordingly, stockholders who recognized a gain would have to pay tax based on that value even if the price of the Thermo Electron common stock declined after the merger. In addition, a stockholder who was to recognize gain on his Thermo TerraTech shares might have to sell some of the Thermo Electron shares he acquired in the merger in order to pay the tax on the gain on his Thermo TerraTech shares. The single member committee noted that if the financial performance of the Thermo Electron common stock were to decline and approach the minimum value of the collar, which was then set at $7.25, a public stockholder might be required to sell a greater number of the Thermo Electron shares acquired by the public stockholder in the merger to pay that tax.


    Adams, Harkness & Hill analyzed the volume of trading and the prices at which the TerraTech common stock had traded over the three years leading up to April 2000 and determined that, except for trades after announcements relating to the proposed merger, the TerraTech common stock had not traded at or above $7.25 per share since January 1998. After consulting with Adams, Harkness & Hill, the single member committee believed that, even if the merger consideration did not change, the transaction would continue to be fair to the public stockholders even if taxable because it was providing a substantial premium to the public stockholders over the historical market price of the TerraTech common stock. The single member committee believed that it should seek an increase at the low end of the range, rather than at the high end, to improve the ability of the public stockholders to mitigate any tax consequence should they be required to sell shares at the low end of the collar in order to pay any taxes on the gain on the sale of their shares.



    In the course of its deliberations, the single member committee also considered whether the public stockholders would be better off if the proposed merger did not proceed and Thermo TerraTech remained a public company. After analysis and discussion with its advisors, the single member committee believed that the financial condition of Thermo TerraTech was such that the present value of the proposed merger transaction, including the potential increase in the value of the shares of Thermo Electron to be received in the proposed transaction, was more attractive for the public stockholders. The single member committee also considered Thermo Electron's announced plan to sell off the individual businesses of Thermo TerraTech. After analysis and discussion with its advisors, the single member committee believed that the present value of the proposed transaction with Thermo Electron was more attractive than the value likely to be obtained at a later date through a sale of the individual businesses of Thermo TerraTech, considering in part that the sale of individual businesses would be taxable to Thermo TerraTech and that the eventual distribution of the sale proceeds to the Thermo TerraTech stockholders would also likely be taxable to the stockholders.


    Adams, Harkness & Hill had advised the single member committee that the individual businesses of Thermo TerraTech were not expected to be sold at prices higher than the value estimates that Adams, Harkness & Hill had used in its original analysis. Based on that and the fact that all of the stockholders would be taxed on any distributions when received, the single member committee believed that terminating the merger agreement was not in the best interests of the public stockholders. Moreover, the single member committee noted that Thermo Electron's common stock price had improved from $13.065 on October 19, 1999, the day on which the merger agreement was signed, to $20.125 on April 6, 2000.

    In considering whether the proposed merger, if it failed to qualify as a tax-free reorganization, and the resulting merger consideration were fair to the public stockholders, the single member committee considered, among other factors:

    - that Adams, Harkness & Hill, after considering the implications of the change from a tax-free to a taxable transaction, affirmed that the proposed transaction was fair, from a financial point of view, to the public stockholders even without any change in the merger consideration;

    - that the "tax-free" reorganization would only defer the payment of taxes, rather than exempt such payment, by the public stockholders on the gain, if any, on the shares of TerraTech common stock, meaning that even in a "tax-free" reorganization, the stockholders would be subject to tax when they sold their shares of Thermo Electron common stock; and

    - the effect on the public stockholders if the closing price of the transaction were at or close to the minimum value of the collar of $7.25 as compared to if were at or close to the maximum value of the collar of $9.25.

    The single member committee contacted Mr. Melas-Kyriazi on April 7, 2000 and proposed that, in light of the potential adverse tax consequences to Thermo TerraTech stockholders who would recognize gain on their shares at the time of the merger, the minimum value of the collar be increased from $7.25 to $7.50 per share. The single member committee indicated that it would not require an increase in the maximum value of the collar since it was comfortable that the price at that level was exceptionally fair to the public stockholders. The single member committee, its advisors, and Mr. Melas-Kyriazi held numerous discussions regarding this proposal, during which the parties each presented their positions on the matter as described above. Mr. Melas-Kyriazi subsequently contacted the single member committee and agreed to amend the merger agreement to provide for the increase in the minimum value of the collar to $7.50 per share, subject to the approval of the Thermo Electron board of directors or a committee of the board. In light of

    - the discussions that had taken place during March and April 2000, which revealed the parties' continued intent to proceed with the merger;

    - the ability of the public stockholders to gain an equity interest in Thermo Electron, which relative to Thermo TerraTech had reported improved revenues and net income for the quarter ended January 1, 2000;

    - the willingness of the parties to amend the merger agreement to increase the minimum value of the collar from $7.25 per share to $7.50 per share; and

    - the flexibility built into the existing exchange ratio mechanism, which takes into account changes in the price of Thermo Electron common stock before the effective date of the merger,

    the single member committee, after consultation with its advisors, believed that the proposed exchange ratio as revised was fair from a financial point of view to the public stockholders.

    The full board of directors of Thermo TerraTech met telephonically on April 11, 2000 to review the single member committee's findings and the proposed amendments to the merger agreement. The single member committee described in detail for the board the discussions it had with Thermo Electron, Adams, Harkness & Hill and Choate Hall. The members of the board asked several questions regarding the effect of the January 31, 2000 announcement on the tax treatment of the merger. Adams, Harkness & Hill described for the board its review of the revised terms of the merger agreement, and reaffirmed its opinion that the proposed exchange ratio, as revised, was fair to the public stockholders from a financial point of view. The board also reviewed and reaffirmed the independence of the member of the single member committee in light of his service as a member of a special committee of the board of directors of Thermo Instrument, which had been formed to evaluate the terms of other proposed going-private transactions involving some of the public subsidiaries of Thermo Instrument. The Thermo TerraTech single member committee then recommended to the board that it approve the proposed amendment to the merger agreement, (1) removing the requirement that the merger be tax-free,
(2) increasing the minimum value to $7.50 per share and (3) extending the termination date under the merger agreement to July 31, 2000. The board then unanimously voted to approve the proposed amendment.

    On April 12, 2000, the executive committee of the Thermo Electron board of directors met to discuss the proposed amendment to the merger agreement. The amendment was approved and then duly executed by the parties.

    On May 9, 2000, ThermoRetec announced that its ThermoRetec Consulting Corporation subsidiary had been awarded the new contract discussed above. The announcement did not have any appreciable impact on the price of the TerraTech common stock, which had closed at $7.9375 on May 5, 2000, the last day on which the stock traded before the May 9 announcement, and which closed at $7.75 on May 9. After discussion with its advisors, the single member committee did not believe that the impact of the new ThermoRetec contract was sufficient to justify further discussions with respect to the terms of the Thermo TerraTech merger consideration.

    On July 31, 2000, Thermo Electron and Thermo TerraTech entered into another amendment to the merger agreement in order to extend the termination date under the agreement from July 31, 2000 to September 30, 2000, in light of the fact that the proxy statement-prospectus had not been cleared for mailing to the stockholders of Thermo TerraTech by that date.


    On August 17, 2000, the single member committee was advised that Thermo TerraTech proposed to sell its Lancaster Laboratories business at an aggregate price of approximately $72 million. The single member committee reviewed the circumstances of the proposed sale, noting that the proposed consideration for the sale of Lancaster Laboratories was within the original estimated range used in valuing the Thermo TerraTech common stock and, after consultation with its advisors, believed that the proposed sale did not impact the fairness of the merger consideration to be received by the public stockholders of Thermo TerraTech.


THE SINGLE MEMBER COMMITTEE'S AND THE BOARD'S RECOMMENDATION

    The single member committee and the board believe that the terms of the merger are fair to, and in the best interests of, the public stockholders. In reaching this conclusion, the single member committee has determined that the merger is both substantively and procedurally fair, and is therefore entirely fair, to the public stockholders. The single member committee adopted the analysis of Adams, Harkness & Hill relating to the fairness, from a financial point of view, of the proposed exchange ratio to the public stockholders, in addition to the various other factors it considered, as described below. See "--Opinion of Adams, Harkness & Hill." The board has adopted the findings, analysis and recommendation of the single member committee on both the substantive and procedural fairness of the merger. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote to adopt it.

    In reaching their decisions to approve the merger agreement, and recommend its approval to the public stockholders, the single member committee and the board considered the following factors, each of which they believed to be favorable:

    --THE PREMIUM REFLECTED IN THE EXCHANGE RATIO. The single member committee and the board considered the exchange ratio in light of the course of negotiations with Thermo Electron and the historical market price of the common stock, in making their respective decisions to approve the merger agreement.

    - COURSE OF NEGOTIATIONS. The single member committee and the board considered the history of negotiations concerning the merger agreement. Thermo Electron had increased its initial proposal of 0.26 of a share of Thermo Electron common stock per share of TerraTech common stock on August 16, 1999, to an exchange ratio of 0.4 of a share of Thermo Electron common stock with a value range of $6.00 to $8.00 per share offered on August 26, 1999, to an exchange ratio of 0.4 of a share of Thermo Electron common stock with a value range of $6.80 to $8.50 per share offered on August 31, 1999, to an exchange ratio of 0.4 of a share of Thermo Electron common stock with a value range of $7.00 to $8.50 per share offered later on August 31, 1999, to an exchange ratio of 0.4 of a share of Thermo Electron common stock with a value range of $7.25 to $8.50 per share offered on October 7, 1999, and finally to an exchange ratio of 0.4 of a share of Thermo Electron common stock with a value range of $7.25 to $9.25 per share offered on October 19, 1999. As indicated above, the minimum value was increased to $7.50 per share in connection with the amendment to the merger agreement.

    - THE RELATIONSHIP OF THE EXCHANGE RATIO, WITH A MINIMUM VALUE OF $7.50 AND A MAXIMUM VALUE OF $9.25, TO THE HISTORICAL MARKET PRICES FOR THE TERRATECH COMMON STOCK. The single member committee and the board considered the prevailing trading per share price of the TerraTech common stock and the possibility that the price would remain depressed. The single member committee and the board noted that it had been approximately two years since the TerraTech common stock had consistently traded at or above $7.25 (later, $7.50) and that the common stock had ranged from a high of $12.0625 in the first quarter of 1997 to a low of $3.75 in the fourth quarter of 1998. The single member committee and the board concluded that the exchange ratio proposed by Thermo Electron would enable the public stockholders to obtain a higher price for their stock than would otherwise be available in the market at that time. The single member committee further believed that the prevailing trading price in October 1999, prior to the announcement of the terms of the merger, reflected, in part, Thermo Electron's previously announced intent to take Thermo TerraTech private. The purchase by Thermo Electron would also eliminate the exposure of the public stockholders to any future or continued declines in the price of the TerraTech common stock.

    --INFORMATION CONCERNING THE FINANCIAL PERFORMANCE, CONDITION, BUSINESS OPERATIONS AND PROSPECTS OF THERMO TERRATECH. The single member committee and the board considered the historical, current and potential future performance of Thermo TerraTech and determined that the premium reflected in the exchange ratio offered by Thermo Electron was attractive in light of Thermo TerraTech's current performance, declining sales and profitability, and the uncertainty of its growth prospects. In addition, the single member committee and the board determined that the merger would shift the risk of the future financial performance of Thermo TerraTech from the public stockholders, who do not have the power to control Thermo TerraTech, entirely to Thermo Electron, which does have the power to control Thermo TerraTech and has the resources to manage and bear that risk over the long term.

    --TERMS OF THE MERGER AGREEMENT. The single member committee and the board considered the terms of the merger agreement, including the following:

    - the amount and form of the consideration;

    - the limited number of conditions to Thermo Electron's obligations;

    - the single member committee's right to modify, amend or withdraw its recommendation and terminate the merger agreement if it determines after consultation with outside legal counsel that failure to do so would be inconsistent with the board's or the single member committee's fiduciary duties under applicable law; and

    - the absence of a termination fee if Thermo TerraTech terminates the merger agreement.

    The single member committee and the board believed that these factors made the consummation of the transaction more likely than it would be if more significant conditions were placed on the completion of the transaction. Further, the single member committee and the board believed that the ability of the single member committee to terminate the merger agreement without payment of a termination fee in the event its fiduciary duties to the Thermo TerraTech stockholders required it to do so provided the board with the freedom to protect the interests of the public stockholders.

    --THE IMPROVED TRADING MARKET FOR THEIR INVESTMENT THAT WOULD BE REALIZED BY THE PUBLIC STOCKHOLDERS FROM THEIR RECEIPT OF THERMO ELECTRON COMMON STOCK. The single member committee and the board believed that the public stockholders would benefit from an improved trading market and liquidity in their investment since Thermo Electron's significant ownership of the TerraTech common stock had the following effects:

    - resulted in a relatively small public float that limited the amount of trading in the TerraTech common stock, and

    - decreased the likelihood that a proposal to acquire the TerraTech common stock would be made by an independent entity without the consent of Thermo Electron. Furthermore, Thermo Electron had stated its intention at the time to retain its majority holding in Thermo TerraTech, which foreclosed the opportunity to consider an alternative transaction with a third party purchaser of Thermo TerraTech, or otherwise provide liquidity to the public stockholders. Thermo Electron has since announced, on January 31, 2000, that it intends to sell Thermo TerraTech's remaining businesses. However, Thermo Electron management believes it is unlikely that Thermo TerraTech will be sold as a whole to one buyer in one transaction.

    --THE OPINION OF ADAMS, HARKNESS & HILL THAT THE CONSIDERATION OFFERED BY THERMO ELECTRON OF 0.4 SHARE OF THERMO ELECTRON COMMON STOCK, SUBJECT TO ADJUSTMENT BUT HAVING A MINIMUM VALUE OF $7.25 (SINCE REVISED TO $7.50) AND A MAXIMUM VALUE OF $9.25 FOR EACH OUTSTANDING SHARE OF TERRATECH COMMON STOCK IS FAIR, FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF ITS OPINION, TO THE PUBLIC STOCKHOLDERS. The single member committee reviewed the independent financial analyses performed by Adams, Harkness & Hill, including analyses of relative value and discounted cash flows, and found them to be reasonable. It believed that Adams, Harkness & Hill's conclusion that the consideration offered by Thermo Electron was fair, from a financial point of view, to the public stockholders was a reasonable conclusion based on the analyses performed, and accordingly the single member committee also adopted Adams, Harkness & Hill's analysis. See "--Opinion of Adams, Harkness & Hill."

    The single member committee and the board also considered the following factors, each of which they considered to be negative factors in their deliberations concerning their decisions to approve the merger agreement:

    - FOLLOWING THE MERGER, THE PUBLIC STOCKHOLDERS WILL NO LONGER PARTICIPATE DIRECTLY IN THE FUTURE EARNINGS OR GROWTH, IF ANY, OF THERMO TERRATECH OR BENEFIT FROM INCREASES, IF ANY, IN THE VALUE OF THERMO TERRATECH. The single member committee and the board evaluated this in light of the recent financial performance of Thermo TerraTech, the current industry outlook and the risks and uncertainties associated with Thermo TerraTech's future prospects, as described above.

    - THE POSITIVE ASPECTS OF THERMO TERRATECH, INCLUDING ITS HIGH QUALITY SERVICES, HIGHLY REGARDED MANAGEMENT TEAM, LEADING MARKET POSITION IN CERTAIN AREAS, DIVERSIFIED CUSTOMER BASE AND STRONG EXISTING SERVICES PORTFOLIO. The single member committee and the board believed that these factors could contribute to the future success of Thermo TerraTech and weighed in favor of continuing Thermo TerraTech as a public company. However, these positive aspects were offset by the many other considerations listed above.

    - POTENTIAL OR ACTUAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS OF THERMO TERRATECH IN CONNECTION WITH THE MERGER. See "--Conflicts of Interest."

    The members of the board, including the member of the single member committee, evaluated the various factors considered in light of their knowledge of the business, financial condition and prospects of Thermo TerraTech, and sought and considered the advice of financial and legal advisors. In determining that the merger is fair to the public stockholders, the single member committee and the board considered the above factors as a whole and did not assign specific or relative weights to them. The factors described above are all of the material factors considered by the single member committee and the board. In the view of the single member committee and the board, each of the positive factors listed above, in the aggregate, reinforced their belief that the transaction was in the best interests of the public stockholders and outweighed the negative factors listed above.

    The single member committee's and the board's belief as to the procedural fairness of the merger was based, among other things, on the following factors:

    - the single member committee consisted of an independent director appointed by a majority of the board of directors to represent solely the interests of the public stockholders and to provide independent consideration of the transaction;

    - the single member committee retained and was advised by independent legal counsel;

    - the single member committee retained Adams, Harkness & Hill to assist in evaluating the proposed transaction and received advice from Adams, Harkness & Hill; and

    - the detailed review by the single member committee and its advisors of the business and financial condition of Thermo TerraTech.

    - the exchange ratio and the other terms and conditions of the merger agreement resulted from active arms-length bargaining between representatives of the single member committee on the one hand and representatives of management of Thermo Electron on the other. No other unaffiliated representative was retained to act solely on behalf of the public stockholders for the purposes of negotiating the terms of the merger or the merger agreement.

    The single member committee had also discussed, with its advisors and with Thermo Electron's representatives, the possibility of requiring the merger agreement to be adopted by a majority of the public stockholders. However, the single member committee and the board ultimately decided that, following extensive negotiation of the terms of the merger agreement, ample procedural safeguards had been added at the single member committee's request to the merger agreement, including, among others:

    - the right of the single member committee to withdraw, modify or amend its recommendation and terminate the merger agreement if it decides that failure to do so would be inconsistent with its fiduciary duties;

    - the condition that Adams, Harkness & Hill orally reaffirm and not withdraw its opinion prior to the mailing of this proxy statement-prospectus and the effective time of the merger; and

    - the requirement that Thermo Electron notify the single member committee of offers to purchase Thermo TerraTech's businesses. See "THE MERGER."

    THE SINGLE MEMBER COMMITTEE AND THE BOARD HAVE APPROVED THE MERGER AGREEMENT, BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC STOCKHOLDERS AND THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

    In considering the recommendation of the single member committee and the board on the merger agreement, you should be aware that some members of the single member committee and the board have interests in the merger that are different from, or in addition to, your interests and that represent actual or potential conflicts of interest. The single member committee and the board were aware of these interests and considered them, among other matters, in approving the merger agreement. See "--Conflicts of Interest."

    In order to aid the evaluation of Thermo TerraTech by the single member committee and Adams, Harkness & Hill and Adams, Harkness & Hill's assessment of the fairness, from a financial point of view, of the consideration payable to the public stockholders pursuant to the merger agreement, Thermo TerraTech gave the single member committee and Adams, Harkness & Hill projected financial data prepared by Thermo TerraTech management. See "PROJECTED FINANCIAL DATA OF THERMO TERRATECH."

OPINION OF ADAMS, HARKNESS & HILL

    Pursuant to a letter agreement dated as of May 13, 1999, Adams, Harkness & Hill was retained by the single member committee to render an opinion as to the fairness, from a financial point of view, to the public stockholders, of the consideration to be received by the public stockholders in the merger. The single member committee selected Adams, Harkness & Hill for a number of reasons, including its qualifications, expertise and reputation in the area of valuation and financial advisory work. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Adams, Harkness & Hill also was engaged by the single member committees of the board of directors of each of ThermoRetec and Randers Killam, to render opinions as to the fairness to the holders of common stock of ThermoRetec and Randers Killam other than Thermo Electron and its affiliates, of the consideration to be received by those stockholders in separate transactions involving Thermo Electron. Adams, Harkness & Hill received customary fees for those engagements. At the meeting of the TerraTech board on October 19, 1999, Adams, Harkness & Hill rendered its oral opinion, subsequently confirmed in writing, that, as of October 19, 1999, based upon and subject to the various considerations set forth in the opinion, the consideration pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TerraTech common stock other than Thermo Electron and its affiliates. It is a condition to the obligation of Thermo TerraTech to effect the merger that Adams, Harkness & Hill shall reaffirm orally its written opinion as of the date of mailing of this proxy statement-prospectus and at the effective time.

    Under Adams, Harkness & Hill's engagement letter with the single member committee, Thermo TerraTech paid Adams, Harkness & Hill a retainer fee of $50,000 and a fee of $87,500 upon the delivery of the written fairness opinion. The latter fee was payable regardless of the opinion expressed in the letter. Thermo TerraTech has also agreed to reimburse Adams, Harkness & Hill for all reasonable fees of its legal advisors and all of its reasonable travel and other expenses relating to its engagement. In addition, Thermo TerraTech has agreed to indemnify Adams, Harkness & Hill and its affiliates against liabilities relating to its engagement, except liabilities resulting from Adams, Harkness & Hill's bad faith, willful misconduct or gross negligence.

    THE FULL TEXT OF THE WRITTEN OPINION OF ADAMS, HARKNESS & HILL DATED OCTOBER 19, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY ADAMS, HARKNESS & HILL IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THERMO TERRATECH SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. ADAMS, HARKNESS & HILL'S OPINION IS DIRECTED TO THE SINGLE MEMBER COMMITTEE AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT, FROM A FINANCIAL POINT OF VIEW AS OF OCTOBER 19, 1999, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF TERRATECH COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ADAMS, HARKNESS & HILL SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its opinion regarding the proposed transaction with Thermo Electron. To determine the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

    - Public company peers' financial performance and relative valuations;

    - Transaction premiums paid in selected precedent acquisitions;

    - Stock price performance of Thermo TerraTech, ThermoRetec, and Randers Killam;

    - Discounted cash flow analysis; and

    - Break-up analysis of Thermo TerraTech.

    In conducting its investigation and analysis and in arriving at its opinion, Adams, Harkness & Hill reviewed the information and took into account the financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its analysis were as follows:

    - Reviewed internal financial information concerning the business and operations of Thermo TerraTech that was furnished to Adams, Harkness & Hill by Thermo TerraTech's management for purposes of its analysis, as well as publicly available information, including but not limited to Thermo TerraTech's recent filings with the SEC;

    - Reviewed the merger agreement in the form presented to the single member committee;

    - Compared the historical market prices and trading activity of the TerraTech common stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the financial position and operating results of Thermo TerraTech with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the proposed financial terms of the merger with the terms of other merger and acquisition transactions that Adams, Harkness & Hill deemed relevant; and

    - Held discussions with members of Thermo TerraTech's senior management concerning Thermo TerraTech's historical and current financial condition and operating results, as well as its future prospects.

    Adams, Harkness & Hill also reviewed relevant industry market research studies, company research reports and key economic and market indicators, including interest rates, and general stock market performance. Specifically, Adams, Harkness & Hill reviewed analyses of and held discussions with representatives of Environmental Business International, Inc., an independent strategic consulting firm serving the environmental services industry. Adams, Harkness & Hill selected Environmental Business International because of its reputation and experience in the environmental industry generally, and in particular its experience in providing merger and acquisition support services, market research and competitive analysis in this sector. Adams, Harkness & Hill had engaged Environmental Business International, with Thermo TerraTech's consent, in order to have access to its expertise in assessing the historical and projected operating performance of Thermo TerraTech, ThermoRetec and Randers Killam and the respective business units of these companies that compete in the environmental services industry. Environmental Business International provided Adams, Harkness & Hill with its professional opinion with respect to the reasonableness of financial projections prepared by Thermo TerraTech for use by Adams, Harkness & Hill in developing its opinion, as well as Environmental Business International's professional opinion with respect to the thoroughness of the financial and business analyses undertaken by Adams, Harkness & Hill in its development of its opinion. Environmental Business International reviewed the financial projections provided to Adams, Harkness & Hill by Thermo TerraTech (see "PROJECTED FINANCIAL DATA OF THERMO TERRATECH") and additional financial and business information, including Thermo TerraTech's business plans, provided by Adams, Harkness & Hill and Thermo TerraTech. Environmental Business International also held discussions with management of Thermo TerraTech and its subsidiaries. Environmental Business International met with Adams, Harkness & Hill in order to review the comparable companies selected by Adams, Harkness & Hill for use in its analysis of Thermo TerraTech, as well as to review Adams, Harkness & Hill's overall assessment of Thermo TerraTech. Following its analysis, Environmental Business International concluded that the financial projections were prepared by Thermo TerraTech management on a reasonable basis, and that the analysis, procedures and industry assessments performed by Adams, Harkness & Hill were sufficiently comprehensive. As Environmental Business International had been retained by Adams, Harkness & Hill, Thermo TerraTech did not give any instructions to Environmental Business International regarding its work on behalf of Adams, Harkness & Hill. Neither Thermo TerraTech nor Adams, Harkness & Hill placed any limitations on the scope of Environmental Business International's investigation.

    Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its opinion that, independently, was material to its analysis. As a part of its engagement, Adams, Harkness & Hill was not requested to, and did not, solicit any third party indications of interest in acquiring Thermo TerraTech. The single member committee did not place any limitation upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its opinion.

    In rendering its opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Thermo TerraTech, and did not independently verify that information. Adams, Harkness & Hill assumed, with the single member committee's consent, that:

    - All material assets and liabilities, contingent or otherwise, known or unknown, of Thermo TerraTech are as set forth in its financial statements;

    - Obtaining all regulatory and other approvals and third party consents required for consummation of the proposed merger would not have a material effect on the anticipated benefits of the merger; and

    - The merger would be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by Thermo TerraTech or Thermo Electron of any of the conditions to their respective obligations thereunder.

    Adams, Harkness & Hill assumed that the projections examined by it were reasonably prepared based upon the best available estimates and good faith judgments of Thermo TerraTech's senior management as to the future performance of Thermo TerraTech. In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Thermo TerraTech. Adams, Harkness & Hill's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written opinion.

PUBLIC COMPANY PEER ANALYSIS--THERMO TERRATECH

    Thermo TerraTech provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. Thermo TerraTech operated in four segments at the time Adams, Harkness & Hill conducted its analyses: environmental-liability management, engineering and design, laboratory testing, and metal treating. Thermo TerraTech's metal treating segment was sold on June 1, 2000. The environmental-liability management segment includes ThermoRetec, a subsidiary of Thermo TerraTech. ThermoRetec is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices, ThermoRetec offers these and related consulting services in three areas: consulting and engineering, nuclear remediation, and fluids recycling. ThermoRetec's fourth line of business, soil remediation, was sold on June 6, 2000. Thermo TerraTech's majority-owned, privately-held Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary.

    The engineering and design segment includes Randers Killam, another subsidiary of Thermo TerraTech. Randers Killam provides comprehensive engineering and outsourcing services in three areas: water and wastewater treatment, highway and bridge engineering, and infrastructure engineering. Randers Killam's fourth line of business, process engineering and construction, was sold on January 28, 2000. This segment also included, until its sale on July 1, 2000, Thermo TerraTech's wholly owned Normandeau Associates Inc. subsidiary, which provided consulting services that address natural resource management issues. Thermo TerraTech's wholly owned Thermo Analytical Inc. subsidiary, which represents the laboratory testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the United States. The metal treating segment, which was part of Thermo TerraTech at the time Adams, Harkness & Hill conducted its analysis, performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin.

    Accordingly, Adams, Harkness & Hill established three groups of publicly traded companies to address the four business areas in which Thermo TerraTech operates, either directly, through wholly-owned subsidiaries, or indirectly, through financial reporting consolidation of majority-owned subsidiaries ThermoRetec and Randers Killam. The three groups consist of:

    -  ENVIRONMENTAL SERVICES COMPANIES

       - Diversified Civil Engineering/Construction/Environmental/Consulting Companies

           1)  Baker (Michael) Corp.;

           2)  Jacobs Engineering Group, Inc.; and

           3)  URS Corp.

       - Environmental Services and Consulting Companies

           1)  EA Engineering Science & Technology;

           2)  Ecology and Environment;

           3)  GZA GeoEnvironmental Technologies;

           4)  Harding Lawson Associates Group; and

           5)  Tetra Tech Inc.

       - Environmental Engineering and Remediation Services

           1)  IT Group Inc.;

           2)  National Environmental Services Co.;

           3)  Sevenson Environmental Services Inc.;

           4)  TRC Companies Inc.;

           5)  Versar, Inc.; and

           6)  Weston (Roy F.)

    -  METAL TREATMENT COMPANIES

       1)  Bodycote International;

       2)  Gibraltar Steel Corp.; and

       3)  Lindberg Corp.

    -  COMMERCIAL LABORATORIES

       1)  Applied Analytical Ind.;

       2)  BioReliance Corp.;

       3)  Covance Inc.;

       4)  Parexel International Corp.; and

       5)  Quintiles Transnational Corp.

    Adams, Harkness & Hill selected these companies based on its review of their respective businesses, assessment of their relative financial performance and competitive position, and, in the case of companies competing in the environmental services industry, consultation with Environmental Business International. In some circumstances, companies which met most quantitative and qualitative criteria for selection were excluded from the peer group analysis because Adams, Harkness & Hill determined that a particular characteristic, such as diversification of business operations, of one or more companies made them less relevant for comparative purposes.

    Adams, Harkness & Hill compared certain financial measures and metrics of Thermo TerraTech with those of the peer group companies. Such information included: market capitalization; enterprise value; price/projected calendar
1999 & 2000 earnings ratios; enterprise value/last twelve months' revenue; last twelve months' operating margin; market capitalization/book value; and year/year quarterly revenue growth.

    Enterprise value/last twelve months' revenue and price/earnings multiples imply the range of value public markets place on companies in a particular market segment. Adams, Harkness & Hill employed an enterprise value valuation in this analysis because this methodology implies value based on a company's operations, regardless of how the company finances those operations. To determine enterprise value, market capitalization is calculated as the product of a company's common stock price per share multiplied by the number of diluted shares outstanding. Adams, Harkness & Hill used the closing price per share on October 8, 1999, for all public company comparable analyses. The market capitalization is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an enterprise value. Unlike enterprise value-based valuation methodologies, price/earnings-based valuation methodologies imply a value based on net after-tax earnings inclusive of the earnings impact of how the company finances its operations. The following equation illustrates the manner in which enterprise value has been calculated:

    ((market value of equity) + (debt))-(cash, cash equivalents and short-term investments)

    In order of descending enterprise value/last twelve months' revenue, the peer group companies, for which sufficient data was available, ranked as follows:

    -  ENVIRONMENTAL SERVICES COMPANIES

        1) Tetra Tech Inc.;

        2) National Environmental Services Co.;

        3) URS Corp.;

        4) IT Group Inc.;

        5) TRC Companies Inc.;

        6) Versar, Inc.;

        7) Sevenson Environmental Services Inc.;

        8) Jacobs Engineering Group, Inc.;

        9) Ecology and Environment;

       10) Weston (Roy F.);

       11) GZA GeoEnvironmental Technologies;

       12) Baker (Michael) Corp.;

       13) EA Engineering Science & Technology; and

       14) Harding Lawson Associates Group

    -  METAL TREATMENT COMPANIES

       1)  Bodycote International;

       2)  Gibraltar Steel Corp.; and

       3)  Lindberg Corp.

    -  COMMERCIAL LABORATORIES

       1)  Applied Analytical Ind.;

       2)  Quintiles Transnational Corp.;

       3)  Covance Inc.;

       4)  BioReliance Corp.; and

       5)  Parexel International Corp.

    In order of descending price/projected calendar 1999 earnings, where earnings per share estimates were available, the peer group companies ranked as follows:

    -  ENVIRONMENTAL SERVICES COMPANIES

       1)  Tetra Tech Inc.;

       2)  EA Engineering Science & Technology;

       3)  Jacobs Engineering Group, Inc.;

       4)  TRC Companies Inc.;

       5)  Harding Lawson Associates Group;

       6)  URS Corp.; and

       7)  IT Group Inc.

    -  METAL TREATMENT COMPANIES

       1)  Gibraltar Steel Corp.; and

       2)  Lindberg Corp.

    -  COMMERCIAL LABORATORIES

       1)  Quintiles Transnational Corp.;

       2)  Parexel International Corp.; and

       3)  Covance Inc.

    In order of descending price/projected calendar 2000 earnings, where earnings per share estimates were available, the peer group companies ranked as follows:

    -  ENVIRONMENTAL SERVICES COMPANIES

       1)  Tetra Tech Inc.;

       2)  Jacobs Engineering Group, Inc.;

       3)  URS Corp.;

       4)  IT Group Inc.; and

       5)  EA Engineering Science & Technology

    -  METAL TREATMENT COMPANIES

       1)  Gibraltar Steel Corp.; and

       2)  Lindberg Corp.

    -  COMMERCIAL LABORATORIES

       1)  BioReliance Corp.;

       2)  Applied Analytical Ind.;

       3)  Quintiles Transnational Corp.;

       4)  Covance Inc.; and

       5)  Parexel International Corp.

    The low, high and average financial ratios for the peer group companies are listed in the table below:

  -  ENVIRONMENTAL SERVICES COMPANIES

MULTIPLE                                                     LOW        HIGH     AVERAGE
--------                                                   --------   --------   --------
Enterprise value/last twelve months' revenue.............    0.1         1.2        0.6
Calendar year 1999 price/earnings........................    8.5        21.2       14.1
Calendar year 2000 price/earnings........................    4.2        17.6        9.5

  -  METAL TREATMENT COMPANIES

MULTIPLE                                                     LOW        HIGH     AVERAGE
--------                                                   --------   --------   --------
Enterprise value/last twelve months' revenue.............    0.8         2.7       1.4
Calendar year 1999 price/earnings........................    6.0        12.1       9.1
Calendar year 2000 price/earnings........................    5.9        10.5       8.2

  -  COMMERCIAL LABORATORIES

MULTIPLE                                                    LOW        HIGH     AVERAGE
--------                                                  --------   --------   --------
Enterprise value/last twelve months' revenue............     0.4        2.5        1.2
Calendar year 1999 price/earnings.......................    10.7       13.9       11.9
Calendar year 2000 price/earnings.......................     8.8       11.5       10.0

    To arrive at Thermo TerraTech's price/earnings multiples for calendar year 1999 and calendar year 2000, Adams, Harkness & Hill used Thermo TerraTech's internal management projections, as external research analysts' projections have not been published.

    Adams, Harkness & Hill compared these ranges of multiples to the multiple implied by the proposed consideration of approximately:

- Enterprise value/last twelve months' revenue:.............     0.9
- Calendar year 1999 price/earnings:........................    24.3
- Calendar year 2000 price/earnings:........................    12.0

    Based on this comparison and on its assessment of these financial measures and metrics for Thermo TerraTech and the peer group companies, Adams, Harkness & Hill noted that the value implied by the proposed consideration compared favorably to the ranges calculated using peer group data particularly with respect to the price earnings ratios for calendar years 1999 and 2000, which were significantly above the average values for each peer group.

TRANSACTION PREMIUMS PAID ANALYSIS

    Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirers are willing to pay above a seller's stock price prior to the announcement of the relevant transaction. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's stock price is measured one trading day, one week, and one month prior to the announcement of the transaction. Adams, Harkness & Hill reviewed 44 precedent transactions involving selected environmental services companies from January 1, 1998 to October 19, 1999, of which seven transactions involved the acquisition of the equity shares of publicly-traded companies for which share price data was available. In addition, Adams, Harkness & Hill reviewed 20 comparable precedent transactions involving selected metal treatment companies and 21 precedent transactions involving selected commercial laboratories. Adams, Harkness & Hill selected these transactions for consideration based on its review of the businesses involved in the respective transactions and, with respect to transactions involving companies in the environmental services industry, its consultation with Environmental Business International. In reviewing the businesses involved in the respective transactions, Adams, Harkness & Hill considered, among others, the following relevant factors: industry segments and customers served by the acquired company; the scale, financial performance and financial condition of the acquired company, particularly with regard to the absolute and relative valuations of the acquired company; and the competitive and strategic issues driving the respective transactions.

    Although Adams, Harkness & Hill is aware of the consolidation activity in the competitive metal treatment and commercial laboratory industries, and as such is aware of the appropriate metrics and multiples used to establish a range of value for companies in the respective industries, such data for publicly-traded companies was not sufficiently available.

    In order of descending premium paid based on the seller's stock price one trading day prior to announcement, the seven selected environmental transactions that involved the acquisition of the equity shares of publicly-traded companies for which share price data was available which were used were as follows:

    1)  Carmeuse Lime's acquisition of Dravo Corp.;

    2)  IT Group Inc.'s acquisition of Fluor Daniel GTI;

    3)  URS Corp.'s acquisition of Dames & Moore Group;

    4)  IT Group Inc.'s acquisition of OHM Corp.;

    5)  IT Group Inc.'s acquisition of Emcon;

    6)  USA Waste Services' acquisition of Trans American Waste Industries; and

    7) Special purpose acquisition vehicle of Weiss, Peck & Greer's acquisition of ATC Group Services.

    Based upon Adams, Harkness & Hill's analysis of premia paid in selected precedent environmental services industry transactions, the low, high and average premia (discounts) paid to sellers' share prices, using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions, for the month, week, and day prior to the announcements of such transactions are listed below:

                                                             LOW        HIGH     AVERAGE
                                                           --------   --------   --------
Premium Paid--1 Month prior..............................      3%        74%        42%
Premium Paid--1 Week prior...............................     (8%)       84%        33%
Premium Paid--1 Day prior................................      0%        87%        31%

    Adams, Harkness & Hill compared these ranges of implied premia to the implied premium offered by the difference between $7.25, assuming that no less than that price would be paid, and the closing price of the Thermo TerraTech common stock on the dates noted below:

    Prior to announcement of the merger agreement (10/20/99):

- Premium Paid--1 Month prior:..............................     30%
- Premium Paid--1 Week prior:...............................     38%
- Premium Paid--1 Day prior:................................     35%

    Adams, Harkness & Hill also compared these ranges of precedent premia to the implied premium offered by the difference between $7.25, assuming no less than that price would be paid, and the closing price of the Thermo TerraTech common stock on the dates noted below:

    Prior to Thermo Electron restructuring announcement (5/24/99):

- Premium Paid--1 Month prior:..............................     61%
- Premium Paid--1 Week prior:...............................     66%
- Premium Paid--1 Day prior:................................     41%

    Based on its assessment of the premiums paid in the selected precedent transactions described above, Adams, Harkness & Hill noted that the ranges of premiums implied by the proposed consideration of $7.25 compared favorably to the range of premiums associated with the precedent transactions. Specifically, Adams, Harkness & Hill noted that thc premia implied by the differences between $7.25, assuming no less than that price would be paid, and the prices of the Thermo TerraTech common stock both one day and one week prior to the announcement of the Thermo Electron restructuring on April 24, 1999 and the announcement of the merger agreement on October 20, 1999 were higher than the average premia paid in the precedent transactions for the comparable relative periods.

STOCK PRICE PERFORMANCE ANALYSIS

    Adams, Harkness & Hill examined the following for Thermo TerraTech and Thermo Electron:

       1)  200-day stock price performance;

       2)  Stock price performance since initial public offering;

       3) Stock price performance from January 1, 1998 to present compared to the NASDAQ Composite, S&P 500 and Russell 2000 stock indices;

       4) Stock price performance from January 1, 1998 to present compared to an index of each companies' respective public company peers.

    In addition, in assessing the value of the Thermo Electron common stock, Adams, Harkness & Hill examined selected institutional research reports on the Thermo Electron common stock, produced between February 25, 1999 and June 1, 1999, by a number of institutional research analysts.

    Based on its assessment of stock price performance for Thermo TerraTech and Thermo Electron, relative to the performance of major market indices and the stock prices of public company peers, and its review of the selected institutional research reports referenced above, Adams, Harkness & Hill noted that the stock price of Thermo TerraTech had underperformed over the relevant periods relative to the peer group and the relevant indices and, moreover, that the value implied by the proposed consideration compared favorably to the range of value within which Thermo TerraTech had traded over relevant comparative periods.

DISCOUNTED CASH FLOW ANALYSIS

    Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered, i.e., before interest expense, after-tax cash flows of Thermo TerraTech. To perform the discounted cash flow analysis, Adams, Harkness & Hill used the following data sources and assumptions:

    - Thermo TerraTech's management projections for the year ended December 31, 1999 through the year ended December 31, 2003 for the following Thermo TerraTech subsidiaries or divisions:

           ThermoRetec;

           Randers Killam;

           Lancaster Labs;

           Metal Treating;

           Normandeau; and

           EuroTech.

    - Unlevered after-tax cash flows were calculated as the after-tax (40% effective rate) operating earnings of the above listed businesses adjusted for the addition of non-cash expenses and the deduction of uses of cash not reflected in the income statement.

    - Weighted average costs of capital that ranged from 9.0% to 16.5% for the Environmental Services Companies, such as ThermoRetec, Randers Killam, Normandeau and EuroTech, and Metal Treatment Companies and from 11.0% to 18.5% for the Commercial Laboratories.

    - Terminal values based on the above listed businesses' earnings before interest and taxes for the year ended December 31, 2003, times earnings before interest and taxes multiples that ranged from 7.0x to 12.0x for the Environmental Services and Metal Treatment Companies, excluding EuroTech, whose earnings before interest and taxes multiple ranged from 5.0x to 10.0x, and from 10.0x to 15.0x for Commercial Laboratories.

    Adams, Harkness & Hill calculated the weighted average cost of capital for each of the peer group companies, using a risk free rate of 6.0% and a market risk premium of 7.4%, and arrived at the following ranges:

    - Environmental Services Companies: 7.1% to 11.1%, with an average of 9.3%

    - Metal Treatment Companies: 9.0% to 10.7%, with an average of 9.9%

    - Commercial Laboratories: 9.2% to 14.1%, with an average of 11.9%

    In order to calculate an appropriate range of terminal values, Adams, Harkness & Hill also calculated an enterprise value/earnings before interest and taxes multiple for each of the peer group companies and arrived at the following ranges:

    - Environmental Services Companies: 1.5x to 25.9x, with an average of 10.6x

    - Metal Treatment Companies: 5.5x to 12.0x, with an average of 8.9x

    - Commercial Laboratories: 3.1x to 12.7x with an average of 7.1x

    For each of the above listed Thermo TerraTech businesses, Adams, Harkness & Hill combined the calculated present value of cash flows for the year ended December 31, 1999 through December 31, 2003 with the business' respective terminal values to arrive at a range of enterprise values based on the above assumptions.

    The enterprise values of ThermoRetec, Randers Killam and EuroTech were then multiplied by Thermo TerraTech's percent ownership of each entity and combined with the enterprise values for the remaining businesses to arrive at a range of total enterprise values for Thermo TerraTech. These enterprise values were adjusted by adding Thermo TerraTech's cash balance and subtracting its debt balance to arrive at implied market capitalizations, i.e., equity values. Adams, Harkness & Hill divided the computed equity values by Thermo TerraTech's shares outstanding and arrived at a range of implied per share values of $5.90 to $17.21, with a median implied value of $10.88.

    Based on its assessment of discounted cash flow values for Thermo TerraTech, Adams, Harkness & Hill noted that the value implied by the proposed consideration compared favorably to these values.

BREAK-UP ANALYSIS OF THERMO TERRATECH

    Adams, Harkness & Hill performed a break-up analysis of Thermo TerraTech. A break-up analysis is an assessment of the cumulative going concern value of individual operations and/or assets if valued on a stand-alone basis, assuming the arm's length sale of each operation to a third party. This break-up analysis represents an assessment of the cumulative pre-tax value of Thermo TerraTech's individual operations and/or assets, without regard to capital gains taxes and transaction costs that would be associated with the sale of the operations and/or assets.

    Adams, Harkness & Hill derived an implied value for each of Thermo TerraTech's businesses based on the high, low and median enterprise value/last twelve months' revenue multiples from the businesses' respective public company peers analyses.

             ENTERPRISE VALUE/LAST TWELVE MONTHS' REVENUE MULTIPLE

                                                             HIGH       LOW       MEDIAN
                                                           --------   --------   --------
- ThermoRetec............................................  1.3          0.2        0.5

- Randers Killam.........................................  1.3          0.2        0.5

- Lancaster Labs.........................................  2.5          0.4        1.0

- Metal Treating.........................................  2.7          0.8        0.8

- Normandeau.............................................  1.3          0.2        0.5

- EuroTech...............................................  1.3          0.2        0.5

    To arrive at a range of overall implied value for Thermo TerraTech, Adams, Harkness & Hill undertook the following:

    - Multiplied the respective businesses' last twelve months' revenues by the above multiples to arrive at high, low and median implied valuations for each business.

    - The high, low and median valuations of ThermoRetec, Randers Killam and EuroTech were then multiplied by Thermo TerraTech's percent ownership of each entity and combined with the high, low and median valuations for the remaining businesses to arrive at high, low and median enterprise values for Thermo TerraTech.

    - The high, low and median enterprise values were adjusted by adding Thermo TerraTech's cash balance and subtracting its debt balance to arrive at implied equity values.

    - Adams, Harkness & Hill divided the computed equity values by Thermo TerraTech's shares outstanding and arrived at implied per share values of: high--$16.02 and median--$1.21. The low value was less than $0.00.

    Based on its assessment of this implied cumulative break-up value, Adams, Harkness & Hill noted that the value implied by the proposed consideration compared favorably to the value implied by the cumulative break-up value. However, Adams, Harkness & Hill noted that the relevance of its break-up analysis was limited, given that it represents an assessment of the cumulative pre-tax value of Thermo TerraTech's individual operations and/or assets, without regard to capital gains taxes and transaction costs that would be associated with the sale of the operations and/or assets.

REVIEW OF ANALYSES FOLLOWING JANUARY 31 ANNOUNCEMENT

    In light of the January 31, 2000 announcement that Thermo Electron intended to sell all of Thermo TerraTech's businesses, the change in the tax treatment of the merger, and updated financial information for Thermo TerraTech, the single member committee asked Adams, Harkness & Hill to review its opinion as to the fairness of the proposed consideration in the merger and assess whether the opinion could be affirmed. During March and early April 2000, Adams, Harkness & Hill contacted management of Thermo TerraTech and Thermo Electron and reviewed with them the current state of Thermo TerraTech's businesses, the status of negotiations regarding the sales of its businesses, and updated projections and financial statements for Thermo TerraTech. Adams, Harkness & Hill believed that some form of increase in the value of the proposed consideration to the public stockholders was justified in light of the potential negative tax consequence to Thermo TerraTech stockholders who would realize a gain on the sale of their Thermo TerraTech shares in the merger.

    At a meeting on April 11, 2000, Adams, Harkness & Hill advised the single member committee and the board that, based on its review of the information described above and the increase in the minimum value of the collar from $7.25 per share to $7.50 per share, it was able to affirm its opinion that the proposed exchange ratio, as revised, was fair to the public stockholders from a financial point of view. Adams, Harkness & Hill based its affirmation on an assessment of its original analysis supporting its opinion of October 19, 1999, incorporating in that assessment the increase in the minimum value of the collar, the changes, if any, in relative valuation within the peer group, and the changes, if any, in the relative valuations of Thermo TerraTech, ThermoRetec, Randers Killam, and Thermo Electron. Adams, Harkness & Hill evaluated the financial performance and relative valuation of the public company peers for the period between its original analysis and its affirmation on April 11, 2000, and concluded there had been no material change to the assumptions and variables involved in its original analysis supporting its opinion of October 19, 1999. Similarly, Adams, Harkness & Hill assessed the stock price performance and relative valuations of Thermo TerraTech, ThermoRetec, Randers Killam, and Thermo Electron for the period between its original analysis supporting its opinion of October 19, 1999, and its affirmation on April 11, 2000, and concluded there had been no material change to the assumptions and variables involved in its original analysis supporting its opinion of October 19, 1999. In considering its affirmation, Adams, Harkness & Hill did not assess its original analysis of transaction premiums paid in selected precedent transactions, its discounted cash flow analysis, or its break-up analysis, as Adams, Harkness & Hill was not aware of any material change in assumptions or circumstances, including the announcement of any relevant precedent transactions, that would impact its original analysis.

SUMMARY OF VALUATION ANALYSES

    The foregoing summary describes all material analyses performed by Adams, Harkness & Hill. However, the preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. However, there were no specific factors reviewed by Adams, Harkness & Hill that did not support its opinion. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

    Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the consideration to be received in the merger is fair, from a financial point of view, to the public stockholders.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER

    Thermo Electron intends to undertake the merger agreement at this time in order to acquire all of the outstanding shares of TerraTech common stock. In deciding to acquire all of the outstanding shares of TerraTech common stock at this time, Thermo Electron considered the following factors:

    - recent public capital market trends affecting small companies;

    - the latest trends in Thermo TerraTech's markets, primarily the environmental-liability and resource-management services industry;

    - Thermo TerraTech's debt, including debt owed to Thermo Electron;

    - reducing the public information available to competitors about Thermo TerraTech's business, which would result from Thermo TerraTech no longer having to file reports with the SEC;

    - eliminating other burdens on management from public reporting and other tasks required of public companies, including, for example, the dedication of time and resources of management to stockholder and analyst inquiries, and investor and public relations;

    - the costs of being a private company, including elimination of fees associated with SEC reporting and the related legal and accounting fees, that Thermo Electron anticipates could result in savings of approximately $450,000 per year, and

    - the ability of Thermo TerraTech's management to focus on long-term business goals, as opposed to quarterly earnings, as a private company.

    In addition, the Thermo Electron board of directors considered the advantages and disadvantages of some alternatives to acquiring the public stockholder interest in Thermo TerraTech, including (1) selling its ownership of Thermo TerraTech and (2) leaving Thermo TerraTech as a majority-owned, public subsidiary. The first alternative, of selling its equity interest in Thermo TerraTech, was briefly considered by Thermo Electron management, but it was not an alternative that was pursued as reasonable, given that, at the time, Thermo Electron did not want to sell its ownership of Thermo TerraTech. The advantages to leaving Thermo TerraTech as a majority-owned, public subsidiary that Thermo Electron considered included (1) the avoidance of dilution to the Thermo Electron stockholders by the issuance of more of its shares of common stock as consideration for shares of TerraTech common stock and (2) maintaining Thermo TerraTech's access to capital in the public markets as a public company. The disadvantages to leaving Thermo TerraTech as a majority-owned, public subsidiary that Thermo Electron considered included the following:

    - the burden on Thermo TerraTech of its debt, including debt owed to Thermo Electron;

    - the costs of being a public company; and

    - the public information available to competitors about Thermo TerraTech's business as result of its filing obligations with the SEC.

    Thermo Electron also considered the number of Thermo TerraTech shares held by the public stockholders, recent trends in the price of the TerraTech common stock and the relative lack of liquidity for the TerraTech common stock. Thermo Electron also reviewed the net overall cost of the transaction and its benefits, including the transaction's contribution to Thermo Electron's earnings. Thermo Electron also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction. In addition, Thermo Electron considered that, by acquiring the minority stockholder interest in Thermo TerraTech, it would advance the goal of its proposed corporate reorganization, in the form in which it was then proposed, to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron decided to make a proposal to Thermo TerraTech to acquire for stock, through a merger, all of the outstanding shares of TerraTech common stock that it did not already own. After extensive negotiations with the single member committee, Thermo Electron proposed an exchange ratio of
0.4 share of Thermo Electron common stock for every share of TerraTech common stock, subject to adjustment. The floor price, $7.50 per share, represents a premium of (1) approximately 79% over the closing price of the TerraTech common stock on April 30, 1999, the last day on which trading in the TerraTech common stock occurred prior to Thermo Electron's first public announcement of a proposal to take Thermo TerraTech private, with no financial terms announced as of that date, and (2) approximately 40% over the closing price of the TerraTech common stock on October 19, 1999, the trading day immediately prior to the public announcement of the financial terms of Thermo Electron's proposal.

    As of June 30, 2000, Thermo Electron beneficially owned approximately 87% of the outstanding TerraTech common stock.

PURPOSE AND REASONS OF THERMO TERRATECH FOR THE MERGER

    The purpose of Thermo TerraTech for engaging in the transactions contemplated by the merger agreement, at the time the merger agreement was entered into, was to become part of a larger operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. Thermo TerraTech considered the following factors in determining to engage in the merger:

    - the benefits to be gained from becoming part of a larger operating entity;

    - recent public capital market trends affecting small companies;

    - the latest trends in Thermo TerraTech's markets, primarily the environmental-liability and resource-management services industry;

    - the debt owed by Thermo TerraTech, including the debt owed to Thermo Electron;

    - reducing the public information available to competitors about Thermo TerraTech's business, which would result from Thermo TerraTech no longer having to file reports with the SEC;

    - eliminating other burdens on management from public reporting and other tasks required of public companies, including, for example, the dedication of time and resources of management to stockholder and analyst inquiries, and investor and public relations;

    - the costs of being a private company. For example, as a private company, Thermo TerraTech would not be required to file quarterly, annual or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements. Thermo Electron anticipates that eliminating these requirements could result in savings of approximately $450,000 per year, including the approximate cost of associated legal and accounting fees; and

    - the ability of Thermo TerraTech management to focus on long-term business goals, as opposed to quarterly earnings, as a private company.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

    Thermo Electron considered the findings, analysis and recommendation of TerraTech's single member committee and board with respect to the fairness of the merger to the public stockholders. As of the date of the merger agreement, Thermo Electron adopted the findings, analysis and recommendation of the single member committee and the board with respect to the fairness of the merger. Based solely on the findings, analysis and recommendation of the single member committee and its own internal review of the terms of the merger, Thermo Electron believes that the merger is both procedurally and substantively fair to the public stockholders and that the exchange ratio is fair to the public stockholders from a financial point of view. Thermo Electron did not attach specific weights to any factors in reaching its belief as to fairness. Thermo Electron is not making any recommendation as to how you should vote on the merger agreement.

    Some officers and directors of Thermo Electron are also officers and directors of Thermo TerraTech and have interests that are in addition to, or different from, your interests. See "--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest and based in part thereon, Thermo Electron's proposed offer was conditioned on, among other things, the approval of the merger by TerraTech's single member committee and the receipt by the single member committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    When you consider the recommendation of the board with respect to the merger, you should be aware that some officers and directors of Thermo TerraTech have interests in connection with the merger that are different from, or in addition to yours, as summarized below. In making their respective decisions to recommend the merger, the single member committee and the board were aware of these interests and considered them among the other matters described above under "--The Single Member Committee's and the Board's Recommendation."

    After the merger takes place, the current officers and directors of Thermo TerraTech will continue as the officers and directors of Thermo TerraTech; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the surviving corporation's and Thermo Electron's management after the merger. Officers and directors who own TerraTech common stock will receive shares of Thermo Electron common stock on the same terms as all the other stockholders.

    SINGLE MEMBER COMMITTEE

    As compensation for serving on the single member committee, which formally met with one or more of its advisors on 16 occasions, either in person or by telephone, from May 1999 through the date of this proxy statement-prospectus, the board has authorized that the member of the single member committee receive a special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.

    Mr. Vintiadis, the member of the single member committee, holds options to acquire 6,000 shares of TerraTech common stock. The options have exercise prices ranging from $4.16 to $10.03 per share. Under the terms of the merger agreement, these options will be treated on the same terms as all the other holders of Thermo TerraTech stock options and therefore will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Electron common stock. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Mr. Vintiadis owns no shares of TerraTech common stock, and accordingly will receive no shares of Thermo Electron common stock in the merger. Mr. Vintiadis has deferred units equal to 11,583 shares of TerraTech common stock under Thermo TerraTech's deferred compensation plan for directors, which units will be converted into the right to receive 4,633 shares of Thermo Electron common stock, assuming an exchange ratio of .4. See "--Deferred Compensation Plan for Directors." The options and deferred units were issued to Mr. Vintiadis under benefit plans approved by Thermo TerraTech's stockholders. In addition, Mr. Vintiadis owned 2,500 shares of Thermo Electron common stock as of May 31, 2000.

    THERMO TERRATECH DIRECTORS AND EXECUTIVE OFFICERS

    The members of the Thermo TerraTech board of directors, other than the member of the single member committee, and executive officers of Thermo TerraTech own 102,632 shares of TerraTech common stock and will receive 41,052 shares of Thermo Electron common stock in the merger, assuming an exchange ratio of .4. In addition, these board members and executive officers hold options to acquire 592,300 shares of TerraTech common stock, with exercise prices ranging from $4.16 to $10.03 per share, which will be assumed by Thermo Electron and be converted into options to acquire shares of Thermo Electron common stock on the same terms as all the other holders of Thermo TerraTech stock options. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." Deferred units equal to 23,587 shares of TerraTech common stock have accumulated under Thermo TerraTech's deferred compensation plan for directors, which units will be converted into the right to receive 9,434 shares of Thermo Electron common stock (assuming an exchange ratio of .4), if the directors elect to do so. See "--Deferred Compensation Plan for Directors." One member of the Thermo TerraTech board of directors owns a warrant to purchase 12,500 shares of TerraTech common stock, which will be converted into a warrant to purchase Thermo Electron common stock on the same terms as all the other holders of warrants to purchase TerraTech common stock. See "--Effect of the Merger on Thermo TerraTech Stock Options, Warrants and Debentures." These board members and executive officers also beneficially owned 1,768,835 shares of common stock of Thermo Electron as of May 31, 2000.

    Further, the following members of the board and executive officers hold director or officer positions with Thermo Electron. Mr. Theo Melas-Kyriazi, the chief financial officer of Thermo TerraTech, is also a vice president and the chief financial officer of Thermo Electron. Mr. Brian D.

Holt, the president, chief executive officer and a director of Thermo TerraTech, is also the chief operating officer, energy and environment, of Thermo Electron. Mr. William A. Rainville, a director of Thermo TerraTech, is also the chief operating officer, recycling and resource recovery, of Thermo Electron.

    INDEMNIFICATION AND INSURANCE

    The officers and directors of Thermo TerraTech are also covered under various indemnification arrangements with Thermo Electron. See
"--Indemnification and Insurance."

EFFECTS OF THE MERGER

    As a result of the merger, Thermo Electron will beneficially own the entire equity interest in Thermo TerraTech. Thermo Electron will have complete control over the conduct of Thermo TerraTech's business and will have a 100% interest in the net book value and net earnings of Thermo TerraTech and any future increases in the value of Thermo TerraTech. Thermo Electron's ownership of Thermo TerraTech prior to the merger was approximately 87%. Upon completion of the merger, Thermo Electron's interest in Thermo TerraTech's net book value of $51.6 million on April 1, 2000, and net loss of $43.2 million for the fiscal year ended April 1, 2000, respectively, would increase from approximately 87% of such amounts to 100% of such amounts. You will no longer have any interest in, and will not be a stockholder of, Thermo TerraTech and therefore will not directly participate in Thermo TerraTech's future earnings and potential growth. In addition, you will no longer bear the risk of any decreases in the value of Thermo TerraTech. Instead, the stockholders of Thermo TerraTech other than Thermo Electron will have the right to receive 0.4 share of Thermo Electron common stock for each share held, subject to adjustment.

    In addition, after the merger, the TerraTech common stock will no longer be traded on the American Stock Exchange, price quotations for sales of shares in the public market will no longer be available and the registration of the TerraTech common stock under the Exchange Act will be terminated. The termination of registration of the TerraTech common stock under the Exchange Act will eliminate Thermo TerraTech's obligation to file periodic financial and other information with the SEC and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

    Because Thermo Electron expects that it will sell or otherwise dispose of the assets of Thermo TerraTech following the merger, it expects the merger to be treated as a taxable exchange by the Thermo TerraTech shareholders of their shares of TerraTech common stock for shares of Thermo

Electron common stock. As a result, each Thermo TerraTech shareholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock, plus any cash in lieu of fractional shares, received by the shareholder in the merger exceeds, or is less than, the shareholder's basis in the Thermo TerraTech stock that is surrendered. If Thermo Electron does not dispose of substantially all of the assets of Thermo TerraTech shortly after the merger, it is possible that the merger would qualify for treatment as a "reorganization" under the Internal Revenue Code. This would mean that shareholders of Thermo TerraTech would not recognize gain or loss upon their exchange of TerraTech common stock for Thermo Electron common stock. Although Thermo Electron currently believes that it is unlikely that the merger will qualify as a reorganization, market conditions at the time that Thermo Electron attempts to sell the Thermo TerraTech businesses might not be favorable, and thus Thermo Electron would choose not to sell at that time, which could delay the sales for a sufficient amount of time to allow the merger to qualify as a reorganization. IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, YOU SHOULD CONSULT WITH A TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOUR SPECIFIC CIRCUMSTANCES.

CONDUCT OF THERMO TERRATECH'S BUSINESS AFTER THE MERGER

    Subject to the balance of this section, Thermo Electron expects that the day-to-day business and operations of Thermo TerraTech will be conducted, for the foreseeable future, substantially as they are currently being conducted by Thermo TerraTech. Additionally, Thermo Electron does not currently contemplate any material change in the composition of Thermo TerraTech's management except that Thermo Electron intends to appoint a board of directors comprised of the surviving corporation's management after the merger.

    On January 31, 2000, Thermo Electron announced that it plans to sell Thermo TerraTech's remaining businesses, in addition to the businesses that were announced to be sold as of May 24, 1999. Please see "INFORMATION ABOUT THERMO TERRATECH, THERMO ELECTRON AND TTT ACQUISITION" for a description of the businesses that have been sold to date.

CONDUCT OF THE BUSINESS OF THERMO TERRATECH IF THE MERGER IS NOT CONSUMMATED

    If the merger is not consummated, the board of directors expects that Thermo TerraTech's current management will continue to operate Thermo TerraTech's business substantially as currently operated, until its businesses are sold. See "--Conduct of Thermo TerraTech's Business After the Merger." No other alternatives are currently being considered.

CONVERSION OF SECURITIES

    At the effective time of the merger, each share of TerraTech common stock, other than shares held in treasury by Thermo TerraTech and shares held by Thermo Electron, will be automatically converted into the right to receive 0.4 share of Thermo Electron common stock, subject to adjustment as set forth below. Except for the right to receive shares of Thermo Electron common stock, from and after the effective time, all shares of TerraTech common stock will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing shares of TerraTech common stock will after the effective time cease to have any rights with respect to the shares, other than the right to receive shares of Thermo Electron common stock for their shares of TerraTech common stock upon surrender of the stock certificate.

    In the merger, Thermo TerraTech stockholders will receive 0.4 share of Thermo Electron common stock for each share of TerraTech common stock owned by them, rounded down to the nearest whole share, without interest, plus a check for any fractional share of Thermo Electron common stock. Holders of what would have been a fractional share of Thermo Electron common stock will receive cash equal to the closing price of the Thermo Electron common stock on the trading day preceding the closing date, multiplied by the fraction of the share of Thermo Electron common stock they would have received, rounded to the nearest whole cent. The exchange ratio may be adjusted, as follows:

IF:                                            THEN:
the average of the closing prices of Thermo    the exchange ratio will change to be $7.50
Electron common stock during the 20 trading    divided by the average of the closing prices
days ending five trading days before the       of Thermo Electron common stock during the 20
merger times the exchange ratio (0.4)=less     trading days ending five trading days before
than $7.50                                     the merger.

EXAMPLE: If the average of the closing prices of Thermo Electron common stock before the merger is $14.00, then using the formula set forth above:

$14.00 x 0.4=$5.60, which is less than $7.50. The exchange ratio would be adjusted to be $7.50 divided by $14.00, or 0.53.

    This would mean that, instead of receiving 0.4 share of Thermo Electron common stock for every share of TerraTech common stock, you would receive 0.53 share of Thermo Electron common stock. However, Thermo Electron can elect to terminate the merger agreement if the adjustment would require Thermo Electron to issue more than 1.8 million shares of its common stock in the merger.

IF:                                            THEN:
the average of the closing prices of Thermo    the exchange ratio will change to be $9.25
Electron common stock during the 20 trading    divided by the average of the closing prices
days ending five trading days before the       of Thermo Electron common stock during the 20
merger times the exchange ratio (0.4)=more     trading days ending five trading days before
than $9.25                                     the merger.

EXAMPLE: If the average of the closing prices of Thermo Electron common stock before the merger is $25.00, then using the formula set forth above:

$25.00 x 0.4=$10.00, which is more than $9.25. The exchange ratio would be adjusted to be $9.25 divided by $25.00, or 0.37.

    This would mean that, instead of receiving 0.4 share of Thermo Electron common stock for every share of TerraTech common stock, you would receive
0.37 share of Thermo Electron common stock.

    Assuming an exchange ratio of 0.4 share of Thermo Electron common stock for every share of TerraTech common stock, Thermo TerraTech public stockholders would hold approximately 0.6% of the outstanding Thermo Electron common stock following the merger. Assuming both an exchange ratio of 0.4 and the exercise or conversion of all outstanding Thermo TerraTech stock options, warrants and debentures, which will, after the merger, be exercisable for or convertible into Thermo Electron common stock, Thermo TerraTech public stockholders would hold approximately 2.9% of the outstanding Thermo Electron common stock following the merger.

    You will not receive interest on the consideration payable upon the surrender of your stock certificates. Payment of the exchange ratio to a person who is not the registered holder of a stock certificate is conditioned upon the surrendered certificate being properly endorsed and otherwise in proper form for transfer, as determined by the exchange agent. Further, the person requesting payment will be required to pay any transfer or other taxes required because of the payment to a person other than the registered holder of the stock certificate, or establish to the satisfaction of the exchange agent that any necessary tax has been paid or is not payable. Six months after the effective time, Thermo Electron may require the exchange agent to deliver to it any shares of Thermo Electron common stock and any cash in lieu of fractional shares made available to the exchange agent which have not been disbursed to Thermo TerraTech common stockholders. Neither the exchange agent nor any party to the merger agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid pursuant to any applicable abandoned property, escheat or similar law.

    At the effective time, each share of common stock of TTT Acquisition will automatically be converted into one share of common stock of the surviving corporation. All shares held in treasury by Thermo TerraTech will, at the effective time, cease to exist.

EFFECT OF THE MERGER ON THERMO TERRATECH STOCK OPTIONS, WARRANTS AND DEBENTURES

    Thermo TerraTech has, from time to time, issued options to acquire TerraTech common stock under its incentive and nonqualified stock option plans, its equity incentive plan, and its directors stock option plan, each as amended. At the effective time of the merger, each outstanding Thermo TerraTech stock option under the TerraTech stock option plans, whether or not exercisable, will be assumed by Thermo Electron. Each Thermo TerraTech stock option will continue to have, and be subject to, substantially the same terms and conditions that it had immediately prior to the effective time, except that:

    - each Thermo TerraTech stock option will be exercisable for a number of shares of Thermo Electron common stock determined by multiplying the number of shares of TerraTech common stock issuable upon exercise of the option immediately prior to the effective time by the exchange ratio; and

    - the exercise price for the shares of Thermo Electron common stock issuable upon exercise of the option will be determined by dividing the exercise price per share of TerraTech common stock at which the option was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent.

    In addition, at the effective time, all warrants to purchase TerraTech common stock then outstanding shall be converted into warrants to purchase Thermo Electron common stock. The number of whole shares of Thermo Electron common stock for which each warrant will be exercisable and the per share exercise price of the warrant will be determined in accordance with the terms of the warrants.

    After the merger, Thermo TerraTech's debentures will be convertible into shares of Thermo Electron common stock, rather than into TerraTech common stock. The debentures are currently convertible into TerraTech common stock at a price of $15.90 per share. An aggregate of $111,850,000 principal amount of the debentures was outstanding as of June 30, 2000. Holders of the debentures will not have the right to cause Thermo TerraTech to redeem the debentures as a result of the merger. Assuming an exchange ratio of 0.4, following the merger the debentures will be convertible into Thermo Electron common stock at a conversion price of $39.75 per share.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    At the effective time, subject to obtaining the consents of the affected participants, the Thermo TerraTech deferred compensation plan for outside directors will terminate, and Thermo TerraTech will distribute to each participant either Thermo Electron common stock in an amount equal to the balance of stock units credited as of the effective time multiplied by the exchange ratio or the equivalent value of the Thermo Electron common stock in cash. Two directors, Mr. Vintiadis, the member of the single member committee, and Mr. Donald E. Noble had, as of May 31, 2000, deferred units equal to 11,583 and 23,587 shares of TerraTech common stock under the deferred compensation plan. If the directors elect to receive stock, assuming an exchange ratio of 0.4, they will receive 4,633 and 9,434 shares of Thermo Electron common stock, respectively, at the effective time of the merger. If the directors elect to receive cash, at the effective time of the merger they will receive cash equal to the closing price of the Thermo Electron common stock on the trading day preceding the closing date, multiplied by the number of shares of Thermo Electron common stock they would have received, rounded to the nearest whole cent.

TRANSFER OF SHARES

    Shares of TerraTech common stock will not be transferred on the stock transfer books at or after the effective time. If certificates representing such shares are presented to Thermo TerraTech after the effective time, the shares will be canceled and exchanged for shares of Thermo Electron common stock and cash in lieu of fractional shares.

REPRESENTATIONS AND WARRANTIES

    Thermo TerraTech made representations and warranties in the merger agreement regarding, among other things, the following;

    - its organization and good standing;

    - its authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - its capitalization;

    - the accuracy of information supplied by Thermo TerraTech for inclusion in the registration statement of which this proxy statement-prospectus forms a part;

    - required governmental and other consents and approvals; and

    - its receipt of a fairness opinion from Adams, Harkness & Hill.

    Thermo Electron and TTT Acquisition made representations and warranties in the merger agreement regarding, among other things, the following:

    - their organization and good standing;

    - their authority to enter into the merger agreement and consummate the transactions contemplated in the agreement;

    - Thermo Electron's capitalization;

    - the accuracy of information supplied by Thermo Electron for inclusion in forms and reports required to be filed with the SEC and supplied to Adams, Harkness & Hill; and

    - required governmental and other consents and approvals.

    The representations and warranties of the parties in the merger agreement will terminate at the completion of the merger.

    Representations and warranties like these are made by parties to merger agreements in order to assure the other parties involved that important facts about a company and prerequisites to a merger transaction are true. For example, it is important for a party to a merger agreement to know that the other party has been authorized by its board of directors or other governing body to take part in the transaction. If it turned out after the transaction that a company was not really authorized to take part in the transaction, the merger could be undone on the grounds that it was not entered into by two validly contracting parties. That would be very disruptive for the parties concerned and their stockholders. The merger agreement can be terminated, and the merger would not happen, if one of our representations or warranties is materially untrue as of the effective time of the merger, and we cannot make them true after we have been notified by the other party that they are not true. The termination of the merger agreement would affect you in that you would remain a stockholder of Thermo TerraTech, and you would not become a stockholder of Thermo Electron.

COVENANTS

    In the merger agreement, Thermo TerraTech agreed that from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time, it will:

    - carry on its business in the usual, regular and ordinary course, substantially consistent with past practice, except as consented to by Thermo Electron;

    - pay its debts and taxes when due subject to good faith disputes over its debts or taxes;

    - pay or perform other material obligations when due; and

    - use its commercially reasonable efforts consistent with past practices and policies to preserve its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    In the merger agreement, Thermo Electron agreed that from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will, except for actions contemplated by the merger agreement or some other actions:

    - carry on its business materially in the usual, regular and ordinary course;

    - pay its debts and taxes when due subject to good faith disputes over its debts or taxes;

    - pay or perform other material obligations when due; and

    - use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    In addition, Thermo Electron agreed that it will not, and will not permit any of its material subsidiaries to, take any action which would make any of the representations and warranties of Thermo Electron in the merger agreement untrue or cause Thermo Electron not to be in compliance with any covenant in the merger agreement.

    Thermo Electron has also agreed to give prompt notice to Thermo TerraTech of any written offers or indications of interest that it receives from a prospective purchaser of any material properties or assets of Thermo TerraTech or its subsidiaries, which set forth a proposed purchase price greater than $3 million, or in which the book value of the assets being sold is greater than $3 million, other than sales of assets in the ordinary course of business.

    Covenants like these are included in merger agreements in order to create obligations on a party to a merger agreement to do, or not to do, things that are important to the other party before the merger happens. For example, it is important to Thermo Electron that Thermo TerraTech continue to pay its bills and maintain its current business until the merger, because Thermo Electron wants Thermo TerraTech's business to have basically the same qualities when it merges with Thermo Electron as it had when Thermo Electron decided it wanted to merge with Thermo TerraTech. The merger agreement can be terminated, and the merger would not happen, if we have not materially performed or complied with one of our covenants as of the effective time of the merger, and we still cannot materially perform or comply with the covenant after we have been notified by the other party that we need to do so. The termination of the merger agreement would affect you in that you would remain a stockholder of Thermo TerraTech, and you would not become a stockholder of Thermo Electron.

CONDITIONS

    The completion of the merger depends upon our meeting a number of conditions, including the following:

    - adoption of the merger agreement by the holders of a majority of the outstanding shares of TerraTech common stock;

    - the absence of any statute, injunction or other order that has the effect of making the merger illegal or otherwise prohibits consummation of the merger;

    - the effectiveness of the registration statement of which this proxy statement-prospectus forms a part and a resale registration statement covering the sale of Thermo Electron common stock issuable upon exercise of the TerraTech warrants assumed by Thermo Electron in the merger and the absence of an order suspending the effectiveness of the registration statements;

    - the authorization for listing on the New York Stock Exchange of all shares of Thermo Electron common stock issuable under the merger agreement;

    - no event that would result in the issuance of the rights to purchase Thermo Electron's Series B Junior Participating Preferred Stock shall have occurred;

    - each of Thermo Electron's, Thermo TerraTech's and TTT Acquisition's representations and warranties in the merger agreement must be materially true and correct on and as of the effective time of the merger; and

    - each of Thermo Electron, Thermo TerraTech and TTT Acquisition shall have materially performed or complied with the obligations that the merger agreement requires each of them to perform or comply with at or prior to the effective time of the merger.

    In addition, Thermo TerraTech's obligation to complete the merger is subject to these conditions, which may be waived in writing by Thermo TerraTech if the single member committee approves:

    - at the time this proxy statement-prospectus is mailed to you and at the effective time of the merger, Adams, Harkness & Hill shall have reaffirmed orally and not withdrawn its fairness opinion; and

    - Thermo Electron shall have received any necessary state securities approvals for the issuance of its common stock under the merger agreement.

    The obligations of TTT Acquisition and Thermo Electron to effect the merger are subject to the following condition, which may be waived in writing by Thermo
Electron:

    - the single member committee shall not have withdrawn its recommendation to the board of directors that the merger agreement, including the exchange ratio, is fair to, and in the best interests of, the public stockholders of Thermo TerraTech.

    Conditions like these are put in merger agreements in order to make sure that things that each party wants to have happen before the merger have in fact occurred before the parties go through with the merger. For example, it is very important to Thermo TerraTech that the Thermo Electron common stock which you will receive in the merger is registered with the Securities and Exchange Commission before the merger happens, so that you can freely resell it if you are not an affiliate. If any of the conditions to the completion of the merger is not met, and the failure by one party to meet the condition is not waived by the other party, the merger agreement may be terminated, and the merger would not happen. This would affect you in that you would remain a stockholder of Thermo TerraTech and you would not become a stockholder of Thermo Electron.

INDEMNIFICATION AND INSURANCE

    The surviving corporation shall, and Thermo Electron will cause the surviving corporation to, fulfill and honor in all respects the indemnification obligations of Thermo TerraTech, under Thermo TerraTech's Certificate of Incorporation and Bylaws, each as in effect on the date of the merger agreement. The surviving corporation's Certificate of Incorporation and Bylaws will contain the indemnification and elimination of liability for monetary damages provisions that are currently set forth in Thermo TerraTech's Certificate of Incorporation and Bylaws. Those provisions will not be amended, repealed or otherwise modified for six years from the effective time in a manner that would adversely affect the rights of those people who, as of the date of the merger agreement and at any time from the date of the merger agreement until the effective time, were directors or executive officers of Thermo TerraTech, unless modifications are required by law.

    In addition, Thermo Electron will cause the surviving corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for six years after the effective time, a directors' and officers' liability insurance policy covering the Thermo TerraTech directors and officers who, on the date of the merger agreement, were then covered by Thermo Electron's liability insurance policy. The coverage of that policy will be no less favorable in amount and scope than the directors' and officers' existing coverage. However, the surviving corporation will not be required to pay premiums for that insurance if they would be more than 175% of the current annual premiums, as adjusted for inflation each year, allocable to and paid by Thermo TerraTech.

    The merger agreement also provides that Thermo TerraTech will, regardless of whether the merger becomes effective, indemnify Mr. Vintiadis against any costs and expenses paid for any claim or action arising out of or pertaining to any action or omission in his capacity as a director or fiduciary of Thermo TerraTech, including as a member of the single member committee or in connection with the merger, that occurs on, before or after the effective time, until the statute of limitations relating to the action or omission expires. Thermo TerraTech shall pay Mr. Vintiadis' expenses in advance of the final disposition of the action upon receipt of an undertaking by Mr. Vintiadis to repay those expenses if it is later decided that he is not entitled to the payment. If the merger becomes effective, Thermo Electron will be jointly and severally responsible for the indemnification and expenses advancement obligations described above. If the merger does not become effective, Thermo Electron will only be responsible for indemnifying or advancing expenses for matters that relate to the work of the single member committee, the merger agreement or the transactions contemplated by the merger agreement.

    In addition, Thermo Electron has entered into separate indemnification agreements with each of the members of the board of directors, including the member of the single member committee. These agreements provide for indemnification of and advancement of expenses to the Thermo TerraTech directors directly by Thermo Electron in the event that a director, because of his or her status as a director or officer of Thermo TerraTech, or service as a director, officer or fiduciary of another company at the request of Thermo Electron, is made or threatened to be made a party to any action, suit or other proceeding, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of Thermo Electron. In addition, with respect to any criminal action or proceeding, indemnification shall be made only if the director also had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

    Thermo Electron entered into these indemnification agreements with Thermo TerraTech's officers and directors so that the indemnified officers and directors would have supplemental protection in the event that indemnification directly from Thermo TerraTech was not available either because of legal restricions or because Thermo TerraTech did not have the funds to cover the obligation.

TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the effective time, whether before or after adoption of the merger agreement by the stockholders of Thermo TerraTech, the merger agreement may be terminated by the mutual written consent of the board of directors of TTT Acquisition and the board of directors of Thermo TerraTech, upon approval of the single member committee.

    In addition, either TTT Acquisition or Thermo TerraTech, upon approval of the single member committee, may terminate the merger agreement prior to the effective time, whether before or after adoption of the merger agreement by the stockholders of Thermo TerraTech, in the following circumstances:

    - the merger has not been completed by September 30, 2000, in which case the right of Thermo TerraTech to terminate shall be exercised as directed by the single member committee, unless the party seeking to terminate has breached the merger agreement and that breach has been a principal cause of the failure of the merger to be completed;

    - a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the merger and the order, decree, ruling or action is final and nonappealable; or

    - the stockholders of Thermo TerraTech have not adopted the merger agreement, unless the party seeking to terminate has breached the merger agreement and that breach has been the principal cause of or resulted in the failure to obtain stockholder adoption of the merger agreement. Thermo Electron has agreed to vote, or cause to be voted, all of the TerraTech common stock owned by it and any of its subsidiaries in favor of the merger.

    In addition, TTT Acquisition may terminate the merger agreement prior to the effective time, whether before or after adoption of the merger agreement by the stockholders of Thermo TerraTech, if (1) Thermo TerraTech breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 10 business days after written notice of the breach from TTT Acquisition or (2) Thermo Electron would be required to issue more than 1,800,000 shares of its common stock as a result of an adjustment to the exchange ratio.

    In the event that Thermo Electron would be required to issue more than 1,800,000 shares of its common stock, Thermo Electron would have to decide whether to exercise its right to terminate the merger agreement. The factors that Thermo Electron would consider in making this decision include the exact number of shares it would be required to issue and the level of dilution to Thermo Electron stockholders from that issuance; the market conditions existing at the time the decision is made, including trends in the price of the Thermo Electron common stock; and the financial condition of the business of Thermo TerraTech.

    Based on the number of shares of TerraTech common stock held by the public stockholders as of June 30, 2000 (2,424,160), the price of Thermo Electron common stock would have to reach approximately $10.10 per share in order to require Thermo Electron to issue more than 1,800,000 shares in the merger, calculated as follows:

    2,424,160 x $7.50 (the minimum value of Thermo Electron stock issuable to the public stockholders in the merger) = $18,181,200
    $18,181,200 / 1,800,000 = $10.10 per share

    Thermo TerraTech may terminate the merger agreement prior to the effective time, whether before or after adoption of the merger agreement by the stockholders of Thermo TerraTech, if:

    - the single member committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the board's or the single member committee's fiduciary duties under applicable law, which determination would result in the withdrawal or modification of the single member committee's recommendation and, at the single member committee's election, the termination of the merger agreement; or

    - Thermo Electron or TTT Acquisition breaches any representation, warranty, covenant or agreement in any material respect and fails to cure the breach within 10 business days after written notice of the breach from Thermo TerraTech.

    Subject to applicable law, the merger agreement may be amended by the parties at any time by written agreement; provided, however, that Thermo TerraTech may not amend the merger agreement without the approval of the single member committee.

    Neither party will have to pay a termination fee if the merger agreement is terminated.

EXPENSES

    The parties will to pay their own costs and expenses in connection with the merger agreement. Assuming the merger is consummated, the estimated costs and fees which will be paid by Thermo TerraTech are as follows:

COST OR FEE                                                   ESTIMATED AMOUNT
-----------                                                   ----------------
Financial advisory fees.....................................      $137,500
Listing fees................................................        14,750
Legal fees..................................................       100,000
Accounting fees.............................................        15,000
Single member committee fees................................        40,000
Printing and mailing fees...................................       100,000
Commission filing fees......................................         3,316
Other regulatory filing fees................................         5,000
Miscellaneous...............................................        34,434
                                                                  --------
                                                                  $450,000
                                                                  ========

    See "--Opinion of Adams, Harkness & Hill" for a description of the fees to be paid to Adams, Harkness & Hill in connection with its engagement. For a description of fees payable to the member of the single member committee, see "--Conflicts of Interest."

ACCOUNTING TREATMENT

    The merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS

    There are no federal or state regulatory approvals required that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the merger by any party to the merger agreement, except for (1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the federal and state securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF THERMO TERRATECH AND THERMO
  ELECTRON

    The shares of Thermo Electron common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Thermo Electron common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of us and may include some of our respective officers and directors, as well as the principal stockholders of each of us. Affiliates may not sell their shares of Thermo Electron common stock acquired in the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    Thermo Electron's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Thermo Electron common stock to be received by affiliates in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF THERMO ELECTRON COMMON STOCK TO BE
  ISSUED IN THE MERGER

    Thermo Electron will use its best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Delaware law, shareholders of Thermo TerraTech are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for shares of TerraTech common stock.

COMPARATIVE PER SHARE MARKET PRICE DATA

    The Thermo Electron common stock is traded on the New York Stock Exchange under the symbol "TMO." The TerraTech common stock is traded on the American Stock Exchange under the symbol "TTT."

    The following table sets forth the closing prices per share of the TerraTech common stock and the closing prices per share of Thermo Electron common stock on the following dates:

    - May 4, 1999, the last trading day before the public announcement of Thermo Electron's proposal, with no price having been determined, to take Thermo TerraTech private. In the case of the TerraTech common stock, closing price information is given as of April 30, 1999, which was the last day on which the TerraTech common stock traded before the May 5 announcement; and

    - October 19, 1999, the last trading day before the public announcement that Thermo Electron and Thermo TerraTech had entered into the merger agreement;

    - April 12, 2000, the last trading day before the public announcement of the revised exchange ratio; and

    - August   , 2000, the last trading day before the date of this proxy statement-prospectus.

    The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of TerraTech common stock you would have received if the exchange ratio had been set under the terms of the merger agreement on each of
May 4, 1999, October 19, 1999, April 12, 2000 and August   , 2000.

                                         APRIL 30, 1999/
STOCK/DATE                                 MAY 4, 1999     OCTOBER 19, 1999   APRIL 12, 2000   AUGUST , 2000
----------                               ---------------   ----------------   --------------   --------------
Thermo TerraTech.......................      $4.1875           $ 5.375           $ 7.50           $
Thermo Electron........................     16.25               13.0625           19.8125
Equivalent Per Share Price.............      7.50                7.50              7.925

                              THE SPECIAL MEETING

PROXY SOLICITATION

    This proxy statement-prospectus is being delivered to you in connection with the solicitation by the board of proxies to be voted at the special meeting to
be held on             , 2000 at 10:00 a.m., local time, at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. Thermo TerraTech will pay all expenses in connection with solicitation of the proxy statement-prospectus. Officers, directors and regular employees of Thermo TerraTech, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. Thermo TerraTech has asked brokers and nominees who hold stock in their names to give the proxy statement-prospectus to their customers. This proxy statement-prospectus is first being
mailed on or about       , 2000.

RECORD DATE AND QUORUM REQUIREMENT

    Stockholders of record at the close of business on August 2, 2000 are entitled to notice of, and to vote at, the special meeting. Each holder of record of TerraTech common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were 19,111,110 shares of TerraTech common stock issued and outstanding held by 962 holders of record and by approximately 1,200 persons or entities holding in nominee name.

    The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of TerraTech common stock through a broker, bank or other nominee, generally the nominee may only vote your TerraTech common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

VOTING PROCEDURES

    Under Delaware law, holders of a majority of the outstanding shares of TerraTech common stock entitled to vote at the special meeting must vote to adopt the merger agreement. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the merger agreement. Thermo Electron, which owns approximately 87% of the outstanding TerraTech common stock, owns enough shares to adopt the merger agreement without the vote of the public stockholders and has agreed to vote in favor of the merger agreement. In addition, Thermo TerraTech's directors and executive officers have expressed their intention to vote to adopt the merger agreement.

    If you execute a proxy card without giving instructions, the shares of TerraTech common stock represented by that proxy card will be voted "FOR" adoption of the proposed merger agreement.

    The board is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

VOTING AND REVOCATION OF PROXIES

    You may revoke your proxy at any time before it is exercised by one of the following means:

    - sending the secretary of Thermo TerraTech a notice revoking it;

    - submitting a duly executed proxy with a later date; or

    - voting in person at the special meeting.

    All shares represented by each properly executed and not revoked proxy received by the secretary of Thermo TerraTech prior to the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted to adopt the merger agreement.

EFFECTIVE TIME

    The merger will be effective as soon as practicable following stockholder adoption of the merger agreement and the satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of a certificate of merger with the secretary of state of the State of Delaware. See "THE MERGER--Conditions."

                SELECTED FINANCIAL INFORMATION--THERMO ELECTRON


    The selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended December 28, 1996, and December 30, 1995, has been derived from Thermo Electron's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo Electron's Consolidated Financial Statements and related notes incorporated by reference into this proxy statement-prospectus. The selected financial information as of and for the six months ended July 1, 2000, and July 3, 1999, has not been audited but, in the opinion of Thermo Electron, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended July 1, 2000, are not necessarily indicative of results for the entire year.



                                          SIX MONTHS ENDED
                                       -----------------------                           FISCAL YEAR (1)
                                        JULY 1,      JULY 3,     ---------------------------------------------------------------
                                          2000       1999 (2)     1999 (3)      1998 (4)       1997       1996 (5)       1995
                                       ----------   ----------   -----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $1,208,411   $1,187,916   $ 2,471,193   $2,055,805   $1,979,602   $1,573,005   $1,059,064
Income (Loss) from Continuing
  Operations Before
  Extraordinary Items................      40,552      (68,282)      (14,580)     114,676      174,665      164,172       76,167
Net Income (Loss)....................      41,084     (206,889)     (174,573)     181,901      239,328      190,816      139,582
Earnings (Loss) per Share from
  Continuing Operations Before
  Extraordinary Items:
  Basic..............................         .26         (.43)         (.09)         .71         1.15         1.16          .60
  Diluted............................         .25         (.44)         (.11)         .67         1.05         1.03          .55
Earnings (Loss) per Share:
  Basic..............................         .26        (1.31)        (1.10)        1.12         1.57         1.35         1.10
  Diluted............................         .25        (1.32)        (1.13)        1.08         1.41         1.17          .95

BALANCE SHEET DATA (AT END OF
  PERIOD):
Working Capital......................  $1,371,003                $ 1,450,858   $2,163,010   $2,001,963   $2,218,617   $1,317,146
Total Assets.........................   5,146,519                  5,181,842    5,421,060    4,961,046    4,546,942    3,247,952
Long-term Obligations................   1,571,588                  1,565,974    1,808,582    1,518,687    1,531,668    1,079,761
Minority Interest....................      40,562                    364,278      399,512      464,191      364,163      200,868
Common Stock of Subsidiaries Subject
  to Redemption......................       7,692                      7,692       40,500       40,500        2,613           --
Shareholders' Investment.............   2,474,956                  2,014,486    2,254,802    2,007,862    1,755,576    1,311,311

OTHER DATA (UNAUDITED):
Book Value per Share.................  $    14.30                $     12.87   $    14.23   $    12.62   $    11.71   $     9.82
Cash Dividends
  Declared per Share.................          --                         --           --           --           --           --


------------------------------

(1) Thermo Electron's 1999, 1998, 1997, 1996, and 1995 fiscal years ended January 1, 2000, January 2, 1999, January 3, 1998, December 28, 1996, and December 30, 1995, respectively.


(2) Reflects a $182.3 million pretax charge for restructuring and related costs.



(3) Reflects a $182.4 million pretax charge for restructuring and related costs.



(4) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of Thermo Electron's notes, and Thermo Electron's public offering of common stock for net proceeds of $290.1 million.



(5) Reflects the issuance of $585.0 million principal amount of Thermo Electron's convertible debentures.

                SELECTED FINANCIAL INFORMATION--THERMO TERRATECH


    The selected financial information presented below as of and for the fiscal years ended April 1, 2000, and April 3, 1999, and for the fiscal year ended April 4, 1998, has been derived from Thermo TerraTech's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in or incorporated by reference into this proxy statement-prospectus. The selected financial information presented below as of April 4, 1998, and as of and for the fiscal years ended March 29, 1997 and March 30, 1996, has been derived from Thermo TerraTech's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with Thermo TerraTech's Consolidated Financial Statements and related notes included in or incorporated by reference into this proxy statement-prospectus. The selected financial information as of and for the three months ended July 1, 2000, and July 3, 1999, has not been audited but, in the opinion of Thermo TerraTech, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended July 1, 2000, are not necessarily indicative of results for the entire year.



                                                          THREE MONTHS
                                                              ENDED
                                                       -------------------                     FISCAL YEAR (1)
                                                       JULY 1,    JULY 3,    ----------------------------------------------------
                                                       2000 (2)   1999 (3)   2000 (4)   1999 (5)   1998 (6)   1997 (7)     1996
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $ 73,099   $ 75,908   $307,329   $310,039   $298,786   $278,503   $220,484
Net Income (Loss)....................................    (1,049)   (45,094)   (43,219)    (1,421)     3,273       (162)     3,447
Earnings (Loss) per Share:
  Basic..............................................      (.06)     (2.37)     (2.27)      (.07)       .18       (.01)       .20
  Diluted............................................      (.06)     (2.37)     (2.27)      (.07)       .17       (.01)       .18

BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital......................................  $ 45,760              $ 30,733   $ 67,043   $ 69,319   $ 77,315   $ 66,008
Total Assets.........................................   274,017               304,553    350,465    360,526    393,784    333,656
Long-term Obligations................................   118,128               118,113    158,617    153,144    165,186    155,384
Shareholders' Investment.............................    50,961                51,570     92,157     97,130     83,526     85,870

OTHER DATA (UNAUDITED):
Book Value per Share.................................  $   2.68              $   2.72   $   4.84   $   4.97   $   4.67   $   4.89
Cash Dividends Declared per Share....................        --                    --         --         --         --         --


------------------------------

(1) Thermo TerraTech's 2000, 1999, 1998, 1997, and 1996 fiscal years ended April 1, 2000, April 3, 1999, April 4, 1998, March 29, 1997, and March 30,
    1996, respectively.


(2) Reflects a $0.3 million net gain on the sale of businesses and $0.2 million pretax charge for restructuring costs.



(3) Reflects a $54.9 million pretax charge for restructuring and related costs.



(4) Reflects a $58.7 million pretax charge for restructuring and related costs.



(5) Reflects a $10.2 million pretax charge for restructuring costs.



(6) Reflects a pretax gain of $3.0 million from ThermoRetec's sale of its investment in a joint venture.



(7) Reflects $7.8 million of pretax restructuring costs and a loss $1.5 million relating to the sale of Thermo TerraTech's J. Amerika division. Also reflects the issuance of $115.0 million principal amount of 4 7/8% subordinated convertible debentures, and a gain on issuance of stock by subsidiary of $1.5 million.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations relevant to the merger that are applicable to holders of TerraTech common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Thermo Electron, Thermo TerraTech or Thermo TerraTech stockholders as described herein.

    Thermo TerraTech stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Thermo TerraTech stockholders in light of their particular circumstances, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, this discussion does not address the following topics:

    - the tax consequences of the merger under foreign, state or local tax laws,

    - the tax consequences of transactions effectuated by a stockholder before or after, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of TerraTech common stock are acquired or shares of Thermo Electron common stock are disposed of,

    - the tax consequences of the assumption by Thermo Electron of outstanding options and warrants to acquire TerraTech common stock, or

    - the tax consequences to holders of the debentures.

    ACCORDINGLY, THERMO TERRATECH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    Because Thermo Electron expects to sell or otherwise dispose of the assets of Thermo TerraTech following the merger, it expects the merger to be treated as a taxable exchange by the Thermo TerraTech shareholders of their shares of TerraTech common stock for shares of Thermo Electron common stock. As a result, each TerraTech shareholder will realize taxable gain, or loss, to the extent that the fair market value of the Thermo Electron common stock, plus any cash in lieu of fractional shares, received by the shareholder in the merger exceeds, or is less than, the shareholder's basis in the TerraTech stock surrendered. If the exchange is taxable, the stockholder's basis in the Thermo Electron stock received in the merger will equal its fair market value at the time of the merger, and its holding period will commence on the day following the merger.

    If Thermo Electron does not dispose of substantially all of the assets of Thermo TerraTech shortly after the merger, the merger may qualify for treatment as a "reorganization" under the Internal Revenue Code. Although Thermo Electron currently believes that result is unlikely, market conditions at the time that Thermo Electron attempts to dispose of the Thermo TerraTech businesses could be such that Thermo Electron would conclude that a current sale of the business would not be advantageous, which could delay the sales for a sufficient amount of time to allow the merger to qualify as a reorganization. If Thermo Electron did retain a significant portion of the Thermo TerraTech businesses, and assuming that the other requirements for a reorganization were met, the following tax consequences would result:

    - No gain or loss would be recognized by Thermo Electron, TTT Acquisition or Thermo TerraTech as a result of the merger;

    - No gain or loss would be recognized by Thermo TerraTech stockholders upon the exchange of TerraTech common stock solely for Thermo Electron common stock in the merger, except to the extent of cash received in lieu of a fractional share of Thermo Electron common stock;

    - Cash received by the Thermo TerraTech stockholders in lieu of a fractional share of Thermo Electron common stock would be treated as received as a distribution in redemption of the fractional share, subject to the provisions of Section 302 of the Internal Revenue Code, as if the fractional share had been issued in the merger and then redeemed by Thermo Electron. A Thermo TerraTech stockholder receiving such cash would recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

    - The tax basis of the Thermo Electron common stock received by Thermo TerraTech stockholders in the merger would be equal to the tax basis of the TerraTech common stock exchanged therefor in the merger, reduced by any basis allocable to a fractional share of Thermo Electron common stock treated as sold or exchanged under Section 302 of the Internal Revenue Code; and

    - The holding period for the shares of Thermo Electron common stock received by each Thermo TerraTech stockholder in the merger would include the holding period for the shares of TerraTech common stock exchanged therefor in the merger, provided that the shares of TerraTech common stock were held as capital assets at the effective time.

    As discussed above, Thermo Electron expects that it will dispose of the assets of Thermo TerraTech after the merger so that the merger will not qualify as a "reorganization" for federal income tax purposes. Thermo Electron will reassess this position as of the end of 2000 in light of the amount, if any, of the assets of Thermo TerraTech then held by it. If Thermo Electron, in consultation with its tax advisors, concludes that the merger should be characterized as a "reorganization," it will notify the shareholders of TerraTech common stock who surrendered their shares in the merger.

                  PROJECTED FINANCIAL DATA OF THERMO TERRATECH

    Thermo TerraTech does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the TerraTech single member committee and Adams, Harkness & Hill in their evaluation of Thermo TerraTech and to aid Adams, Harkness & Hill in its assessment of the fairness, from a financial point of view, of the consideration of 0.4 shares of Thermo Electron common stock per share of TerraTech common stock payable to the public stockholders in the merger, Thermo TerraTech, in July 1999, gave the single member committee and Adams, Harkness & Hill projections prepared by Thermo TerraTech's management. The following summary of the projections is included in this proxy statement-prospectus only because the projections were given to Adams, Harkness & Hill and the single member committee. The projections do not reflect any of the effects of the merger or other changes that may in the future be made to Thermo TerraTech and its assets, business, operations, properties, policies, corporate structure, capitalization and management. Except as set forth in the last paragraph, Thermo TerraTech has not updated the projections to reflect changes that have occurred since their preparation.

    The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Thermo TerraTech's independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on that information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the projections necessarily make many assumptions, of which the material assumptions are set forth in the last paragraph on this page. Many of these assumptions are beyond Thermo TerraTech's control and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for Thermo TerraTech's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the information was prepared. Accordingly, the information presented may not be indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth in the projections, and should not be regarded as a representation that they will be achieved.

    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THERMO TERRATECH MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THERMO TERRATECH'S ABILITY TO CONTROL OR PREDICT. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THE PROJECTIONS. THE PROJECTIONS MAY NOT BE REALIZED, AND THERMO TERRATECH'S FUTURE FINANCIAL RESULTS MAY MATERIALLY VARY FROM THE PROJECTIONS. THERMO TERRATECH DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

    The July 1999 projections were prepared by Thermo TerraTech based upon management's estimates of the total market for its services and Thermo TerraTech's own performance through 2003. In March 2000, as part of Adams, Harkness & Hill's review of its fairness opinion in light of the announcement by Thermo Electron of the proposed sales of Thermo TerraTech's businesses, Thermo TerraTech provided Adams, Harkness & Hill with an update to the projections for calendar year 2000. This update revised the information for calendar year 2000 to include the results of three of ThermoRetec's soil-recycling facilities for the entire year, whereas the projections provided in July 1999 had only included the results of such facilities for six months of calendar year 2000. At the time the projections provided in July 1999 were prepared, it was assumed that such facilities would be sold by mid-2000. At the time Thermo TerraTech provided the revised projections, in March 2000, it included the results of the soil-recycling facilities for all of 2000, because it did not expect that the soil-recycling facilities would be sold until the end of 2000. However, ThermoRetec has since entered into a non-binding letter of intent with respect to the sales of the three soil-recycling facilities. In addition, the revised projections include the results of a refinery owned by Thermo EuroTech for all of calendar year 2000, whereas the July 1999 projections included the results of the refinery for only six months of calendar year 2000.

    Adams, Harkness & Hill considered the revised projections which Thermo TerraTech provided in March 2000 in its review of its fairness opinion following the announcement of the proposed sales of Thermo TerraTech's businesses. However, the revised projections did not change Adams, Harkness & Hill's opinion that the proposed consideration to be paid to the Thermo TerraTech public stockholders in the merger remained fair, because Adams, Harkness & Hill did not believe the changes set forth in the revised projections to be material to Thermo TerraTech's business as a whole.

                       PROJECTIONS PROVIDED IN JULY 1999
                                 (IN THOUSANDS)

                                                               CALENDAR YEAR
                                            ----------------------------------------------------
                                            1999 (P)   2000 (P)   2001 (P)   2002 (P)   2003 (P)
                                            --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenues..................................  $311,836   $288,745   $305,615   $330,711    358,342
Costs and Operating Expenses:
  Cost of revenues........................   243,849    222,043    234,378    253,855    274,594
  Selling, general, and administrative
    expenses..............................    46,478     38,433     39,304     41,031     43,516
  Restructuring costs.....................    53,689         --         --         --         --
                                            --------   --------   --------   --------   --------
                                             344,016    260,476    273,682    294,886    318,110
                                            --------   --------   --------   --------   --------
Operating Income (Loss)...................   (32,180)    28,269     31,933     35,825     40,232
Interest Income...........................     2,357      2,771      3,146      3,682      4,164
Interest Expense..........................    (8,858)    (8,637)    (8,307)    (8,042)    (7,792)
                                            --------   --------   --------   --------   --------
Income (Loss) Before Provision for Income
  Taxes...................................   (38,681)    22,403     26,772     31,465     36,604
Provision for Income Taxes................     2,407      9,921     12,037     14,363     16,788
Minority Interest Expense.................       953        275        275        275        275
                                            --------   --------   --------   --------   --------

Net Income (Loss).........................  $(42,041)  $ 12,207   $ 14,460   $ 16,827   $ 19,541
                                            ========   ========   ========   ========   ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................  $ 57,481   $ 52,921   $ 53,205   $ 55,591   $ 59,188
Unbilled Contract Costs and Fees..........    18,531     14,359     14,535     15,839     16,938
Inventories...............................     1,015        122        122        122        122
Prepaid Income Taxes and Other Current
  Assets..................................    11,651     11,339     11,564     11,689     11,809
                                            --------   --------   --------   --------   --------
Total Current Assets Excluding Cash and
  Investments.............................    88,668     78,741     79,426     83,241     88,057
Property, Plant, and Equipment:
  Balance, beginning of year..............    91,419     72,660     71,112     70,048     69,655
  Additions...............................    15,510     11,729      9,869     10,965     11,450
  Depreciation expense....................   (12,032)   (10,590)   (10,933)   (11,358)   (11,388)
  Sales and retirements...................   (22,237)    (2,687)        --         --         --
                                            --------   --------   --------   --------   --------
Balance, end of year......................    72,660     71,112     70,048     69,655     69,717
Cost in Excess of Net Assets of Acquired
  Companies...............................    88,706     86,848     84,242     81,636     79,030

                       PROJECTIONS PROVIDED IN MARCH 2000
                                 (IN THOUSANDS)

                                                                    CALENDAR YEAR
                                                      -----------------------------------------
                                                      2000 (P)   2001 (P)   2002 (P)   2003 (P)
                                                      --------   --------   --------   --------
STATEMENT OF OPERATIONS:
Revenues............................................  $310,543   $305,615   $330,711   $358,342
Costs and Operating Expenses:
  Cost of revenues..................................   240,306    234,378    253,855    274,594
  Selling, general, and administrative expenses.....    43,532     39,304     41,031     43,516
  Restructuring costs...............................       404         --         --         --
                                                      --------   --------   --------   --------
                                                       284,242    273,682    294,886    318,110
                                                      --------   --------   --------   --------
Operating Income (Loss).............................    26,301     31,933     35,825     40,232
Interest Income.....................................     1,837      3,146      3,682      4,164
Interest Expense....................................    (7,568)    (8,307)    (8,042)    (7,792)
                                                      --------   --------   --------   --------
Income (Loss) Before Provision for Income Taxes.....    20,570     26,772     31,465     36,604
Provision for Income Taxes..........................     9,913     12,037     14,363     16,788
Minority Interest Expense...........................       702        275        275        275
Extraordinary Item, net of taxes and minority
  interest..........................................       250          0          0          0
                                                      --------   --------   --------   --------
Net Income (Loss)...................................  $ 10,205   $ 14,460   $ 16,827   $ 19,541
                                                      ========   ========   ========   ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net............................  $ 51,667   $ 53,205   $ 55,591   $ 59,188
Unbilled Contract Costs and Fees....................    18,614     14,535     15,839     16,938
Inventories.........................................     2,188        122        122        122
Prepaid Income Taxes and Other Current Assets.......     9,542     11,564     11,689     11,809
                                                      --------   --------   --------   --------
Total Current Assets Excluding Cash and
  Investments.......................................    82,011     79,426     83,241     88,057
Property, Plant, and Equipment:
  Balance, beginning of year........................    70,357     71,112     70,048     69,655
  Additions.........................................    10,263      9,869     10,965     11,450
  Depreciation expense..............................   (11,144)   (10,933)   (11,358)   (11,388)
  Sales and retirements.............................         0         --         --         --
                                                      --------   --------   --------   --------
Balance, end of year................................    69,476     70,048     69,655     69,717
Cost in Excess of Net Assets of Acquired
  Companies.........................................    86,194     84,242     81,636     79,030

    INFORMATION ABOUT THERMO TERRATECH, THERMO ELECTRON AND TTT ACQUISITION

THERMO ELECTRON

    Thermo Electron develops, manufactures and sells measurement and detection instruments that its customers use to monitor, collect, and analyze data. On January 31, 2000, Thermo Electron announced that its board of directors had authorized management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries, including Thermo TerraTech. As part of this reorganization, Thermo Electron plans to:

    - acquire the minority interests in most of its public subsidiaries;

    - spin off its business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and its paper recycling and papermaking equipment business; and

    - sell various non-core businesses.

    Thermo Electron plans to take Thermo Ecotek Corporation, its electric power generation business, private. Although Thermo Electron no longer considers Thermo Ecotek a core business under its new strategy, Thermo Electron expects to retain Thermo Ecotek after it is taken private while Thermo Electron continues to evaluate how to best exit that business and create maximum value for Thermo Electron stockholders.

    The primary goal of the reorganization plan is for Thermo Electron and each of its spun-off subsidiaries to focus on their core businesses.

    Thermo Electron's principal executive offices are located at 81 Wyman Street, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THERMO TERRATECH

    Thermo TerraTech provides a broad, specialized range of industrial outsourcing services and manufacturing support. Thermo TerraTech operates in three segments: environmental-liability management, engineering and design, laboratory testing, and metal treating. Thermo TerraTech's metal treating segment was sold on June 1, 2000, as described below. The environmental-liability management segment includes Thermo TerraTech's ThermoRetec subsidiary, which is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices, ThermoRetec offers these and related consulting services in three areas: consulting and engineering, nuclear remediation, and fluids recycling. ThermoRetec's fourth line of business, soil remediation, was sold on June 6, 2000. On June 5, 2000, ThermoRetec was taken private in a merger and became a jointly owned subsidiary of Thermo Electron and Thermo TerraTech.

    Thermo TerraTech's majority-owned, privately-held Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary. Thermo TerraTech has sold
Green Sunrise, as described below. As of       , 2000, Thermo TerraTech owned
  % of Thermo EuroTech's outstanding common stock.

    The engineering and design segment includes Thermo TerraTech's
Randers Killam subsidiary, which provides comprehensive engineering and outsourcing services in three areas: water and wastewater treatment, highway and bridge engineering, and infrastructure engineering. On May 15, 2000, Randers Killam was taken private in a merger and became a jointly owned subsidiary of Thermo Electron and Thermo TerraTech. This segment also included Thermo TerraTech's wholly owned Normandeau Associates Inc. subsidiary, which provides consulting services that address natural resource management issues. Normandeau Associates was sold on June 6, 2000, as described below.

    Thermo TerraTech's wholly owned Thermo Analytical Inc. subsidiary, which represents the laboratory testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the United States.

    As described under "THE MERGER--Background of the Merger", on May 24, 1999, Thermo TerraTech announced plans to sell some operating units of Randers Killam, the used oil-processing operations at Thermo EuroTech, and the soil-recycling facilities at ThermoRetec. In addition, on January 31, 2000, Thermo Electron announced that it plans to sell the remaining businesses of Thermo TerraTech. The sales of these businesses would affect the value of Thermo TerraTech in that Thermo TerraTech would receive cash in exchange for the businesses sold, and therefore the amount of cash Thermo TerraTech has would increase.

    As of the date of this proxy statement-prospectus, the following businesses have been sold or have entered into letters of intent with respect to their sale:

    - On January 28, 2000, Randers Killam sold its Randers division for $538,000, represented by a promissory note payable over three years at a rate of 8% per year.

    - On March 6, 2000, ThermoRetec sold one of its soil-recycling facilities for $400,000 in cash, of which $250,000 was placed in escrow pending potential post-closing adjustments.


    - On April 14, 2000, Randers Killam sold its BAC Killam business. The purchase price for the assets of that business was approximately
      $3 million in cash, of which approximately $1.4 million was paid in cash at closing and of which the balance represents accounts receivable that would be paid to Randers Killam upon collection, less a five percent collection fee.


    - On June 1, 2000, Thermo TerraTech sold substantially all of the assets and liabilities of its Metallurgical, Inc., Cal-Doran Metallurgical
      Services, Inc., and Metal Treating Inc. subsidiaries. The purchase price was $15.7 million in cash, subject to adjustment for changes in the net book value of the assets purchased as of the closing date of the sale.


    - On June 30, 2000, ThermoRetec entered into a binding asset purchase agreement for the sale of its remaining soil-recycling facilities for $15 million in cash. This transaction is expected to close in September, 2000.


    - On July 1, 2000, Thermo TerraTech sold the stock of its Normandeau Associates, Inc. subsidiary for $3.4 million in cash. In addition, the buyer has the right to acquire Thermo TerraTech's shares of preferred stock in Normandeau for the greater of $800,000 in cash or the fair market value of the shares on the date the option is exercised. Under the terms of the agreement, the buyer is required to purchase the shares of preferred stock by the sixth year following the date of the agreement if the shares have not been redeemed prior to that date.


    - On August 1, 2000, Thermo TerraTech sold the stock of its Green Sunrise Holdings Ltd. subsidiary for $8,248,000, of which $5,000,000 was paid in cash and the remainder represented outstanding bank loans that were repaid by the buyer.



    - On August 18, 2000, Thermo TeraTech's wholly owned Thermo Analytical Inc. subsidiary entered into a binding asset purchase agreement for the sale of its Lancaster Laboratories business for $72.25 million in cash, subject to adjustment. The transaction is expected to close in September 2000.


    Thermo TerraTech's principal executive offices are located at 85 First Avenue, Waltham, Massachusetts 02451, and its telephone number is
(781) 370-1640.

TTT ACQUISITION

    TTT Acquisition is a newly-formed Delaware corporation organized by Thermo Electron for the sole purpose of effecting the merger. TTT Acquisition has not conducted any prior business.

    TTT Acquisition's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

 COMPARISON OF RIGHTS OF HOLDERS OF TERRATECH AND THERMO ELECTRON COMMON STOCK

    This section of the proxy statement-prospectus describes the material differences between the rights of holders of TerraTech common stock and Thermo Electron common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Thermo TerraTech and being a stockholder of Thermo Electron.

    As a stockholder of Thermo TerraTech, your rights are governed by Thermo TerraTech's Certificate of Incorporation and Thermo TerraTech's Bylaws. After completion of the merger, you will become a stockholder of Thermo Electron. As a Thermo Electron stockholder, your rights will be governed by Thermo Electron's Certificate of Incorporation and Thermo Electron's Bylaws. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF THERMO TERRATECH AND THERMO ELECTRON

    Thermo Electron and Thermo TerraTech each has only one class of common stock issued and outstanding. There are 350,000,000 shares of Thermo Electron common stock authorized, and Thermo TerraTech currently has 75,000,000 shares of TerraTech common stock authorized. As of June 30, 2000, there were 173,015,499 outstanding shares of Thermo Electron common stock, and an aggregate of 51,666,823 shares reserved for issuance upon conversion of convertible debentures and exercise of options. As of June 30, 2000, there were 19,029,446 outstanding shares of TerraTech common stock, and an aggregate of 8,402,081 shares reserved for issuance upon conversion of convertible debentures and exercise of options and warrants.

    Each of us has a large number of shares available for issuance that has been authorized but not yet issued. We can issue up to our authorized number of shares of common stock without going to stockholders to ask for approval of an increase in our authorized shares, except in the following circumstances. We are each subject to the stockholder approval requirements of the stock exchanges on which our common stock is traded relating to issuance of common stock. The New York Stock Exchange, on which the Thermo Electron common stock is listed, requires that Thermo Electron obtain shareholder approval for the listing of shares in the following cases:

    - issuing more than 20% of its outstanding common stock in a transaction or series of related transactions, other than a public offering for cash, or a private financing involving the sale of common stock for cash at a price at least equal to the greater of book or market value of the common stock; or

    - issuing more than one percent of its common stock to a director, officer or substantial securityholder of Thermo Electron, or any of their affiliates, except that in the case of substantial securityholders only, the limit is increased to five percent if the sale of stock is for cash at a price at least equal to the greater of book or market value of the common stock.

The American Stock Exchange, on which the TerraTech common stock is listed, requires that Thermo TerraTech obtain stockholder approval for the listing of shares in the following cases:

    - issuing more than 20% of its common stock for cash for less than the greater of book or market value of the common stock;

    - issuing more than five percent of its common stock in an acquisition if any director, officer or substantial securityholder of Thermo TerraTech individually has a five percent, or, collectively, a ten percent interest in the company or assets being acquired or the consideration to be paid in the acquisition; or

    - issuing more than 20% of its common stock in an acquisition.

    In addition, the Delaware General Corporation Law would require us to obtain stockholder approval to authorize a merger in which we were (1) the surviving corporation and (2) obligated under the merger agreement to issue more than 20% of our shares outstanding immediately before the effective date of the merger.

    Accordingly, there are restrictions on the number of shares we can issue without stockholder approval in these circumstances.

    Thermo Electron has authorized a class of 50,000 shares of preferred stock, of which Thermo Electron currently has 40,000 shares designated as Series B junior participating preferred stock. The preferred stock is described below under "Preferred Stock".

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Thermo Electron's board of directors is divided into three classes, as nearly equal in size as possible, with one class elected annually. Thermo Electron directors are elected for a term of three years. The term of each director is subject to the election and qualification of the director's successor and to the director's earlier death, resignation or removal. Thermo Electron's classified board of directors may make it more difficult for a third party to gain control of Thermo Electron.

    Thermo TerraTech's board of directors is not divided into different classes. Members of Thermo TerraTech's board of directors are elected by a majority of the votes cast at the annual meeting of the stockholders. Thermo TerraTech directors are elected until the next annual meeting of the stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

    The classified structure of Thermo Electron's board of directors serves to ensure continuity and stability in a corporation's leadership in part because, at any time, at least two-thirds of the board has had prior experience on the board. The structure also would moderate the pace of any change in control of Thermo Electron because all directors' terms do not expire at the same time, which extends the time required to elect a majority of the board.

NUMBER OF DIRECTORS

    Thermo Electron's board of directors currently consists of nine directors. The number of directors on Thermo Electron's board is determined by resolution of the board, but can not be less than three.

    Thermo TerraTech's board of directors currently consists of six directors. The number of directors on Thermo TerraTech's board can not be less than three nor more than thirteen. The exact number of directors is fixed from time to time by the board of directors or by the stockholders at an annual meeting.

    Because there are more directors on Thermo Electron's board than there are on Thermo TerraTech's board, more votes must be obtained in order for a vote to be approved or denied by Thermo Electron's board.

REMOVAL OF DIRECTORS

    Thermo TerraTech directors, or the entire Thermo TerraTech board, may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of TerraTech common stock then entitled to vote at an election of directors.

    Neither the Certificate of Incorporation nor the Bylaws of Thermo Electron contain an explicit procedure for the removal of a member of the board of directors. Delaware law provides that unless otherwise provided in the certificate of incorporation of a company, a director of a classified board such as Thermo Electron's can be removed only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors of such company. This means that, unlike for removal of a member of Thermo TerraTech's board, there must be a good reason for removing a member of the Thermo Electron board, and that members of the Thermo Electron board cannot simply be removed for any reason. This may make it harder to remove a member of the Thermo Electron board than it would be to remove a member of the Thermo TerraTech board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Except as otherwise required by the Certificate of Incorporation or the Delaware General Corporation Law, any vacancies in the Thermo Electron and Thermo TerraTech boards of directors, however occurring, or any newly-created directorship resulting from an increase in the number of seats on the board of directors, will be filled by vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and not by the stockholders. Newly created directorships or decreases in directorships in Thermo Electron's board of directors will be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable.

    To the extent reasonably possible, any newly created Thermo Electron directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated Thermo Electron directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Thermo Electron stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having no less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted.

    Thermo TerraTech stockholders may take action at annual or special meetings of stockholders, or by the written consent of stockholders having not less than 50% of all of the stock entitled to vote on the action if a meeting were held.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of Thermo Electron stockholders may be called only by Thermo Electron's board of directors, the chairman of the board of directors, or its chief executive officer. Special meetings of Thermo TerraTech stockholders may be called only by Thermo TerraTech's board of directors, the chairman of the board of directors, its president, or any vice president. This means that more people are allowed to call a special stockholders' meeting for Thermo TerraTech stockholders than are allowed to call a special stockholders' meeting for Thermo Electron stockholders. This could mean that it would be easier to call a special stockholders' meeting at Thermo TerraTech than at Thermo Electron, since more people have the ability to make the decision to call the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Thermo Electron Bylaws allow stockholders to nominate candidates for election to Thermo Electron's board of directors or to propose business to be transacted at an annual stockholder meeting. However, such nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Thermo Electron before the annual stockholder meeting in the manner described below.

    Under Thermo Electron's Bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be delivered to the secretary of Thermo Electron not less than 60 days nor more than 75 days before the first anniversary of the date on which Thermo Electron first mailed its proxy materials for the preceding year's annual stockholder meeting. However, if the date of the annual meeting is moved ahead more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year's annual stockholder meeting, notice to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

    Stockholder nominations and proposals will not be brought before any Thermo Electron stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Thermo Electron's stockholder advance notice procedure, as set forth in the Bylaws.

    Thermo TerraTech does not have a provision in its Certificate of Incorporation or Bylaws requiring advance notice or a specific procedural process for stockholder nominations of candidates for election to the board of directors or for stockholder proposals before Thermo TerraTech's annual stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Neither Thermo Electron nor Thermo TerraTech currently has a higher vote required by their Certificates of Incorporation in order to amend such documents.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated that power.

    Thermo Electron's board of directors is authorized to alter, amend and repeal Thermo Electron's Bylaws or to make new Bylaws. Thermo Electron's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote, voting together as a single class, except that the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Thermo Electron issued and outstanding and entitled to vote is required to alter, amend or repeal, or make new Bylaws inconsistent with, Article II, on matters relating to directors, or
Article VI, on amendments to the Bylaws, of the Bylaws.

    Thermo TerraTech's board of directors is authorized to alter, amend and repeal Thermo TerraTech's Bylaws at any meeting of the board. Thermo TerraTech's Bylaws may also be altered, amended and repealed, or new Bylaws may be made, by the affirmative vote of the holders of a majority of the shares of capital stock of Thermo TerraTech issued and outstanding and entitled to vote, voting together as a single class. Thermo TerraTech's Bylaws do not contain any supermajority voting requirements for amendments by shareholders. This means that a lower shareholder vote is required to change Thermo TerraTech's Bylaws than is required to change Thermo Electron's Bylaws relating to directors and amendments to the Bylaws. However, since Thermo Electron controls the stockholder vote at Thermo TerraTech because of its ownership of more than 50% of Thermo TerraTech's outstanding common stock, the fact that a lower stockholder vote is required to change the Bylaws at Thermo TerraTech than at Thermo Electron does not have any practical effect as far as unaffiliated stockholders are concerned.

DELAWARE ANTI-TAKEOVER STATUTE

    We are both subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, may make it more difficult for a person who would be an "interested stockholder", as defined in Section 203, in each of our companies, to effect various business combinations with either of us for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed by
Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, which they had no reasonable cause to believe was unlawful.

    Thermo Electron's Certificate of Incorporation and Thermo TerraTech's Bylaws each provide for the indemnification of their respective officers and directors. The indemnification provisions state that any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action or suit brought by Thermo Electron or Thermo TerraTech, because that person either:

    - is or was a director or officer of Thermo Electron or Thermo TerraTech, or an employee or agent of Thermo TerraTech, or

    - is or was serving at the request of Thermo Electron or Thermo TerraTech, as a director or officer, or employee or agent, in the case of Thermo TerraTech, of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, to the fullest extent permitted by Delaware law. These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    In the case of any action or suit by Thermo Electron or Thermo TerraTech to procure a judgment in its favor, no indemnification will be made (1) except for expenses, including attorneys' fees, or (2) relating to any claim, issue or matter as to which the director or officer has been judged to be liable to Thermo Electron or Thermo TerraTech, unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the director or officer is entitled to indemnity for such expenses which the court finds proper.

    Additionally, we may each pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding in advance of the final disposition of that action, suit or proceeding. However, those payments will be made only if we receive an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

PREFERRED STOCK

    Thermo Electron's board of directors may, without further action of Thermo Electron's stockholders, issue up to 50,000 shares of preferred stock, in one or more classes and one or more series and fix the number of shares in any class or series. In a certificate of designation filed on January 31, 1996, 40,000 shares of the preferred stock were designated as Series B junior participating preferred stock. The terms of the Series B junior participating preferred stock are described in "Stockholder Rights Plan", below. Thermo Electron's board may fix the rights and preferences of any

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class or series of the remaining 10,000 shares of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, maturity dates, redemption prices and liquidation preferences. The rights of the holders of Thermo Electron common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Also, any issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Thermo Electron.

    Thermo TerraTech does not have any shares of preferred stock authorized. This means that, if Thermo TerraTech ever wanted to issue any shares of preferred stock, it would have to hold a stockholder meeting in order to obtain approval for the amendment to its certificate of incorporation that would be required in order to create a class of preferred stock.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

    Thermo Electron has entered into a rights agreement dated as of January 19, 1996 between Thermo Electron and BankBoston, N.A. as rights agent. As with most stockholder rights agreements, the terms of Thermo Electron's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Thermo Electron's common stock and to exercisability. The purpose of Thermo Electron's stockholder rights agreement is to encourage potential acquirors of a large percentage of Thermo Electron's common stock to initiate negotiations with the board of directors relating to the acquisition, rather than to proceed without the approval of the board. As described in more detail below, the rights would cause substantial dilution to any party attempting to acquire Thermo Electron unless the board of directors has found the transaction to be fair and in the best interests of stockholders.

    On January 19, 1996, Thermo Electron's board declared a dividend distribution of one right for each outstanding share of Thermo Electron common stock to stockholders of record at the close of business on January 29, 1996. Each right entitles the registered holder to purchase from Thermo Electron a unit consisting of one ten-thousandth of a share of Series B junior participating preferred stock at a purchase price of $250.00 in cash per unit, subject to adjustment. The following is a summary description of the terms of the rights. Please read the rights agreement for the complete description of the terms of the rights.

    Initially, the rights attach to all outstanding Thermo Electron common stock certificates and no separate rights certificates will be distributed. The rights will separate from the Thermo Electron common stock, and a distribution date will occur, upon the earlier of the following events:

    - 10 days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Thermo Electron common stock; or

    - 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Thermo Electron common stock.

    Until the distribution date:

    - the rights will be evidenced by the Thermo Electron common stock certificates and will be transferred only with the Thermo Electron common stock certificates;

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    - new Thermo Electron common stock certificates will incorporate the rights agreement by reference; and

    - the surrender for transfer of any certificates of Thermo Electron common stock will also transfer the rights associated with the Thermo Electron common stock represented by the certificate.

    The rights are not exercisable until the distribution date and will expire at the close of business on January 29, 2006, unless earlier redeemed or exchanged by Thermo Electron as described below.

    If a person acquires 15% or more of the shares of Thermo Electron common stock, except as part of an offer for all of the outstanding shares of Thermo Electron common stock that the board of directors has approved, if, each holder of a right will thereafter have the right to exercise the right for a number of shares of Thermo Electron common stock or, in some circumstances, cash, property or other securities of Thermo Electron, equal to the exercise price of the right divided by one-half of the current market price of the Thermo Electron common stock on the date of the acquisition. However, rights are not exercisable following the acquisition until the rights are no longer redeemable by Thermo Electron as described below. Notwithstanding any of the foregoing, after the acquisition, all rights that are, or, as described in the rights agreement, were, beneficially owned by any acquiring person will be null and void. The event set forth in this paragraph is referred to as a "section 11(a)(ii) event."

    For example, at an exercise price of $250.00 per right, each holder of rights, other than acquiring persons or parties related to them, would be able to purchase, for $250.00, a number of shares of Thermo Electron common stock, or other consideration, as noted above, equal to $250.00 divided by one-half of the current market price of the Thermo Electron common stock. Assuming that the Thermo Electron common stock had a per share value of $50.00 at that time, holders of each valid right would be entitled to purchase ten shares of Thermo Electron common stock for $250.00.

    If, at any time after a person has become an acquiring person:

    - Thermo Electron is acquired in a merger or other transaction in which Thermo Electron is not the surviving corporation, or its common stock is changed or exchanged, other than a merger which follows an offer that is approved by the board of directors, or

    - 50% or more of Thermo Electron's assets or earning power is sold or transferred,

    each holder of a valid right shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company equal to the exercise price of the right divided by one-half of the current market price of that company's common stock at the date the event occurs.

    For example, at an exercise price of $250.00 per right, each holder of rights, following an event described in the last paragraph, would be able to purchase, for $250.00, a number of shares of common stock of the acquiring company equal to $250.00 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100.00 at that time, holders of each valid right would be entitled to purchase five shares of common stock of the acquiring company for $250.00.

    At any time after a section 11(a)(ii) event, Thermo Electron's board may exchange all or a part of the rights, other than rights owned by the acquiring person that have become void, at an exchange ratio of one share of Thermo Electron common stock, or one ten-thousandth of a share of preferred stock, per right, subject to adjustment.

    The preferred stock purchasable upon exercise of the rights will not be redeemable. The rights of the preferred stock are protected by customary antidilution provisions and, in light of Thermo Electron's stock dividend in 1996, currently provide for the following:

    - a minimum preferential quarterly dividend payment of $100 per share and an aggregate dividend per share of preferred stock of 15,000 times the dividend declared per share of Thermo Electron common stock;

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    - an aggregate payment per share of preferred stock, in the event of liquidation, of 15,000 times the payment made per share of Thermo Electron common stock, with a minimum preferential liquidating payment of $100 per share;

    - 15,000 votes per share of preferred stock, voting together with the Thermo Electron common stock; and

    - in the event of any merger, consolidation or other transaction in which the Thermo Electron common stock is changed or exchanged, each share of preferred stock will be entitled to 15,000 times the amount received per share of Thermo Electron common stock.

    Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Thermo Electron common stock.

    At any time until ten days after the stock acquisition date, Thermo Electron may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or stock. Immediately upon the decision of the board of directors to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

    Until a right is exercised, holders of rights, as such, will have no rights as a stockholder of Thermo Electron, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Thermo Electron, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Thermo Electron common stock or other consideration or for common stock of the acquiring company as set forth above.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Thermo Electron without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Thermo Electron and its stockholders, as determined by a majority of the board of directors. The rights should not interfere with any merger or other business combination that is approved by the board of directors of Thermo Electron since the board of directors can decide, at any time prior to the close of business on the earlier of (1) the tenth day following the stock acquisition date or
(2) January 29, 2006, and in certain other circumstances, redeem all of the then outstanding rights at the redemption price.

    Thermo TerraTech has not entered into a stockholder rights agreement. Accordingly, it does not have the protections against takeovers that are given by stockholder rights agreements. However, as noted above in this section under "--Delaware Anti-Takeover Statute", Thermo TerraTech is subject to Section 203 of the Delaware General Corporation Law, which may inhibit unsolicited takeover attempts.

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                       TRANSACTIONS WITH RELATED PARTIES

    Thermo Electron and each of the Thermo subsidiaries recognize that the benefits and support that come from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo subsidiaries, including Thermo TerraTech, have adopted the Thermo Electron corporate charter to define the relationships and set forth the nature of the cooperation among themselves. The purpose of the charter is to ensure the following:

    - all of the companies and their stockholders are treated consistently and fairly,

    - the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined,

    - each company has access to the combined resources and financial, managerial and technological strengths of the others, and

    - Thermo Electron and the Thermo subsidiaries together are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo subsidiaries to external financing sources, ensuring compliance with external financial covenants and internal financial policies, helping formulate long-range planning and providing other banking and credit services. Under the charter, Thermo Electron may also guarantee debt or other obligations of the Thermo subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo subsidiaries. In some instances, the Thermo subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the charter, Thermo Electron must determine that the group of companies complies with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the group, and for apportioning those constraints within the group. In addition, Thermo Electron establishes some internal policies and procedures applicable to members of the group. The cost of the services provided by Thermo Electron to the Thermo subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo subsidiaries.

    The charter provides that it shall continue in effect so long as Thermo Electron and at least one Thermo subsidiary participate. The charter may be amended at any time by agreement of the participants. Any Thermo subsidiary, including Thermo TerraTech, can withdraw from participation in the charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the charter if the subsidiary is no longer controlled by Thermo Electron or does not comply with the charter or the policies and procedures applicable to the Thermo group. A withdrawal from the charter automatically terminates the corporate services agreement and tax allocation agreement, if any, in effect between the withdrawing company and Thermo Electron. The withdrawal does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo group, prior to the withdrawal. In addition, a withdrawing company must continue to comply with all policies and procedures applicable to the Thermo group and provide some administrative functions required by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.


    As provided in the charter, Thermo TerraTech and Thermo Electron have entered into a corporate services agreement under which Thermo Electron's corporate staff provides various administrative


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services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to Thermo TerraTech. Thermo TerraTech is assessed for these services an annual fee equal to 0.8% of Thermo TerraTech's revenues. The fee is reviewed annually and may be changed by mutual agreement of Thermo TerraTech and Thermo Electron. During fiscal 1999, 2000 and the three months ended July 1, 2000, Thermo Electron assessed Thermo TerraTech $2,480,000, $2,459,000 and $585,000 respectively, in fees under the services agreement. Management believes that the charges under the services agreement are reasonable and that the terms of the services agreement are fair to Thermo TerraTech. In fiscal 1999, 2000 and the three months ended July 1, 2000, Thermo TerraTech paid Thermo Electron an additional $765,000, $7,000 and $2,000, respectively, for administrative services required by Thermo TerraTech that were not covered by the services agreement. The services agreement automatically renews for successive one-year terms, unless canceled by Thermo TerraTech upon 30 days' prior notice. In addition, the services agreement terminates automatically in the event Thermo TerraTech is no longer a member of the Thermo group or ceases to participate in the charter. If the services agreement is terminated, Thermo TerraTech will pay a termination fee equal to the fee that was paid by Thermo TerraTech for services under the services agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide administrative services as requested by Thermo TerraTech or as required in order to meet Thermo TerraTech's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge Thermo TerraTech a fee equal to the market rate for comparable services if those services are provided to Thermo TerraTech following termination.



    Thermo TerraTech has entered into a tax allocation agreement with Thermo Electron that outlines the terms under which Thermo TerraTech and some of its subsidiaries will be included in Thermo Electron's consolidated federal and state income tax returns. Under current law, Thermo TerraTech will be included in Thermo Electron's tax returns as long as Thermo Electron owns at least 80% of the outstanding TerraTech common stock. In years in which Thermo TerraTech has taxable income, it will pay to Thermo Electron amounts comparable to the taxes Thermo TerraTech would have paid if it had filed its own separate company tax returns. If Thermo Electron's equity ownership of Thermo TerraTech were to drop below 80%, Thermo TerraTech would file its own tax returns. In fiscal 1998 and 1999, Thermo TerraTech paid Thermo Electron $669,000 and $1,217,000 under the tax allocation agreement. Thermo TerraTech paid no amounts to Thermo Electron under the tax allocation agreement during fiscal 2000 and in the three months ended July 1, 2000.



    Thermo TerraTech leases an office and operating facility from Thermo Electron. The total rental payments made to Thermo Electron during fiscal 1999, 2000 and the three months ended July 1, 2000 under these agreements was $166,000, $166,000 and $28,000, respectively.



    Thermo TerraTech and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of Thermo TerraTech's development of soil-remediation centers. In exchange for this funding, Thermo TerraTech granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by Thermo TerraTech yield a pre-tax internal rate of return of approximately 30% to Thermo Electron on the funds advanced to Thermo TerraTech under this agreement. Thermo TerraTech paid Thermo Electron royalties under this agreement of $186,000, $196,000 and $32,000 in fiscal 1999, 2000 and the three months ended July 1, 2000, respectively.



    As of July 1, 2000, Thermo TerraTech owed Thermo Electron and its other subsidiaries an aggregate of $769,000 for amounts due under the services agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to Thermo TerraTech by Thermo Electron and its other subsidiaries for miscellaneous items. The largest amount of net indebtedness owed by Thermo TerraTech to Thermo Electron and its other subsidiaries since


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

April 4, 1999 was $2,586,000. These amounts do not bear interest and are expected to be paid in the normal course of business.



    Thermo TerraTech has entered into a cash management arrangement with ABN AMRO. The new arrangement with ABN AMRO consists of a zero balance arrangement, which includes a $25,370,000 credit facility. Thermo TerraTech has access to $9,011,000 under this credit facility. Funds borrowed by Thermo TerraTech under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly-owned subsidiary of Thermo Electron, at the beginning of each month, based on euro market rates. Funds invested by Thermo TerraTech under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on euro market rates. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 1, 2000, Thermo TerraTech had a positive cash balance of approximately $1,719,000 and a negative cash balance of approximately $8,900,000, based on an exchange rate of $0.4322/NLG 1.00. As of July 1, 2000, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.74% and the average annual interest rate paid on overdrafts was approximately 4.54%.



    Thermo TerraTech purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. In fiscal 1999, 2000 and the three months ended July 1, 2000, purchases from these companies totaled $231,000, and $641,000 and $1,000, respectively, and sales to these companies totaled $379,000, $288,000 and $1,000, respectively.



    The human resources committee of Thermo TerraTech's board of directors established a stock holding policy that required its executive officers to acquire and hold a minimum number of shares of TerraTech common stock. In order to assist the executive officers in complying with the policy, Thermo TerraTech also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable them to purchase the TerraTech common stock in the open market. The stock holding policy and the stock holding assistance plan have both been amended to apply only to the chief executive officer. During fiscal 1998 and 1999, Dr. John P. Appleton, who retired as Thermo TerraTech's president and chief executive officer as of March 31, 2000 and remains as an employee and as chairman of Thermo TerraTech's board of directors, received loans in the principal amount of $137,607 under this plan to purchase 20,000 shares, all of which was outstanding as of July 1, 2000. The loan is repayable by March 31, 2002 through Dr. Appleton's sale of all or part, as necessary, of the 20,000 shares of Thermo TerraTech that were purchased with the loan, or, if applicable, shares of Thermo Electron common stock received by Dr. Appleton in the proposed merger with Thermo TerraTech; if, after such shares are sold, there remains an outstanding balance under the loan, the balance will be forgiven.


    On November 17, 1999, Thermo Electron entered into a retention agreement with Dr. Appleton. The retention agreement provides that Dr. Appleton will remain employed with Thermo TerraTech until March 31, 2002, and will work part-time, on average, 20 hours per week, from April 1, 2000 until that date. During the term of the agreement, Dr. Appleton will perform his normal managerial work duties and use his best efforts to achieve the closings of sales of certain Thermo TerraTech businesses as part of the Thermo Electron corporate reorganization. The agreement provides for an annualized base salary of $112,500 from April 1, 2000 through March 31, 2001, and $112,500 from April 1, 2001 through March 31, 2002. Dr. Appleton is entitled to receive, for the period from April 1, 2000 through the end of the agreement's term, a minimum bonus of $100,000 and a maximum bonus of $300,000 for the completion of specific tasks assigned to him, including efforts to sell certain Thermo TerraTech businesses. Also, Thermo Electron agreed that, effective April 1, 2000, it would use its best efforts to cause Dr. Appleton to be non-executive chairman of the board of directors of Thermo TerraTech, as long as Thermo TerraTech remains a public company. The agreement may be terminated by Thermo Electron at any time, with or without cause, or by Dr. Appleton upon thirty days' prior written notice. The agreement will also be terminated upon Dr. Appleton's death or disability. If the agreement is terminated by Thermo Electron or at Dr. Appleton's election, Thermo Electron will pay Dr. Appleton

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the compensation and benefits which would otherwise have been payable through the termination date of the agreement. If the agreement is terminated by Thermo Electron without cause, Thermo Electron will also pay Dr. Appleton a severance payment equal to the balance of the base salary payable through March 31, 2002, plus any unpaid minimum guaranteed bonus.

                              RECENT DEVELOPMENTS

    On November 22, 1999, a putative class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by a stockholder of ThermoRetec. The complaint names ThermoRetec, Thermo Electron and certain directors of ThermoRetec as defendants and alleges, among other things, that the proposed merger, if consummated, would force the minority shareholders of ThermoRetec to sell their shares for an inadequate price, due to the defendants' alleged failure to deal fairly with the interests of ThermoRetec's minority shareholders. The complaint also alleges that:

    - the merger does not meet the standard of entire fairness under Delaware law and is not fair to ThermoRetec's public stockholders;

    - the member of ThermoRetec's special committee is not independent because of his ownership of the common stock of Thermo Electron, ThermoRetec and Thermo TerraTech; and

    - Adams, Harkness & Hill is "conflicted" because it is also representing the special committees of Thermo TerraTech and Randers/Killam. The plaintiff seeks damages and other relief, including that the court enjoin or rescind the merger. The defendants have not yet filed an answer to the complaint.

    On June 5, 2000, a special meeting of the stockholders of ThermoRetec was held, at which the stockholders voted to adopt the merger agreement with Thermo Electron. Following the special meeting, Thermo Electron and ThermoRetec filed a certificate of merger with the State of Delaware, thereby completing the merger.

                                 LEGAL OPINION

    The validity of the shares of Thermo Electron common stock offered by this proxy statement-prospectus will be passed upon for Thermo Electron by Seth H. Hoogasian, Esq. Mr. Hoogasian is a full-time employee of Thermo Electron, is an officer of Thermo TerraTech and Thermo Electron, and owns or has the right to acquire 421,171 shares of Thermo Electron common stock, and 71,973 shares of the common stock of Thermo Electron's subsidiaries.

                                    EXPERTS

    The financial statements of Thermo Electron and Thermo TerraTech incorporated by reference in this proxy statement-prospectus and the financial statement schedules incorporated by reference in the registration statement of which this proxy statement-prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                             STOCKHOLDER PROPOSALS

    If the merger is not completed, Thermo TerraTech will set a date for its 2000 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, Thermo TerraTech stockholders may present proper proposals for inclusion in Thermo TerraTech's proxy statement and for consideration at its 2000 annual meeting of stockholders, in the event the merger is not completed, by submitting the proposals to Thermo TerraTech in a timely manner. In order to be included for the 2000 annual

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meeting, stockholder proposals must be received by Thermo TerraTech within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE, INCLUDING IMPORTANT BUSINESS AND FINANCIAL INFORMATION, WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

    All documents filed by Thermo Electron pursuant to Section 13(a), 13(c),
14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this proxy statement-prospectus from the date of filing of those documents.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

THERMO TERRATECH

    The following documents, filed by Thermo TerraTech (File No. 1-9549) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended April 1, 2000;

    - Amendment No. 1 on Form 10-K/A to Form 10-K, as filed with the SEC on July 31, 2000;


    - Current Report on Form 8-K filed on April 28, 2000 regarding the sale by Randers/Killam of its BAC Killam subsidiary;



    - Current Report on Form 8-K filed on June 15, 2000 regarding the sale by Thermo TerraTech of its metal treating business; and



    - Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000.


THERMO ELECTRON

    The following documents, filed by Thermo Electron (File No. 1-8002) with the SEC, are hereby incorporated by reference into this proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

    - Amendment No. 1 on Form 10-K/A to Form 10-K, as filed with the SEC on June 27, 2000;

    - Current Report on Form 8-K filed on February 1, 2000 regarding Thermo Electron's proposed reorganization plan;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

    - Proxy Statement dated April 19, 2000, filed with the SEC on April 21,
      2000;

    - Current Report on Form 8-K filed on May 2, 2000 regarding Thermo Electron's financial results for the quarter ended April 1, 2000;

    - Current Report on Form 8-K filed on June 14, 2000 regarding Thermo Electron's financial results for the fiscal year and quarter ended January 1, 2000;

    - Current Report on Form 8-K filed on June 30, 2000 regarding the completion of Thermo Electron's exchange offers for its subsidiaries Thermo Instrument Systems Inc. and Thermedics Inc.;

    - Current Report on Form 8-K filed on July 11, 2000 regarding the appointment of Marijn Dekkers as chief operating officer;

    - Current Report on Form 8-K filed on August 3, 2000 regarding Thermo Electron's financial results for the quarter ended July 1, 2000;


    - Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000.


    - The description of the Thermo Electron common stock which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act on September 9, 1999; and

    - The description of Thermo Electron's preferred stock purchase rights which is contained in Thermo Electron's Registration Statement on Form 8-A filed under the Exchange Act on June 21, 1999.

    Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

    The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement-prospectus are not themselves specifically incorporated by reference in this proxy statement-prospectus, then such exhibits will not be provided. ANY REQUEST FOR
DOCUMENTS SHOULD BE MADE BY       , 2000 TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS.

    Requests for documents relating to Thermo TerraTech or Thermo Electron should be directed to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone:
781-622-1000; facsimile: 781-768-6620).

    We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                       Citicorp Center                        Seven World Trade Center
Room 1024                             500 West Madison Street                13th Floor
450 Fifth Street, N.W.                Suite 1400                             New York, New York 10048
Washington, D.C. 20549                Chicago, Illinois 60661

    Reports, proxy statements and other information concerning Thermo TerraTech may be inspected at:

       The American Stock Exchange
       86 Trinity Place
       New York, New York 10006-1881

    Reports, proxy statements and other information concerning Thermo Electron may be inspected at:

       The New York Stock Exchange
       20 Broad Street
       New York, New York 10005

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

    Thermo Electron has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Thermo Electron common stock to be issued to Thermo TerraTech stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Thermo Electron filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.


    Copies of Thermo TerraTech's Annual Report on Form 10-K for the fiscal year ended April 1, 2000, its Current Report on Form 8-K dated April 14, 2000, its Current Report on Form 8-K dated June 15, 2000, and its Quarterly Report on
Form 10-Q for the quarter ended July 1, 2000 are attached to this proxy statement-prospectus as Appendices C, D, E and F, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of Thermo TerraTech.


    If you have any questions about the merger, please call Thermo TerraTech Investor Relations at 1-781-622-1111.

    THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus (see "Where You Can Find More Information") include forward-looking statements about Thermo Electron and Thermo TerraTech within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts, such as future financial performance, anticipated developments, business strategy, projected costs and plans and objectives of Thermo Electron and Thermo TerraTech. Many of these statements are preceded by, followed by or otherwise include the words "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or similar expressions. These statements may be made expressly in this document or may be incorporated by reference to other documents Thermo Electron and Thermo TerraTech have filed with the SEC.

    Although each of Thermo Electron and Thermo TerraTech believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results of Thermo Electron or Thermo TerraTech to be materially different from any future results expressed or implied by either Thermo Electron or Thermo TerraTech. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" in this document, and under "Management's Discussion and Analysis of

Financial Condition and Results of Operations" in Thermo Electron's Annual Report on Form 10-K for the year ended January 1, 2000.

    The most important facts that could prevent Thermo Electron from achieving its stated goals include, but are not limited to, the following:

    - Thermo Electron's corporate reorganization, which includes taking several subsidiaries private, spinning off some subsidiaries and selling several businesses, is very complex, expensive and time-consuming.

    - Thermo Electron has acquired several companies and businesses; as a result it has recorded significant goodwill on its balance sheet, which it must continually evaluate for potential impairment.

    - Thermo Electron has significant international operations, which entail the risk that exchange rate fluctuations may negatively affect demand for its products and its profitability.

    - Thermo Electron must develop new products, adapt to rapid and significant technological change, and respond to introductions of new products in order to remain competitive.

    - Changes in governmental regulations may reduce demand for Thermo Electron's products or increase its expenses.

    - Demand for some of Thermo Electron's products depends on capital spending policies of its customers and on government funding policies.

    We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Thermo Electron and Thermo TerraTech do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                          THERMO ELECTRON CORPORATION

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


                                                                PAGE
                                                              --------
PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF
  THERMO ELECTRON CORPORATION (UNAUDITED)...................     F-2

  Pro Forma Consolidated Condensed Statement of Continuing
    Operations for the six months ended July 1, 2000........     F-3

  Pro Forma Consolidated Condensed Statement of Continuing
    Operations for the year ended January 1, 2000...........     F-4

  Pro Forma Consolidated Condensed Balance Sheet as of
    July 1, 2000............................................     F-5

  Notes to Pro Forma Consolidated Condensed Financial
    Statements..............................................     F-6

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF
  THERMO TERRATECH INC. (UNAUDITED).........................     F-7

  Pro Forma Consolidated Condensed Statement of Operations
    for the three months ended July 1, 2000.................     F-8

  Pro Forma Consolidated Condensed Statement of Operations
    for the fiscal year ended April 1, 2000.................     F-9

  Pro Forma Consolidated Condensed Balance Sheet as of
    July 1, 2000............................................    F-10

  Notes to Pro Forma Consolidated Condensed Financial
    Statements..............................................    F-12

                          THERMO ELECTRON CORPORATION

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)


    The following unaudited pro forma consolidated condensed statement of operations sets forth the results of continuing operations for the six months ended July 1, 2000, and the year ended January 1, 2000, as if the merger had become effective at the beginning of 1999. The results of Thermo TerraTech are reported as discontinued operations in the financial statements of Thermo Electron. The only pro forma adjustment to the Pro Forma Consolidated Condensed Statement of Continuing Operations is an increase in Thermo Electron's outstanding shares. The following unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of July 1, 2000, as if the merger had become effective on July 1, 2000. For purposes of determining the number of shares of Thermo Electron that will be issued under the merger agreement, an exchange ratio of .40 shares of Thermo Electron common stock for each share of Thermo TerraTech common stock has been assumed. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the merger become effective at the beginning of 1999.

                          THERMO ELECTRON CORPORATION


      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS



                         SIX MONTHS ENDED JULY 1, 2000


                                  (UNAUDITED)


                                                                          PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                           -----------   ------------   -----------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Revenues.................................................  $1,208,411       $   --      $1,208,411
                                                           ----------       ------      ----------
Costs and Operating Expenses:
  Costs of revenues......................................     658,946           --         658,946
  Selling, general, and administrative expenses..........     345,698           --         345,698
  Research and development expenses......................      94,551           --          94,551
  Restructuring and other unusual income, net............     (11,385)          --         (11,385)
                                                           ----------       ------      ----------
                                                            1,087,810           --       1,087,810
                                                           ----------       ------      ----------
Operating Income.........................................     120,601           --         120,601
Other Expense, Net.......................................     (31,478)          --         (31,478)
                                                           ----------       ------      ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Item..............      89,123           --          89,123
Income Tax Provision.....................................      37,340           --          37,340
Minority Interest Expense................................      11,231           --          11,231
                                                           ----------       ------      ----------
Income from Continuing Operations Before
  Extraordinary Item.....................................  $   40,552       $   --      $   40,552
                                                           ==========       ======      ==========
Earnings per Share from Continuing Operations Before
  Extraordinary Item:
  Basic..................................................  $      .26                   $      .26
                                                           ==========                   ==========
  Diluted................................................  $      .25                   $      .25
                                                           ==========                   ==========
Weighted Average Shares:
  Basic..................................................     156,416        1,002         157,418
                                                           ==========       ======      ==========
  Diluted................................................     157,616        1,002         158,618
                                                           ==========       ======      ==========

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS

                           YEAR ENDED JANUARY 1, 2000

                                  (UNAUDITED)


                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                            -----------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues                                                    $2,471,193        $   --     $2,471,193
                                                            ----------        ------     ----------
Costs and Operating Expenses:
  Cost of revenues........................................   1,378,494            --      1,378,494
  Selling, general, and administrative expenses...........     673,004            --        673,004
  Research and development expenses.......................     171,100            --        171,100
  Restructuring and other unusual costs, net..............     149,589            --        149,589
                                                            ----------        ------     ----------
                                                             2,372,187            --      2,372,187
                                                            ----------        ------     ----------
Operating Income..........................................      99,006            --         99,006
Other Expense, Net........................................     (61,520)           --        (61,520)
                                                            ----------        ------     ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest, and Extraordinary Items..............      37,486            --         37,486
Income Tax Provision......................................      33,073            --         33,073
Minority Interest Expense.................................      18,993            --         18,993
                                                            ----------        ------     ----------
Loss from Continuing Operations Before Extraordinary
  Items...................................................  $  (14,580)       $   --     $  (14,580)
                                                            ==========        ======     ==========
Loss per Share from Continuing Operations Before
  Extraordinary Items:
  Basic...................................................  $     (.09)       $   --     $     (.09)
                                                            ==========        ======     ==========
  Diluted.................................................  $     (.11)       $   --     $     (.11)
                                                            ==========        ======     ==========
Basic and Diluted Weighted Average Shares.................     157,987         1,002        158,989
                                                            ==========        ======     ==========

                          THERMO ELECTRON CORPORATION


                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET



                                  JULY 1, 2000


                                  (UNAUDITED)


                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            ----------   -----------   ----------
                                                                       (IN THOUSANDS)
                          ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  281,174     $    --     $  281,174
  Short-term available-for-sale investments, at quoted
    market value..........................................     298,093          --        298,093
  Accounts receivable, net................................     525,142          --        525,142
  Other current assets....................................     639,069          --        639,069
  Net assets of discontinued operations...................     519,465          --        519,465
                                                            ----------     -------     ----------
                                                             2,262,943          --      2,262,943
                                                            ----------     -------     ----------
Property, Plant, and Equipment, at Cost, Net..............     432,353          --        432,353
                                                            ----------     -------     ----------
Other Assets..............................................     218,491          --        218,491
                                                            ----------     -------     ----------
Cost in Excess of Net Assets of Acquired Companies........   1,583,985          --      1,583,985
                                                            ----------     -------     ----------
Long-term Net Assets of Discontinued Operations...........     648,747      26,423        675,170
                                                            ----------     -------     ----------
                                                            $5,146,519     $26,423     $5,172,942
                                                            ==========     =======     ==========
         LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities.......................................  $  891,940     $    --     $  891,940
                                                            ----------     -------     ----------
Deferred Income Taxes and Other Deferred Items............     159,781          --        159,781
                                                            ----------     -------     ----------
Long-term Obligations:
  Subordinated convertible obligations....................   1,184,033          --      1,184,033
  Other...................................................     387,555          --        387,555
                                                            ----------     -------     ----------
                                                             1,571,588          --      1,571,588
                                                            ----------     -------     ----------
Minority Interest.........................................      40,562          --         40,562
                                                            ----------     -------     ----------
Common Stock of Subsidiary Subject to Redemption..........       7,692          --          7,692
                                                            ----------     -------     ----------
Shareholders' Investment:
  Common stock............................................     185,627       1,002        186,629
  Capital in excess of par value..........................   1,523,884      25,421      1,549,305
  Retained earnings.......................................   1,083,052          --      1,083,052
  Treasury stock at cost..................................    (217,797)         --       (217,797)
  Deferred compensation...................................      (6,779)         --         (6,779)
  Accumulated other comprehensive items...................     (93,031)         --        (93,031)
                                                            ----------     -------     ----------
                                                             2,474,956      26,423      2,501,379
                                                            ----------     -------     ----------
                                                            $5,146,519     $26,423     $5,172,942
                                                            ==========     =======     ==========

                          THERMO ELECTRON CORPORATION
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS (IN THOUSANDS EXCEPT IN TEXT)


                                                              SIX MONTHS ENDED     YEAR ENDED
                                                                JULY 1, 2000     JANUARY 1, 2000
                                                              ----------------   ---------------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 1,002,330 shares of Thermo Electron's
  common stock for the acquisition of additional shares of
  Thermo TerraTech as of the beginning of 1999..............       1,002              1,002
                                                                   -----              -----


NOTE 2-- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS EXCEPT IN TEXT)


                                                                     JULY 1, 2000
                                                                    ---------------
                                                                    DEBIT (CREDIT)
LONG-TERM NET ASSETS OF DISCONTINUED OPERATIONS
Increase in long-term net assets of discontinued operations
  as a result of Thermo Electron's increased ownership of
  Thermo TerraTech..........................................            $ 26,423
                                                                        --------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  1,002,330 shares of Thermo Electron's common stock for the
  acquisition of additional shares of Thermo TerraTech......              (1,002)
                                                                        --------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  Thermo Electron's increased ownership of Thermo TerraTech
  and the conversion of outstanding stock options of Thermo
  TerraTech into stock options of Thermo Electron...........             (25,421)
                                                                        --------

                             THERMO TERRATECH INC.
             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


SALE OF RANDERS DIVISION

    On January 28, 2000, Thermo TerraTech, through its The Randers Killam
Group Inc. majority-owned subsidiary ("Randers/Killam"), sold substantially all of the assets and liabilities of its Randers division, exclusive of certain real estate and certain ongoing litigation, to RGI Muskegon, Inc. The Randers division provides engineering and construction services. The assets sold include all of the Randers division's operating assets, active contracts and projects, and real property. The liabilities assumed by the purchaser include all balance sheet liabilities, all lease obligations, and all liabilities and obligations under the active contracts and projects.

    The selling price for the assets of the Randers division consisted of a promissory note in the principal amount of $538,000 bearing interest at the rate of 8.0% per annum and payable in 36 equal monthly installments of principal and interest commencing March 1, 2000.


    Thermo TerraTech incurred a loss on the sale of approximately $3.3 million, which was included in restructuring costs for the fiscal year ended April 1, 2000.



SALE OF BAC KILLAM INC. BUSINESS



    On April 14, 2000, Randers/Killam sold its BAC Killam Inc. business to Hatch Mott MacDonald, Inc. ("HMM") for approximately $2.4 million in cash, of which approximately $1.1 million was paid in cash at closing and of which the balance represents accounts receivable that would be paid to Randers/Killam upon collection (less a five percent collection fee).



    Thermo TerraTech incurred a loss on the sale of approximately $2.2 million, of which $2.1 million was recorded in fiscal 2000 and $0.1 million was recorded in the first quarter of fiscal 2001.



PROPOSED SALE OF SOIL-REMEDIATION FACILITIES



    On June 30, 2000, ThermoRetec Corporation ("ThermoRetec"), a majority-owned subsidiary of Thermo TerraTech, entered into an agreement with Remediation Technologies, Inc. ("RTI") for the acquisition by RTI of ThermoRetec's five remaining soil-remediation facilities. The proposed purchase price for the facilities is $15 million in cash. The sale is expected to be completed in September 2000.



PROPOSED SALE OF THERMO ANALYTICAL INC.



    On August 16, 2000, Thermo TerraTech, through its wholly owned Thermo Analytical Inc. subsidiary, entered into an agreement to sell substantially all of the assets and liabilities of its Lancaster Laboratories business to Goldner, Hawn, Johnson & Morrison Inc., a private-equity investment firm, for $72,250,000 in cash, subject to a post-closing adjustment. Thermo Analytical operates analytical laboratories that provide environmental and pharmaceutical testing services, primarily to commercial clients throughout the United States.



    Thermo TerraTech expects to complete the sale in September 2000 and expects to incur a gain on the sale of approximately $20.0 million.


PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


    The following unaudited pro forma consolidated condensed statements of operations set forth the results of operations for the fiscal year ended
April 1, 2000, and the three months ended July 1, 2000, as if the disposition and planned disposition of the Randers division, BAC Killam, the soil-remediation facilities, and Thermo Analytical (the "Dispositions") had occurred at the beginning of fiscal 2000. The unaudited pro forma condensed balance sheet sets forth the financial position as of July 1, 2000, as if the planned dispositions of Thermo Analytical and the soil remediation facilities had occurred as of that date.


    The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the Dispositions been consummated at the beginning of fiscal 2000. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes of Thermo TerraTech included in its Annual Report on Form 10-K, as amended, for the fiscal year ended April 1, 2000.

                             THERMO TERRATECH INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED JULY 1, 2000
                                  (UNAUDITED)



                                                                      LESS:
                                                       -----------------------------------
                                                          SOIL-
                                            THERMO     REMEDIATION     BAC        THERMO      PRO FORMA
                                           TERRATECH   FACILITIES     KILLAM    ANALYTICAL   ADJUSTMENTS   PRO FORMA
                                           ---------   -----------   --------   ----------   -----------   ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.................................   $73,099       $5,607      $  68       $11,675        $--        $55,749
                                            -------       ------      -----       -------        ---        -------
Costs and Operating Expenses:
  Cost of revenues.......................    57,710        4,185        172         8,259         --         45,094
  Selling, general, and administrative
    expenses.............................    10,412          932         44         1,710         --          7,726
  Gain on sale of businesses, net........      (327)          --         --            --         --           (327)
  Restructuring costs, net...............       229           (9)       107            --         --            131
                                            -------       ------      -----       -------        ---        -------
                                             68,024        5,108        323         9,969         --         52,624
                                            -------       ------      -----       -------        ---        -------
Operating Income (Loss)..................     5,075          499       (255)        1,706         --          3,125
Interest Income..........................       566           --          1            --         --            565
Interest Expense.........................    (2,031)          --         --            --         --         (2,031)
                                            -------       ------      -----       -------        ---        -------
Income (Loss) Before Income Taxes and
  Minority Interest......................     3,610          499       (254)        1,706         --          1,659
Income Tax (Provision) Benefit...........    (4,285)        (215)        86          (688)        --         (3,468)
Minority Interest Expense................      (374)          --         --            --         77           (297)
                                            -------       ------      -----       -------        ---        -------
Net Income (Loss)........................   $(1,049)      $  284      $(168)      $ 1,018        $77        $(2,106)
                                            =======       ======      =====       =======        ===        =======
Basic and Diluted Loss per Share.........   $  (.06)                                                        $  (.11)
                                            =======                                                         =======
Basic and Diluted Weighted Average
  Shares.................................    18,978                                                          18,978
                                            =======                                                         =======

                             THERMO TERRATECH INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED APRIL 1, 2000
                                  (UNAUDITED)


                                                                  LESS:
                                              ----------------------------------------------
                                                            SOIL-
                                   THERMO     RANDERS    REMEDIATION     BAC        THERMO      PRO FORMA
                                  TERRATECH   DIVISION   FACILITIES     KILLAM    ANALYTICAL   ADJUSTMENTS   PRO FORMA
                                  ---------   --------   -----------   --------   ----------   -----------   ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues........................  $307,329    $ 7,257      $23,376     $10,433      $44,759      $    --     $221,504
                                  --------    -------      -------     -------      -------      -------     --------
Costs and Operating Expenses:
  Cost of revenues..............   243,382      6,953       15,957       8,557       32,642           --      179,273
  Selling, general, and
    administrative expenses.....    44,891      1,337        3,987       1,697        5,923           --       31,947
  Restructuring costs...........    56,981      7,898        9,646      10,995           --           --       28,442
                                  --------    -------      -------     -------      -------      -------     --------
                                   345,254     16,188       29,590      21,249       38,565           --      239,662
                                  --------    -------      -------     -------      -------      -------     --------
Operating Income (Loss).........   (37,925)    (8,931)      (6,214)    (10,816)       6,194           --      (18,158)
Interest Income.................     2,810          2           11           4           --           --        2,793
Interest Expense................    (8,743)       (56)          --          --           --           --       (8,687)
                                  --------    -------      -------     -------      -------      -------     --------
Income (Loss) Before Income
  Taxes, Minority Interest, and
  Extraordinary Item............   (43,858)    (8,985)      (6,203)    (10,812)       6,194           --      (24,052)
Income Tax (Provision)
  Benefit.......................    (2,522)     1,502        2,391       1,054       (2,507)          --       (4,962)
Minority Interest Income........     3,054         --           --          --           --       (2,060)         994
                                  --------    -------      -------     -------      -------      -------     --------
Income (Loss) Before
  Extraordinary Item............  $(43,326)   $(7,483)     $(3,812)    $(9,758)     $ 3,687      $(2,060)    $(28,020)
                                  ========    =======      =======     =======      =======      =======     ========
Basic and Diluted Loss per Share
  Before Extraordinary Item.....  $  (2.28)                                                                  $  (1.47)
                                  ========                                                                   ========
Basic and Diluted Weighted
  Average Shares................    19,033                                                                     19,033
                                  ========                                                                   ========

                             THERMO TERRATECH INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  JULY 1, 2000
                                  (UNAUDITED)



                                                                       LESS:
                                                              ------------------------
                                                                 SOIL-
                                                   THERMO     REMEDIATION     THERMO      PRO FORMA
                                                  TERRATECH   FACILITIES    ANALYTICAL   ADJUSTMENTS   PRO FORMA
                                                  ---------   -----------   ----------   -----------   ---------
                                                                          (IN THOUSANDS)
                     ASSETS
Current Assets:
  Cash and cash equivalents.....................  $  4,129      $    --       $    --      $87,250     $ 91,379
  Advance to affiliate..........................    31,636           --            --           --       31,636
  Accounts receivable, net......................    51,274        4,872        10,175           --       36,227
  Unbilled contract costs and fees..............    23,102           79         2,588           --       20,435
  Inventories...................................     1,175           --            --           --        1,175
  Deferred tax asset............................     8,075        4,101            --           --        3,974
  Other current assets..........................     2,561          128            --           --        2,433
                                                  --------      -------       -------      -------     --------
                                                   121,952        9,180        12,763       87,250      187,259
                                                  --------      -------       -------      -------     --------
Property, Plant, and Equipment, at Cost, Net....    62,618        6,335        27,438           --       28,845
                                                  --------      -------       -------      -------     --------
Other Assets....................................     8,534        1,568            --           --        6,966
                                                  --------      -------       -------      -------     --------
Cost in Excess of Net Assets of Acquired
  Companies.....................................    80,913        1,267        11,959           --       67,687
                                                  --------      -------       -------      -------     --------
                                                  $274,017      $18,350       $52,160      $87,250     $290,757
                                                  ========      =======       =======      =======     ========

                             THERMO TERRATECH INC.
           PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (CONTINUED)
                                  JULY 1, 2000
                                  (UNAUDITED)



                                                                       LESS:
                                                              ------------------------
                                                                 SOIL-
                                                   THERMO     REMEDIATION     THERMO      PRO FORMA
                                                  TERRATECH   FACILITIES    ANALYTICAL   ADJUSTMENTS   PRO FORMA
                                                  ---------   -----------   ----------   -----------   ---------
                                                                          (IN THOUSANDS)
    LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Short-term obligations and current maturities
    of long-term obligations....................  $ 28,224      $    --       $    --      $    --     $ 28,224
  Accounts payable..............................    16,243        1,523           582           --       14,138
  Accrued payroll and employee benefits.........    10,184          633         1,913           --        7,638
  Accrued restructuring costs...................     5,807           --            --           --        5,807
  Other accrued expenses........................    14,965        1,606           366        3,550       16,543
  Due to parent company and affiliated
    companies...................................       769           --            --           --          769
                                                  --------      -------       -------      -------     --------
                                                    76,192        3,762         2,861        3,550       73,119
                                                  --------      -------       -------      -------     --------
Deferred Income Taxes...........................     1,451           --            --           --        1,451
                                                  --------      -------       -------      -------     --------
Other Deferred Items............................     1,044           --            --           --        1,044
                                                  --------      -------       -------      -------     --------
Long-term Obligations...........................   118,128           --            --           --      118,128
                                                  --------      -------       -------      -------     --------
Minority Interest...............................    26,241           --            --          (57)      26,184
                                                  --------      -------       -------      -------     --------
Shareholders' Investment:
  Common stock..................................     1,968           --            --           --        1,968
  Capital in excess of par value................    71,640           --            --           --       71,640
  Retained earnings (accumulated deficit).......   (18,370)          --            --       19,870        1,500
  Treasury stock, at cost.......................    (5,044)          --            --           --       (5,044)
  Deferred compensation.........................      (162)          --            --           --         (162)
  Accumulated other comprehensive items.........       929           --            --           --          929
  Parent company investment.....................        --       14,588        49,299       63,887           --
                                                  --------      -------       -------      -------     --------
                                                    50,961       14,588        49,299       83,757       70,831
                                                  --------      -------       -------      -------     --------
                                                  $274,017      $18,350       $52,160      $87,250     $290,757
                                                  ========      =======       =======      =======     ========

                             THERMO TERRATECH INC.

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT IN TEXT)


                                                            THREE MONTHS ENDED   FISCAL YEAR ENDED
                                                               JULY 1, 2000        APRIL 1, 2000
                                                            ------------------   -----------------
                                                                        DEBIT (CREDIT)
MINORITY INTEREST INCOME
Change in minority interest income (expense) as a result
  of the sale of:
  Randers division........................................         $ --               $   394
  Soil-remediation facilities.............................          (87)                1,153
  BAC Killam..............................................           10                   513
                                                                   ----               -------
                                                                    (77)                2,060
                                                                   ----               -------


NOTE 2--PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (IN THOUSANDS)


                                                              JULY 1, 2000
                                                              ------------
                                                                 DEBIT
                                                                (CREDIT)
CASH AND CASH EQUIVALENTS
Cash received for sale of:
  Soil-remediation facilities...............................    $ 15,000
  Thermo Analytical.........................................      72,250
                                                                --------
                                                                  87,250
                                                                --------

OTHER ACCRUED EXPENSES
Estimated accrued transaction costs, including legal fees,
  incentive payments, and severance payable following the
  sale of:
  Soil-remediation facilities...............................        (600)
  Thermo Analytical.........................................      (2,950)
                                                                --------
                                                                  (3,550)
                                                                --------

MINORITY INTEREST
Decrease in minority interest related to excess of parent
  company investment in soil-remediation facilities over
  proceeds from sale........................................          57
                                                                --------

SHAREHOLDERS' INVESTMENT
Elimination of equity account and excess of proceeds from
  sale over parent company investment in:
    Soil-remediation facilities.............................     (14,457)
    Thermo Analytical.......................................     (69,300)
                                                                --------
                                                                 (83,757)
                                                                --------



    Thermo TerraTech incurred losses in fiscal 2000 on the sale of the Randers division and BAC Killam of $3.3 million and $2.1 million, respectively. In the first quarter of fiscal 2001, Thermo TerraTech incurred an additional loss on the sale of BAC Killam of $0.1 million. Thermo TerraTech expects to realize a gain on the sale of Thermo Analytical of $20.0 million. This gain is not included in the accompanying pro forma consolidated condensed statement of operations.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          THERMO ELECTRON CORPORATION
                          TTT ACQUISITION CORPORATION
                                      AND
                             THERMO TERRATECH INC.
                          DATED AS OF OCTOBER 19, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
ARTICLE I  THE MERGER.............................................     A-2
1.1   The Merger..................................................     A-2
1.2   Effective Time; Closing.....................................     A-2
1.3   Effect of the Merger........................................     A-2
1.4   Certificate of Incorporation; Bylaws........................     A-2
1.5   Directors and Officers......................................     A-2
1.6   Effect on Capital Stock.....................................     A-2
1.7   Surrender of Certificates...................................     A-4
1.8   No Further Ownership Rights in TerraTech Common Stock.......     A-5
1.9   Lost, Stolen or Destroyed Certificates......................     A-5
1.10  Dividends...................................................     A-5
1.11  Fractional Shares...........................................     A-5
1.12  Closing of Transfer Books...................................     A-6
1.13  Taking of Necessary Action; Further Action..................     A-6
1.14  Tax Treatment...............................................     A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TERRATECH...........     A-6
2.1   Organization of TerraTech...................................     A-6
2.2   TerraTech Capital Structure.................................     A-6
2.3   Authority...................................................     A-7
2.4   Board Approval..............................................     A-7
2.5   Fairness Opinion............................................     A-7
2.6   Registration Statement; Proxy Statement/Prospectus..........     A-7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND
             MERGER SUB...........................................     A-8
3.1   Organization................................................     A-8
3.2   Authority...................................................     A-8
3.3   Capitalization..............................................     A-9
3.4   Reports and Financial Statements............................    A-10
3.5   Merger Sub..................................................    A-10
3.6   Tax Treatment...............................................    A-10
3.7   Information Provided to Investment Bankers..................    A-10
3.8   Litigation..................................................    A-10
3.9   Compliance with Agreements..................................    A-11
3.10  Registration Statement; Proxy Statement/Prospectus..........    A-11

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...................    A-11
4.1   Conduct of Business by TerraTech............................    A-11
4.2   Conduct of Business by Thermo Electron......................    A-11

ARTICLE V  ADDITIONAL AGREEMENTS..................................    A-12
5.1   Registration Statement; Other Filings.......................    A-12
5.2   Meeting of TerraTech Stockholders...........................    A-13
5.3   Access to Information.......................................    A-13
5.4   Public Disclosure...........................................    A-13
5.5   Legal Requirements..........................................    A-14
5.6   Notification of Certain Matters.............................    A-14
5.7   Best Efforts and Further Assurances.........................    A-14

                                                                      PAGE
                                                                    --------
      Stock Option and Employee Stock Purchase Plans; Reservation
5.8   of Shares...................................................    A-14
5.9   Thermo Electron Form S-8....................................    A-15
5.10  Thermo Electron Form S-3....................................    A-15
5.11  Indemnification; Insurance..................................    A-15
5.12  Deferred Compensation Plan..................................    A-17
5.13  Compliance by Merger Sub....................................    A-17
5.14  Tax Treatment...............................................    A-17
5.15  NYSE Listing................................................    A-17

ARTICLE VI  CONDITIONS TO THE MERGER..............................    A-17
      Conditions to Obligations of Each Party to Effect the
6.1   Merger......................................................    A-17
6.2   Additional Conditions to Obligations of TerraTech...........    A-18
      Additional Conditions to the Obligations of Thermo Electron
6.3   and Merger Sub..............................................    A-18

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER....................    A-19
7.1   Termination.................................................    A-19
7.2   Notice of Termination; Effect of Termination................    A-20
7.3   Fees and Expenses...........................................    A-20
7.4   Amendment...................................................    A-20
7.5   Extension; Waiver...........................................    A-20

ARTICLE VIII  GENERAL PROVISIONS..................................    A-21
8.1   Non-Survival of Representations and Warranties..............    A-21
8.2   Notices.....................................................    A-21
8.3   Counterparts................................................    A-21
8.4   Entire Agreement............................................    A-22
8.5   Severability................................................    A-22
8.6   Other Remedies; Specific Performance........................    A-22
8.7   Governing Law...............................................    A-22
8.8   Assignment..................................................    A-22
8.9   Headings....................................................    A-22

Exhibit A: Form of Tax Opinion

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 19, 1999 is by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TTT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo
TerraTech Inc., a Delaware corporation ("TerraTech").

                                    RECITALS

    A. Thermo Electron owns approximately 87% of the outstanding shares of common stock, par value $.10 per share, of TerraTech (the "TerraTech Common Stock"), and Thermo Electron desires to acquire all of the remaining outstanding shares of TerraTech Common Stock.

    B. Thermo Electron has formed the Merger Sub as a subsidiary with the intent of causing it to merge with TerraTech, as described in this Agreement.

    C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Electron and TerraTech will enter into a business combination transaction pursuant to which Merger Sub will merge with and into TerraTech (the "Merger").

    D. The Board of Directors of Thermo Electron (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Electron, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    E. The Board of Directors of TerraTech, on the recommendation of a special committee of the Board of Directors (the "Special Committee"), consisting of a director of TerraTech who is not an officer or director of Thermo Electron or an officer of TerraTech, (i) has determined that this Agreement, including the Exchange Ratio (as defined below), and the transactions contemplated by this Agreement, are fair to, and in the best interests of, the stockholders of TerraTech (other than Thermo Electron), (ii) has approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of TerraTech.

    F. Adams, Harkness & Hill ("AH&H") has delivered to the Special Committee, for its consideration, and for delivery to the stockholders of TerraTech, its written opinion that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion the consideration to be received by the stockholders of TerraTech (other than Thermo Electron) is fair to such stockholders from a financial point of view.

    G. The parties hereto intend that this transaction shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    H. Thermo Electron, TerraTech and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into TerraTech, the separate corporate existence of Merger Sub shall cease and TerraTech shall continue as the surviving corporation. TerraTech as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the Surviving Corporation shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) TerraTech shall deliver to Thermo Electron the various certificates and instruments required under Article VI, (ii) Thermo Electron and Merger Sub shall deliver to TerraTech the various certificates and instruments required under Article VI and
(iii) TerraTech shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

    1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of TerraTech and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TerraTech and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) Subject to the requirements of Section 5.11 hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

    (b) Subject to the requirements of Section 5.11 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5. DIRECTORS AND OFFICERS. The directors of TerraTech immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of TerraTech immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

    1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, TerraTech or the holders of any of the following securities:

    (a) EXCHANGE OF TERRATECH COMMON STOCK. Subject to the balance of this
Section 1.6, each share of TerraTech Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.4 share (subject to adjustment pursuant to Section 1.6(g) hereof, the "Exchange Ratio") of the common stock, $1.00 par value, of Thermo

Electron (the "Thermo Common Stock"). As of the Effective Time, all such shares of TerraTech Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of TerraTech Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such share of TerraTech Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9).

    (b) STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN. All options to purchase TerraTech Common Stock outstanding immediately prior to the Effective Time under stock option plans maintained by TerraTech (including those plans adopted when TerraTech was known as Thermo Process Systems Inc.), consisting of the Thermo Process Systems Inc. Incentive Stock Option Plan, the Thermo Process
Systems Inc. Nonqualified Stock Option Plan, the Thermo Process Systems Inc. Equity Incentive Plan and the Thermo Process Systems Inc. Directors Stock Option Plan, each as amended (together, the "TerraTech Stock Option Plans"), shall be converted into options to purchase Thermo Common Stock in accordance with
Section 5.8 hereof. All options to purchase shares of TerraTech Common Stock under the Amended and Restated Thermo TerraTech Employees' Stock Purchase Plan (the "TerraTech ESPP") shall be converted into options to purchase Thermo Common Stock in accordance with Section 5.8 hereof.

    (c) WARRANTS. All warrants to purchase TerraTech Common Stock outstanding immediately prior to the Effective Time shall be converted at the Effective Time into warrants to purchase Thermo Common Stock. The number of whole shares of Thermo Common Stock for which each warrant will be exercisable (or will become exercisable in accordance with its terms) and the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such TerraTech warrant will be determined in accordance with the terms of such warrants.

    (d) CONVERTIBLE DEBENTURES. All TerraTech convertible debentures (the "Convertible Debentures") issued pursuant to the Fiscal Agency Agreement dated as of May 2, 1996 by and among TerraTech, Thermo Electron and Chase Manhattan Bank (formerly Chemical Bank) as Fiscal Agent (the "Fiscal Agency Agreement"), outstanding at the Effective Time shall remain the Convertible Debentures of TerraTech, provided however, that in lieu of TerraTech Common Stock being issuable upon conversion of such Convertible Debentures, after the Effective Time, Thermo Common Stock shall be issuable upon conversion of such Convertible Debentures in accordance with the terms of the Fiscal Agency Agreement. At the Effective Time, the price at which the TerraTech Convertible Debentures then outstanding will be convertible into Thermo Common Stock shall be adjusted in accordance with the terms of the Fiscal Agency Agreement.

    (e) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (f) TREASURY STOCK; STOCK HELD BY THERMO ELECTRON. Notwithstanding any other provision of this Agreement, each share of TerraTech Common Stock issued and outstanding and owned by Thermo Electron or any wholly owned subsidiary of Thermo Electron, together with all treasury shares held by TerraTech immediately prior to the Effective Time shall cease to be outstanding, and shall automatically be cancelled and retired without payment of any consideration therefor, cash or otherwise, and cease to exist.

    (g) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, TerraTech Common Stock or Thermo Common Stock, as the case may be), recapitalization or other like change without receipt of consideration with respect to either the TerraTech Common Stock or the Thermo Common Stock occurring on or after the date hereof and prior to the Effective Time. The Exchange Ratio shall also be subject to adjustment as follows:

        (i) In the event the average of the closing prices per share of Thermo Common Stock as reported in the consolidated transaction reporting system for each of the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, then the Exchange Ratio shall be adjusted to be equal to $7.25 divided by the Pre-Closing Average Price, subject to the provisions of Section 7.1(h).

        (ii) In the event the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, then the Exchange Ratio shall be adjusted to be equal to $9.25 divided by the Pre-Closing Average Price.

    1.7. SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Thermo Electron shall authorize Boston EquiServe to act as the exchange agent (the "Exchange Agent") in the Merger. Immediately following the Effective Time, Thermo Electron shall deposit with the Exchange Agent, for the benefit of the holders of shares of TerraTech Common Stock, for exchange in accordance with the provisions of this
Article I, certificates representing the shares of Thermo Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of TerraTech Common Stock. The Thermo Common Stock into which TerraTech Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

    (b) EXCHANGE PROCEDURES. As soon as practicable after, and in no event more than three business days after, the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate (a "Certificate" or the "Certificates") representing TerraTech Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in such form and have such other provisions as Thermo Electron may reasonably specify and as are reasonably acceptable to TerraTech, with the approval of the Special Committee) and (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Thermo Common Stock, as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing shares of Thermo Common Stock equal to the Exchange Ratio multiplied by the number of shares of TerraTech Common Stock represented by such Certificate (rounded down to the nearest whole share), (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 and (z) a check issued pursuant to Section 1.11 hereof for any fractional share of Thermo Common Stock (the consideration specified in clauses (x), (y) and (z) being collectively referred to herein as the "Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of TerraTech Common Stock which is not registered in the transfer records of TerraTech as of the Effective Time, the Merger Consideration may be paid in accordance with this Article I to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive shares of Thermo Common Stock equal to the Exchange Ratio for each share of TerraTech Common Stock represented on such Certificate, and the other Merger Consideration.

    (c) TRANSFERS OF OWNERSHIP. If payment of the Exchange Ratio is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

    (d) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Thermo Electron, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TerraTech Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) RESPONSIBILITY; TERM. During the term of its engagement, the Exchange Agent shall be responsible for delivering certificates representing Thermo Common Stock and the other Merger Consideration to the holders of properly endorsed Certificates that are returned to the Exchange Agent. Promptly following the date that is six months after the Effective Date, the Exchange Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, Certificates, certificates representing shares of Thermo Common Stock and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of TerraTech Common Stock may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration represented by such Certificate, without any interest thereon.

    1.8. NO FURTHER OWNERSHIP RIGHTS IN TERRATECH COMMON STOCK. The Thermo Common Stock and cash, if any, delivered to the holders of TerraTech Common Stock upon the surrender of shares of TerraTech Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of TerraTech Common Stock.

    1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the certificates representing Thermo Common Stock and the other Merger Consideration in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

    1.10. DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Thermo Common Stock as of a date on or after the Effective Time shall be paid to the holders of TerraTech Common Stock entitled by reason of the Merger to receive Thermo Common Stock until such holders surrender their Certificates in accordance with Section 1.7(b) or provide an affidavit and indemnity in accordance with Section 1.9. Upon such surrender, the Exchange Agent or Thermo Electron (in the event that the Exchange Agent's term has expired), shall pay or deliver to the persons in whose name the certificates representing such Thermo Common Stock are issued any dividends or other distributions that are payable to the holders of record of Thermo Common Stock as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

    1.11. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Thermo Common Stock shall be issued to holders of TerraTech Common Stock upon the surrender for exchange of Certificates, and such holders of TerraTech Common Stock shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Thermo Electron with respect to any fractional shares of Thermo Common Stock that would otherwise be issued to such holders of TerraTech Common Stock. In lieu of any fractional shares of Thermo Common Stock that would otherwise be issued, each holder of TerraTech Common Stock that would have been entitled to receive a fractional share of Thermo Common Stock shall, upon proper surrender of such person's Certificates, receive a cash payment (rounded to the nearest cent) equal to the closing price per share of Thermo Common Stock as reported in the consolidated transaction reporting system on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share that such holder of TerraTech Common Stock would otherwise be entitled to receive.

    1.12. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of TerraTech shall be closed and no transfer of TerraTech Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Thermo Electron, they shall be canceled and exchanged for the Merger Consideration in accordance with Article I.

    1.13. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TerraTech and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of TerraTech and Merger Sub or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

    1.14 TAX TREATMENT. The Merger is intended to constitute a tax-free reorganization under Section 368(a) of the Code. The parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF TERRATECH

    TerraTech represents and warrants to Thermo Electron and Merger Sub as follows:

    2.1. ORGANIZATION OF TERRATECH. TerraTech and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by TerraTech to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on TerraTech. In this Agreement, the term "Material Adverse Effect" used in reference to TerraTech means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of TerraTech and its subsidiaries, taken as a whole.

    2.2. TERRATECH CAPITAL STRUCTURE. The authorized capital stock of TerraTech consists of 75,000,000 shares of Common Stock, par value $.10 per share, of which there were 19,072,133 shares issued and outstanding as of October 2, 1999, and 511,640 shares in treasury as of October 2, 1999. All outstanding shares of TerraTech Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of TerraTech or any agreement or document to which TerraTech is a party or by which it is bound. As of October 2, 1999, an aggregate of 2,038,550 shares of TerraTech Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the TerraTech Stock Option Plans, under which options were outstanding for an aggregate of 1,628,725 shares as of such date. As of October 2, 1999, an aggregate of 700,500 shares of TerraTech Common Stock were reserved for issuance upon the exercise of warrants and an aggregate of 7,034,592 shares of TerraTech Common Stock were reserved for issuance upon the conversion of the Convertible Debentures. All shares of TerraTech Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

    2.3. AUTHORITY.

    (a) TerraTech has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TerraTech, subject only to the adoption of this Agreement by TerraTech's stockholders and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, TerraTech's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of TerraTech Common Stock. This Agreement has been duly executed and delivered by TerraTech, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of TerraTech, enforceable in accordance with its terms. The execution and delivery of this Agreement by TerraTech do not, and the performance of this Agreement by TerraTech will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of TerraTech or (ii) subject to obtaining the adoption by TerraTech's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TerraTech or any of its material subsidiaries or by which its or their respective properties is bound, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on TerraTech or the Surviving Corporation.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to TerraTech in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing by TerraTech and Thermo Electron of the Proxy Statement and the Registration Statement (as defined in Section 5.1), respectively, with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    2.4. BOARD APPROVAL. The Board of Directors of TerraTech, upon recommendation of the Special Committee that this Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the stockholders of TerraTech (other than Thermo Electron), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to, and in the best interests of, TerraTech and its stockholders, and (iii) determined to recommend that the stockholders of TerraTech approve this Agreement.

    2.5. FAIRNESS OPINION. The Special Committee has received an opinion from AH&H dated October 19, 1999 that, as of such date, the consideration to be received by TerraTech's stockholders in the Merger is fair, from a financial point of view, to TerraTech's stockholders other than Thermo Electron.

    2.6 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by TerraTech for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by TerraTech with the SEC) shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. Other than with respect to the information supplied by Thermo Electron and/or Merger Sub, the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the TerraTech Stockholders' Meeting (as defined in Section 5.1(b)) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to Thermo Electron and/or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB

    Thermo Electron and Merger Sub, jointly and severally, represent and warrant to TerraTech as follows:

    3.1. ORGANIZATION. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Thermo Electron. In this Agreement, the term "Material Adverse Effect" used in reference to Thermo Electron means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of Thermo Electron and its subsidiaries, taken as a whole.

    3.2. AUTHORITY.

    (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by TerraTech, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Certificate of Incorporation or Bylaws of Merger Sub or of any material subsidiary, direct or indirect, of Thermo Electron (each, a "Material Thermo Subsidiary"), (ii) subject to compliance with the requirements set forth in Section 3.2(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) is a party or by which Thermo Electron or any Material Thermo Subsidiaries (including Merger Sub, but excluding TerraTech and its wholly owned subsidiaries) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Thermo Electron.

    (b) All shares of Thermo Common Stock issuable in accordance with this Agreement, and shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any other agreement or document to which Thermo Electron is a party or by which it is bound.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement and the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the Securities Act and the Exchange Act, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.3. CAPITALIZATION.

    (a) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Common Stock, par value $1.00 per share, of which there were 158,236,781 shares issued and outstanding as of October 2, 1999, and 9,011,451 shares in treasury as of October 2, 1999, and 50,000 shares of preferred stock, $100 par value per share, of which 40,000 shares have been designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Thermo Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any agreement or document to which Thermo Electron is a party or by which it is bound. As of October 2, 1999, an aggregate of 15,653,373 shares of Thermo Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to stock option plans maintained by Thermo Electron, under which options are outstanding for an aggregate of 11,912,116 shares. As of October 2, 1999, an aggregate of 15,476,191 shares of Thermo Common Stock were reserved for issuance upon the conversion of convertible debentures issued by Thermo Electron. All shares of Thermo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Thermo Electron issued and outstanding which have rights to vote in the election of directors of Thermo Electron. Except as set forth in the Thermo Reports (as defined in Section 3.4) filed prior to the date of this Agreement, there are no other material outstanding options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

    (b) Since July 3, 1999, there have been no material issuances of options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

    (c) As of the date of this Agreement, no Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date has occurred (as such terms are defined in the Rights Agreement dated January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A. (the "Rights Agreement")), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    3.4 REPORTS AND FINANCIAL STATEMENTS. Thermo Electron has filed all material forms, reports and documents required to be filed by it with the SEC since January 1, 1997. Thermo Electron has made available to TerraTech complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-K for the fiscal year ended January 2, 1999 as filed with the SEC, and
(b) all other reports filed by Thermo Electron with the SEC under Sections 13 or 14 of the Exchange Act since January 2, 1999 (such reports are collectively referred to herein as the "Thermo Reports"). No event has occurred since
July 3, 1999 which will be required to be reported by Thermo Electron on a report required to be filed under Sections 13 or 14 of the Exchange Act. Without limitation of the foregoing, since July 3, 1999, there has been no change in the business, financial condition or results of operations of Thermo Electron that has resulted or is reasonably likely to result in a Material Adverse Effect on Thermo Electron. As of their respective dates, the Thermo Reports (i) complied in all material respects with the requirements of the Exchange Act and the applicable rules of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Thermo Electron included in the Thermo Reports (in each case including the notes thereto)
(i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present, in all material respects, the consolidated financial condition, results of operation and cash flows of Thermo Electron as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Thermo Electron. There are no liabilities of Thermo Electron which are not disclosed in the Thermo Reports which would be reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.5 MERGER SUB. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    3.6 TAX TREATMENT. As of the Effective Time, all representations contained in the Representation Letters delivered to Hale and Dorr LLP pursuant to
Section 6.1(d) shall be true, correct and complete in all material respects. Stockholders of TerraTech are each third party beneficiaries of this
Section 3.6 and may seek relief for breach hereof in their own names.

    3.7 INFORMATION PROVIDED TO INVESTMENT BANKERS. To the knowledge of Thermo Electron, the information provided by Thermo Electron and TerraTech to AH&H in connection with the Merger does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing sentence, any projections or forward-looking statements shall not be deemed to be statements of material facts; however, the projections were prepared in good faith and based on assumptions that were reasonable at the time such projections were prepared, given the information known by management at such time. Furthermore, it is recognized that such projections and forward-looking statements do not constitute any warranty as to the future performance of Thermo Electron or TerraTech and that actual results may vary from projected results.

    3.8 LITIGATION. Except as discussed in the Thermo Reports, there are no suits, actions, arbitrations, demands, claims or proceedings pending, or to the knowledge of Thermo Electron, threatened against Thermo Electron or any subsidiary of Thermo Electron which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Thermo Electron.

    3.9 COMPLIANCE WITH AGREEMENTS. The treatment provided for herein with respect to outstanding Convertible Debentures, options (both under the TerraTech Stock Option Plans and the TerraTech ESPP) and warrants of TerraTech is in compliance with the applicable agreements and instruments governing such securities. No consent or approval of the holders of such instruments is required in connection with the transactions contemplated by this Agreement.

    3.10 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Other than with respect to the information supplied by TerraTech, the Registration Statement shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Thermo Electron for inclusion in the Proxy Statement (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the TerraTech Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Thermo Electron) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY TERRATECH. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, TerraTech shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, and except as consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    4.2 CONDUCT OF BUSINESS BY THERMO ELECTRON. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Electron
(i) shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, or which are undertaken in connection with the Merger or with the reorganization of Thermo Electron and its subsidiaries as publicly announced or as disclosed to AH&H prior to the date of this Agreement, carry on its business materially in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and
(ii) shall not, and shall not permit any Material Thermo Subsidiary to, take any action which would make any of the representations and warranties of Thermo Electron contained herein untrue or cause Thermo Electron not to be in compliance with any covenant set forth herein.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    5.1. REGISTRATION STATEMENT; OTHER FILINGS. (a) As promptly as practicable after the execution of this Agreement, TerraTech and Thermo Electron will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Thermo Electron will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Thermo Electron will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Thermo Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of TerraTech, such amendment or supplement.

    (b) The information supplied by TerraTech for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by TerraTech with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by TerraTech for inclusion in the Proxy Statement to be sent to the stockholders of TerraTech in connection with the meeting of TerraTech's stockholders to consider the adoption of this Agreement and approval of the Merger (the "TerraTech Stockholders' Meeting") (including any information incorporated by reference in the Proxy Statement from other filings made by TerraTech with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to TerraTech stockholders, at the time of the TerraTech Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TerraTech Stockholders' Meeting which has become false or misleading.

    (c) The information supplied by Thermo Electron and Merger Sub for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by Thermo Electron with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Thermo Electron and Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of TerraTech in connection with the TerraTech Stockholders' Meeting (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) will not, on the date the Proxy

Statement (or any amendment thereof or supplement thereto) is first mailed to TerraTech stockholders, at the time of the TerraTech Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TerraTech Stockholders' Meeting which has become false or misleading.

    (d) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Special Committee's fiduciary duties under applicable law).

    (e) The Proxy Statement will include the recommendation of the Board of Directors of TerraTech in favor of approval of this Agreement (except that the Board of Directors of TerraTech may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's fiduciary duties under applicable law).

    (f) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Sections 5.1(d) or (e) hereof, the Proxy Statement will reflect such action.

    5.2. MEETING OF TERRATECH STOCKHOLDERS. Promptly after the date hereof, TerraTech will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the TerraTech Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless the Special Committee determines after consultation with outside legal counsel that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, TerraTech will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the TerraTech Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    5.3. ACCESS TO INFORMATION. Subject to applicable legal restrictions, each of the parties hereto will afford the other (including, in the case of TerraTech, the Special Committee) and each of their respective accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of each of them during the period prior to the Effective Time to obtain all information concerning the their respective businesses, including the status of their respective product development efforts, properties, results of operations and personnel, as each of them may reasonably request. Each of the parties hereto agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by the disclosing party in violation of this Agreement or (ii) which becomes available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or any officer or director of such party.

    5.4. PUBLIC DISCLOSURE. Thermo Electron and TerraTech will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this

Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee, and TerraTech shall, within five days after the execution hereof, file with the SEC a Current Report on Form 8-K, which shall attach as an exhibit this Agreement.

    5.5. LEGAL REQUIREMENTS. Subject to the terms of this Agreement, each of Thermo Electron, Merger Sub and TerraTech will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Subject to the terms of this Agreement, Thermo Electron and Merger Sub will give prompt notice to TerraTech, and TerraTech will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or TerraTech, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From the date of this Agreement until the Effective Time, Thermo Electron will give prompt notice to TerraTech (including, without limitation, the Special Committee) of any written offers or indications of interest it receives from a prospective purchaser of any material properties or assets of TerraTech or its subsidiaries, which set forth a proposed purchase price greater than $3 million or in which the book value of the assets being sold is greater than $3 million, other than sales of assets and services in the ordinary course of business. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and TerraTech under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Subject to the terms hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS; RESERVATION OF SHARES.

    (a) At the Effective Time, each outstanding option to purchase shares of TerraTech Common Stock (each a "TerraTech Stock Option") under the TerraTech Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each TerraTech Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable TerraTech Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each TerraTech Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common

Stock that were issuable upon exercise of such TerraTech Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed TerraTech Stock Option will be equal to the quotient determined by dividing the exercise price per share of TerraTech Common Stock at which such TerraTech Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding TerraTech Stock Option a notice describing the foregoing assumption of such TerraTech Stock Option by Thermo Electron.

    (b) At the Effective Time, each outstanding option to purchase shares of TerraTech Common Stock (each, a "TerraTech ESPP Stock Option") under the TerraTech ESPP will be assumed by Thermo Electron. Each TerraTech ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as are set forth in the TerraTech ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of TerraTech Common Stock that would have been issuable upon exercise of such TerraTech ESPP Stock Option multiplied by the Exchange Ratio; (ii) the purchase price per share of Thermo Common Stock shall be the lower of
(A) eighty-five percent (85%) of (x) the per-share Market Value of TerraTech Common Stock on the Grant Date divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (B) eighty-five percent (85%) of the Market Value of Thermo Common Stock as of the Exercise Date; and (iii) the $25,000 limit under Section 9.2(i) of the TerraTech ESPP shall be applied by taking into account Thermo Electron's assumption of the TerraTech ESPP Stock Options in accordance with the Code and applicable regulations. For purposes of this subsection, "Market Value," "Grant Date," and "Exercise Date" shall have the meaning given them in the TerraTech ESPP.

    (c) Thermo Electron will reserve sufficient shares of Thermo Common Stock for issuance under this Section 5.8 and pursuant to conversion of the Convertible Debentures and the exercise of warrants issued by TerraTech.

    5.9. THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if possible, an amendment to Thermo Electron's then effective registration statement on Form S-8, for the shares of Thermo Common Stock issuable with respect to the assumed TerraTech Stock Options and the assumed TerraTech ESPP Stock Options within five (5) business days of the Effective Time, and shall keep such registration statement effective for so long as any such options remain outstanding.

    5.10. THERMO ELECTRON FORM S-3. Thermo Electron agrees to file, promptly after the date of this Agreement, a registration statement on Form S-3 to cover the shares of Thermo Common Stock issuable upon the exercise of the warrants issued by TerraTech (the "Warrant Share S-3"), and shall keep such Warrant Share S-3 effective until all of the shares of Thermo Common Stock covered thereby have been sold pursuant thereto or until, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, the shares of Thermo Common Stock covered thereby are no longer required to be registered for the public sale thereof by the holders of such securities or the warrants have expired by their terms.

    5.11. INDEMNIFICATION; INSURANCE.

    (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of TerraTech, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of TerraTech, unless such modification is required by law. The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of TerraTech pursuant to the provisions of the Certificate of Incorporation and the Bylaws of TerraTech as in effect on the date of this Agreement.

    (b) For a period of six (6) years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those TerraTech directors and officers currently covered by Thermo Electron's liability insurance policy with coverage no less favorable in amount and scope than existing coverage for such TerraTech directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.11, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by TerraTech (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

    (c) TerraTech shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless Polyvios Vintiadis ("Vintiadis") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in Vintiadis' capacity as a director (including, without limitation, as a member of the Special Committee) or fiduciary of TerraTech (including, without limitation, in connection with the transactions contemplated by this Agreement) occurring on, before or after the Effective Time (or, if this Agreement is terminated without the Merger becoming effective, occurring on, before or after the date of such termination), until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to Vintiadis to the fullest extent permitted under applicable law, upon receipt from Vintiadis of an undertaking (which need not be secured or subject to a bond or other requirement) to repay any advanced expenses if it shall ultimately be determined that Vintiadis is not entitled to be indemnified against such expenses). If the Merger becomes effective, Thermo Electron shall be jointly and severally responsible, to the fullest extent permitted by applicable law (it being understood that applicable law may permit Thermo Electron to indemnify or advance expenses to Vintiadis under circumstances in which TerraTech could not do so), for the indemnification and advancement of expenses obligations provided for in the first sentence of this
Section 5.11(c). If the Merger does not become effective, Thermo Electron shall have the same responsibilities set forth in the immediately preceding sentence, except that Thermo Electron shall have no responsibility for indemnifying or advancing expenses to Vintiadis with respect to matters that do not arise out of or pertain to the work of the Special Committee, this Agreement or the transactions contemplated hereby. In the event of any claim, action, suit, proceeding or investigation covered by this Section 5.11(c), (i) TerraTech, Thermo Electron and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by Vintiadis, promptly after statements therefor are received, and (ii) TerraTech, Thermo Electron and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither TerraTech nor Thermo Electron nor the Surviving Corporation shall be liable for any settlement effected without Thermo Electron's prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In connection with Thermo Electron or the Surviving Corporation making any payment or advancing any funds pursuant to this Section 5.11(c), Thermo Electron or the Surviving Corporation, as the case may be, shall be entitled to require Vintiadis to use commercially reasonable efforts, at the cost and expense of Thermo Electron and the Surviving Corporation, to cause Thermo Electron or the Surviving Corporation, as the case may be, to be subrogated to Vintiadis' rights under any insurance coverage maintained by the Surviving

Corporation, Thermo Electron or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

    (d) In the event TerraTech, Thermo Electron or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of TerraTech, Thermo Electron and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

    (e) Heirs, representatives and estates of the officers and directors of TerraTech (including, without limitation, Vintiadis) shall have the right to enforce the obligations arising under this Section 5.11.

    (f) The rights of the officers and directors of TerraTech (including, without limitation, Vintiadis) under this Section 5.11 are in addition to any rights of such persons under separate indemnification agreements any such persons may have with TerraTech and/or Thermo Electron, under the Certificate of Incorporation or Bylaws of TerraTech or Thermo Electron or otherwise.

    5.12. DEFERRED COMPENSATION PLAN. Subject to obtaining the consents of the affected participants, at the Effective Time, the TerraTech Deferred Compensation Plan for Directors (the "Deferred Compensation Plan") will terminate, and TerraTech will distribute to each participant the sum in cash equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Exchange Ratio.

    5.13 COMPLIANCE BY MERGER SUB. Thermo Electron shall cause Merger Sub to timely perform and comply with all of its obligations under or related to this Agreement.

    5.14 TAX TREATMENT. From and after the date of this Agreement until the Effective Time, neither Thermo Electron nor Merger Sub will take, or permit any of Thermo Electron's direct or indirect subsidiaries to take, any action that would cause the Merger not to be a tax-free reorganization under Section 368(a) of the Code. Notwithstanding anything in this Agreement to the contrary, this
Section 5.14 shall survive the Closing and shall apply without regard to any disclosure made on behalf of Thermo Electron or Merger Sub. Stockholders of TerraTech are each third party beneficiaries of this Section 5.14 and may seek relief for breach hereof in their own names.

    5.15 NYSE LISTING. Thermo Electron shall use its best efforts to cause all shares of Thermo Common Stock issuable to stockholders of TerraTech, and all shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement, to be authorized for listing on the New York Stock Exchange.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (b) REGISTRATION STATEMENTS. The Registration Statement and the Warrant Share S-3 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration

Statement or the Warrant Share S-3 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (c) NYSE LISTING. The Thermo Common Stock issuable to holders of TerraTech Common Stock and all shares of Thermo Common Stock which will be subject to issuance pursuant to the TerraTech Stock Option Plans, the TerraTech ESPP, the Convertible Debentures and the warrants issued by TerraTech, each as assumed by Thermo Electron pursuant to this Agreement, shall have been authorized for listing on the New York Stock Exchange.

    (d) TAX OPINION. TerraTech and Thermo Electron shall have received an opinion from Hale and Dorr LLP, dated the Closing Date, in substantially the form attached to this Agreement, regarding certain tax matters relating to the transactions contemplated under this Agreement, including that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, in form and substance reasonably satisfactory to TerraTech (including the Special Committee) and Thermo Electron. Such opinion shall be based upon factual representations (reasonably satisfactory to TerraTech (including the Special Committee) and Thermo Electron) from TerraTech and Thermo Electron contained in certain letters to be delivered to Hale and Dorr LLP (the "Representation Letters").

    (e) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of TerraTech.

    (f) RIGHTS AGREEMENT. No Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date shall have occurred (as such terms are defined in the Rights Agreement), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TERRATECH. The obligations of TerraTech to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by TerraTech (provided that the Special Committee shall have consented in writing to any such waiver):

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes expressly contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time; and TerraTech shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

    (b) AGREEMENTS AND COVENANTS. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and TerraTech shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

    (c) FAIRNESS OPINION. At the time of mailing of the Proxy Statement to the stockholders of TerraTech and at the Effective Time, AHH shall have reaffirmed orally the fairness opinion previously prepared and delivered by it to the Special Committee and AHH shall not have withdrawn such opinion.

    (d) STATE SECURITIES LAWS. Any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to this Agreement shall have been obtained.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TerraTech contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Material Adverse Effect on TerraTech; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of TerraTech by the President, Chief Executive Officer or Vice President of TerraTech.

    (b) AGREEMENTS AND COVENANTS. TerraTech shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of TerraTech by the President, Chief Executive Officer or Vice President of TerraTech.

    (c) NO WITHDRAWAL OF SPECIAL COMMITTEE RECOMMENDATION. The Special Committee shall not have withdrawn its recommendation to the Board of Directors of TerraTech as set forth in Section 2.4 hereof.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of TerraTech:

    (a) by mutual written consent duly authorized by the Boards of Directors of Merger Sub and TerraTech (upon approval of the Special Committee);

    (b) by either TerraTech (at the direction of the Special Committee) or Merger Sub if the Merger shall not have been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

    (c) by either TerraTech (upon approval of the Special Committee) or Merger Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

    (d) by either TerraTech (upon approval of the Special Committee) or Merger Sub if the required approval of the stockholders of TerraTech contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to TerraTech where the failure to obtain stockholder approval of TerraTech shall have been caused by the action or failure to act of TerraTech in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Merger Sub where the failure to obtain the requisite vote by the stockholders of TerraTech shall have been caused by the failure of Thermo Electron or any direct or indirect subsidiary of Thermo Electron (whether or not wholly-owned) to vote its shares of TerraTech Common Stock in favor of the Merger and this Agreement);

    (e) by TerraTech if the Special Committee determines after consultation with outside legal counsel that failure to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law;

    (f) by TerraTech (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron or Merger Sub set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Electron or Merger Sub within ten (10) business days following receipt by Thermo Electron of written notice of such breach from TerraTech;

    (g) by Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of TerraTech set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach and
(ii) such breach shall not have been cured by TerraTech within ten
(10) business days following receipt by TerraTech of written notice of such breach from Merger Sub; or

    (h) by Merger Sub at the direction of Thermo Electron if, as a result of an adjustment in the Exchange Ratio pursuant to Section 1.6(g) hereof, Thermo Electron would be required to issue more than 1,800,000 shares of Thermo Common Stock (exclusive of shares issuable upon the exercise of options or warrants or the conversion of convertible debentures outstanding on the date of this Agreement; and subject to adjustment for any stock split, reverse stock split, stock dividend, recapitalization or other like change).

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (or, in the case of a termination pursuant to Section 7.1(f) or 7.1(g), the expiration of the ten business day period referred to therein). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of each party hereto contained in Section 5.3, the obligations contained in Section 5.11, and the provisions of Sections 7.2, 7.3 and 8.1 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any willful and material breach of this Agreement.

    7.3. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that TerraTech may not amend this Agreement without the approval of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that TerraTech may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of TerraTech, Thermo Electron and Merger Sub contained in this Agreement (other than those contained in Section 3.6) shall terminate at the Effective Time, and only the covenants that by their terms, or as the context requires, survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Thermo Electron or Merger Sub, to:

    Thermo Electron Corporation
    81 Wyman Street
    Waltham, MA 02454
    Attention: President
    Telephone: (781) 622-1000
    Facsimile: (781) 622-1283

    with a copy (which shall not constitute notice to Thermo Electron or Merger
Sub) to:

    Thermo Electron Corporation
    81 Wyman Street
    Waltham, MA 02454
    Attention: General Counsel
    Telephone: (781) 622-1000
    Facsimile: (781) 622-1283

    (b) if to TerraTech, to:

    Thermo TerraTech Inc.
    85 First Avenue
    Waltham, MA 02451
    Attention: President
    Telephone: (781) 370-1640
    Facsimile: (781) 370-1615

    with a copy (which shall not constitute notice to TerraTech) to:

    Choate, Hall & Stewart
    Exchange Place
    53 State Street
    Boston, MA 02109
    Attention: William P. Gelnaw, Jr., Esq.
    Telephone: (617) 248-5000
    Facsimile: (617) 248-4000

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, with the exception of the agreements relating to the Convertible Debentures, the TerraTech ESPP, the TerraTech Stock Option Plans, the warrants issued by TerraTech, the Deferred Compensation Plan, and any agreements relating to indemnification of members of the Board; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth or otherwise contemplated herein. Notwithstanding the foregoing, Section 5.11 hereof is intended to be for the benefit of, and may be enforced by, those individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of TerraTech.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    8.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               [The rest of this page intentionally left blank.]

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and TerraTech have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                       THERMO ELECTRON CORPORATION

                                                       By:  /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                            Name: Theo Melas-Kyriazi
                                                            Title: VICE PRESIDENT AND CHIEF FINANCIAL
                                                            OFFICER

                                                       TTT ACQUISITION CORPORATION

                                                       By:  /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                            Name: Theo Melas-Kyriazi
                                                            Title: PRESIDENT

                                                       THERMO TERRATECH INC.

                                                       By:  /s/ KENNETH J. APICERNO
                                                            -----------------------------------------
                                                            Name: Kenneth J. Apicerno
                                                            Title: TREASURER

[Note: This document included for historic purposes only; the tax opinion has been deleted from the merger agreement as a result of Amendment No. 1 to the merger agreement, which is attached as Appendix A-1.]

                                                           H&D Draft of 10/18/99

                         [Hale and Dorr LLP letterhead]

                                          October [  ], 1999

Thermo Electron Corporation
81 Wyman Street
Waltham, MA 02454

Thermo TerraTech Inc.
85 First Avenue
Waltham, MA 02451

    Re:    Merger Pursuant to Agreement and Plan of Merger by and Among
        Thermo Electron Corporation, TT Acquisition Corporation, and Thermo TerraTech Inc.

Ladies and Gentlemen:

    This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of October [ ], 1999 (the "Merger Agreement"), by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TT Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo TerraTech Inc., a Delaware corporation ("TerraTech"). Pursuant to the Merger Agreement, Merger Sub will merge with and into TerraTech (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by Thermo Electron and TerraTech containing certain representations of Thermo Electron and TerraTech relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

    In our capacity as counsel to Thermo Electron in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

    We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

    The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

    Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

    This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of TerraTech that are subject to special tax rules (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation), and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for TerraTech stock.

    On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

        1. The Merger will constitute a reorganization within the meaning of
    Section 368(a);

        2. No gain or loss will be recognized by Thermo Electron, Merger Sub, or TerraTech as a result of the Merger;

        3. No gain or loss will be recognized by the shareholders of TerraTech upon the exchange of TerraTech stock solely for shares of Thermo Electron stock in the Merger;

        4. Cash received by the shareholders of TerraTech in lieu of fractional shares of Thermo Electron stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Thermo Electron;

        5. The tax basis of the shares of Thermo Electron stock received by the shareholders of TerraTech in the Merger will be equal to the tax basis of the shares of TerraTech stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Thermo Electron stock treated as sold or exchanged under Section 302; and

        6. The holding period for the shares of Thermo Electron stock received by the shareholders of TerraTech will include the holding period for the shares of TerraTech stock exchanged therefor in the Merger, provided that the shares of TerraTech stock are held as capital assets at the Effective Time.

    No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than you and your shareholders, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          HALE AND DORR LLP

                                                                    APPENDIX A-1

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") hereby amends the Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement"), as set forth below. This Amendment is dated as of April 12, 2000, and is by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TTT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo TerraTech Inc., a Delaware corporation ("TerraTech").

                                    RECITALS

    A. On November 9, 1999, Thermo Electron filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (as amended, the "Registration Statement") in order to register the shares of its common stock, $1.00 par value per share, to be issued to the public stockholders of TerraTech in the proposed merger with Merger Sub (the "Merger"), as contemplated by
Section 5.1 of the Merger Agreement.

    B. Thermo Electron made, on January 31, 2000, a public announcement concerning its reorganization plan, including plans for dispositions of several businesses, including TerraTech, which has resulted in Thermo Electron restating its previously issued financial statements for the 1997 and 1998 fiscal years to reflect the effect of discontinued operations on such financial statements.

    C. Thermo Electron completed the restatement of its financial statements in connection with the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission, on March 22, 2000.

    D. As a result of the restatement of Thermo Electron's financial statements, the Registration Statement must be amended to incorporate by reference the restated financial statements contained in the Annual Report on Form 10-K for the year ended January 1, 2000.

    E. As a result of the January 31, 2000 announcement concerning the reorganization plan, Thermo Electron has been advised by its tax counsel that the Merger may be a taxable transaction, rather than a tax-free reorganization as originally contemplated by the parties to the Merger Agreement.

    F. Thermo Electron, TerraTech and Merger Sub each desire, in light of the foregoing, to amend the Merger Agreement as set forth below.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1. Section 1.6(g)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "(i) In the event the average of the closing prices per share of Thermo Common Stock as reported in the consolidated transaction reporting system for each of the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.50, then the Exchange Ratio shall be adjusted to be equal to $7.50 divided by the Pre-Closing Average Price, subject to the provisions of
Section 7.1(h)."

                                     A-1-1

    2. Section 1.14 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "1.14. Plan of Reorganization. The Merger is intended to constitute a tax-free reorganization under Section 368(a) of the Code. To the extent applicable, the parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the regulations thereunder."

    3. The words "Intentionally Deleted" are inserted in place of the current text of Section 3.6 of the Merger Agreement.

    4. The words "Intentionally Deleted" are inserted in place of the current text of Section 5.14 of the Merger Agreement.

    5. The words "Intentionally Deleted" are inserted in place of the current text of Section 6.1(d) of the Merger Agreement.

    6. Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "(b) by either TerraTech (at the direction of the Special Committee) or Merger Sub if the Merger shall not have been consummated by July 31, 2000; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement."

                                     A-1-2

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and TerraTech have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                       THERMO ELECTRON CORPORATION

                                                       By:            /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                                     Name: Theo Melas-Kyriazi
                                                            Title: Vice President and Chief Financial
                                                                             Officer

                                                       TTT ACQUISITION CORPORATION

                                                       By:            /s/ THEO MELAS-KYRIAZI
                                                            -----------------------------------------
                                                                     Name: Theo Melas-Kyriazi
                                                                         Title: President

                                                       THERMO TERRATECH INC.

                                                       By:             /s/ JOHN P. APPLETON
                                                            -----------------------------------------
                                                                      Name: John P. Appleton
                                                            Title: Chairman of the Board of Directors

                                     A-1-3

                                                                    APPENDIX A-2

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") hereby further amends the Agreement and Plan of Merger dated as of October 19, 1999, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 12, 2000 (the "Merger Agreement"), as set forth below. This Amendment is dated as of July 28, 2000, and is by and among Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), TTT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo TerraTech Inc., a Delaware corporation ("TerraTech").

                                    RECITALS

    A. On November 9, 1999, Thermo Electron filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (as amended, the "Registration Statement") in order to register the shares of its common stock, $1.00 par value per share, to be issued to the public stockholders of TerraTech in the proposed merger with Merger Sub (the "Merger"), as contemplated by
Section 5.1 of the Merger Agreement.

    B. In response to comments from the Securities and Exchange Commission, Thermo Electron and TerraTech have filed amendments to the Registration Statement on November 30, 1999, April 28, 2000 and July 26, 2000.

    C. As of the date of this Amendment, Thermo Electron and TerraTech are working with the Securities and Exchange Commission to resolve the remaining comments on the Registration Statement, but Thermo Electron and TerraTech expect that such comments will not be resolved in time to allow the consummation of the Merger to take place by July 31, 2000.

    D. Thermo Electron, TerraTech and Merger Sub each desire, in light of the foregoing, to amend the Merger Agreement as set forth below.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "(b) by either TerraTech (at the direction of the Special Committee) or Merger Sub if the Merger shall not have been consummated by September 30, 2000; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement."

                                     A-2-1

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub and TerraTech have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                                  THERMO ELECTRON CORPORATION

                                                  By:  /s/ THEO MELAS-KYRIAZI
                                                       ----------------------------------------------
                                                       Name: Theo Melas-Kyriazi
                                                       Title: Vice President and Chief Financial
                                                       Officer

                                                  TTT ACQUISITION CORPORATION

                                                  By:  /s/ THEO MELAS-KYRIAZI
                                                       ----------------------------------------------
                                                       Name: Theo Melas-Kyriazi
                                                       Title: President

                                                  THERMO TERRATECH INC.

                                                  By:  /s/ BRIAN D. HOLT
                                                       ----------------------------------------------
                                                       Name: Brian D. Holt
                                                       Title: President and Chief Executive Officer

                                     A-2-2

                                                                      APPENDIX B

                       ADAMS, HARKNESS & HILL LETTERHEAD

October 19, 1999

Special Committee of the Board of Directors
Thermo TerraTech Inc.
81 Wyman Street
Waltham, MA 02254

Dear Sirs:

    The Special Committee of the Board of Directors (the "Special Committee") of Thermo TerraTech Inc. ("TTT" or the "Company") has requested our opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company other than Thermo Electron Corporation ("Thermo Electron"), of the consideration to be received by such shareholders, in the form of shares of the common stock, par value $1.00 per share, of Thermo Electron ("Thermo Common Stock"), in connection with the proposed acquisition (the "Transaction") of the Company by Thermo Electron, pursuant to an Agreement and Plan of Merger to be dated as of October 19, 1999 (the "Merger Agreement"), by and among Thermo Electron, TT Acquisition Corporation, a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and the Company. Adams,
Harkness & Hill, Inc. ("AH&H"), as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In the Transaction and pursuant to the Merger Agreement, subject to Company shareholder approval, each share of the Company's common stock, par value $.10 per share (the "Common Shares"), issued and outstanding immediately prior to the effective date of the Transaction, will be converted into the right to receive
0.4 of a share of Thermo Common Stock at or subsequent to the effective date of the Transaction (the "Exchange Ratio"), subject to adjustment as follows:

    - If the average of the closing prices per share of the Thermo Common Stock as reported in the consolidated transaction reporting system for each of the 20 consecutive trading days ending on the fifth trading day prior to the effective time of the Merger (the "Pre-Closing Average Price") multiplied by the Exchange Ratio is less than $7.25, the Exchange Ratio will be adjusted to become equal to a fraction, the numerator of which is $7.25 and the denominator of which is the Pre-Closing Average Price; PROVIDED, HOWEVER, that if the Exchange Ratio, as so adjusted, would result in the aggregate issuance by Thermo Electron in the Transaction of greater than 1,800,000 shares of Thermo Common Stock, then Thermo Electron may elect to terminate the Merger Agreement.

    - If the product of the Pre-Closing Average Price multiplied by the Exchange Ratio is greater than $9.25, the Exchange Ratio will be adjusted to become equal to a fraction, the numerator of which is $9.25 and the denominator of which is the Pre-Closing Average Price.

    In developing our Opinion, we have, among other activities: (i) reviewed the Company's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended April 3, 1999, and the Company's Report on Form 10-Q and the related unaudited financial information for the three month period ending July 3, 1999 (the "Public Historical Financial Information");
(ii) reviewed Thermo Electron's Annual Reports, Reports on Form 10-K and related financial information for the three fiscal years ended January 2, 1999, and Thermo Electron's Reports on Form 10-Q and the related unaudited financial information for the three month periods ending

April 3, 1999 and July 3, 1999; (iii) analyzed certain internal financial statements and other internal financial and operating data and business plans prepared by the management of the Company, including five-year financial budgets (the "Budgets"); (iv) conducted due diligence discussions with members of senior management of the Company and Thermo Electron, and discussed with members of senior management of the Company and Thermo Electron their views regarding the business and prospects of the Company and Thermo Electron and financial and operating benefits arising from the Transaction; (v) reviewed the historical market prices and trading activity for the Common Shares and compared them with that of certain publicly traded companies we deemed to be relevant and comparable to the Company; (vi) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable to the Company; (vii) compared the financial terms of the Transaction with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Transaction; (viii) reviewed the Merger Agreement; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, monetary, market and industry conditions. In support of our assessment of environmental industry conditions, we engaged and consulted Environmental Business International, Inc. ("EBI"), a leading strategic consulting firm serving the environmental services industry. EBI reviewed the Public Historical Financial Information, the Budgets, and certain financial and industry analyses prepared by AH&H, and provided to us its professional opinion that the Budgets had been prepared on a reasonable basis, the analysis, procedures and industry assessments performed by AH&H were sufficiently comprehensive, and the major industry-related factors affecting TTT had been duly considered by AH&H.

    Our Opinion as expressed herein is limited to the fairness, from a financial point of view, of the proposed consideration and does not address the Company's underlying business decision to engage in the Transaction. Our Opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction. We are expressing no opinion as to the value of Common Shares at the time of our analysis or at any time prior to and including the effective date of the Transaction. In connection with our review and in arriving at our Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any internal forecasts or budgets reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance and cash requirements of the Company. Our Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the October 19, 1999 draft Merger Agreement.

    AH&H also has been engaged by Special Committees of the Boards of Directors of each of Randers Killam Group, Inc. ("RGI") and ThermoRetec Corporation ("Retec") to develop opinions as to the fairness to the holders of common stock of RGI and Retec other than Thermo Electron and TTT, respectively, of the consideration to be received by such holders in separate transactions involving Thermo Electron.

    It is understood that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the consideration to be received in the Transaction by the shareholders of the Company other than Thermo Electron is fair, from a financial point of view, to such shareholders.

Sincerely,
ADAMS, HARKNESS & HILL, INC.

By: /s/ James A. Simms
James A. Simms
Group Head, Mergers & Acquisitions

                                                                      APPENDIX C

                 ANNUAL REPORT ON FORM 10-K OF THERMO TERRATECH
                    FOR THE FISCAL YEAR ENDED APRIL 1, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
            ----------------------------------------------------

                                    FORM 10-K

(mark one)
[  X ] Annual Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934 for the fiscal year ended April 1, 2000

[    ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934

                          Commission file number 1-9549

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                         04-2925807
(State or other jurisdiction of
incorporation or organization)        (I.R.S. Employer Identification No.)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                  02454-9046
(Address of principal executive offices)                (Zip Code)

           Registrant's telephone number, including area code: (781) 622-1000

           Securities registered pursuant to Section 12(b) of the Act:

        Title of each class        Name of each exchange on which registered
 Common Stock, $.10 par value            American Stock Exchange

           Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for at least the past 90 days. Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference into Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant as of April 28, 2000, was approximately $16,872,000.

As of April 28, 2000, the Registrant had 18,956,855 shares of Common Stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Fiscal 2000 Annual Report to Shareholders for the year ended April 1, 2000, are incorporated by reference into Parts I and II.

The information required by Item III of Form 10-K will be filed as an amendment to this Form 10-K no later than 120 days after April 1, 2000, and such information is incorporated by reference from such filing.

                                     PART I

Item 1.  BUSINESS

(a)   GENERAL DEVELOPMENT OF BUSINESS

      Thermo TerraTech Inc. (the Company or the Registrant) provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

      Thermo Electron Corporation, the majority owner of the Company, has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company and its subsidiaries, ThermoRetec Corporation and The Randers Killam Group Inc., would be merged into Thermo Electron. As a result, all three companies would become privately held subsidiaries of Thermo Electron. The mergers of ThermoRetec and Killam were effective in June and May 2000, respectively. The public shareholders of ThermoRetec and Killam received $7.00 and $4.50 per share, respectively, in cash in exchange for their shares. The merger between the Company and Thermo Electron is expected to be complete in the third quarter of calendar 2000. The public shareholders of the Company are expected to receive common stock in Thermo Electron in exchange for their shares. The number of Thermo Electron shares to be issued to Thermo TerraTech minority shareholders will be determined at the time of the merger transaction, according to the following conditions: If during the 20 trading days immediately prior to the effective date of the merger the average closing price of Thermo Electron common stock is less than $18.75, Thermo TerraTech shareholders would receive common stock worth the equivalent of $7.50 per share of Thermo TerraTech common stock. However, Thermo Electron may elect to terminate the agreement if it would be required to issue 1.8 million or more shares of Thermo Electron common stock. If the average closing price of Thermo Electron common stock is between $18.75 and $23.125, each share of Thermo TerraTech common stock would be exchanged for .4 shares of Thermo Electron common stock. If the average closing price of Thermo Electron common stock is greater than $23.125, Thermo TerraTech shareholders would receive Thermo Electron common stock worth the equivalent of $9.25 per share of Thermo TerraTech common stock. The completion of this transaction is subject to numerous conditions, as outlined in Note 15 to Consolidated Financial Statements in the Registrant's Fiscal 2000* Annual Report to Shareholders, which statements are incorporated herein by reference.

      In May 1999, the Company announced the planned sale of several businesses by its subsidiaries. In connection with these proposed sales, the Company incurred pretax charges totaling approximately $59 million in fiscal 2000 and expects to incur an additional $2 million in fiscal 2001. On January 31, 2000, Thermo Electron announced that it plans to sell all of the businesses of the Company. This action is part of a major reorganization plan under which Thermo Electron will spin in, spin off, and sell various businesses to focus solely on its core measurement and detection instruments business.

      The Environmental-liability Management segment includes the Company's ThermoRetec subsidiary, which is a national provider of environmental-liability and resource-management services. Through a nationwide network of offices, ThermoRetec historically offered these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. In February 2000, ThermoRetec entered into a letter of intent to sell five of its six remaining soil-recycling facilities. The transaction is expected to be completed before the end of July 2000, although there can be no assurance that ThermoRetec will complete this sale. In March 2000, ThermoRetec sold its sixth soil-recycling facility. As of April 1, 2000, the Company owned 70% of ThermoRetec's outstanding common stock. As noted above, ThermoRetec has become a privately held subsidiary, jointly owned by the Company and Thermo Electron. The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into

--------------------
* References to fiscal 2000, 1999, and 1998 herein are for the fiscal years ended April 1, 2000, April 3, 1999, and April 4, 1998, respectively.

useable oil products. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary. In August 1999, Green Sunrise acquired the outstanding stock of Dempsey Drums Limited, an Ireland-based service provider specializing in the supply, disposal, and reconditioning of steel and plastic drums and other specialized containers. On May 3, 2000, the Company entered into a letter of intent to sell the outstanding stock of Green Sunrise. As of April 1, 2000, the Company owned 88% of Thermo EuroTech's outstanding common stock.

      The Engineering and Design segment includes the Company's Killam subsidiary, which historically provided comprehensive engineering and outsourcing services in four areas: water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. In January 2000, Killam sold its Randers division, a process engineering and construction business. In April 2000, Killam sold the assets of its BAC Killam Inc. subsidiary, a highway and bridge engineering business. As of April 1, 2000, the Company owned approximately 95% of Killam's outstanding common stock. As noted above, Killam has become a privately held subsidiary, jointly owned by the Company and Thermo Electron. This segment also includes the Company's wholly owned Normandeau Associates Inc. subsidiary, which provides consulting services that address natural resource management issues.

      The Company's wholly owned Thermo Analytical Inc. subsidiary, which represents the Laboratory Testing segment, operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

      The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. The Company sold the businesses comprising this segment in June 2000.

      The Company was incorporated on May 30, 1986, as an indirect, wholly owned subsidiary of Thermo Electron. As of April 1, 2000, Thermo Electron owned 16,605,286 shares of the Company's common stock, representing 88% of such stock outstanding. Thermo Electron develops, manufactures, and sells measurement and detection instruments used in virtually every industry to monitor, collect, and analyze data that provide knowledge for the user. For example, Thermo Electron's powerful analysis technologies help researchers sift through data to unlock the mysteries of DNA or develop new drugs; allow manufacturers to fabricate ever-smaller components required to carry greater amounts of information, faster; or monitor and control industrial processes on-line to ensure that critical quality standards are met efficiently.

FORWARD-LOOKING STATEMENTS

      Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Annual Report on Form 10-K. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in the Registrant's Fiscal 2000 Annual Report to Shareholders, which statements are incorporated herein by reference.

(b)   FINANCIAL INFORMATION ABOUT SEGMENTS

      Financial information concerning the Company's segments is summarized in
Note 13 to Consolidated Financial Statements in the Registrant's Fiscal 2000 Annual Report to Shareholders, which information is incorporated herein by reference.

(c)   DESCRIPTION OF BUSINESS

      (i)  PRINCIPAL SERVICES AND PRODUCTS

ENVIRONMENTAL-LIABILITY MANAGEMENT

      The Company provides environmental consulting and remediation construction management to clients in the transportation, refining, chemical, wood-treating, gas, and electric utility industries across the nation. The Company offers a broad array of remedial solutions to help clients manage problems associated with environmental compliance, resource management, and the remediation of industrial sites contaminated with various wastes and residues. The Company provides particular expertise in bioremediation and in managing wastes from manufactured-gas plants, refineries, and railroad properties.

      The Company also performs cleanups of hazardous waste sites for government and industry as a prime construction contractor and completes predesigned remedial action contracts at sites containing hazardous, toxic, and radioactive wastes. Under contracts with federal and state governments, and other public and private sector clients, the Company also provides project management and construction services for the remediation of hazardous and nonhazardous wastes. Most of this contract work is obtained through a bid process, with the job being awarded to the best qualified bidder.

      In addition, the Company helps public utilities, government institutions, and Fortune 500 companies develop and implement management and computer-based systems that aid in the collection and application of environmental and resource-management data. By helping to establish or improve a customer's environmental-compliance program, the Company's customized services promote and support the integration of environmental-management functions with everyday business activities. The Company's services help multinational companies accurately estimate and control the cost of their environmental-compliance and health and safety efforts. The Company also develops measurement systems that track clients' progress toward their stated environmental performance goals.

      The Company provides services to remove radioactive contaminants from sand, gravel, and soil, as well as health physics services, radiochemistry laboratory services, radiation dosimetry services, radiation-instrument calibration and repair services, and radiation-source production. As part of its radiation and nuclear/health physics services business, the Company provides site surveys for radioactive materials and on-site samples, as well as analysis in support of decontamination programs and dosimetry services to measure personnel exposure. In addition, using its proprietary segmented-gate system technology, the Company removes radioactive contaminants from sand, gravel, and soil. A substantial part of the Company's health physics services has been performed under the U.S. Department of Energy's remedial action programs.

      The Company designs and operates facilities for the remediation of nonhazardous soil. The Company's soil-recycling centers are environmentally secure facilities for receiving, storing, and processing petroleum-contaminated soils. Each site consists principally of a soil-remediation unit and a soil-storage area. The Company currently provides soil-remediation services at facilities in California, Oregon, Washington, Maryland, and New York. During fiscal 1999, the Company announced plans to close two soil-recycling facilities, of which one was closed in March 1999 and the other was sold in March 2000. In addition, during fiscal 2000, ThermoRetec announced plans to sell three additional soil-recycling facilities. In February 2000, ThermoRetec signed a letter of intent to sell its five remaining soil-recycling facilities, including the three announced in May 1999. The transaction is expected to be completed before the end of July 2000, although there can be no assurance that ThermoRetec will complete this sale.

      The market for remediation of petroleum-contaminated soils, as with many other waste markets, was created by environmental regulations. The market for soil-remediation services has been driven largely by state programs to enforce the Environmental Protection Agency's (EPA's) underground storage tank (UST) regulations and to fund cleanups. UST compliance requirements and attendant remediation costs are often beyond the financial capabilities of individuals and smaller companies. To address this problem, some states established tax-supported trust funds to assist in the financing of UST compliance and remediation. Many states have realized that the number of sites requiring remediation and the costs of compliance are substantially higher than were originally estimated. As a result, several states have significantly reduced compliance requirements and altered regulatory approaches and standards in order to reduce the costs of cleanup. More lenient regulatory standards, reduced enforcement, and uncertainty with respect to such changes have already resulted in lower levels of cleanup activity in most states where the Company conducts business, which had a material adverse effect on the Company's business in recent years. Although the Company expects this market to remain viable for some time after April 1, 2000, there can be no assurance that this business will not decline in future years.

      The Company offers a full spectrum of environmental services related to managing and recycling nonhazardous, liquid, and solid materials generated by business and industry. The Company's client base is largely public retail and industrial businesses, but also includes municipalities, public utilities, railroads, the mining industry, and government agencies. The materials managed by the Company for its customers primarily are used oils and oil-contaminated waters, which are continuously generated as part of the customers' operations. As such, the Company provides services for its customers on a recurring basis. The Company processes the materials it collects into products for resale and/or recycling, such as fuel, glycol, steel, and clean water. The Company has expanded its services to include a variety of field technical services, including on-site waste sampling and testing, emergency response, and tank cleaning.

      Thermo EuroTech specializes in processing "off-spec" mixtures of oil that contain water, ash, and sediment into commercially tradable end products used in blending. The end products of this process are commercial grade oils that can be blended to make diesel fuels and marine fuels or be used as a feed material. Thermo EuroTech's North Refinery facility has historically received a large percentage of its oil feedstock from the former Soviet Union. North Refinery no longer receives any oil from that nation, due to political and economic changes that have made the transportation of waste oil difficult. To overcome this loss of supply, Thermo EuroTech has taken steps to replace and diversify its feedstock suppliers. In addition, Thermo EuroTech has applied to Dutch authorities for licenses to broaden the variety of waste streams that could be treated at North Refinery. North Refinery may experience future disruptions in deliveries. Any disruptions in supply could have a material adverse effect on the Company's results of operation. In addition, North Refinery has received a one-year exemption from the environmental authorities in the Netherlands and the United Kingdom allowing it to export refined oil, which would otherwise be regulated as "waste" under the environmental regulations of those countries. If North Refinery is unable after that time to qualify its exported oil as non-waste quality oil, or if North Refinery is unable to extend the length of its exemption, the Company's results of operations could be materially adversely affected.

      Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise subsidiary. In August 1999, Green Sunrise acquired the outstanding stock of Dempsey Drums Limited, an Ireland-based service provider specializing in the supply, disposal, and reconditioning of steel and plastic drums and other specialized containers. On May 3, 2000, the Company entered into a letter of intent to sell the outstanding stock of Green Sunrise.

      During fiscal 2000, 1999, and 1998, the Company derived revenues of $166.2 million, $159.1 million, and $141.1 million, respectively, from environmental-liability management services.

ENGINEERING AND DESIGN

      The Company historically provided comprehensive engineering and outsourcing services in such areas as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. In January 2000, Killam sold its Randers division, a process engineering and construction business. In April 2000, Killam sold the assets of its BAC Killam Inc. subsidiary, a highway and bridge engineering business. A substantial portion of the Company's engineering and design services sales are made to existing customers on a repeat basis. Engineering and design services are often performed as multiyear studies. In addition to federal, state, and local governments, customers include public utilities, waste management companies, oil refineries, mining companies, architectural and engineering firms, and a variety of service companies involved with real estate transactions.

      The Company specializes in the design, planning, and construction observation of municipal and privately owned water treatment plants, wastewater treatment plants, and hazardous wastewater facilities. The Company provides full-service contract operations to plant owners in the public and private sectors. These services facilitate regulatory compliance; optimize day-to-day plant operations; reduce costs; provide competent, experienced personnel; and promote good community relations.

      Until the January 2000 sale of the Randers division, the Company provided design engineering, project management, and construction services for industrial clients in the manufacturing, pharmaceutical, and chemical-processing industries, principally in the Mid-West, Massachusetts, and West Virginia.

      In addition, the Company provides a broad range of consulting services, which address transportation planning and design, and transportation and environmental consulting, professional engineering, and architectural services.

      During fiscal 2000, 1999, and 1998, the Company derived revenues of $79.6 million, $91.8 million, and $84.6 million, respectively, from engineering and design services.

LABORATORY TESTING

      The Company provides comprehensive laboratory-based services for the environmental and pharmaceutical industries. Analytical laboratory services consist of a comprehensive range of analytical tests to detect and measure organic contaminants and inorganic contaminants in samples of soil, water, air, industrial wastes, and biological materials. The Company also provides testing services for major pharmaceutical companies in support of new healthcare drug development.

      During fiscal 2000, 1999, and 1998, the Company derived revenues of $44.8 million, $40.5 million, and $37.5 million, respectively, from laboratory testing services.

METAL TREATING

      Prior to June 2000, the Company performed metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. Through its Holcroft Division, which was sold in October 1997, the Company designed, manufactured, and installed computer-controlled, custom-engineered, thermal-processing systems used to treat primary metals and metal parts. The Company sold the remaining businesses comprising this segment in June 2000.

      During fiscal 2000, 1999, and 1998, the Company derived revenues of $17.2 million, $19.3 million, and $36.6 million, respectively, from metal treating services and process systems.

      (ii) NEW PRODUCTS

      The Company has made no commitments to new products that would require the investment of a material amount of the Company's assets.

      (iii)RAW MATERIALS

      Since the Company's business is primarily service oriented, it does not involve the processing of raw materials and is not dependent on fluctuations in the supply or price of raw materials, except as described above. To date, the Company has not experienced any difficulty in obtaining any of the materials or components used in its operations and does not foresee any such difficulty in the future. The Company has multiple sources for all of its significant raw material needs.

      Prior to fiscal 1996, a large percentage of oil feedstock at Thermo EuroTech's North Refinery division came from the former Soviet Union. Thermo EuroTech no longer receives any oil from that nation as a result of political and economic changes that make transportation of waste oil difficult. To overcome this loss of supply, Thermo EuroTech has taken steps to replace and diversify its feedstock suppliers. However, no assurance can be given that it will not experience future disruptions in deliveries.

      (iv) PATENTS, LICENSES, AND TRADEMARKS

      The Company currently owns or has rights under licenses to a number of U.S. patents. Although the Company believes that patent protection provides it with competitive advantages with respect to certain portions of its business and will continue to seek patent protection when appropriate, the Company also believes that its business depends primarily upon trade secrets and the technical and marketing expertise of its personnel.

      (v)  SEASONAL INFLUENCES

      A majority of the Company's businesses experience seasonal fluctuations. A majority of the Company's soil-remediation sites, as well as the Company's fluids-recycling sites, experience declines in revenues if severe weather conditions occur. Site remediation work and certain environmental testing services may decline in winter months as a result of severe weather conditions. In Europe, Thermo EuroTech may experience a decline in the feedstock delivered to and from its facilities during winter months due to frozen waterways.

      (vi) WORKING CAPITAL REQUIREMENTS

      In general, there are no special inventory requirements or credit terms extended to customers that would have a material adverse effect on the Company's working capital.

      (vii)DEPENDENCY ON A SINGLE CUSTOMER

      No single customer accounted for more than 10% of the Company's revenues in any of the past three years.

      (viii) BACKLOG

      The Company's backlog of firm orders at fiscal year-end 2000 and 1999 was:

(In thousands)                                                                             2000      1999
-------------------------------------------------------------------------------------- --------- ---------
Environmental-liability Management                                                     $ 46,671   $ 47,635
Engineering and Design                                                                   58,465     62,136
Laboratory Testing                                                                        3,611      2,517
Metal Treating                                                                              300        300
                                                                                       --------   --------
                                                                                       $109,047   $112,588
                                                                                       ========   ========

      These amounts include the backlog of all of the Company's subsidiaries, with the exception of soil-recycling, fluids-recycling, and in-plant waste management and recycling services, which are provided on a current basis pursuant to purchase orders. Included in the Company's backlog at fiscal year-end 2000 and 1999 is the incomplete portion of contracts that are accounted for using the percentage-of-completion method. The Company believes that substantially all of the backlog at April 1, 2000, will be completed during fiscal 2001. Certain of these orders are subject to cancellation by the customer upon payment of a cancellation charge and all government contracts are subject to termination at any time by the government without penalty.

      The Engineering and Design segment backlog at fiscal year-end 2000 includes $17,298,000 at the Company's BAC Killam subsidiary, which was sold in April 2000. In addition, the businesses comprising the Metal Treating segment were sold in June 2000.

      (ix) GOVERNMENT CONTRACTS

      Approximately 8%, 6%, and 4% of the Company's revenues in fiscal 2000, 1999, and 1998, respectively, were derived from contracts or subcontracts with the federal government that are subject to renegotiation of profits or termination. The Company does not have any knowledge of threatened or pending renegotiation or termination of any material contract or subcontract.

      (x)  COMPETITION

      Many of the Company's businesses are engaged in highly competitive, regional markets, with competition coming from numerous small firms offering limited services, as well as much larger firms that offer an array of services.

ENVIRONMENTAL-LIABILITY MANAGEMENT

      In the market for consulting and engineering services, the Company competes with numerous regional and local companies as well as a number of national remediation contractors. The Company competes primarily on the basis of value, with the vast majority of the contracts it seeks awarded on the basis of scope, effectiveness, and cost. Other competitive factors for the Company's consulting and engineering businesses include: reputation; experience; breadth and quality of services offered; and technical, managerial, and business proficiency.

      The type of radiation and nuclear/health physics services offered by the Company are also offered by many large national companies. The Company competes primarily on the basis of its proprietary technology and price.

      Competition in the soil-remediation business is intense. The Company's principal competitors are landfills, including major landfill companies. The Company also currently competes with companies offering a wide range of disposal options, including other fixed-site, thermal-treatment facilities, operators of mobile thermal-treatment facilities, bioremediation and vapor-extraction facilities, and, in certain states, with asphalt plants and brick kilns that use the contaminated soil in their production processes. Competition in the soil-remediation market has always been highly localized, consisting mostly of single-site or single-unit operators. Competitive conditions limit the prices charged by the Company in each local market for soil-remediation services. Pricing is therefore a major competitive factor for the Company. The Company believes competition and price pressure will remain intense for the foreseeable future.

      Competition in the fluids recycling market is highly fragmented and ranges in size from small, under-capitalized private enterprises to larger national public companies. At both ends of this spectrum, the industry continues to consolidate and restructure. The Company competes primarily on the basis of quality and price.

      Thermo EuroTech faces competition for oil from other oil processors and blenders and from a company with a similar distillation technology in Italy. The market for blending oils is very large and oils such as Thermo EuroTech's end products represent a very small percentage of the total market. Green Sunrise is the leading integrated service provider in an emerging, still fragmented market. The Company believes that no one competitor offers Green Sunrise's complete line of services and no single firm is dominant in any of Green Sunrise's primary service areas. Thermo EuroTech competes primarily on the basis of price.

ENGINEERING AND DESIGN

      The Company's engineering and design businesses are engaged in highly competitive markets in all of its service areas. These markets tend to be regional. In its geographic service area, competition consists of small, one- to three-person firms offering a limited scope of services, as well as much larger firms that may be regional, national, or international in the scope of services they offer. The principal competitive factors for the Company are: reputation; experience; price; breadth and quality of services offered; and technical, managerial, and business proficiency.

LABORATORY TESTING

      Hundreds of independent analytical testing laboratories and consulting firms compete for business nationwide. Many of these firms use equipment and processes similar to those of the Company. Competition is based not only on price, but also on reputation for accuracy, quality, and the ability to respond rapidly to customer requirements. In addition, many industrial companies have their own in-house analytical testing capabilities. The Company believes that its competitive strength lies in the quality of its services.

METAL TREATING

      The market for metal-treating services is typically regional and competitive. All regions in which the Company had facilities contained numerous competitors. In addition, in-house heat-treating facilities provided a major source of competition. The Company competed in this segment on the basis of services provided, turnaround time, and price. The Company sold the businesses comprising this segment in June 2000.

      (xi) ENVIRONMENTAL PROTECTION REGULATIONS

      The Company believes that compliance by the Company with federal, state, and local environmental protection regulations will not have a material adverse effect on its capital expenditures, earnings, or competitive position.

      (xii) NUMBER OF EMPLOYEES

      As of April 1, 2000, the Company employed approximately 2,700 persons. Approximately 300 of these persons were employed by the BAC Killam and Metal Treating businesses, which were sold subsequent to year-end.

(d)   FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

      The Company's sales in foreign locations are currently insignificant.

(e)   EXECUTIVE OFFICERS OF THE REGISTRANT

        Name                Age   Present Title (Fiscal Year First Became Executive Officer)
        ------------------- ---   ---------------------------------------------------------
        Brian D. Holt        50   President and Chief Executive Officer (2001)
        Emil C. Herkert      62   Vice President (1996)
        Jeffrey L. Powell    41   Vice President (1994)
        Christine L. Leonard 35   Vice President, Finance and Administration (2001)
        Theo Melas-Kyriazi   40   Vice President and Chief Financial Officer
                                  (Principal Financial and Accounting Officer)
                                  (1999)

      Each executive officer serves until his successor is chosen or appointed by the Board of Directors and qualified or until earlier resignation, death, or removal. Mr. Holt was appointed President and Chief Executive Officer of the Company in May 2000. Mr. Holt has been President and Chief Executive Officer of Thermo Ecotek Corporation, another majority-owned subsidiary of Thermo Electron, since February 1994 and is Chief Operating Officer, Energy and Environment, for Thermo Electron, a position he has held since September 1998. Mr. Herkert has served as President of Killam Associates, a subsidiary of Killam, since 1977 and was appointed Chief Executive Officer of Randers Killam in May 1997. Mr. Powell served as President of ThermoRetec and as its Chief Executive Officer from its inception in 1993 and from May 1997, respectively, until April 1998, when he was named Senior Vice President of ThermoRetec. Ms. Leonard has served as Controller of the Company since August 1996 and was appointed Vice President, Finance and Administration, in June 2000. Ms. Leonard was Controller of Thermo EuroTech from July 1995 to August 1996. Mr. Melas-Kyriazi was appointed Chief Financial Officer of the Company and Thermo Electron on January 1, 1999. He joined Thermo Electron in 1986 as Assistant Treasurer, and became Treasurer in 1988. He was named President and Chief Executive Officer of ThermoSpectra Corporation, a subsidiary of Thermo Instrument Systems Inc., in 1994, a position he held until becoming Vice President of Corporate Strategy for Thermo Electron in 1998. Mr. Melas-Kyriazi remains a Vice President of Thermo Electron. Mr. Melas-Kyriazi is a full-time employee of Thermo Electron, but devotes such time to the affairs of the Company as the Company's needs reasonably require.

Item 2.  PROPERTIES

      The location and general character of the Company's principal properties by segment as of April 1, 2000, are:

ENVIRONMENTAL-LIABILITY MANAGEMENT

      The Company owns approximately 112,000 square feet of office, engineering, laboratory, and production space, principally in Ireland, California, and the Netherlands, and leases approximately 175,000 square feet of office, engineering, laboratory, and production space pursuant to leases expiring in fiscal 2001 through 2007, principally in Colorado, New Mexico, Pennsylvania, Massachusetts, and Washington.

      The Company also owns approximately 78 acres in Maryland, California, and Oregon, from which it provides soil-remediation services. The Company leases approximately 2 acres in New York pursuant to a lease expiring in fiscal 2005 and 5 acres in Washington on a month-to-month basis, from which it provides soil-remediation services.

      The Company leases approximately six acres in Arizona and one site in Nevada, pursuant to leases expiring in fiscal 2003 and fiscal 2001, respectively, upon which it has constructed fluids storage and processing equipment.

      The Company occupies approximately 15 acres in Delfzijl, the Netherlands, consisting of office space, distillation facilities, and oil storage tanks, pursuant to a lease expiring in 2059. The lease is cancelable without penalty in fiscal 2009.

ENGINEERING AND DESIGN

      The Company owns approximately 65,000 square feet of office, engineering, and laboratory space in New Jersey and Michigan, and leases approximately 160,000 square feet of office, engineering, and laboratory space pursuant to leases expiring in fiscal 2001 through 2008, principally in Pennsylvania, New Jersey, New Hampshire, Florida, and New York. Of these amounts, BAC Killam owned approximately 9,000 square feet of office and engineering space in New Jersey and leased approximately 26,000 square feet of office and engineering space, primarily in New York. The Company sold the assets of BAC Killam on April 14, 2000.

LABORATORY TESTING

      The Company owns approximately 185,000 square feet of office and laboratory space in Pennsylvania, and leases approximately 7,000 square feet of office and laboratory space in Michigan pursuant to a lease expiring in fiscal 2001.

METAL TREATING

      Prior to the June 2000 sale of the businesses comprising this segment, the Company owned approximately 140,000 square feet of office, laboratory, and production space in Minnesota and Wisconsin, and leased approximately 330,000 square feet of office, laboratory, and production space in California pursuant to leases expiring in fiscal 2005.

      The Company believes that these facilities are in good condition and are adequate for its present operations and that other suitable space is readily available if any of such leases are not extended. With respect to leases expiring in the near future, in the event the Company does not renew such leases, the Company believes suitable alternate space is available for lease on acceptable terms.

Item 3.  LEGAL PROCEEDINGS

      Not applicable.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      Not applicable.

                                     PART II

Item 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Information concerning the market and market price for the Registrant's Common Stock, $.10 par value, and dividend policy are included under the sections labeled "Common Stock Market Information" and "Dividend Policy" in the Registrant's Fiscal 2000 Annual Report to Shareholders and is incorporated herein by reference.

Item 6.  SELECTED FINANCIAL DATA

      The information required under this item is included under the sections labeled "Selected Financial Information" and "Dividend Policy" in the Registrant's Fiscal 2000 Annual Report to Shareholders and is incorporated herein by reference.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 2000 Annual Report to Shareholders and is incorporated herein by reference.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The information required under this item is included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Fiscal 2000 Annual Report to Shareholders and is incorporated herein by reference.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The Registrant's Consolidated Financial Statements as of April 1, 2000, are included in the Registrant's Fiscal 2000 Annual Report to Shareholders and are incorporated herein by reference.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Not applicable.

                                    PART III

      The information required by Items 10, 11, 12, and 13 of Form 10-K will be filed as part of an amendment to this Form 10-K no later than 120 days after April 1, 2000, the end of the Registrant's fiscal year covered by this Form 10-K.

                                     PART IV

Item 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a,d)  FINANCIAL STATEMENTS AND SCHEDULES

       (1)The consolidated financial statements set forth in the list below are filed as part of this Report.

       (2)The consolidated financial statement schedule set forth in the list below is filed as part of this Report.

       (3)Exhibits filed herewith or incorporated herein by reference are set forth in Item 14(c) below.

       LIST OF FINANCIAL STATEMENTS AND SCHEDULES REFERENCED IN THIS ITEM 14

       Information incorporated by reference from Exhibit 13 filed herewith:

          Consolidated Statement of Operations
          Consolidated Balance Sheet
          Consolidated Statement of Cash Flows
          Consolidated Statement of Comprehensive Income and Shareholders'
            Investment
          Notes to Consolidated Financial Statements
          Report of Independent Public Accountants

       Financial Statement Schedule filed herewith:

          Schedule II:  Valuation and Qualifying Accounts

       All other schedules are omitted because they are not applicable or not required, or because the required information is shown either in the financial statements or the notes thereto.

(b)    REPORTS ON FORM 8-K

       On February 11, 2000, the Company filed a Current Report on Form 8-K dated as of January 28, 2000, with respect to the sale of the Randers division of The Randers Killam Group Inc., a subsidiary of the Company.

       On March 21, 2000, the Company filed a Current Report on Form 8-K dated as of March 6, 2000, with respect to the sale of a soil-remediation facility by ThermoRetec Corporation, a subsidiary of the Company.

(c)    EXHIBITS

       See Exhibit Index on the page immediately preceding exhibits.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Date:  June 23, 2000                  THERMO TERRATECH INC.


                                      By: /s/ Brian D. Holt
                                          --------------------------------------
                                          Brian D. Holt
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated, as of June 23, 2000.

SIGNATURE                             TITLE


By:  /s/ Brian D. Holt                President, Chief Executive Officer, and Director
     --------------------------
     Brian D. Holt


By:  /s/ Theo Melas-Kyriazi           Vice President and Chief Financial Officer
     --------------------------
     Theo Melas-Kyriazi               (Principal Financial and Accounting Officer)


By:  /s/ John P. Appleton             Chairman of the Board and Director
     --------------------------
     John P. Appleton


By:  /s/ Donald E. Noble              Director
     --------------------------
     Donald E. Noble


By:  /s/ William A. Rainville         Director
     --------------------------
     William A. Rainville


By:  /s/ Polyvios C. Vintiadis        Director
     --------------------------
     Polyvios C. Vintiadis

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo TerraTech Inc.:

      We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in Thermo TerraTech Inc.'s Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated May 18, 2000 (except with respect to the matters discussed in Note 17, as to which the date is June 1, 2000). Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 14 on page 13 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the consolidated financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                                          Arthur Andersen LLP



Boston, Massachusetts
May 18, 2000

SCHEDULE II

                              THERMO TERRATECH INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                    Balance at   Provision                Accounts                 Balance
                                     Beginning  Charged to    Accounts     Written                  at End
Description                            of Year     Expense   Recovered         Off    Other (a)    of Year
----------------------------------- ----------- ----------- ----------- ----------- ----------- ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year Ended April 1, 2000               $ 3,577     $   715     $  (674)    $(1,110)    $   187     $ 2,695

Year Ended April 3, 1999               $ 4,450     $ 2,085     $   (45)    $(2,479)    $  (434)    $ 3,577

Year Ended April 4, 1998               $ 3,838     $ 1,141     $    --     $  (773)    $   244     $ 4,450

                                        Balance at       Provision                                Balance
                                         Beginning      Charged to         Cash                    at End
 Description                               of Year     Expense (c)     Payments     Other (d)     of Year
------------------------------------- ------------- -------------- ------------ ------------- ------------
ACCRUED RESTRUCTURING COSTS (B)

Year Ended April 1, 2000                    $1,719       $ 6,219        $ (895)     $ (1,136)      $5,907

Year Ended April 3, 1999                    $   --       $ 2,095        $ (376)     $     --       $1,719

(a) Includes allowances of businesses acquired during the year as described in
    Note 2 to Consolidated Financial Statements in the Registrant's Fiscal 2000 Annual Report to Shareholders. The fiscal 1999 amount includes an acquired company's reserves that were not required and were therefore reversed to cost in excess of net assets of acquired companies.
(b) The nature of activity in this account is described in Note 11 to Consolidated Financial Statements in the Registrant's Fiscal 2000 Annual Report to Shareholders.
(c) Excludes provision of $50.8 million in fiscal 2000, primarily for write-downs of cost in excess of net assets of acquired companies and fixed assets, and $8.1 million in fiscal 1999, for fixed asset and intangible asset write-downs.
(d) Includes reserves reversed due to sale of businesses and the effect of currency translation.

                                  EXHIBIT INDEX

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
 2.1           Purchase and Sale Agreement executed October 6, 1997, by and among Remediation Technologies, Inc., RETEC Thermal, Inc., TETRA
               Thermal, Inc., and TETRA Technologies, Inc. (filed as Exhibit 2.1 to Thermo Remediation Inc.'s Current Report on Form 8-K dated
               October 6, 1997 [File No. 1-12636] and incorporated herein by reference).

 2.2 Assignment and Assumption Agreement executed October 6, 1997, by and among Remediation Technologies, Inc., RETEC Thermal, Inc.,
               TETRA Thermal, Inc., and TETRA Technologies, Inc. (filed as
               Exhibit 2.2 to Thermo Remediation Inc.'s Current Report on Form
               8-K dated October 6, 1997 [File No. 1-12636] and incorporated herein by reference).

 2.3 Asset Purchase Agreement dated as of October 10, 1997, between the Registrant and Holcroft L.L.C. (filed as Exhibit 2.1 to the
               Registrant's Current Report on Form 8-K dated October 10, 1997
               [File No. 1-9549] and incorporated herein by reference).

 2.4           $2,218,000.00 Principal Promissory Note issued by Holcroft L.L.C.
               to the Registrant (filed as Exhibit 2.2 to the Registrant's
               Current Report on Form 8-K dated October 10, 1997 [File No.
               1-9549] and incorporated herein by reference).

 2.5           $663,117.82 Principal Promissory Note issued by Holcroft L.L.C.
               to the Registrant (filed as Exhibit 2.3 to the Registrant's
               Current Report on Form 8-K dated October 10, 1997 [File No.
               1-9549] and incorporated herein by reference).

 2.6           Subordination Agreement dated as of October 10, 1997, between the
               Registrant and Comerica Bank (filed as Exhibit 2.4 to the
               Registrant's Current Report on Form 8-K dated October 10, 1997
               [File No. 1-9549] and incorporated herein by reference).

 2.7 Stock Purchase and Sale Agreement dated May 12, 1997, by and between the Registrant and Thomas R. Eurich, Michael J.
               Krivitzky, Thomas J. McEnhill, and Bruce M. Bourdon (filed as
               Exhibit (iv) to Amendment No. 3 to Schedule 13D filed by Thermo
               Electron Corporation, Thermo Power Corporation, and the
               Registrant on May 13, 1997, and incorporated herein by reference).

 2.8           Amendment No. 1 dated September 19, 1997, to Stock Purchase and
               Sale Agreement dated May 12, 1997, by and between the Registrant and Thomas R. Eurich, Michael J. Krivitzky, Thomas J. McEnhill, and Bruce M. Bourdon (filed as Exhibit 2.5 to The Randers Group
               Incorporated's Annual Report on Form 10-K for the fiscal year ended April 4, 1998 [File No. 0-18095] and incorporated herein by reference).

 2.9           Reserved.

 2.10 Stock Purchase Agreement entered on September 19, 1997, by and between the Registrant and The Randers Group Incorporated (filed as Exhibit (vii) to Amendment No. 4 to Schedule 13D filed by
               Thermo Electron Corporation and the Registrant on October 3,
               1997, and incorporated herein by reference).

2.11           Amendment No. 1 dated as of April 4, 1998, to Stock Purchase
               Agreement entered on September 19, 1997, by and between the Registrant and The Randers Group Incorporated (filed as Exhibit
               2.8 to The Randers Killam Group Incorporated's Annual Report on
               Form 10-K for the fiscal year ended April 4, 1998 [File No.
               0-18095] and incorporated herein by reference).

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
2.12           Agreement by and among the Registrant, The Randers Group
               Incorporated, Thomas R. Eurich, Michael J. Krivitzky, Thomas J.
               McEnhill, Bruce M. Bourdon, and David A. Wiegerink (filed as
               Exhibit 10 to The Randers Group Incorporated's Current Report on
               Form 8-K dated October 3, 1997 [File No. 0-18095] and
               incorporated herein by reference).

2.13 Agreement and Plan of Merger dated as of October 19, 1999, by and among Thermo Electron Corporation, TTT Acquisition Corporation, and the Registrant (filed as Exhibit 2.1 to the Registrant's
               Current Report on Form 8-K relating to events occurring on October 19, 1999 [File No. 1-9549] and incorporated herein by reference).

2.14           Asset Purchase Agreement by and among RGI Muskegon, Inc. (as
               Buyer), Randers Engineering, Inc., Redeco, Inc., Viridian
               Technology, Inc., and Randers Group Property Corporation (as
               Sellers), and The Randers Killam Group Inc. (as Seller's Parent) dated January 28, 2000 (filed as Exhibit 2.1 to The Randers
               Killam Group Inc.'s Current Report on Form 8-K dated as of
               January 28, 2000 [File No. 0-18095] and incorporated herein by reference).

2.15           Amendment No. 1 to Agreement and Plan of Merger dated as of April
               12, 2000, by and among Thermo Electron Corporation, TTT
               Acquisition Corporation, and the Registrant (filed as Appendix
               A-1 to Thermo Electron Corporation's Amendment No. 2 to its
               Registration Statement on Form S-4 [Reg. No. 333-90661] and incorporated herein by reference).

2.16           Asset Purchase Agreement dated March 6, 2000, by and among TPST
               Soil Recyclers of California, Inc. and Nove Investments I, LLC
               (filed as Exhibit 2.1 to ThermoRetec Corporation's Form 8-K dated as of March 21, 2000 [File No. 1-12636] and incorporated herein by reference).

2.17           Asset Purchase Agreement by and among BAC Killam, Inc. and The
               Randers Killam Group Inc. (as Sellers) and Hatch Mott McDonald,
               Inc. (as Buyer), dated as of March 31, 2000 (filed as Exhibit 2.1 to The Randers Killam Group Inc.'s Form 8-K dated as of April 14,
               2000 [File No. 0-18095] and incorporated herein by reference).

2.18           Asset Purchase Agreement by and among the Registrant,
               Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and
               Metal Treating Inc. (as Sellers) and Lindberg Corporation (as
               Buyer), dated as of May 31, 2000 (filed as Exhibit 2.1 to the
               Registrant's Current Report on Form 8-K dated as of June 1, 2000
               [File No. 1-9549] and incorporated herein by reference).

3.1            Restated Certificate of Incorporation, as amended (filed as
               Exhibit 99 to the Registrant's Registration Statement on Form S-2
               [Reg. No. 333-02269] and incorporated herein by reference).

3.2            Bylaws of the Registrant (filed as Exhibit 3(b) to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended
               April 2, 1988 [File No. 1-9549] and incorporated herein by reference).

4.1            Fiscal Agency Agreement dated as of May 2, 1996, among the
               Registrant, Thermo Electron Corporation, and Chemical Bank, as
               Fiscal Agent (filed as Exhibit 4.2 to the Registrant's Annual
               Report on Form 10-K for the fiscal year ended March 30, 1996
               [File No. 1-9549] and incorporated herein by reference).

               The Registrant hereby agrees, pursuant to Item 601(b)(4)(iii) (A) of Regulation S-K, to furnish to the Commission, upon request, a copy of each other instrument with respect to other long-term debt of the Company or its subsidiaries.

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
10.1           Thermo Electron Corporate Charter as amended and restated
               effective January 3, 1993 (filed as Exhibit 10(a) to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended
               April 3, 1993 [File No. 1-9549] and incorporated herein by reference).

10.2           Amended and Restated Corporate Services Agreement dated January
               3, 1993, between Thermo Electron Corporation and the Registrant
               (filed as Exhibit 10(b) to the Registrant's Annual Report on Form
               10-K for the fiscal year ended April 3, 1993 [File No. 1-9549] and incorporated herein by reference).

10.3           Agreement of Lease dated December 31, 1985, between Claridge
               Properties Ltd. and Thermo Electron Corporation (filed as Exhibit
               10(c) to the Registrant's Registration Statement on Form S-1
               [Reg. No. 33-6763] and incorporated herein by reference).

10.4           Assignment of Lease dated December 31, 1985, between Thermo
               Electron Corporation and TMO, Inc. (filed as Exhibit 10(d) to the
               Registrant's Registration Statement on Form S-1 [Reg.
               No. 33-6763] and incorporated herein by reference).

10.5           Sublease dated March 30, 1986, between TMO, Inc. and
               Holcroft/Loftus, Inc. (filed as Exhibit 10(e) to the Registrant's
               Registration Statement on Form S-1 [Reg. No. 33-6763] and incorporated herein by reference).

10.6           Lease Amending Agreement dated January 1, 1995, between Claridge
               Properties Ltd., Thermo Electron Corporation, and TMO, Inc.
               (filed as Exhibit 10.6 to the Registrant's Annual Report on Form
               10-K for the fiscal year ended April 1, 1995 [File No. 1-9549] and incorporated by reference).

10.7 Second Amendment to Sublease dated as of October 10, 1997, between the Registrant and TMO, Inc. (filed as Exhibit 2.5 to the Registrant's Current Report on Form 8-K dated October 10, 1997
               [File No. 1-9549] and incorporated herein by reference).

10.8 Sublease dated as of October 10, 1997, between the Registrant and Holcroft L.L.C. (filed as Exhibit 2.6 to the Registrant's Current
               Report on Form 8-K dated October 10, 1997 [File No. 1-9549] and incorporated herein by reference).

10.9 Exclusive License and Marketing Agreement dated March 22, 1990, among TPS Technologies Inc., Holcroft Inc., and Thermo Soil
               Recyclers Inc. (filed as Exhibit 10(q) to the Registrant's Annual
               Report on Form 10-K for the fiscal year ended March 31, 1990
               [File No. 1-9549] and incorporated herein by reference).

10.10          Form of Indemnification Agreement with Directors and Officers
               (filed as Exhibit 10(k) to the Registrant's Annual Report on Form
               10-K for the fiscal year ended March 30, 1991 [File No. 1-9549] and incorporated herein by reference).

10.11          Development Agreement dated September 15, 1991, between Thermo
               Electron Corporation and the Registrant (filed as Exhibit 10(l) to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1991 [File No. 1-9549] and incorporated herein by reference).

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
10.12          Amended and Restated Development Agreement dated January 2, 1992, between Thermo Electron Corporation and the Registrant (filed as
               Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for
               the fiscal year ended March 28, 1992 [File No. 1-9549] and incorporated herein by reference).

10.13          Asset Transfer Agreement dated as of October 1, 1993, among the
               Registrant, TPS Technologies Inc., and Thermo Remediation Inc.
               (filed as Exhibit 2.3 to Thermo Remediation Inc.'s Registration
               Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

10.14 Exclusive License Agreement dated as of October 1, 1993, among the Registrant, TPS Technologies Inc., and Thermo Remediation
               Inc. (filed as Exhibit 2.4 to Thermo Remediation Inc.'s
               Registration Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

10.15          Non-Competition and Non-Disclosure Agreement dated as of October
               1, 1993, among the Registrant, TPS Technologies Inc., and Thermo
               Remediation Inc. (filed as Exhibit 2.5 to Thermo Remediation
               Inc.'s Registration Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

10.16          Tax Allocation Agreement dated as of June 1, 1992, between the
               Registrant and Thermo Remediation Inc. (filed as Exhibit 10.3 to
               Thermo Remediation Inc.'s Registration Statement on Form S-1
               [Reg. No. 33-70544] and incorporated herein by reference).

10.17          Agreement of Partnership dated May 16, 1994, among Terra Tech
               Labs Inc. (a wholly owned subsidiary of the Registrant) and Eberline Analytical Corporation, Skinner & Sherman, Inc.,
               TMA/NORCAL Inc., Normandeau Associates Inc., Bettigole Andrews &
               Clark Inc., Fellows, Read & Associates Inc., and Thermo
               Consulting Engineers Inc. (each a wholly owned subsidiary of Thermo Instrument Systems Inc.; filed as Exhibit 1 to the
               Registrant's Current Report on Form 8-K relating to the events occurring on May 16, 1994 [File No. 1-9549] and incorporated herein by reference).

10.18          Promissory Note dated May 16, 1994, issued by the Registrant to
               Thermo Electron Corporation (filed as Exhibit 2 to the
               Registrant's Current Report on Form 8-K relating to the events occurring on May 16, 1994 [File No. 1-9549] and incorporated herein by reference).

10.19          Agreement of Dissolution of Partnership dated May 9, 1995, among
               Thermo Terra Tech (the Partnership), Terra Tech Labs, Inc. (a wholly owned subsidiary of the Registrant) and Eberline
               Analytical Corporation, Skinner & Sherman, Inc., TMA/NORCAL Inc.,
               Normandeau Associates Inc., Bettigole Andrews & Clark Inc.,
               Fellows, Read & Associates Inc., and Thermo Consulting Engineers
               Inc. (each a wholly owned subsidiary of Thermo Instrument Systems
               Inc.; filed as Exhibit 2.1 to the Registrant's Current Report on
               Form 8-K relating to the events occurring on May 9, 1995 [File
               No. 1-9549] and incorporated herein by reference).

10.20          Stock Purchase Agreement dated May 9, 1995, between the
               Registrant and Thermo Instrument Systems Inc. (filed as Exhibit
               2.2 to the Registrant's Current Report on Form 8-K relating to the events occurring on May 9, 1995 [File No. 1-9549] and incorporated herein by reference).

10.21          Note dated May 17, 1995, from the Registrant to Thermo Electron
               Corporation (filed as Exhibit 2.3 to the Registrant's Current
               Report on Form 8-K relating to the events occurring on May 9, 1995 [File No. 1-9549] and incorporated herein by reference).

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
10.22          Stock Purchase and Note Issuance Agreement dated as of November
               22, 1993, between the Registrant and Thermo Remediation Inc.
               (filed as Exhibit 10.11 to Thermo Remediation Inc.'s Registration
               Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

10.23 $2,650,000 principal amount Subordinated Convertible Note dated as of November 22, 1993, made by Thermo Remediation Inc., issued to the Registrant (filed as Exhibit 10.12 to Thermo Remediation
               Inc.'s Registration Statement on Form S-1 [Reg. No. 33-70544] and incorporated herein by reference).

10.24 Stock Purchase and Sale Agreement made and entered into on February 6, 1995, to be effective as of January 29, 1995, by and between Nord Est S.A., the Registrant, and Emil C. Herkert,
               Kenneth L. Zippler, Franklin O. Williamson, Jr., Fletcher N.
               Platt, Jr., Eugene J. Destefano, Meint Olthof, and Stanley P.
               Kaltnecker, Jr. (filed as Exhibit 1 to the Registrant's Current
               Report on Form 8-K relating to the events occurring on February
               6, 1995 [File No. 1-9549] and incorporated herein by reference).

10.25 Agreement and Plan of Merger dated as of June 28, 1995, by and among the Registrant, Eberline Acquisition Inc., Thermo
               Remediation Inc., and Eberline Holdings Inc. (filed as Appendix B to Thermo Remediation Inc.'s Proxy Statement for the Annual
               Meeting held on December 13, 1995 [File No. 1-12636] and incorporated herein by reference).

10.26 $28,000,000 Secured Promissory Note dated as of January 29, 1995, issued by the Registrant to Nord Est S.A. (filed as Exhibit 2 to the Registrant's Current Report on Form 8-K relating to the events occurring on February 6, 1995 [File No. 1-9549] and incorporated herein by reference).

10.27 $38,000,000 Promissory Note dated as of February 21, 1995, issued by the Registrant to Thermo Electron Corporation (filed as
               Exhibit 3 to the Registrant's Current Report on Form 8-K relating to the events occurring on February 6, 1995 [File No. 1-9549] and incorporated herein by reference).

10.28          Asset Purchase Agreement by and among Thermo Analytical Inc. (as
               Buyer); Lancaster Laboratories, Inc. and Clewmark Holdings (as
               Sellers); and Earl H. Hess, Anita F. Hess, Kenneth E. Hess, J.
               Wilson Hershey, and Carol D. Hess (as the principal owners of
               Sellers) (filed as Exhibit 1 to the Registrant's Current Report on Form 8-K relating to the events occurring on May 10, 1995
               [File No. 1-9549] and incorporated herein by reference).

10.29 Agreement and Plan of Merger dated as of the first day of December 1995, by and among Thermo Remediation Inc., TRI
               Acquisition Inc., and Remediation Technologies, Inc. (filed as
               Exhibit 2(a) to the Registrant's Current Report on Form 8-K relating to the events occurring on December 8, 1995 [File No.
               1-9549] and incorporated herein by reference).

10.30 Purchase and Sale Agreement dated as of December 20, 1994, by and among TPS Technologies Inc., TPST Soil Recyclers of Maryland
               Inc., Rafich Corporation, Harry Ratrie, John C. Cyphers, and J.
               Thomas Hood (filed as Exhibit 1 to Thermo Remediation Inc.'s
               Current Report on Form 8-K for the events occurring on December
               21, 1994 [File No. 1-12636] and incorporated herein by reference).

10.31 Stock Purchase Agreement entered into on March 29, 1995, by and among Stalt Holding, B.V., Beheersmaatschappij J. Amerika N.V.,
               A.J. Van Es, J.B. Van Es and D.A. Slager, and the Registrant
               (filed as Exhibit 1 to the Registrant's Current Report on Form
               8-K relating to the events occurring on March 29, 1995 [File No.
               1-9549] and incorporated herein by reference).

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
10.32          Amended and Restated Thermo TerraTech Inc. - The Randers Group
               Incorporated Nonqualified Stock Option Plan.

10.33          Incentive Stock Option Plan of the Registrant (filed as Exhibit
               10(h) to the Registrant's Registration Statement on Form S-1
               [Reg. No. 33-6763] and incorporated herein by reference).
               (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Nonqualified Stock Option Plan is
               1,850,000 shares, after adjustment to reflect share increases approved in 1987, 1989, and 1992, 6-for-5 stock splits effected in July 1988 and March 1989, and 3-for-2 stock split effected in September 1989.)

10.34          Amended and Restated Nonqualified Stock Option Plan of the
               Registrant. (Maximum number of shares issuable in the aggregate under this plan and the Registrant's Incentive Stock Option Plan is 1,850,000 shares, after adjustment to reflect share increases approved in 1987, 1989, and 1992, 6-for-5 stock splits effected in July 1988 and March 1989, and 3-for-2 stock split effected in September 1989.)

10.35 Amended and Restated Deferred Compensation Plan for Directors of the Registrant.

10.36          Amended and Restated Equity Incentive Plan.

10.37          Amended and Restated Directors Stock Option Plan.

10.38          Amended and Restated Thermo TerraTech Inc. (formerly Thermo
               Process Systems Inc.) - Thermo Remediation Inc. Nonqualified
               Stock Option Plan.

               In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of Thermo
               Electron for services rendered to the Registrant or to such affiliated corporations. The terms of such plans are substantially the same as those of the Registrant's Equity
               Incentive Plan.

10.39          Restated Stock Holdings Assistance Plan and Form of Executive
               Loan (filed as Exhibit 10.42 to the Registrant's Annual Report on
               Form 10-K for the fiscal year ended March 29, 1997 [File No.
               1-9549] and incorporated herein by reference).

10.40          Deferred Compensation Agreement dated September 16, 1996, between
               Elson T. Killam Associates Inc. and Emil C. Herkert (filed as
               Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998 [File No. 1-9549] and incorporated herein by reference).

10.41          Addendum dated 1990, to Deferred Compensation Agreement dated
               September 16, 1986, between Elson T. Killam Associates Inc. and
               Emil C. Herkert (filed as Exhibit 10.2 to the Registrant's
               Quarterly Report on Form 10-Q for the fiscal quarter ended July
               4, 1998 [File No. 1-9549] and incorporated herein by reference).

10.42          Amendment No. 1, dated April 27, 1990, to Deferred Compensation
               Agreement dated September 16, 1986, between Elson T. Killam
               Associates Inc. and Emil C. Herkert (filed as Exhibit 10.3 to the
               Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998 [File No. 1-9549] and incorporated herein by reference).

Exhibit
Number         Description of Exhibit
-----------------------------------------------------------------------------------
10.43          Master Cash Management, Guarantee Reimbursement, and Loan
               Agreement dated as of June 1, 1999, between the Registrant and
               Thermo Electron Corporation (filed as Exhibit 10.43 to the
               Registrant's Annual Report on Form 10-K for the fiscal year ended
               April 3, 1999 [File No. 1-9549] and incorporated herein by reference).

10.44          Master Cash Management, Guarantee Reimbursement, and Loan
               Agreement dated as of June 1, 1999, between ThermoRetec
               Corporation and Thermo Electron Corporation (filed as Exhibit
               10.17 to ThermoRetec Corporation's Annual Report on Form 10-K for the fiscal year ended April 3, 1999 [File No. 1-12636] and incorporated herein by reference).

10.45          Master Cash Management, Guarantee Reimbursement, and Loan
               Agreement dated as of June 1, 1999, between The Randers Killam
               Group Inc. and Thermo Electron Corporation (filed as Exhibit
               10.18 to The Randers Killam Group Inc.'s Annual Report on Form
               10-K for the fiscal year ended April 3, 1999 [File No. 0-18095] and incorporated herein by reference).

10.46          Retention Agreement dated as of November 17, 1999, between Thermo
               Electron Corporation and John P. Appleton.

10.47          Retention Agreement between the Registrant and Emil C. Herkert.

10.48          Retention Agreement between the Registrant and Jeffrey L. Powell.

  13 Annual Report to Shareholders for the fiscal year ended April 1, 2000 (only those portions incorporated herein by reference).

  21           Subsidiaries of the Registrant.

  23           Consent of Arthur Andersen LLP.

  27           Financial Data Schedule.

                                                                     EXHIBIT 13






                              Thermo TerraTech Inc.

                        Consolidated Financial Statements

                                   Fiscal 2000

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                     Year Ended
                                                                           ------------------------------
                                                                           April 1,    April 3,  April 4,
(In thousands except per share amounts)                                        2000        1999      1998
------------------------------------------------------------------------- ---------- ----------- ---------
Revenues                                                                   $307,329   $ 310,039  $298,786
                                                                           --------   ---------  --------

Costs and Operating Expenses:
 Cost of revenues (Note 11)                                                 243,382     247,610   245,111
 Selling, general, and administrative expenses (Note 7)                      44,891      46,224    41,941
 Restructuring costs (Note 11)                                               56,981      10,217         -
                                                                           --------   ---------  --------

                                                                            345,254     304,051   287,052
                                                                           --------   ---------  --------

Operating Income (Loss)                                                     (37,925)      5,988    11,734

Interest Income                                                               2,810       2,185     4,163
Interest Expense (includes $243, $162, and $593 to parent company)           (8,743)     (8,981)  (10,778)
Gain on Sale of Unconsolidated Subsidiary (Note 2)                               --          --     3,012
Equity in Earnings of Unconsolidated Subsidiary                                  --          --       174
Other Income, Net                                                                --          --       209
                                                                           --------   ---------  --------

Income (Loss) Before Provision for Income Taxes, Minority                   (43,858)       (808)    8,514
 Interest, and Extraordinary Item
Provision for Income Taxes (Notes 4 and 11)                                   2,522       1,786     5,146
Minority Interest (Income) Expense                                           (3,054)     (1,173)       95
                                                                           --------   ---------  --------

Income (Loss) Before Extraordinary Item                                     (43,326)     (1,421)    3,273
Extraordinary Item, Net of Provision for Income Taxes of $71 (Note 5)           107          --        --
                                                                           --------   ---------  --------

NET INCOME (LOSS)                                                          $(43,219)  $  (1,421) $  3,273
                                                                           ========   =========  ========

EARNINGS (LOSS) PER SHARE (Note 14)
 Basic                                                                     $  (2.27)   $   (.07)  $   .18
                                                                           ========    ========   =======

 Diluted                                                                   $  (2.27)   $   (.07)  $   .17
                                                                           ========    ========   =======

WEIGHTED AVERAGE SHARES (Note 14)
 Basic                                                                       19,033      19,402    18,700
                                                                           ========   =========  ========

 Diluted                                                                     19,033      19,402    18,978
                                                                           ========   =========  ========


The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEET

                                                                                      April 1,   April 3,
(In thousands)                                                                            2000       1999
----------------------------------------------------------------------------------- ----------- ---------
ASSETS
Current Assets:
 Cash and cash equivalents (includes $41,667 under repurchase                         $  4,157   $ 43,013
   agreements with parent company in fiscal 1999)
 Advance to affiliate                                                                   47,748          -
 Accounts receivable, less allowances of $2,695 and $3,577                              51,537     58,933
 Unbilled contract costs and fees                                                       20,875     19,974
 Inventories                                                                             2,001      1,869
 Deferred tax asset (Note 4)                                                             8,075      6,921
 Other current assets                                                                    3,304      3,665
                                                                                      --------   --------
                                                                                       137,697    134,375
                                                                                      --------   --------
Property, Plant, and Equipment, at Cost, Net (Note 11)                                  69,956     91,514
                                                                                      --------   --------
Other Assets (Note 11)                                                                   8,971     15,949
                                                                                      --------   --------
Cost in Excess of Net Assets of Acquired Companies (Notes 2 and 11)                     87,929    108,627
                                                                                      --------   --------
                                                                                      $304,553   $350,465
                                                                                      ========   ========

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                                                                                      April 1,   April 3,
(In thousands except share amounts)                                                       2000       1999
----------------------------------------------------------------------------------- ----------- ---------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Short-term obligations and current maturities of long-term                           $ 19,322   $ 17,618
   obligations (includes borrowings from affiliate of
   $8,965 and $9,228; Note 5)
 Advance from affiliate                                                                  1,158         --
 Subordinated convertible debentures (includes $4,300 of                                37,950         --
   related-party debt; Note 5)
 Accounts payable                                                                       15,164     17,404
 Accrued payroll and employee benefits                                                  12,443     12,771
 Accrued restructuring costs (Note 11)                                                   5,907      1,719
 Other accrued expenses                                                                 12,617     15,298
 Due to parent company and affiliated companies                                          2,403      2,522
                                                                                      --------   --------
                                                                                       106,964     67,332
                                                                                      --------   --------
Deferred Income Taxes (Note 4)                                                           1,451      3,538
                                                                                      --------   --------
Other Deferred Items                                                                     1,118      1,076
                                                                                      --------   --------
Long-term Obligations (Notes 5 and 10):
 Subordinated convertible debentures (includes $1,659 and                              116,637    156,799
   $4,695 of related-party debt)
 Other                                                                                   1,476      1,818
                                                                                      --------   --------
                                                                                       118,113    158,617
                                                                                      --------   --------
Minority Interest                                                                       25,337     27,745
                                                                                      --------   --------
Commitments and Contingencies (Note 6)

Shareholders' Investment (Notes 3 and 8):
 Common stock, $.10 par value, 75,000,000 shares authorized;                             1,961      1,958
   19,607,752 and 19,583,773 shares issued
 Capital in excess of par value                                                         71,220     70,633
 Retained earnings (accumulated deficit)                                               (17,321)    25,898
 Treasury stock at cost, 653,647 and 543,319 shares                                     (5,042)    (4,130)
 Deferred compensation (Note 3)                                                           (189)      (252)
 Accumulated other comprehensive items                                                     941     (1,950)
                                                                                      --------   --------
                                                                                        51,570     92,157
                                                                                      --------   --------
                                                                                      $304,553   $350,465
                                                                                      ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     Year Ended
                                                                           ------------------------------
                                                                           April 1,    April 3,  April 4,
                                                                           ------------------------------
(In thousands)                                                                 2000        1999      1998
-------------------------------------------------------------------------  --------  ----------  --------
OPERATING ACTIVITIES
 Net income (loss)                                                         $(43,219)  $  (1,421)  $ 3,273
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                           14,215      16,823    14,784
     Noncash restructuring costs (Note 11)                                   50,762       8,122        --
     Gain on sale of unconsolidated subsidiary (Note 2)                          --          --    (3,012)
     Equity in earnings of unconsolidated subsidiary                             --          --      (174)
     Minority interest (income) expense                                      (3,054)     (1,173)       95
     Provision for losses on accounts receivable                                715       2,085     1,141
     Other noncash items                                                      2,523         199       327
     Change in deferred income taxes                                         (3,328)        443    (1,583)
     Gain on purchase of subordinated convertible debentures (Note 5)          (107)         --        --
     Changes in current accounts, excluding the effects of acquisitions and dispositions:
        Accounts receivable                                                   5,985        (643)  (11,154)
        Inventories and unbilled contract costs and fees                     (4,139)     (2,026)   (3,353)
        Other current assets                                                   (446)       (176)    1,715
        Accounts payable                                                     (1,934)         55     5,507
        Other current liabilities                                             4,793       7,653    (1,038)
                                                                           --------   ---------   -------
          Net cash provided by operating activities                          22,766      29,941     6,528
                                                                           --------   ---------   -------

INVESTING ACTIVITIES
 Acquisitions, net of cash acquired (Note 2)                                 (2,016)       (643)  (12,746)
 Advances to affiliate, net                                                 (46,590)         --        --
 Proceeds from maturities of available-for-sale investments                      --       2,006    16,372
 Proceeds from maturity of held-to-maturity investments                          --      14,065    13,935
 Purchases of property, plant, and equipment                                (13,265)    (17,415)  (18,460)
 Proceeds from sale of businesses (Note 2)                                       --          --    19,722
 Issuances of notes receivable                                                   --          --      (569)
 Collection of long-term notes receivable                                     3,807         605        --
 Purchases of other assets                                                     (859)     (1,570)   (1,993)
 Other, net                                                                   1,418         474     2,464
                                                                           --------   ---------   -------
          Net cash provided by (used in) investing activities              $(57,505)  $  (2,478)  $18,725
                                                                           --------   ---------   -------

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                                                                                     Year Ended
                                                                           -------------------------------
                                                                           April 1,    April 3,  April 4,
(In thousands)                                                                 2000        1999     1998
------------------------------------------------------------------------- ---------- ----------- ---------
FINANCING ACTIVITIES
 Increase in short-term obligations to fund an acquisition (Note 2)        $  2,286   $      --   $    --
 Repayment of notes payable (includes $38,000 to parent company              (1,640)    (14,748)  (52,878)
   in fiscal 1998)
 Proceeds from issuance of Company and subsidiaries' common                   1,028          58     1,148
   stock (Note 9)
 Repurchase of Company and subsidiaries' common stock and                    (5,857)     (3,390)   (7,355)
   subordinated convertible debentures
 Issuance of short-term obligations                                              --          --     6,171
 Dividends paid by subsidiary to minority shareholders                         (409)       (805)     (751)
 Other, net                                                                     295        (180)       --
                                                                           --------   ---------   -------
          Net cash used in financing activities                              (4,297)    (19,065)  (53,665)
                                                                           --------   ---------   -------
Exchange Rate Effect on Cash                                                    180         (96)      (49)
                                                                           --------   ---------   -------
Increase (Decrease) in Cash and Cash Equivalents                            (38,856)      8,302   (28,461)
Cash and Cash Equivalents at Beginning of Year                               43,013      34,711    63,172
                                                                           --------   ---------   -------
Cash and Cash Equivalents at End of Year                                   $  4,157   $  43,013   $34,711
                                                                           ========   =========   =======

See Note 12 for supplemental cash flow information.



The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT

                                                                                      Year Ended
                                                                          --------------------------------
                                                                            April 1,   April 3,   April 4,
(In thousands)                                                                 2000        1999       1998
------------------------------------------------------------------------- ---------- ----------- ---------
COMPREHENSIVE INCOME
Net Income (Loss)                                                           $(43,219)  $ (1,421)   $ 3,273
                                                                            --------   --------    -------
Other Comprehensive Items:
 Foreign currency translation adjustment                                         986        147     (1,071)
 Unrealized gains (losses) on available-for-sale investments                      --          3        (10)
                                                                            --------   --------    -------
                                                                                 986        150     (1,081)
                                                                            --------   --------    -------
Minority Interest Income (Expense)                                                74       (284)       461
                                                                            --------   --------    -------
                                                                            $(42,159)  $ (1,555)   $ 2,653
                                                                            ========   ========    =======

SHAREHOLDERS' INVESTMENT
Common Stock, $.10 Par Value:
 Balance at beginning of year                                               $ 1,958    $  1,958    $ 1,830
 Issuance of stock under employees' and directors' stock plans                    3          --         --
 Conversions of subordinated convertible debentures                              --          --        128
                                                                            -------    --------    -------
 Balance at end of year                                                       1,961       1,958      1,958
                                                                            -------    --------    -------
Capital in Excess of Par Value:
 Balance at beginning of year                                                70,633      70,437     62,610
 Activity under employees' and directors' stock plans                          (152)       (130)    (5,490)
 Tax benefit related to employees' and directors' stock plans                    50         181        655
 Effect of outstanding put rights                                             1,271      (1,271)         -
 Conversions of subordinated convertible debentures (Note 5)                     --          --     13,092
 Effect of majority-owned subsidiaries' equity transactions                    (582)      1,416       (430)
                                                                            -------    --------    -------
 Balance at end of year                                                      71,220      70,633     70,437
                                                                            -------    --------    -------
Retained Earnings (Accumulated Deficit):
 Balance at beginning of year                                                25,898      27,319     24,046
 Net income (loss)                                                          (43,219)     (1,421)     3,273
                                                                            -------    --------    -------
 Balance at end of year                                                     (17,321)     25,898     27,319
                                                                            -------    --------    -------
Treasury Stock:
 Balance at beginning of year                                                (4,130)       (484)    (3,941)
 Activity under employees' and directors' stock plans                           653         411      6,637
 Purchases of Company common stock                                           (1,565)     (4,057)    (3,180)
                                                                            -------    --------    -------
 Balance at end of year                                                     $(5,042)   $ (4,130)   $  (484)
                                                                            -------    --------    -------

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT
    (continued)

                                                                                     Year Ended
                                                                          --------------------------------
                                                                            April 1,   April 3,   April 4,
(In thousands)                                                                 2000        1999       1998
------------------------------------------------------------------------- ---------- ----------- ---------
Deferred Compensation (Note 3):
 Balance at beginning of year                                               $  (252)   $    --     $    --
 Activity under employees' stock plans                                          (45)      (252)         --
 Amortization of deferred compensation                                          108         --          --
                                                                            -------    -------     -------
 Balance at end of year                                                        (189)      (252)         --
                                                                            -------    -------     -------
Accumulated Other Comprehensive Items:
 Balance at beginning of year                                                (1,950)    (2,100)     (1,019)
 Other comprehensive items                                                      986        150      (1,081)
 Write-off of cumulative foreign currency translation adjustment (Note 11)    1,905         --          --
                                                                            -------    -------     -------
 Balance at end of year                                                         941     (1,950)     (2,100)
                                                                            -------    -------     -------
                                                                            $51,570    $92,157     $97,130
                                                                            =======    =======     =======


The accompanying notes are an integral part of these consolidated financial statements.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
      Thermo TerraTech Inc. (the Company) provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

RELATIONSHIP WITH THERMO ELECTRON CORPORATION
      The Company was incorporated on May 30, 1986, as an indirect, wholly owned subsidiary of Thermo Electron Corporation. As of April 1, 2000, Thermo Electron owned 16,605,286 shares of the Company's common stock, representing 88% of such stock outstanding.
      On October 19, 1999, the Company entered into a definitive agreement and plan of merger with Thermo Electron, pursuant to which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock (Note 15).
      On January 31, 2000, Thermo Electron announced that it plans to sell all of the businesses of the Company. This action is part of a major reorganization plan under which Thermo Electron will spin in, spin off, and sell various businesses to focus solely on its core measurement and detection instruments business.

PRINCIPLES OF CONSOLIDATION
      The accompanying financial statements include the accounts of the Company; its wholly owned subsidiaries; its majority-owned public subsidiaries, ThermoRetec Corporation and The Randers Killam Group Inc.; and its majority-owned, privately held Thermo EuroTech N.V. subsidiary. All material intercompany accounts and transactions have been eliminated. The Company accounted for its investment in a business in which it owned 50% using the equity method. In October 1997, the Company sold this investment (Note 2).

FISCAL YEAR
      The Company has adopted a fiscal year ending the Saturday nearest March
31. References to fiscal 2000, 1999, and 1998 are for the fiscal years ended April 1, 2000, April 3, 1999, and April 4, 1998, respectively. Fiscal years 2000 and 1999 each included 52 weeks; fiscal 1998 included 53 weeks.

REVENUE RECOGNITION
      For the majority of its operations, the Company recognizes revenues upon completion of the services it renders. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $112,388,000 in fiscal 2000, $109,798,000 in fiscal 1999, and $117,464,000 in fiscal 1998. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions. Amounts billed in excess of revenues recognized are included in other accrued expenses in the accompanying balance sheet. Revenues from soil-remediation services are recognized as soil is processed and the Company bills customers upon receipt of contaminated soil at its remediation centers.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (CONTINUED)

EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARY
      Equity in earnings of unconsolidated subsidiary in the accompanying statement of operations represents the Company's proportionate share of income from a 50% investment in RETEC/TETRA L.C., acquired in December 1995 through ThermoRetec's acquisition of RETEC. In October 1997, ThermoRetec sold its 50% limited-liability interest in RETEC/TETRA to TETRA Thermal, Inc. (Note 2).

STOCK-BASED COMPENSATION PLANS
      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES
      The Company and Thermo Electron have a tax allocation agreement under which the Company and certain of its subsidiaries, exclusive of foreign operations, are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax return.
      In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

EARNINGS (LOSS) PER SHARE
      Basic earnings (loss) per share have been computed by dividing net income
(loss) by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive, diluted earnings (loss) per share have been computed assuming the exercise of stock options and warrants, as well as their related income tax effects. Diluted earnings (loss) per share for all periods exclude the effect of assuming the conversion of convertible obligations and the elimination of the related interest expense and the exercise of put rights, because the result would be antidilutive.

CASH AND CASH EQUIVALENTS
      The Company, along with other European-based subsidiaries of Thermo Electron, participates in a cash management arrangement in the Netherlands with a wholly owned subsidiary of Thermo Electron. Under this arrangement, participants' balances are pooled for interest calculation purposes. Interest under this arrangement is based on Euro market rates. The Company has access to a $9,020,000 line of credit under this arrangement. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At fiscal year-end 2000, the Company had $2,228,000 invested and $8,965,000 borrowed under this arrangement (Note 5).
      At fiscal year-end 1999, $40,625,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase agreement. At fiscal year-end 1999, the Company had $1,042,000 invested and $9,228,000 borrowed under a similar arrangement in the Netherlands.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (CONTINUED)

      At fiscal year-end 2000 and 1999, the Company's cash equivalents also included investments in a money market fund, which has an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value.

ADVANCE TO/FROM AFFILIATE
      Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
      In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Company had $1,158,000 of borrowings under this arrangement at fiscal year-end 2000 (Note 5).

INVENTORIES
      Inventories are stated at the lower of cost (on an average-cost basis) or market value and include materials, labor, and overhead. The components of inventories are:


(In thousands)                                                                            2000       1999
----------------------------------------------------------------------------------- ----------- ----------
Raw Materials and Supplies                                                              $  239     $  640
Work in Process and Finished Goods                                                       1,762      1,229
                                                                                        ------     ------
                                                                                        $2,001     $1,869
                                                                                        ======     ======

PROPERTY, PLANT, AND EQUIPMENT
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization primarily using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 5 to 40 years; machinery and equipment, 2 to 12 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Soil-remediation units, which accounted for 5% and 8% of the Company's machinery and equipment, net, at fiscal year-end 2000 and 1999, respectively, are depreciated based on an hourly rate that is computed by estimating total hours of operation for each unit. Property, plant, and equipment consists of:

(In thousands)                                                                            2000      1999
----------------------------------------------------------------------------------- ----------- ---------
Land                                                                                  $  6,272    $ 7,741
Buildings                                                                               37,709     42,161
Machinery, Equipment, and Leasehold Improvements                                        92,286    101,317
                                                                                      --------    -------
                                                                                       136,267    151,219
Less:  Accumulated Depreciation and Amortization                                        66,311     59,705
                                                                                      --------    -------
                                                                                      $ 69,956    $91,514
                                                                                      ========    =======

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (CONTINUED)

OTHER ASSETS
      Other assets in the accompanying balance sheet includes the costs of acquired technology and other specifically identifiable intangible assets that are being amortized using the straight-line method over their estimated useful lives, which range from 5 to 20 years. These assets were $2,680,000 and $3,291,000, net of accumulated amortization of $7,382,000 and $6,771,000, at fiscal year-end 2000 and 1999, respectively.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods ranging from 20 to 40 years. Accumulated amortization was $19,365,000 and $16,725,000 at fiscal year-end 2000 and 1999, respectively. The Company assesses the future useful life of this asset and other long-lived assets whenever events or changes in circumstances indicate that the current useful life has diminished (Note 11). Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

FOREIGN CURRENCY
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment. In the accompanying fiscal 2000 statement of operations, a $1,905,000 write-off of cumulative foreign currency translation loss is included in restructuring costs (Note 11). Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

COMPREHENSIVE INCOME
      Comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments. At fiscal year-end 2000 and 1999, the balance of accumulated other comprehensive items represents the Company's cumulative translation adjustment.

USE OF ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION
      Certain amounts in fiscal 1999 have been reclassified to conform to the presentation in the fiscal 2000 financial statements.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS
      In August 1999, a subsidiary of the Company acquired the outstanding stock of Dempsey Drums Limited for $2,286,000 in cash and 1,605 shares of the subsidiary's common stock valued at $384,000. Dempsey Drums, an Ireland-based service provider, specializes in the supply, disposal, and reconditioning of steel and plastic drums and other specialized containers.
      During fiscal 1999, the Company, through ThermoRetec, acquired one company for $576,000 in cash and paid an additional $67,000 for a post-closing adjustment relating to a fiscal 1998 acquisition.
      In May 1997, the Company purchased a controlling interest in The Randers Group Incorporated, a publicly traded provider of design, engineering, project management, and construction services for industrial clients in the manufacturing, pharmaceutical, and chemical-processing industries. The Company purchased 1,420,000 shares of Randers' common stock from certain members of Randers' management, and 84,000 shares from Thermo Power Corporation, an affiliate of the Company, at a price of $3.125 per share, for an aggregate cost of $4,700,000. Following these transactions, the Company owned approximately 53.3% of Randers' outstanding common stock. In addition, Thermo Electron owned approximately 8.9% of Randers' outstanding common stock.
      Subsequently, in September 1997, the Company entered into a definitive agreement to transfer The Killam Group Inc., its wholly owned engineering and consulting businesses, to Randers in exchange for newly issued shares of Randers' common stock. Effective April 4, 1998, the agreement was amended to provide that the price for these businesses would equal $70,644,407, the book value of the transferred businesses as of April 4, 1998. The number of new shares of Randers' common stock issued to the Company equaled such book value divided by $3.125, or 22,606,210 shares. In January 1999, the Randers shareholders approved the listing of these shares on the American Stock Exchange and an amendment to Randers' certificate of incorporation changing Randers' name to The Randers Killam Group Inc. Upon such issuance, the Company and Thermo Electron owned approximately 94.8% and 1.0%, respectively, of Randers Killam's outstanding common stock. The Company sold the Randers division in January 2000, as discussed in "Dispositions" below.
      In addition, during fiscal 1998, ThermoRetec made three acquisitions for an aggregate purchase price of $5,665,000 in cash and 459,613 shares of ThermoRetec's common stock, valued at $2,850,000. In fiscal 1998, Thermo EuroTech made an acquisition of 70% of the outstanding shares of a business for $4,400,000 in cash and a commitment to issue 69,200 shares of Thermo EuroTech's common stock valued at $275,000. As of April 1, 2000, these shares had not been issued. In lieu of issuing these shares, the Company plans to pay the fair value of the shares, which was approximately $240,000 as of April 1, 2000.
      These acquisitions have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions, excluding the Randers division, exceeded the estimated fair value of the acquired net assets by $12,660,000. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for Dempsey Drums, is subject to adjustment upon finalization of the purchase price allocation. The Company has gathered no information that indicates the final allocation will differ materially from the preliminary estimates. Pro forma data is not presented since the acquisitions were not material to the Company's results of operations.

DISPOSITIONS
      In March 2000, ThermoRetec sold the assets of a soil-recycling facility for $400,000 in cash, of which $200,000 was placed in escrow. The release of the escrowed funds to TPST is contingent upon the satisfaction of certain post-closing conditions, primarily the achievement of fuel efficiency targets for certain equipment. If certain of the post-closing conditions are not satisfied, some or all of the escrowed funds will be returned to the buyer. The purchase price of the assets was determined by the parties in arms-length negotiations. The Company recognized a nominal loss on the sale.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    ACQUISITIONS AND DISPOSITIONS (CONTINUED)

      In January 2000, the Company sold substantially all of the assets and liabilities of the Randers division, exclusive of certain real estate, to a new corporation formed by a former vice president and director of Randers Killam. The aggregate sales price of $538,000 consists of a promissory note secured by certain real estate. The promissory note is payable in monthly installments with a final maturity in 2003 and bears interest at 8.0%. In addition, the acquirer assumed $776,000 of mortgage debt. Due to the fact that the Company received no cash consideration at the time of sale, the sale of the real estate is being accounted for under the deposit method. Under the deposit method, the Company did not record the note receivable and continues to report the property that was sold as well as the existing mortgage debt in the accompanying balance sheet. Future cash receipts from the acquirer will be reported as a deposit on the contract. The Company incurred a $3,309,000 loss on the sale, which has been included in restructuring costs in the accompanying fiscal 2000 statement of operations (Note 11).
      In October 1997, ThermoRetec sold its 50% limited-liability interest in RETEC/TETRA L.C. to TETRA Thermal, Inc. for $8,825,000 in cash. The Company realized a pretax gain of $3,012,000 on the sale, which is classified as "gain on sale of unconsolidated subsidiary" in the accompanying statement of operations.
      In addition, in October 1997, the Company sold substantially all of the assets of its Holcroft Division, its thermal-processing equipment business, excluding certain accounts receivable, to Holcroft L.L.C., an affiliate of Madison Capital Partners. The sale price for the transferred assets consisted of $10,897,000 in cash, two promissory notes for principal amounts aggregating $2,881,000, and the assumption by Holcroft L.L.C. of certain liabilities of the Holcroft Division. After recording a post-closing purchase price adjustment, the Company incurred a nominal loss on the sale. This business contributed $17,330,000 and $893,000 to revenues and operating income, respectively, in fiscal 1998.

3.    EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

STOCK OPTION PLANS
      The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. Generally, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three to seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 1,182,000 shares at a weighted average exercise price of $8.80 elected

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    EMPLOYEE BENEFIT PLANS (CONTINUED)

to participate in this exchange and, as a result, received options to purchase 591,000 shares of Company common stock at $4.50 per share, which are included in the fiscal 1999 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      In February and April 1999, the Company awarded 59,300 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $297,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.
      A summary of the Company's stock option activity is:

                                                       2000               1999                 1998
                                               ------------------  ------------------  ------------------
                                                         Weighted            Weighted            Weighted
                                                Number    Average   Number    Average    Number   Average
                                                    of   Exercise       of   Exercise        of  Exercise
(Shares in thousands)                           Shares      Price   Shares      Price    Shares     Price
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------
Options Outstanding, Beginning of Year           1,757      $6.38    1,986      $8.87     2,558      $6.99
 Granted                                            --         --    1,111       4.78       296       7.67
 Exercised                                         (92)      4.65       --         --      (696)      1.36
 Forfeited                                        (226)      7.05     (158)      8.28      (172)      9.35
 Canceled due to exchange                           --         --   (1,182)      8.80        --         --
                                                 -----              ------               ------
Options Outstanding, End of Year                 1,439      $6.39    1,757      $6.38     1,986      $8.87
                                                 =====      =====   ======      =====    ======      =====
Options Exercisable                              1,439      $6.39    1,757      $6.38     1,986      $8.87
                                                 =====      =====   ======      =====    ======      =====
Options Available for Grant                        484                 351                  327
                                                 =====              ======               ======

      A summary of the status of the Company's stock options at April 1, 2000, is:

                                                             Options Outstanding and Exercisable
                                                      ---------------------------------------------------
                                                           Number            Weighted           Weighted
                                                               of             Average            Average
                                                           Shares           Remaining           Exercise
Range of Exercise Prices                           (In thousands)    Contractual Life              Price
--------------------------------------------- -------------------- ------------------- ------------------
$  4.16 - $  5.72                                           879           4.4 years               $4.75
   5.73 -    7.29                                            43           3.9 years                6.70
   7.30 -    8.86                                           127           5.3 years                8.28
   8.87 -   10.40                                           390           3.4 years                9.42
                                                          -----
$  4.16 - $ 10.40                                         1,439           4.2 years               $6.39
                                                          =====

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    EMPLOYEE BENEFIT PLANS (CONTINUED)

EMPLOYEE STOCK PURCHASE PROGRAM
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Prior to November 1, 1998, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period and the shares purchased were subject to a six-month resale restriction. Effective November 1, 1998, the applicable shares of common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the plan year, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 2000 and 1998, the Company issued 8,289 and 13,976, respectively, of its common stock under this program. No shares were issued under this program during fiscal 1999.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been:

(In thousands except per share amounts)                                       2000        1999      1998
----------------------------------------------------------------------- ----------- ----------- ---------
Net Income (Loss):
 As reported                                                             $ (43,219)   $ (1,421)   $ 3,273
 Pro forma                                                                 (44,237)     (3,172)     2,218

Basic Earnings (Loss) per Share:
 As reported                                                                 (2.27)       (.07)       .18
 Pro forma                                                                   (2.32)       (.16)       .12

Diluted Earnings (Loss) per Share:
 As reported                                                                 (2.27)       (.07)       .17
 Pro forma                                                                   (2.32)       (.16)       .12

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to April 2, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $1.45 and $2.27 in fiscal 1999 and 1998, respectively. No options were granted in fiscal 2000. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                          1999      1998
----------------------------------- -----------  ---------

Volatility                                 28%         27%
Risk-free Interest Rate                   4.9%        5.6%
Expected Life of Options             4.0 years   3.6 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    EMPLOYEE BENEFIT PLANS (CONTINUED)

options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(K) SAVINGS PLAN
      The majority of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to this 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $651,000, $650,000, and $955,000 in fiscal 2000, 1999, and 1998, respectively.

OTHER RETIREMENT PLANS
      Certain of the Company's subsidiaries offer other retirement plans in lieu of participation in the Thermo Electron 401(k) savings plan. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $4,378,000, $4,258,000, and $3,585,000 in fiscal 2000, 1999, and 1998, respectively.

4.    INCOME TAXES

      The components of income (loss) before provision for income taxes, minority interest, and extraordinary item are:

(In thousands)                                                               2000        1999         1998
--------------------------------------------------------------------- ----------- ------------ -----------
Domestic                                                                 $(22,143)   $    179     $  8,812
Foreign                                                                   (21,715)       (987)        (298)
                                                                         --------    --------     --------
                                                                         $(43,858)   $   (808)    $  8,514
                                                                         ========    ========     ========
      The components of the provision for income taxes are:

(In thousands)                                                               2000        1999        1998
--------------------------------------------------------------------- ------------ ----------- -----------

Currently Payable (Prepaid):
 Federal                                                                  $ 2,760      $2,232      $ 2,688
 State                                                                      1,990       1,415        1,330
 Foreign                                                                    1,209         (78)        (110)
                                                                          -------      ------      -------
                                                                            5,959       3,569        3,908
                                                                          -------      ------      -------
Net Deferred (Prepaid):
 Federal                                                                   (2,997)     (1,365)       1,035
 State                                                                       (440)       (201)         203
 Foreign                                                                       --        (217)          --
                                                                          -------      ------      -------
                                                                           (3,437)     (1,783)       1,238
                                                                          -------      ------      -------
                                                                          $ 2,522      $1,786      $ 5,146
                                                                          =======      ======      =======

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    INCOME TAXES (CONTINUED)

      The Company and its majority-owned subsidiaries receive a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $207,000, $676,000, and $928,000 in fiscal 2000, 1999, and 1998, respectively, of such benefits of the Company and its majority-owned subsidiaries that have been allocated to capital in excess of par value, directly or through the effect of majority-owned subsidiaries' equity transactions.
      The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income (loss) before provision for income taxes, minority interest, and extraordinary item due to:

(In thousands)                                                               2000        1999        1998
--------------------------------------------------------------------- ------------ ----------- -----------
Provision (Benefit) for Income Taxes at Statutory Rate                   $(14,912)    $  (275)    $  2,895
Differences Resulting From:
 Amortization and write-off of cost in excess of net assets                 7,561         898          739
   of acquired companies
 Unbenefited foreign loss                                                   6,811          --           --
 State income taxes, net of federal tax                                     1,023         801        1,012
 Nondeductible expenses                                                       163          90           64
 Dividend from less than 80%-owned subsidiary                                   -         122          118
 Other, net                                                                 1,876         150          318
                                                                         --------     -------     --------
                                                                         $  2,522     $ 1,786     $  5,146
                                                                         ========     =======     ========

      Deferred tax asset and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                           2000        1999
--------------------------------------------------------------------- ------------ ----------- -----------
Deferred Tax Asset:
 Net operating loss and tax credit carryforward                                        $10,343     $ 6,597
 Reserves and accruals                                                                   5,939       3,519
 Accrued compensation                                                                    1,328       2,315
 Allowance for doubtful accounts                                                            42         212
 Other                                                                                     766         179
                                                                                       -------     -------
                                                                                        18,418      12,822
 Less:  Valuation allowance                                                             10,343       4,814
                                                                                       -------     -------
                                                                                       $ 8,075     $ 8,008
                                                                                       =======     =======
Deferred Income Taxes:
 Depreciation                                                                          $ 1,351     $ 3,637
 Other deferred items                                                                      100         (99)
                                                                                       -------     -------
                                                                                       $ 1,451     $ 3,538
                                                                                       =======     =======

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    INCOME TAXES (CONTINUED)

      The valuation allowance relates to the uncertainty surrounding the realization of the tax benefits attributable primarily to state and foreign operating loss carryforwards. The valuation allowance increased in fiscal 2000 as a result of certain losses that arose during the year. Of the total fiscal 2000 valuation allowance, $168,000 will be used to reduce cost in excess of net assets of acquired companies when any portion of the related deferred tax asset is recognized.
      The Company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in the common stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings and gains on issuance of stock by subsidiaries) because the Company does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax-free.
      The net operating loss carryforward primarily consists of $22,750,000 of foreign carryforwards, which do not expire, and $27,110,000 of state carryforwards, substantially all of which expire in 2003.

5.    SHORT- AND LONG-TERM OBLIGATIONS

SHORT-TERM OBLIGATIONS
      At fiscal year-end 2000, the Company had borrowings of $8,965,000 under an arrangement with a wholly owned subsidiary of Thermo Electron (Note 1). The interest rate for these borrowings was 4.20%. At fiscal year-end 1999, $9,228,000 was outstanding under a similar arrangement, bearing interest at 4.00%.
      At fiscal year-end 2000, the Company had borrowings of $1,158,000 under an arrangement with Thermo Electron (Note 1). The interest rate on these borrowings was 6.35% at fiscal year-end 2000.
      Thermo EuroTech has access to approximately $8,000,000 under a line of credit denominated in Irish punts. At fiscal year-end 2000 and 1999, borrowings were $7,905,000 and $6,705,000, respectively, bearing interest at 3.60%.
      In addition, Thermo EuroTech has short-term borrowings outstanding of $1,710,000 at fiscal year-end 2000, bearing interest at 8.00%.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    SHORT- AND LONG-TERM OBLIGATIONS (CONTINUED)

LONG-TERM OBLIGATIONS

(In thousands except per share amounts)                                                   2000       1999
----------------------------------------------------------------------------------- ----------- ----------
4 5/8% Subordinated Convertible Debentures, Due 2003, Convertible at                  $111,850    $111,850
 $15.90 per Share (includes $1,659 and $515 held by Thermo Electron)
4 7/8% Subordinated Convertible Debentures, Due May 2000, Convertible                   37,950      37,950
 into Shares of ThermoRetec at $17.92 per Share (includes $4,300 and
 $4,180 held by Thermo Electron)
2 1/2% Subordinated Convertible Debentures, Due 2001, Convertible into                   4,787       6,999
 Shares of Thermo EuroTech (Delaware) Inc. at $5.25 per Share
6.25% Mortgage Loan, Payable in Monthly Installments of $9, With                            --       1,063
 Balloon Payment in May 1999
Mortgage Loan, Payable in Monthly Installments of $5, With Final                           769         856
 Payment in 2003 (a)
Other                                                                                    1,449       1,584
                                                                                      --------    --------
                                                                                       156,805     160,302
Less:  Current Maturities                                                               38,692       1,685
                                                                                      --------    --------
                                                                                      $118,113    $158,617
                                                                                      ========    ========

(a) Bears interest at Prime Rate, which was 9.00% at April 1, 2000.

      During fiscal 1999, the Company reorganized the capital structure of Thermo EuroTech by offering shareholders the right to exchange their common shares in Thermo EuroTech for 2 1/2% subordinated convertible debentures due 2001 (the Debentures) issued by a new wholly owned Delaware subsidiary of the Company, known as Thermo EuroTech (Delaware) Inc. (TETD). As of October 31, 1998, when the exchange offer expired, 1,646,854 common shares had been exchanged by Thermo EuroTech's shareholders for the Debentures having an aggregate principal amount equal to $6,999,000. The reacquisition of these shares was accounted for using the purchase method of accounting. Following the transaction, TETD owned 78% of Thermo EuroTech's outstanding common shares. The Debentures are guaranteed on a subordinated basis by Thermo Electron.
      During fiscal 2000, the Company purchased $2,212,000 principal amount of the 2 1/2% subordinated convertible debentures for $2,034,000 in cash, resulting in an extraordinary gain of $107,000, net of taxes of $71,000.
      The 4 5/8% and 4 7/8% subordinated convertible debentures are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantees. The 4 7/8% debentures were paid in cash in May 2000.
      The annual requirements for long-term obligations as of April 1, 2000, are $38,692,000 in fiscal 2001; $5,302,000 in fiscal 2002; $720,000 in fiscal 2003;
$111,961,000 in fiscal 2004; $90,000 in fiscal 2005; and $40,000 in fiscal 2006 and thereafter. Total requirements of long-term obligations are $156,805,000. See Note 10 for information pertaining to the fair value of the Company's long-term obligations.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
      The Company leases land, office, operating facilities, and equipment under operating leases expiring or cancelable at various dates through fiscal 2009. The accompanying statement of operations includes expenses from operating leases of $6,308,000, $6,273,000, and $5,822,000 in fiscal 2000, 1999, and 1998, respectively. Future minimum payments due under noncancelable operating leases at April 1, 2000, are $4,358,000 in fiscal 2001; $2,656,000 in fiscal 2002;
$1,508,000 in fiscal 2003; $952,000 in fiscal 2004; $514,000 in fiscal 2005;
$1,000,000 in fiscal 2006 and thereafter. Total future minimum lease payments are $10,988,000. See Note 7 for an office and manufacturing facility leased from Thermo Electron.

CONTINGENCIES
      The Company is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material adverse effect upon the financial position of the Company or its results of operations.

7.    RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $2,459,000, $2,480,000, and $2,845,000 in fiscal 2000, 1999, and 1998, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company. In fiscal 2000 and 1999, Thermo Electron billed the Company an additional $7,000 and $157,000, respectively, for certain administrative services required by the Company that were not covered by the corporate services agreement.

DEVELOPMENT AGREEMENT
      The Company and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Company's development of soil-remediation centers. As of October 2, 1993, all such funding under this agreement was completed. In exchange for this funding, the Company granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under the agreement. The royalty payments may cease if the amounts paid by the Company yield a certain internal rate of return to Thermo Electron on the funds advanced to the Company under the agreement. Two sites were developed under this agreement. The Company paid royalties of $196,000, $186,000, and $115,000 in fiscal 2000, 1999, and 1998, respectively, relating to this agreement, which are included in selling, general, and administrative expenses in the accompanying statement of operations.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    RELATED-PARTY TRANSACTIONS (CONTINUED)

OPERATING LEASE
      In addition to the operating leases discussed in Note 6, the Company leases an office and operating facility from Thermo Electron. The accompanying statement of operations includes expenses from this operating lease of $166,000 in fiscal 2000, 1999, and 1998. The future minimum payments due under the lease as of April 1, 2000, are $166,000 in each of fiscal 2001 through 2006. Total future minimum lease payments are $996,000. In June 2000, the Company sold the business that was the lessee under this arrangement (Note 17). The buyer purchased the building from Thermo Electron.

OTHER RELATED-PARTY TRANSACTIONS
      The Company purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of services to such affiliated companies totaled $288,000, $379,000, and $320,000 in fiscal 2000, 1999, and 1998, respectively. Purchases of products and services from such affiliated companies total $641,000, $231,000, and $938,000 in fiscal 2000, 1999, and 1998, respectively.

CASH MANAGEMENT
      The Company invests excess cash in arrangements with Thermo Electron as discussed in Note 1.

SHORT- AND LONG-TERM OBLIGATIONS
      See Note 5 for a description of short- and long-term obligations of the Company held by Thermo Electron.

8.    COMMON STOCK

      At fiscal year-end 1998, 847,678 put rights were attached to certain shares of Company common stock which were previously issued in connection with an acquisition. The put rights obligated the Company, at the holders' option, to purchase shares of the Company's common stock for $8.00 per share at any time through January 2002. At the time a holder elected to tender shares, the Company had the option to net cash settle the obligation in lieu of purchasing the shares. During fiscal 2000 and 1999, the Company repurchased 423,854 and 423,824 shares of common stock, respectively, under such arrangements and settled the put right obligation.
      At April 1, 2000, the Company had 700,500 warrants outstanding to purchase shares of its common stock, which are exercisable at prices ranging from $10.00 to $11.34 per share and expire in fiscal 2001. The warrants were issued in fiscal 1992 and 1993 in connection with private placements completed by three of ThermoRetec's soil-remediation subsidiaries.
      At April 1, 2000, the Company had reserved 9,733,648 unissued shares of its common stock for possible issuance under stock-based compensation plans, conversion of the 4 5/8% subordinated convertible debentures, and exercise of warrants.

9.    TRANSACTIONS IN STOCK OF SUBSIDIARIES

      Dividends declared by ThermoRetec were $1,356,000, $2,610,000, and $2,504,000 in fiscal 2000, 1999, and 1998, respectively. Dividends declared by ThermoRetec include $947,000, $1,798,000, and $1,736,000 in fiscal 2000, 1999, and 1998, respectively, that were allocated to the Company. Dividends declared in fiscal 2000 were paid in cash and in fiscal 1999 and 1998 were reinvested in 611,957 shares and 254,833 shares, respectively, of ThermoRetec's common stock pursuant to ThermoRetec's Dividend Reinvestment Plan.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    TRANSACTIONS IN STOCK OF SUBSIDIARIES (CONTINUED)

      The Company's percentage ownership of its majority-owned subsidiaries at year end was:

                                                                               2000       1999       1998
------------------------------------------------------------------------- ---------- ---------- ----------
ThermoRetec                                                                     70%        70%        69%
Randers Killam (a)                                                              95%        95%        53%
Thermo EuroTech                                                                 88%        78%        56%

(a) Upon issuance of 22,606,210 shares of Randers Killam common stock to the Company, as described in Note 2, the Company owned approximately 95% of Randers Killam's outstanding common stock.

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, accounts receivable, short-term obligations and current maturities of long-term obligations, accounts payable, due to parent company and affiliated companies, and long-term obligations. The carrying amounts of these financial instruments, with the exception of long-term obligations, approximate fair value due to their short-term nature.
      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year ends. The carrying amount and fair value of the Company's long-term obligations are:

                                                                        2000                  1999
                                                               --------------------  ---------------------
                                                                Carrying       Fair   Carrying       Fair
(In thousands)                                                    Amount      Value     Amount      Value
-------------------------------------------------------------- ---------- ---------- ---------- ----------
Subordinated Convertible Debentures                             $116,637   $102,097   $156,799   $ 139,587
Other                                                              1,476      1,476      1,818       1,818
                                                                --------   --------   --------   ---------
                                                                $118,113   $103,573   $158,617   $ 141,405
                                                                ========   ========   ========   =========

11.   RESTRUCTURING COSTS

FISCAL 2000 PLAN

      In May 1999, the Company announced that its majority-owned subsidiaries planned to sell several businesses. At the time of the decision, the businesses that were to be sold were considered outside the future focus of the Company and its subsidiaries because of low growth prospects, marginal profitability, or the need to invest significant capital to achieve desired returns. The businesses proposed to be sold include the used-oil processing operation of Thermo EuroTech, N.V.; three soil-recycling facilities of ThermoRetec, in addition to the sites previously announced, discussed below; and the Randers division, BAC Killam Inc., and E3-Killam Inc. businesses of Randers Killam. The Randers Killam businesses provide engineering and construction services, including transportation planning and design. In connection with these actions, the Company recorded $58,694,000 of restructuring and related costs during fiscal 2000, including restructuring costs of $56,981,000, a tax asset write-off of $1,055,000, and an inventory provision of $658,000. In the accompanying statement of operations, the tax write-off is included in provision for income taxes and the inventory provision is included in cost of revenues. Restructuring costs include a $21,113,000 write-down of cost in excess of net assets of acquired companies to reduce the carrying value of the businesses

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   RESTRUCTURING COSTS (CONTINUED)

proposed to be sold to the estimated proceeds from their sale; a $19,997,000 write-down of fixed assets to their estimated disposal value; $2,985,000 for ongoing lease costs for facilities that will be exited in connection with the sale of certain businesses; $2,494,000 for estimated land reclamation costs; $5,517,000 for losses, primarily on the sale of the Randers division (Note 2) and BAC Killam (Note 17); a $1,905,000 charge for the cumulative foreign currency translation loss adjustment related to Thermo EuroTech's used-oil processing business; a $1,788,000 write-off of intangible assets related to license acquisition costs at the used-oil processing business; $645,000 for severance costs for 44 employees across all functions, 14 of whom were terminated in fiscal 2000; a $442,000 write-off of other current assets associated with the businesses to be sold; and $95,000 for retention bonuses paid. The tax write-off represents a deferred tax asset that will not be realized as a result of selling Thermo EuroTech's used-oil processing business. The inventory provision also relates to exiting this business. The write-down of fixed assets principally relates to special-purpose equipment in the used-oil processing and soil-recycling businesses. The effects of these charges reduced depreciation and amortization expense, thereby reducing the Company's pretax operating loss by approximately $3,013,000 during fiscal 2000.

FISCAL 1999 PLAN

      During fiscal 1999, the Company recorded $10,217,000 of restructuring costs, which were accounted for in accordance with Emerging Issues Task Force Pronouncement (EITF) 94-3. Of these restructuring costs, $9,176,000 was recorded by ThermoRetec in connection with the closure of two soil-recycling facilities. ThermoRetec took this action after a period of operating losses at the facilities, which it believes arose from relaxed enforcement of state rules concerning disposal of contaminated soils and the availability of alternative disposal options to customers. The costs include a $6,238,000 write-down of fixed assets to their estimated disposal value of $895,000 and a $1,884,000 write-off of intangible assets, including $715,000 of cost in excess of net assets of acquired companies, as well as $1,054,000 for ongoing lease costs and severance for 13 employees, 6 of whom were terminated in fiscal 1999 and none of whom were terminated in fiscal 2000. ThermoRetec closed one soil-recycling facility in March 1999 and sold the second soil-recycling facility in March 2000. The Company suspended depreciation on the assets written down following the write-down. In addition, the Company recorded $1,041,000 of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business. The annual savings from the consolidation of these facilities totals $0.2 million and such savings began in September 1998, the date of abandonment.
      All businesses announced for sale prior to the January 2000 decision by Thermo Electron to sell all of the businesses of the Company reported aggregate revenues and operating loss, prior to restructuring and related costs, of $35,016,000 and $1,830,000, respectively, in fiscal 2000 and $54,369,000 and
$1,640,000, respectively, in fiscal 1999. The aggregate net assets to be sold of $5,576,000 at April 1, 2000, include net assets of $2,284,000 in the Engineering and Design segment and $3,292,000 in the Environmental-liability Management segment. Although there can be no assurance concerning the timing of the completion of the sale of any of these businesses, the Company expects that the remaining sales will primarily occur in the first half of fiscal 2001.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   RESTRUCTURING COSTS (CONTINUED)

      Substantially all of the restructuring and related costs to date have been noncash charges except for amounts recorded as accrued restructuring costs. A summary of the changes in accrued restructuring costs, which the Company expects to pay primarily over the first six months of fiscal 2001, is as follows:

                                                      Facility-
                                                        closing           Land
(In thousands)                          Severance         Costs    Reclamation         Other         Total
------------------------------------ ------------- ------------- -------------- ------------- ------------
Fiscal 1999 PLAN
 BALANCE AT APRIL 4, 1998                  $   --        $   --        $   --         $   --        $   --
   Provision charged to expense               213         1,882            --             --         2,095
   Usage                                     (101)         (275)           --             --          (376)
                                           ------        ------        ------         ------        ------
 BALANCE AT APRIL 3, 1999                     112         1,607            --             --         1,719
   Usage                                      (78)          (69)           --             --          (147)
   Reserves reversed due to                   (34)         (665)           --             --          (699)
     sale of businesses                    ------        ------        ------         ------        ------
 BALANCE AT APRIL 1, 2000                  $   --        $  873        $   --         $   --        $  873
                                           ======        ======        ======         ======        ======
Fiscal 2000 PLAN
 BALANCE AT APRIL 3, 1999                  $   --        $   --        $   --         $   --        $   --
   Provision charged to expense               645         2,985         2,494             95         6,219
   Usage                                     (239)         (222)         (192)           (95)         (748)
   Currency translation                        --          (191)         (246)            --          (437)
                                           ------        ------        ------         ------        ------
 BALANCE AT APRIL 1, 2000                  $  406        $2,572        $2,056         $    -        $5,034
                                           ======        ======        ======         ======        ======

      The Company expects to incur additional restructuring costs of approximately $2,100,000, primarily during the remainder of calendar 2000, for severance, employee retention, and relocation expenses. Pursuant to the requirements of EITF 94-3, these costs are not permitted as charges until they are incurred.
      In February 2000, ThermoRetec signed a letter of intent to sell its five remaining soil-remediation facilities, including three facilities announced for sale earlier in fiscal 2000. The transaction is expected to be completed before the end of July 2000, although there can be no assurance that ThermoRetec will complete this sale. Revenues and operating income before restructuring charges of the five soil-remediation facilities that will be sold aggregated $23,376,000 and $3,432,000, respectively, in fiscal 2000, and $19,795,000 and $1,729,000, respectively, in fiscal 1999.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.   SUPPLEMENTAL CASH FLOW INFORMATION

(In thousands)                                                                  2000       1999      1998
------------------------------------------------------------------------- ----------- ---------- ---------
Cash Paid For:
 Interest                                                                  $   7,942   $  8,244   $ 10,363
 Income taxes                                                              $   4,440   $  3,025   $  4,041

Noncash Activities:
 Fair value of assets of acquired companies                                $   3,328   $    643   $ 29,477
 Cash paid for acquired companies                                             (2,286)      (643)   (14,765)
 Issuance of subsidiary common stock for acquired companies                     (384)        --     (3,125)
                                                                           ---------   --------   --------
     Liabilities assumed of acquired companies                             $     658   $     --   $ 11,587
                                                                           =========   ========   ========
 Issuance of subsidiary subordinated convertible debentures in             $      --   $  6,999   $     --
   exchange for subsidiary common stock (Note 5)

 Conversions of subordinated convertible debentures                        $      --   $     --   $ 13,220

 Company common stock received in settlement of a note receivable          $      --   $    668   $     --

 Notes receivable received upon sale of business (Note 2)                  $      --   $     --   $  2,881

13.   BUSINESS SEGMENT INFORMATION

      The Company organizes and manages its businesses by individual functional operating entity. The Company has combined its operating entities into four segments: Environmental-liability Management, Engineering and Design, Laboratory Testing, and Metal Treating. In classifying entities into a particular segment, the Company aggregates businesses with similar economic characteristics, services, methods of providing services, customers, and regulatory environments.
      The Environmental-liability Management segment is a national provider of environmental-liability and resource-management services, offering these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling.
      The Engineering and Design segment provides comprehensive engineering and outsourcing services such as water and wastewater treatment; highway and bridge engineering; infrastructure engineering; and, prior to the January 2000 sale of the Randers division (Note 2), process engineering and construction. In addition, this segment provides consulting services that address natural resource management issues. In April 2000, the Company sold the assets of its BAC Killam subsidiary, which performed the Company's highway and bridge engineering services (Note 17).
      The Laboratory Testing segment operates analytical laboratories that provide environmental- and pharmaceutical-testing services.
      The Metal Treating segment performs metallurgical processing services using thermal-treatment equipment. Until the October 1997 sale of its equipment division (Note 2), this segment also designed, manufactured, and installed advanced custom-engineered, thermal-processing systems. In June 2000, the Company sold the remaining businesses comprising this segment (Note 17).

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   BUSINESS SEGMENT INFORMATION (CONTINUED)

(In thousands)                                                                   2000     1999        1998
--------------------------------------------------------------------------- ---------- --------- ---------
Revenues:
   Environmental-liability Management (a)                                   $ 166,157  $159,094  $141,115
   Engineering and Design (b)                                                  79,638    91,839    84,566
   Laboratory Testing (c)                                                      44,759    40,523    37,485
   Metal Treating                                                              17,246    19,274    36,618
   Intersegment sales elimination (d)                                            (471)     (691)     (998)
                                                                            ---------  --------  --------
                                                                            $ 307,329  $310,039  $298,786
                                                                            =========  ========  ========
Income (Loss) Before Provision for Income Taxes, Minority Interest, and
 Extraordinary Item:
   Environmental-liability Management (e)                                   $ (30,218) $ (3,644) $   (454)
   Engineering and Design (f)                                                 (13,271)    4,406     6,303
   Laboratory Testing                                                           6,553     5,206     4,363
   Metal Treating                                                               1,685     2,339     4,278
   Corporate (g)                                                               (2,674)   (2,319)   (2,756)
                                                                            ---------  --------  --------
   Total operating income (loss)                                              (37,925)    5,988    11,734
   Interest and other expense, net                                             (5,933)   (6,796)   (3,220)
                                                                            ---------  --------  --------
                                                                            $ (43,858) $   (808) $  8,514
                                                                            =========  ========  ========
Total Assets:
   Environmental-liability Management                                       $ 149,234  $168,723  $166,925
   Engineering and Design                                                      88,935   106,301   102,394
   Laboratory Testing                                                          51,465    48,434    43,557
   Metal Treating                                                              12,898    11,509    12,795
   Corporate (h)                                                                2,021    15,498    34,855
                                                                            ---------  --------  --------
                                                                            $ 304,553  $350,465  $360,526
                                                                            =========  ========  ========
Depreciation and Amortization:
   Environmental-liability Management                                       $   7,128  $  9,245  $  7,672
   Engineering and Design                                                       2,306     3,117     3,003
   Laboratory Testing                                                           3,901     3,527     2,865
   Metal Treating                                                                 872       834     1,007
   Corporate                                                                        8       100       237
                                                                            ---------  --------  --------
                                                                            $  14,215  $ 16,823  $ 14,784
                                                                            =========  ========  ========

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   BUSINESS SEGMENT INFORMATION (CONTINUED)

(In thousands)                                                                 2000      1999        1998
------------------------------------------------------------------------- ---------- ---------- ----------
Capital Expenditures:
 Environmental-liability Management                                         $ 5,161    $ 8,385    $ 8,916
 Engineering and Design                                                       1,355      1,632      1,759
 Laboratory Testing                                                           4,093      6,463      7,018
 Metal Treating                                                               2,656      1,053        764
 Corporate                                                                       --       (118)         3
                                                                            -------    -------    -------
                                                                            $13,265    $17,415    $18,460
                                                                            =======    =======    =======

(a) Includes intersegment sales of $7,000 and $82,000 in fiscal 1999 and 1998, respectively.
(b) Includes intersegment sales of $27,000, $60,000, and $73,000 in fiscal 2000, 1999, and 1998, respectively.
(c) Includes intersegment sales of $444,000, $624,000, and $843,000 in fiscal 2000, 1999, and 1998, respectively.
(d) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
(e) Includes restructuring and related costs of $38,368,000 and $9,176,000 in fiscal 2000 and 1999, respectively (Note 11).
(f) Includes restructuring costs of $19,271,000 and $1,023,000 in fiscal 2000 and 1999 (Note 11).
(g) Primarily general and administrative expenses.
(h) Primarily cash, cash equivalents, and advance to affiliate.

14.   EARNINGS (LOSS) PER SHARE

      Basic and diluted earnings (loss) per share were calculated as follows:

(In thousands except per share amounts)                                        2000        1999       1998
------------------------------------------------------------------------- ----------- ----------- ---------
BASIC
Net Income (Loss)                                                           $(43,219)   $ (1,421)   $ 3,273
                                                                            --------    --------    -------
Weighted Average Shares                                                       19,033      19,402     18,700
                                                                            --------    --------    -------
Basic Earnings (Loss) per Share                                             $  (2.27)   $   (.07)   $   .18
                                                                            ========    ========    =======
DILUTED
Net Income (Loss)                                                           $(43,219)   $ (1,421)   $ 3,273
Effect of Majority-owned Subsidiaries' Dilutive Securities                         -          (2)       (13)
                                                                            --------    --------    -------
Income (Loss) Available to Common Shareholders, as Adjusted                 $(43,219)   $ (1,423)   $ 3,260
                                                                            --------    --------    -------
Weighted Average Shares                                                       19,033      19,402     18,700
Effect of Stock Options                                                           --          --        278
                                                                            --------    --------    -------
Weighted Average Shares, as Adjusted                                          19,033      19,402     18,978
                                                                            --------    --------    -------
Diluted Earnings (Loss) per Share                                           $  (2.27)   $   (.07)   $   .17
                                                                            ========    ========    =======

      Options to purchase 597,000, 1,980,000, and 1,156,000 shares of common stock were not included in the computation of diluted earnings (loss) per share for fiscal 2000, 1999, and 1998, respectively. Their effect would have been antidilutive because the exercise price was greater than the average market price for the common stock and, in fiscal 2000 and 1999, due to the Company's net loss position. In addition, the computation of diluted earnings (loss)

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.   EARNINGS (LOSS) PER SHARE (CONTINUED)

per share for each period excludes the effect of assuming the conversion of convertible obligations because the effect would be antidilutive. The calculation for each period excluded $111,850,000 principal amount of 4 5/8% subordinated convertible debentures, convertible at $15.90 per share.
      An extraordinary gain recorded by the Company decreased basic and diluted loss per share by $.01 in fiscal 2000 (Note 5).

15.   PROPOSED MERGER

      On October 19, 1999, the Company entered into a definitive agreement and plan of merger, as amended, with Thermo Electron, pursuant to which Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron common stock worth between $7.50 and $9.25 per share of Company common stock. The number of Thermo Electron shares to be issued to Thermo TerraTech minority shareholders will be determined at the time of the merger transaction, according to the following conditions: If during the 20 trading days immediately prior to the effective date of the merger the average closing price of Thermo Electron common stock is less than $18.75, Thermo TerraTech shareholders would receive common stock worth the equivalent of $7.50 per share of Thermo TerraTech common stock. However, Thermo Electron may elect to terminate the agreement if it would be required to issue 1.8 million or more shares of Thermo Electron common stock. If the average closing price of Thermo Electron common stock is between $18.75 and $23.125, each share of Thermo TerraTech common stock would be exchanged for
 .4 shares of Thermo Electron common stock. If the average closing price of Thermo Electron common stock is greater than $23.125, Thermo TerraTech shareholders would receive Thermo Electron common stock worth the equivalent of $9.25 per share of Thermo TerraTech common stock. At the same time, the Company's two subsidiaries, ThermoRetec and Randers Killam, also entered into merger agreements with Thermo Electron, pursuant to which all of the shares of common stock of those companies held by stockholders other than the Company and Thermo Electron would be acquired for $7.00 and $4.50 per share, respectively, without interest, in cash. The mergers of ThermoRetec and Randers Killam were completed effective June and May 2000, respectively. The Board of Directors of the Company approved the merger agreement based on a recommendation by a special committee of the Board of Directors, consisting of an independent director of the Company. The completion of the Company's merger is subject to certain conditions, including shareholder approval of the merger agreement and the completion of review by the Securities and Exchange Commission of certain required filings. Thermo Electron intends to vote all of its shares of common stock of the Company in favor of approval of the merger agreement and, therefore, approval of the merger agreement is assured. This merger is expected to be completed in the third quarter of calendar 2000. Following the merger, the Company's common stock would cease to be publicly traded.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.   UNAUDITED QUARTERLY INFORMATION

(In thousands except per share amounts)

2000                                                            First      Second       Third      Fourth
---------------------------------------------------------- ----------- ----------- ----------- -----------
Revenues                                                     $ 75,908    $ 78,036    $ 80,846    $ 72,539
Gross Profit (a)                                               15,694      16,420      17,617      14,216
Income (Loss) Before Extraordinary Item                       (45,094)      1,207          86         475
Net Income (Loss) (b)                                         (45,094)      1,207         182         486
Earnings (Loss) per Share:
 Basic                                                         (2.37)         .06         .01         .03
 Diluted                                                       (2.37)         .06         .01         .02

1999                                                            First  Second (c)       Third      Fourth
---------------------------------------------------------- ----------- ----------- ----------- -----------

Revenues                                                     $ 76,693    $ 77,177    $ 80,400    $ 75,769
Gross Profit                                                   15,648      15,143      15,851      15,787
Net Income (Loss)                                               1,001      (3,696)        771         503
Basic and Diluted Earnings (Loss) per Share                       .05        (.19)        .04         .03

(a) Reflects a pretax charge of $658,000 for restructuring in the first quarter.
(b) Reflects pretax charges of $55,910,000, $120,000, $2,207,000, and $457,000 for restructuring and related costs in the first, second, third, and fourth quarters, respectively.
(c) Reflects a pretax charge of $10,217,000 for restructuring costs.

17.   SUBSEQUENT EVENTS

      On April 14, 2000, BAC Killam sold all of its assets for $3,341,000, of which approximately $1,374,000 was paid in cash at the closing. The balance represents accounts receivable of BAC Killam that will be collected by the buyer and be paid to the Company upon collection (less a five percent collection fee).
      On June 1, 2000, the Company sold substantially all of the assets and liabilities of its Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal Treating Inc. subsidiaries for $15,700,000 in cash, subject to adjustment based on the difference between the net assets as of the closing date of the sale and $8,323,000. The selling price includes $1,092,000 of real estate leased by the businesses sold that was owned by Thermo Electron. The Company agreed to indemnify the buyer for expenses incurred by the buyer in excess of $1,000,000, but not to exceed $3,500,000, from certain potential environmental liabilities. The Company has not recorded a liability in connection with this indemnity because the amount that would likely be paid by the Company, if any, cannot be reasonably estimated.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo TerraTech Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo TerraTech Inc. (a Delaware corporation and an 88%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of April 1, 2000, and April 3, 1999, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended April 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo TerraTech Inc. and subsidiaries as of April 1, 2000, and April 3, 1999, and the results of their operations and their cash flows for each of the three years in the period ended April 1, 2000, in conformity with accounting principles generally accepted in the United States.



                                                      Arthur Andersen LLP



Boston, Massachusetts May 18, 2000
(except with respect to the matters discussed in Note 17, as to which the date is June 1, 2000)

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

OVERVIEW

      The Company provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company operates in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

ENVIRONMENTAL-LIABILITY MANAGEMENT
      The Company's ThermoRetec Corporation subsidiary, jointly owned with Thermo Electron Corporation, is a national provider of environmental-liability and resource-management services. ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. In February 2000, ThermoRetec signed a letter of intent to sell its remaining soil-recycling facilities. The transaction is expected to be completed before the end of July 2000, although there can be no assurance that ThermoRetec will complete this sale (Note 11). The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into useable oil products. The Company intends to exit this business, as discussed in the results of operations. Thermo EuroTech also provides in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary. In August 1999, Green Sunrise acquired the outstanding stock of Dempsey Drums Limited, an Ireland-based service provider specializing in the supply, disposal, and reconditioning of steel and plastic drums and other specialized containers (Note
2).

ENGINEERING AND DESIGN
      The Company's The Randers Killam Group Inc. subsidiary, jointly owned with Thermo Electron Corporation, provides comprehensive engineering and outsourcing services such as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. In January 2000, Randers Killam sold its Randers division, a process engineering and construction business (Note 2). In April 2000, Randers Killam sold the assets of its BAC Killam Inc. subsidiary, a highway and bridge engineering business (Note 17). The Company's wholly owned Normandeau Associates Inc. subsidiary provides consulting services that address natural resource management issues.

LABORATORY TESTING
      The Company's wholly owned Thermo Analytical Inc. subsidiary operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

METAL TREATING
      The Company performs metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. The Company sold the businesses comprising this segment in June 2000 (Note 17).

      On January 31, 2000, Thermo Electron Corporation, the majority owner of the Company, announced that it plans to sell all of the businesses of the Company.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FISCAL 2000 COMPARED WITH FISCAL 1999
      Total revenues were $307.3 million in fiscal 2000, compared with $310.0 million in fiscal 1999. Revenues from the Environmental-liability Management segment increased to $166.2 million in fiscal 2000 from $159.1 million in fiscal 1999. Excluding intrasegment sales, revenues at ThermoRetec increased to $152.8 million in fiscal 2000 from $141.6 million in fiscal 1999, primarily due to higher revenues from a large remedial-construction contract that is expected to continue through fiscal 2001. Revenues from Thermo EuroTech decreased $4.2 million to $13.3 million due to a decrease in sales of usable oil products and a decrease in revenues relating to contracts to perform soil-remediation services overseas and to process oil-based muds. These decreases were offset in part by $1.6 million of revenues from Dempsey Drums, which was acquired in August 1999 (Note 2). Revenues from the Engineering and Design segment decreased to $79.6 million in fiscal 2000 from $91.8 million in fiscal 1999, primarily due to lower contract revenue resulting in part from a recession in the chemical industry and the sale of the Randers division in January 2000 (Note 2). Revenues from the Laboratory Testing segment increased to $44.8 million in fiscal 2000 from $40.5 million in fiscal 1999, due to higher demand resulting from new industrial customers. Revenues from the Metal Treating segment decreased to $17.2 million in fiscal 2000 from $19.3 million in fiscal 1999, due to weakness in the agricultural equipment and commercial aerospace industries. The Metal Treating segment businesses were sold in June 2000 (Note 17).
      The gross profit margin increased to 21% in fiscal 2000 from 20% in fiscal 1999. Excluding the effect of a $0.7 million write-off of inventory in the Environmental-liability Management segment in fiscal 2000 (Note 11), the gross profit margin increased primarily due to a $2.5 million reduction of depreciation expense in fiscal 2000 as a result of certain write-offs in the Environmental-liability Management and Engineering and Design segments (Note
11). The gross profit margin from the Engineering and Design segment increased to 25% in fiscal 2000 from 23% in fiscal 1999, due to a decrease in low-margin contract revenue.
      Selling, general, and administrative expenses as a percentage of revenues remained constant at 15% in fiscal 2000 and 1999.
      In connection with the planned sale of businesses discussed in Note 11, the Company recorded $57.0 million of restructuring costs in fiscal 2000. Of these restructuring costs, $37.7 million was recorded by the Environmental-liability Management segment and $19.3 million was recorded by the Engineering and Design segment. These charges represent the excess of book value of the businesses proposed to be sold over the estimated proceeds from their sale, a write-down of fixed assets to their estimated disposal value, ongoing lease obligations, land reclamation costs, losses on the sale of certain of these businesses, a charge for a cumulative translation adjustment, write-offs of intangible and other assets, and severance costs.
      During fiscal 1999, the Company recorded $10.2 million of restructuring costs (Note 11). Of these restructuring costs, $9.2 million was recorded by ThermoRetec in the Environmental-liability Management segment in connection with the closure of two soil-recycling facilities. ThermoRetec took this action after a period of operating losses at the facilities, which it believes arose from relaxed enforcement of state rules concerning disposal of contaminated soils and the availability of alternative disposal options to customers. The costs include a write-down of fixed assets to their estimated disposal value and a write-off of intangible assets, including cost in excess of net assets of acquired companies, as well as other closure costs. In addition, the Company recorded $1.0 million of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business.
      Interest income increased to $2.8 million in fiscal 2000 from $2.2 million in fiscal 1999, primarily as the result of higher average invested balances. Interest expense decreased to $8.7 million in fiscal 2000 from $9.0 million in fiscal 1999, primarily due to lower average debt balances as a result of repurchases of subordinated convertible debentures and repayments of debt made by the Company in fiscal 2000.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 2000 COMPARED WITH FISCAL 1999 (CONTINUED)
      The Company recorded income tax provisions of $2.5 million and $1.8 million in fiscal 2000 and 1999, respectively, on pretax losses in both periods, primarily due to the effect of nondeductible amortization and write-off of cost in excess of net assets of acquired companies and foreign losses for which a tax benefit was not recorded. In addition, the tax provision recorded in fiscal 2000 includes a $1.1 million write-off of deferred tax assets (Note 11).
      The Company recorded minority interest income of $3.1 million and $1.2 million in fiscal 2000 and 1999, respectively, primarily due to losses incurred by the Company's majority-owned subsidiaries.
      During fiscal 2000, the Company purchased $2.2 million principal amount of 2 1/2% subordinated convertible debentures, convertible into shares of Thermo EuroTech (Delaware) Inc., for $2.0 million in cash, resulting in an extraordinary gain of $107,000, net of taxes of $71,000 (Note 5).

FISCAL 1999 COMPARED WITH FISCAL 1998
      Total revenues were $310.0 million in fiscal 1999, compared with $298.8 million in fiscal 1998. Metal Treating segment revenues decreased to $19.3 million in fiscal 1999 from $36.6 million in fiscal 1998, due to the sale of the Company's thermal-processing equipment business in October 1997, which contributed revenues of $17.3 million in fiscal 1998 (Note 2). Revenues from the Environmental-liability Management segment increased 13% to $159.1 million in fiscal 1999 from $141.1 million in fiscal 1998. Excluding intrasegment sales, revenues at ThermoRetec increased to $141.6 million in fiscal 1999 from $127.1 million in fiscal 1998, primarily due to $8.6 million of higher revenues from consulting and engineering services at RETEC and, to a lesser extent, the inclusion of $6.2 million of revenues from businesses acquired in fiscal 1998. Revenues from ThermoRetec's soil-remediation services increased $6.4 million in fiscal 1999, resulting from higher volumes of soil processed. These increases were offset in part by a decrease in revenues resulting from a decline in the number of contracts in process at ThermoRetec's eastern United States construction operations (formerly IEM Sealand). Revenues from Thermo EuroTech increased $3.5 million to $17.5 million due to the inclusion for the full fiscal 1999 period of revenues from Green Sunrise, which was acquired in February 1998 and added incremental revenues of $6.4 million, offset in part by a decrease in sales of useable oil products. Revenues from the Engineering and Design segment increased to $91.8 million in fiscal 1999 from $84.6 million in fiscal 1998, primarily due to increased revenues from two construction and labor management contracts, which are expected to be completed by the end of the first quarter of fiscal 2000. Engineering and Design segment revenues also increased $3.5 million due to the inclusion for the full fiscal 1999 period of revenues from Randers, acquired May 1997. Revenues from the Laboratory Testing segment increased to $40.5 million in fiscal 1999 from $37.5 million in fiscal 1998 due to higher demand.
      The gross profit margin increased to 20% in fiscal 1999 from 18% in fiscal 1998. The gross profit margin from the Environmental-liability Management segment increased to 16% in fiscal 1999 from 11% in fiscal 1998, primarily due to a $2.3 million reduction in losses on certain remedial-construction contracts, higher utilization of billable personnel at RETEC, a $1.6 million increase in gross profit at the Company's soil-recycling sites primarily due to higher volumes of soil processed, and $0.4 million of lower depreciation expense following suspension of depreciation at two soil-recycling sites. To a lesser extent, the gross profit margin from the Environmental-liability Management segment increased due to higher margins at Thermo EuroTech as a result of the inclusion of higher-margin revenues at Green Sunrise. The gross profit margin was 40% at Green Sunrise in fiscal 1999. The gross profit margin from the Engineering and Design segment decreased to 23% in fiscal 1999 from 25% in fiscal 1998, primarily due to a change in the mix of contracts.
      Selling, general, and administrative expenses as a percentage of revenues increased slightly to 15% in fiscal 1999 from 14% in fiscal 1998, primarily due to the absence of lower relative expenses at the Company's Metal Treating segment due to the sale of the thermal-processing equipment business in fiscal 1998 and higher relative expenses at Green Sunrise, which was acquired in February 1998. During fiscal 1999, the Metal Treating segment and Green Sunrise had selling, general and administrative expenses as a percent of revenues of 9% and 30%, respectively. In addition, selling, general, and administrative expenses at the Environmental-liability Management segment increased due to a $0.8 million increase in provision for uncollectible accounts and a $0.4 million increase in administrative costs associated with ThermoRetec's name change.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998 (CONTINUED)
      During fiscal 1999, the Company recorded $10.2 million of restructuring costs. Of these restructuring costs, $9.2 million was recorded by ThermoRetec in the Environmental-liability Management segment in connection with the closure of two soil-recycling facilities. ThermoRetec took this action after a period of operating losses at the facilities, which it believes arose from relaxed enforcement of state rules concerning disposal of contaminated soils and the availability of alternative disposal options to customers. The costs include a write-down of fixed assets to their estimated disposal value and a write-off of intangible assets, including cost in excess of net assets of acquired companies, as well as other closure costs. These facilities reported aggregated revenues and operating losses of $2.2 million and $0.8 million, respectively, in fiscal 1998, and aggregated revenues and operating losses prior to the decision to close the facilities of $1.8 million and $0.1 million, respectively, in fiscal 1999. In addition, the Company recorded $1.0 million of restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business (Note 11). The annual savings from consolidating these facilities total $0.2 million and such savings began in September 1998, the date of abandonment.
      Interest income decreased to $2.2 million in fiscal 1999 from $4.2 million in fiscal 1998, primarily as a result of lower average invested balances. Interest expense decreased to $9.0 million in fiscal 1999 from $10.8 million in fiscal 1998, primarily due to the repayment of a note payable in February and May 1998, the repayment of a promissory note to Thermo Electron Corporation, and the conversion of the Company's 6 1/2% subordinated convertible debentures during fiscal 1998, offset in part by increased borrowings at Thermo EuroTech during fiscal 1999 and the issuance of $7.0 million principal amount of 2 1/2% convertible subordinated debentures due 2001 (Note 5).
      Equity in earnings of unconsolidated subsidiary in fiscal 1998 represented ThermoRetec's proportionate share of income from a joint venture. Gain on sale of unconsolidated subsidiary in fiscal 1998 resulted from ThermoRetec's sale of its interest in this joint venture (Note 2).
      The Company recorded income tax expense of $1.8 million in fiscal 1999 on a pretax loss primarily due to the effect of nondeductible amortization and write off of cost in excess of net assets of acquired companies. The effective tax rate in fiscal 1998 was 60%. This rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies.
      The Company recorded minority interest income of $1.2 million in fiscal 1999, compared with minority interest expense of $0.1 million in fiscal 1998, primarily due to the effect of a net loss at ThermoRetec in fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

      Consolidated working capital was $30.7 million at April 1, 2000, compared with $67.0 million at April 3, 1999. Working capital decreased $38.0 million as a result of the reclassification of subordinated convertible debentures due May 2000 to current liabilities. Cash and cash equivalents were $4.2 million at April 1, 2000, compared with $43.0 million at April 3, 1999. In addition, as of April 1, 2000, the Company had $47.7 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron Corporation, which became effective June 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. Of the total cash and cash equivalents at April 1, 2000, $3.9 million was held by the Company's majority-owned subsidiaries and the balance was held by the Company and its wholly owned subsidiaries. The total $47.7 million advance to affiliate at April 1, 2000, was advanced by the Company's majority-owned subsidiaries.
      During fiscal 2000, $22.8 million of cash was provided by operating activities. During this period, $4.8 million of cash was provided by an increase in other current liabilities, primarily due to an increase in accrued restructuring costs. The Company expects to pay the $5.9 million balance of accrued restructuring costs primarily over the first six months of fiscal 2001. A decrease in accounts receivable provided $6.0 million of cash, primarily at ThermoRetec due to the timing of billings and, to a lesser extent, at the Engineering and Design segment due to a decrease in revenues.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

These decreases were offset in part by increased accounts receivable at the Laboratory Testing segment, primarily as a result of increased laboratory testing revenues. An increase in inventories and unbilled contract costs and fees used $4.1 million of cash, primarily at ThermoRetec, due to the timing of billings, offset in part by a decrease at the Engineering and Design segment due to the effect of a decline in revenues.
      Excluding advance to affiliate activity, the Company's investing activities in fiscal 2000 primarily consisted of $3.8 million received from the collection of long-term notes receivable, an acquisition, and capital additions. In August 1999, a subsidiary of the Company acquired Dempsey Drums Limited for $2.0 million in cash, net of cash acquired, and the issuance of shares of the subsidiary's common stock valued at $0.4 million (Note 2). The Company expended $13.3 million for purchases of property, plant, and equipment in fiscal 2000 and expects to spend approximately $12 million for capital additions during fiscal 2001.
      In January 2000, the Company sold substantially all of the assets and liabilities of the Randers division in exchange for a $538,000 note receivable due 2003 (Note 2). In March 2000, the Company sold the assets of a soil-recycling facility for $400,000 in cash, of which $200,000 was placed in escrow and has not yet been received (Note 2).
      The Company's financing activities used cash of $4.3 million in fiscal 2000. During this period, the Company used cash of $3.8 million for the repurchase of Company and subsidiary common stock, including Company stock subject to certain put rights on shares issued in connection with an acquisition. As of April 1, 2000, the Company has no further cash obligation pursuant to put rights. In addition, the Company used $2.0 million for the repurchase of subordinated convertible debentures and $1.6 million for the repayment of debt (Note 5). These uses of cash were offset in part by $2.3 million borrowed to finance an acquisition (Note 2).
      In April and June 2000, the Company sold two of its businesses for $16.0 million in cash, subject to a post-closing adjustment (Note 17). In May 2000, ThermoRetec's $38.0 million principal amount 4 7/8% subordinated convertible debentures matured. To finance a portion of the debt repayment, the Company borrowed approximately $10 million under its domestic cash management arrangement with Thermo Electron (Note 1).
      The Company generally expects to have positive cash flow from its existing operations. Thermo Electron has expressed its willingness to advance up to $15 million to the Company for short-term liquidity in the event that the need arises. Accordingly, the Company believes that its existing resources and potential borrowings from Thermo Electron are sufficient to meet the capital requirements of its existing operations for at least the next 18 months.

MARKET RISK

      The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

FOREIGN CURRENCY EXCHANGE RATES
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in Dutch guilders. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% appreciation in fiscal year-end 2000 functional currencies, relative to the U.S. dollar, would result in a $1.1 million reduction of shareholders' investment. A 10% depreciation in fiscal year-end 1999 functional currencies, relative to the U.S. dollar, would result in a $1.1 million reduction of shareholders' investment.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MARKET RISK (CONTINUED)

EQUITY PRICES
      The Company's and its subsidiaries' subordinated convertible debentures are sensitive to fluctuations in the price of Company or subsidiary common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's and its subsidiaries' subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. Upon the fiscal 2001 merger of the Company and Thermo Electron, the Company's subordinated convertible debentures will be assumed by Thermo Electron. After the merger, the Company's subordinated convertible debentures will be convertible into shares of Thermo Electron common stock, rather than into the Company's common stock. A 10% increase in fiscal year-end 1999 market equity prices would result in a negative impact to the Company of $1.0 million on the fair value of its subordinated convertible debentures.

INTEREST RATES
      The Company's subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of the Company's and its subsidiaries' subordinated convertible debentures due to the difference between the market interest rate and the rate at the date of issuance of the debentures. A 10% decrease in fiscal year-end 2000 and 1999 market interest rates would result in a negative impact to the Company of $2.2 million and $0.2 million, respectively, on the fair value of its subordinated convertible debentures.
      The Company's cash, cash equivalents, advance to affiliate, and variable-rate short- and long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income and expense due to the difference between the current interest rates on cash, cash equivalents, advance to affiliate, and the variable-rate short- and long-term obligations and the rate that these financial instruments may adjust to in the future. A 10% decrease in fiscal year-end 2000 and 1999 interest rates would result in a negative impact of $0.1 million and $0.1 million, respectively, on the Company's net income.

YEAR 2000

      As of the date of this report, the Company has completed its year 2000 initiatives which included: (i) testing and upgrading significant information technology systems and facilities; (ii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iii) developing contingency plans.
      As a result of completing these initiatives, the Company believes that all of its material information technology systems and critical non-information technology systems are year 2000 compliant. In addition, the Company is not aware of any significant supplier or vendor that has experienced material disruption due to year 2000 issues. The Company has also developed a contingency plan to allow its primary business operations to continue despite disruptions due to year 2000 problems, if any, that might yet arise in the future. The costs incurred to date by the Company in connection with the year 2000 issue have not been material.
      While the Company to date has been successful in minimizing negative consequences arising from year 2000 issues, there can be no assurance that in the future the Company's business operations or financial condition may not be impacted by year 2000 problems, such as increased warranty claims, vendor and supplier disruptions, or litigation relating to year 2000 issues.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

      In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      DEPENDENCE ON ENVIRONMENTAL REGULATION. Federal, state, and local environmental laws govern each of the markets in which the Company conducts business, as well as many of the Company's operations. The markets for many of the Company's services, including industrial-remediation services, nuclear-remediation services, hazardous waste-remedial construction services, soil-remediation services, waste-fluids recycling services, engineering and design services, and laboratory services, and the standards governing most aspects of the construction and operation of the Company's facilities, were directly or indirectly created by, and depend on, the existence and enforcement of those laws. These laws and regulations may change in the future, requiring new technologies or stricter standards with which the Company must comply. In addition, these laws and regulations could be made more lenient in the future, thereby reducing the size of the markets addressed by the Company. Any such change in federal, state, and local environmental laws and regulations may have a material adverse effect on the Company's business.
      Responsibility for establishing and enforcing certain federal policies, such as the federal underground storage tank policy, has been delegated to the states, which are not only required to establish regulatory programs, but are also permitted to impose more stringent requirements than are otherwise required by federal law. Certain states have adopted a "risk-based" approach to prioritizing site cleanups and setting cleanup standards, which attempts to balance the costs of remediation against the potential harm to human health and the environment from leaving sites unremediated. Additional states may adopt these policies, which could reduce the size of the potential market addressed by the Company.

      POTENTIAL ENVIRONMENTAL AND REGULATORY LIABILITY. The Company's operations are subject to comprehensive laws and regulations related to the protection of the environment. Among other things, these laws and regulations impose requirements to control air, soil, and water pollution, and regulate health, safety, zoning, land use, and the handling and transportation of hazardous and nonhazardous materials. These laws and regulations also impose liability for remediation and cleanup of environmental contamination, both on-site and off-site, resulting from past and present operations. These requirements may also be imposed as conditions to operating permits or licenses that are subject to renewal, modification, or revocation. Laws and regulations may require the Company to modify, supplement, replace, or curtail its operating methods, facilities, or equipment at costs which may be substantial without any corresponding increase in revenue. The Company is also potentially subject to monetary fines, penalties, remediation, cleanup or stop orders, injunctions, or orders to cease or suspend its practices. The outcome of any proceedings and associated costs and expenses could have a material adverse impact on the Company's business. In addition, the Company is subject to numerous laws and regulations related to the protection of human health and safety. Such laws and regulations may impose liability on the Company for exposure of its employees to radiation or other hazardous contamination or failure to isolate and remove radioactive or other hazardous contaminants from soil.
      The Company attempts to operate its business to minimize its exposure to environmental and other regulatory liabilities. Although no claims giving rise to such liabilities have been asserted by the Company's customers or employees to date, such claims could be asserted in the future against the Company.

      UNCERTAINTY OF FUNDING. Remediation compliance requirements and related costs are often beyond the financial capabilities of individuals and small companies. To address this problem, some states have established tax-supported trust funds to assist in the financing of compliance and site remediation. As a consequence, in many of the states in which the Company markets its soil remediation services, the majority, and in some cases virtually all, of the soil remediated by the Company is paid for by large companies and/or these state trust funds. Any substantial decrease in this funding could have a material adverse effect on the Company's business and financial performance. Many states have realized that the number of sites requiring remediation and the costs of compliance are substantially higher than

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

were originally estimated. As a result, several states have relaxed enforcement activities and others have reduced compliance requirements in order to reduce the costs of cleanup. These factors have already resulted in lower levels of cleanup activity in some states and have had a material adverse effect on the Company's business. Continued de-emphasis on enforcement activities and/or further reductions in compliance requirements will have an even more severe adverse effect on the Company's business.
      The Company depends on funding from the federal and state governments, and their agencies and instrumentalities, for compensation for its services. For example, ThermoRetec's nuclear-remediation business provides a large portion of its services directly or indirectly to the U.S. Department of Energy (DOE) and the Company's engineering and design businesses perform significant amounts of services for state and municipal governments.

      COMPETITION. The markets for many of the Company's services are regional and are characterized by intense competition from numerous local competitors. Some of the Company's competitors have greater technical and financial resources than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services than the Company. Competition could increase if new companies enter the market or its existing competitors expand their service lines. The Company's current technology, technology under development, or ability to develop new technologies may not be sufficient to enable it to compete effectively with its competitors.

      SEASONAL INFLUENCES. A majority of the Company's businesses experience seasonal fluctuations. A majority of the Company's soil-remediation sites, as well as the Company's fluids-recycling sites, experience declines in revenues if severe weather conditions occur. Site remediation work and certain environmental testing services, such as the services provided by Lancaster Laboratories, RETEC, Randers, and Thermo NUtech, may decline in winter months as a result of severe weather conditions. In Europe, Thermo EuroTech may experience a decline in the feedstock delivered to and from its facilities during winter months due to frozen waterways.

      POSSIBLE OBSOLESCENCE DUE TO TECHNOLOGICAL CHANGE. Technological developments are expected to continue at a rapid pace in the environmental services industry. The Company's technologies could be rendered obsolete or uneconomical by technological advances by one or more companies that address the Company's markets or by future entrants into the industry. The Company may not have the resources to, or otherwise be successful in, developing responses to technological advances by others.

      DEPENDENCE OF THERMO EUROTECH ON AVAILABILITY OF WASTE OIL SUPPLIES AND ABILITY TO EXPORT REFINED OIL. Thermo EuroTech's North Refinery facility has historically received a large percentage of its oil feedstock from the former Soviet Union. North Refinery no longer receives any oil from that nation, due to political and economic changes that have made the transportation of waste oil difficult. To overcome this loss of supply, North Refinery has taken steps to replace and diversify its feedstock suppliers. North Refinery may experience future disruptions in deliveries. Any disruptions in supply could have a material adverse effect on the Company's results of operations. In addition, North Refinery has received a one-year exemption from the environmental authorities in The Netherlands and the United Kingdom allowing it to export refined oil, which would otherwise be regulated as "waste" under the environmental regulations of those countries. If North Refinery is unable after that time to qualify its exported oil as non-waste quality oil, or if North Refinery is unable to extend the length of its exemption, the Company's results of operations could be materially adversely affected.

      POTENTIAL PROFESSIONAL LIABILITY. The Company's business exposes it to potential liability for the negligent performance of its services, and the Company could face substantial liability to clients and third parties for damages resulting from faulty designs or other professional services. The Company currently maintains professional errors and omissions insurance, but this insurance may not provide sufficient coverage in the event of a claim, and the Company may not be able to maintain such coverage on acceptable terms, if at all. A professional liability claim could result in a material adverse effect on the Company's business, financial condition, and results of operations.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                           FORWARD-LOOKING STATEMENTS

      DEPENDENCE ON SALES TO GOVERNMENT ENTITIES. A significant portion of the Company's revenues is derived from municipalities, state governments, and government utility authorities. Any decreases in purchases by these entities, including decreases resulting from shifts in priorities or overall budgeting limitations, could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, most of the Company's contracts require the Company to perform specific services for a fixed fee. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time. A significant overrun in the Company's expenses or cancellation of a significant contract could also result in a material adverse effect on the Company's business, financial condition, and results of operations. The Company's contracts with governmental entities are also subject to other risks, including contract suspensions; protests by disappointed bidders of contract awards, which can result in the re-opening of the bidding process; and changes in government policies or regulations.

      RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THERMO ELECTRON. The Company participates in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secure creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

                         SELECTED FINANCIAL INFORMATION

(In thousands except per share amounts)             2000 (a)    1999 (b)   1998 (c)   1997 (d)      1996
-------------------------------------------------- ---------- ----------- ---------- ---------- ---------
STATEMENT OF OPERATIONS DATA
Revenues                                            $307,329    $310,039   $298,786   $278,503   $220,484
Income (Loss) Before Extraordinary Item              (43,326)     (1,421)     3,273       (162)     3,447
Net Income (Loss)                                    (43,219)     (1,421)     3,273       (162)     3,447
Earnings (Loss) per Share:
 Basic                                                 (2.27)       (.07)       .18       (.01)       .20
 Diluted                                               (2.27)       (.07)       .17       (.01)       .18

BALANCE SHEET DATA
Working Capital                                     $ 30,733    $ 67,043   $ 69,319   $ 77,315   $ 66,008
Total Assets                                         304,553     350,465    360,526    393,784    333,656
Long-term Obligations                                118,113     158,617    153,144    165,186    155,384
Shareholders' Investment                              51,570      92,157     97,130     83,526     85,870

(a) Reflects a $58.7 million pretax charge for restructuring and related costs.
(b) Reflects a $10.2 million pretax charge for restructuring costs.
(c) Reflects a $3.0 million pretax gain from ThermoRetec's sale of its investment in a joint venture.
(d) Reflects $7.8 million of restructuring costs and a loss $1.5 million relating to the sale of the Company's J. Amerika division. Also reflects the issuance of $115.0 million principal amount of 4 7/8% subordinated convertible debentures, and a gain on issuance of stock by subsidiary of $1.5 million.

THERMO TERRATECH INC.                                 2000 FINANCIAL STATEMENTS

COMMON STOCK MARKET INFORMATION
      The Company's common stock is traded on the American Stock Exchange under the symbol TTT. The following table sets forth the high and low sales prices of the Company's common stock for fiscal 2000 and 1999, as reported in the consolidated transaction reporting system.

                                            Fiscal 2000          Fiscal 1999
Quarter                                   High        Low       High        Low
----------------------------------------------- ---------- ---------- ----------
First                                  $5 13/16   $3 7/8      $6 3/4   $4 1/2
Second                                  5 15/16    4 1/2       5        3 3/4
Third                                   6 13/16    5 1/4       4 5/8    3 15/16
Fourth                                  8   1/2    6 3/4       5 3/4    4 3/8

      As of April 28, 2000, the Company had 1,244 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on April 28, 2000, was $7 1/2 per share.
      Common stock of the Company's ThermoRetec Corporation and The Randers Killam Group Inc. subsidiaries were traded on the American Stock Exchange (symbols THN and RGI, respectively) until June 6, 2000, and May 16, 2000, respectively.

DIVIDEND POLICY
      The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

                                                                      APPENDIX D

                           CURRENT REPORT ON FORM 8-K
                              DATED APRIL 14, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

              ----------------------------------------------------

                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                             Date of Report (Date of
                            earliest event reported):

                                 April 14, 2000

              ----------------------------------------------------

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)


Delaware                                1-9549                        04-2925807
(State or other jurisdiction of       (Commission               (I.R.S. Employer
incorporation or organization)        File Number)        Identification Number)


81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                                02454-9046
(Address of principal executive offices)                              (Zip Code)


        Registrant's telephone number including area code: (781) 622-1000

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

Item 2.  DISPOSITION OF ASSETS

         On April 14, 2000, BAC Killam, Inc. (the "Business"), an indirect wholly owned subsidiary of The Randers Killam Group Inc., a majority-owned subsidiary of Thermo TerraTech Inc. (the "Company"), sold all of its assets to Hatch Mott McDonald, Inc. (the "Buyer"). The BAC Killam, Inc. subsidiary provides both private and public sector clients with a broad range of consulting services that address transportation planning and design.

       The assets sold in the transaction include all tangible personal property of the Business located at the Business's Buffalo, New York; Queensboro, New York; and Milburn, New Jersey, offices; as well as all rights under certain ongoing consulting contracts, and the rights to "Bettigole Andrews and Clark" and "NH Bettigole" names used by the Business. The Buyer assumed all liabilities and obligations under the assumed contracts that arise after the closing and all liabilities and obligations relating to certain real property leases.

       The purchase price for the assets was $3 million of which approximately $1.4 million was paid in cash at the closing and of which the balance represents accounts receivable of the Business that will be collected by the Buyer and be paid to the Company upon collection (less a five percent collection fee). The purchase price of the assets was determined by the parties in arms-length negotiations.

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

Item 7. FINANCIAL STATEMENTS, PRO FORMA CONDENSED FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements

         Not applicable.

(b)      Pro Forma Condensed Financial Statements

         The following unaudited pro forma consolidated condensed statements of operations set forth the results of operations for the fiscal year ended April 3, 1999, and the nine months ended January 1, 2000, as if the disposition by the Company of BAC Killam had occurred at the beginning of fiscal 1999. The unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of January 1, 2000, as if the disposition had occurred as of that date.

         The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the sale of BAC Killam been consummated at the beginning of fiscal 1999. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K, as amended, for the fiscal year ended April 3, 1999, and Quarterly Report on Form 10-Q for the nine months ended January 1, 2000.

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         FISCAL YEAR ENDED APRIL 3, 1999
                                   (UNAUDITED)


                                                                   THERMO              LESS:         PRO FORMA
                                                                TERRATECH         BAC KILLAM       ADJUSTMENTS         PRO FORMA
                                                                ---------         ----------       -----------         ---------
                                                                            (In thousands except per share amounts)
  Revenues                                                     $  310,039         $   12,158        $        -         $  297,881
                                                               ----------         ----------        ----------         ----------

  Costs and Operating Expenses:
   Cost of revenues                                               247,610             10,474                 -            237,136
   Selling, general, and administrative expenses                   46,224              2,890                 -             43,334
   Restructuring costs                                             10,217                  -                 -             10,217
                                                               ----------         ----------        ----------         ----------

                                                                  304,051             13,364                 -            290,687
                                                               ----------         ----------        ----------         ----------

  Operating Income (Loss)                                           5,988             (1,206)                -              7,194

  Interest Income                                                   2,185                  9                75              2,251
  Interest Expense                                                 (8,981)                 -                 -             (8,981)
                                                               ----------         ----------        ----------         ----------

  Income (Loss) Before Income Taxes and Minority Interest            (808)            (1,197)               75                464
  Income Tax (Provision) Benefit                                   (1,786)               440               (26)            (2,252)
  Minority Interest Income                                          1,173                  -               (42)             1,131
                                                               ----------         ----------        ----------         ----------

  Net Loss                                                     $   (1,421)        $     (757)       $        7         $     (657)
                                                               ==========         ==========        ==========         ==========

  Basic and Diluted Loss per Share                             $     (.07)                                             $    (.03)
                                                               ==========                                              =========

  Basic and Diluted Weighted Average Shares                        19,402                                                  19,402
                                                               ==========                                              ==========

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JANUARY 1, 2000
                                   (UNAUDITED)


                                                                    THERMO             LESS:         PRO FORMA
                                                                 TERRATECH        BAC KILLAM       ADJUSTMENTS          PRO FORMA
                                                                 ---------        ----------       -----------          ---------
                                                                            (In thousands except per share amounts)
  Revenues                                                     $  234,790         $    8,598        $        -         $  226,192
                                                               ----------         ----------        ----------         ----------

  Costs and Operating Expenses:
   Cost of revenues                                               185,059              6,679                 -            178,380
   Selling, general, and administrative expenses                   34,439              1,368                 -             33,071
   Restructuring costs                                             56,524              9,569                 -             46,955
                                                               ----------         ----------        ----------         ----------

                                                                  276,022             17,616                 -            258,406
                                                               ----------         ----------        ----------         ----------

  Operating Loss                                                  (41,232)            (9,018)                -            (32,214)

  Interest Income                                                   2,037                  3                58              2,092
  Interest Expense                                                 (6,678)                 -                 -             (6,678)
                                                               ----------         ----------        ----------         ----------

  Loss Before Income Taxes, Minority Interest, and
   Extraordinary Item                                             (45,873)            (9,015)               58            (36,800)
  Income Tax (Provision) Benefit                                   (1,244)               443               (20)            (1,707)
  Minority Interest Income                                          3,316                  -              (447)             2,869
                                                               ----------         ----------        ----------         ----------

  Loss Before Extraordinary Item                                  (43,801)            (8,572)             (409)           (35,638)
  Extraordinary Item, Net of Income Tax Provision of
   $64                                                                 96                  -                 -                 96
                                                               ----------         ----------        ----------         ----------

  Net Loss                                                     $  (43,705)        $   (8,572)       $     (409)        $  (35,542)
                                                               ==========         ==========        ==========         ==========

  Basic and Diluted Loss per Share                             $    (2.29)                                             $   (1.86)
                                                               ==========                                              =========

  Basic and Diluted Weighted Average Shares                        19,066                                                  19,066
                                                               ==========                                              ==========

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JANUARY 1, 2000
                                   (UNAUDITED)


                                                           THERMO                 LESS:            PRO FORMA
                                                         TERRATECH          BAC KILLAM           ADJUSTMENTS             PRO FORMA
                                                         ---------          ----------           -----------             ---------
                                                                                   (In thousands)
  ASSETS
  Current Assets:
   Cash and cash equivalents                           $    4,905           $      200            $    1,374           $    6,079
   Advance to affiliate                                    49,436                    -                     -               49,436
   Accounts receivable, net                                52,330                1,598                     -               50,732
   Unbilled contract costs and fees                        26,950                1,091                     -               25,859
   Inventory                                                2,452                    -                     -                2,452
   Deferred tax asset                                       6,668                    -                     -                6,668
   Other current assets                                     3,685                    9                     -                3,676
                                                       ----------           ----------            ----------           ----------

                                                          146,426                2,898                 1,374              144,902
                                                       ----------           ----------            ----------           ----------

  Property, Plant, and Equipment, at Cost, Net             70,357                  443                     -               69,914
                                                       ----------           ----------            ----------           ----------

  Other Assets                                              9,623                    -                     -                9,623
                                                       ----------           ----------            ----------           ----------

  Cost in Excess of Net Assets of Acquired Companies       88,865                    -                     -               88,865
                                                       ----------           ----------            ----------           ----------

                                                       $  315,271           $    3,341            $    1,374           $  313,304
                                                       ==========           ==========            ==========           ==========

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

           PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (CONTINUED)
                              AS OF JANUARY 1, 2000
                                   (UNAUDITED)


                                                            THERMO                LESS:            PRO FORMA
                                                         TERRATECH           BAC KILLAM          ADJUSTMENTS            PRO FORMA
                                                         ---------           ----------          -----------            ---------
                                                                                   (In thousands)
  LIABILITIES AND SHAREHOLDERS' INVESTMENT
  Current Liabilities:
   Short-term obligations and current maturities
      of long-term obligations                         $    19,549          $         -          $         -          $    19,549
   Subordinated convertible debentures                      37,950                    -                    -               37,950
   Accounts payable                                         20,939                    -                    -               20,939
   Accrued payroll and employee benefits                    12,223                    -                    -               12,223
   Accrued restructuring costs                               8,660                    -                    -                8,660
   Deferred revenue                                          4,169                    -                    -                4,169
   Other accrued expenses                                   13,347                    -                  100               13,447
   Due to parent company and affiliated companies            2,140                    -                    -                2,140
                                                       -----------          -----------          -----------          -----------

                                                           118,977                    -                  100              119,077
                                                       -----------          -----------          -----------          -----------

  Deferred Income Taxes                                        685                    -                    -                  685
                                                       -----------          -----------          -----------          -----------

  Other Deferred Items                                       1,097                    -                    -                1,097
                                                       -----------          -----------          -----------          -----------

  Long-term Obligations                                    118,241                    -                    -              118,241
                                                       -----------          -----------          -----------          -----------

  Minority Interest                                         24,785                    -                 (108)              24,677
                                                       -----------          -----------          -----------          -----------

  Shareholders' Investment:
   Common stock                                              1,959                    -                    -                1,959
   Capital in excess of par value                           70,993                    -                    -               70,993
   Accumulated deficit                                     (17,807)                   -               (1,959)             (19,766)
   Treasury stock at cost                                   (3,846)                   -                    -               (3,846)
   Deferred compensation                                      (216)                   -                    -                 (216)
   Accumulated other comprehensive items                       403                    -                    -                  403
   Parent company investment                                     -                3,341                3,341                    -
                                                       -----------          -----------          -----------          -----------

                                                            51,486                3,341                1,382               49,527
                                                       -----------          -----------          -----------          -----------

                                                       $   315,271          $     3,341          $     1,374          $   313,304
                                                       ===========          ===========          ===========          ===========

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands except in text)


                                                                                       FISCAL YEAR ENDED         NINE MONTHS ENDED
                                                                                         APRIL 3, 1999            JANUARY 1, 2000
                                                                                         -------------           ---------------
                                                                                                      Debit (Credit)
INTEREST INCOME
Increase in interest income earned on the $1,374,000 of cash paid to the Company by the acquirer, calculated using the
 30-day Commercial Paper Composite Rate plus 50 basis points, or
 5.46% in fiscal 1999 and 5.58% in the first nine months of
 fiscal 2000                                                                                $ (75)                     $ (58)
                                                                                            -----                      -----

INCOME TAX PROVISION
Increase in the income tax provision as a result of an increase in interest income calculated at an effective income tax rate
 of 34%                                                                                     $  26                      $  20
                                                                                            -----                      -----

MINORITY INTEREST INCOME
Decrease in minority interest income as a result of the sale of BAC
 Killam                                                                                     $  42                      $ 447
                                                                                            -----                      -----


NOTE 2 - PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (In thousands)


                                                                                                               JANUARY 1, 2000
                                                                                                               ---------------
                                                                                                                DEBIT (CREDIT)
CASH AND CASH EQUIVALENTS
Cash received for sale of assets of BAC Killam                                                                      $  1,374
                                                                                                                    --------

OTHER ACCRUED EXPENSES
Estimated accrued transaction costs, including legal fees and
 other costs                                                                                                        $   (100)
                                                                                                                    --------

MINORITY INTEREST
Decrease in minority interest related to excess of parent company
 investment in BAC Killam over proceeds from sale                                                                   $    108
                                                                                                                    --------

SHAREHOLDERS' INVESTMENT
Elimination of BAC Killam equity account and excess of parent
 company investment in BAC Killam over proceeds from sale                                                           $ (1,382)
                                                                                                                    --------

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

Item 7. FINANCIAL STATEMENTS, PRO FORMA CONDENSED FINANCIAL INFORMATION AND EXHIBITS (continued)

(c)      Exhibits

         2.1 Asset Purchase Agreement by and among BAC Killam, Inc. and The Randers Killam Group Inc. (as Sellers) and Hatch Mott McDonald, Inc. (as Buyer), dated as of March 31, 2000 (filed as Exhibit 2.1 to The Randers Killam Group Inc.'s Form 8-K dated as of April 14, 2000 [File No. 0-18095] and incorporated herein by reference).

                                                                        FORM 8-K


                              THERMO TERRATECH INC.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 28th day of April 2000.

                                    THERMO TERRATECH INC.


                                    /s/ Theo Melas-Kyriazi
                                    --------------------------------------------
                                    Theo Melas-Kyriazi
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                                                      APPENDIX E

                           CURRENT REPORT ON FORM 8-K
                              DATED JUNE 15, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
           ----------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 Date of Report
                        (Date of earliest event reported):

                                  June 1, 2000
               ----------------------------------------------------

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)


Delaware                            1-9549               04-2925807
(State or other jurisdiction of     (Commission          (I.R.S. Employer
incorporation or organization)      File Number)         Identification Number)


81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                                02454-9046
(Address of principal executive offices)                              (Zip Code)

          Registrant's telephone number including area code: (781) 622-1000

                                                       FORM 8-K

                              THERMO TERRATECH INC.

Item 2.  Disposition of Assets

      On June 1, 2000, Thermo TerraTech (the "Company") sold substantially all of the assets and liabilities of its metal treating business (the "Metal Treating Business"), which includes the Company's Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal Treating Inc. subsidiaries, to Lindberg Corporation (the "Buyer") for $15.7 million in cash, subject to adjustment as described below. The purchase price includes $1.1 million of real estate leased by the Metal Treating Business that was owned by Thermo Electron Corporation, the Company's parent. The Asset Purchase Agreement provides that within 30 days of the closing date of the sale, the Buyer will determine the net book value of the Metal Treating Business as of the closing date. If the net book value, including the real estate owned by Thermo Electron, is more than $8,323,000, the purchase price will be increased dollar for dollar by the amount of the increase. Alternatively, if the net book value is less than $8,323,000, the purchase price will be reduced dollar for dollar by the amount of the shortfall.

      The assets sold in the transaction include all contracts, accounts receivable, inventories, prepaid expenses, fixed assets (plant and equipment), and proprietary rights (including the "Cal-Doran National City," "Cal-Doran," "Metallurgical Services, Inc.," "Metal Treating Inc.," "Metallurgical Incorporated," and "SCAT" tradenames) of the Metal Treating Business. The Buyer assumed all operating liabilities of the Metal Treating Business including liabilities and obligations under the purchased contracts and all liabilities and obligations relating to the purchased real property.

      The Buyer also assumed all environmental liabilities arising from the Company's operation of the Metal Treating Business except for environmental liabilities arising from or relating to certain sites and activities as described in the Asset Purchase Agreement. In the event that after the closing, the Buyer incurs greater than $1 million in expenses resulting from such environmental liabilities, the Company has agreed to indemnify the Buyer for reasonable environmental expenses in excess of $1,000,000, but not to exceed $3,500,000. The Company's indemnity obligation pertains only to those environmental liabilities arising from conditions identified by the Buyer between June 1, 2000, and June 1, 2002. The Company has not recorded a liability in connection with this indemnity because the amount that would likely be paid by the Company, if any, cannot be reasonably estimated.

                                                           FORM 8-K

                              THERMO TERRATECH INC.

Item 7. Financial Statements, Pro Forma Condensed Financial Information and Exhibits

(a)   Financial Statements

      Not applicable.

(b)   Pro Forma Condensed Financial Statements

      The following unaudited pro forma consolidated condensed statements of operations set forth the results of operations for the fiscal year ended April 3, 1999, and the nine months ended January 1, 2000, as if the disposition by the Company of the Metal Treating Business had occurred at the beginning of fiscal 1999. The unaudited pro forma consolidated condensed balance sheet sets forth the financial position as of January 1, 2000, as if the disposition had occurred as of that date.

      The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the sale of the Metal Treating Business been consummated at the beginning of fiscal 1999. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K, as amended, for the fiscal year ended April 3, 1999, and Quarterly Report on Form 10-Q for the nine months ended January 1, 2000.

                                                         FORM 8-K

                              THERMO TERRATECH INC.

                 PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                         Fiscal Year Ended April 3, 1999
                                   (Unaudited)

                                                                      Thermo       Less:
                                                                   TerraTech  Metal Treating     Pro Forma
                                                                   (In thousands except per share amounts)

   Revenues                                                         $310,039       $ 19,274       $290,765
                                                                    --------       --------       --------

   Costs and Operating Expenses:
    Cost of revenues                                                 247,610         14,586        233,024
    Selling, general, and administrative expenses                     46,224          2,349         43,875
    Restructuring costs                                               10,217              -         10,217
                                                                    --------       --------       --------

                                                                     304,051         16,935        287,116
                                                                    --------       --------       --------

   Operating Income                                                    5,988          2,339          3,649

   Interest Income                                                     2,185              -          2,185
   Interest Expense                                                   (8,981)             -         (8,981)
                                                                    --------       --------       --------

   Income (Loss) Before Income Taxes and Minority Interest              (808)         2,339         (3,147)
   Provision for Income Taxes                                         (1,786)          (902)          (884)
   Minority Interest Income                                            1,173              -          1,173
                                                                    --------       --------       --------

   Net Income (Loss)                                                $ (1,421)      $  1,437       $ (2,858)
                                                                    ========       ========       ========

   Basic and Diluted Loss per Share                                 $   (.07)                     $   (.15)
                                                                    ========                      ========

   Basic and Diluted Weighted Average Shares                          19,402                        19,402
                                                                    ========                      ========






                                       3

                                                                   FORM 8-K

                              THERMO TERRATECH INC.

                         PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        Nine Months Ended January 1, 2000
                                   (Unaudited)
                                                                      Thermo       Less:
                                                                   TerraTech  Metal Treating     Pro Forma
                                                                   (In thousands except per share amounts)

   Revenues                                                         $234,790       $ 12,551       $222,239
                                                                    --------       --------       --------

   Costs and Operating Expenses:
    Cost of revenues                                                 185,059          9,858        175,201
    Selling, general, and administrative expenses                     34,439          1,700         32,739
    Restructuring costs                                               56,524              -         56,524
                                                                    --------       --------       --------

                                                                     276,022         11,558        264,464
                                                                    --------       --------       --------

   Operating Income (Loss)                                           (41,232)           993        (42,225)

   Interest Income                                                     2,037              -          2,037
   Interest Expense                                                   (6,678)             -         (6,678)
                                                                    --------       --------       --------

   Income (Loss) Before Income Taxes, Minority Interest, and         (45,873)           993        (46,866)
    Extraordinary Item
   Provision for Income Taxes                                         (1,244)          (398)          (846)
   Minority Interest Income                                            3,316              -          3,316
                                                                    --------       --------       --------

   Income (Loss) Before Extraordinary Item                           (43,801)           595        (44,396)
   Extraordinary Item, Net of Income Tax Provision of $64                 96              -             96
                                                                    --------       --------       --------

   Net Income (Loss)                                                $(43,705)      $    595       $(44,300)
                                                                    ========       ========       ========

   Basic and Diluted Loss per Share                                 $  (2.29)                     $  (2.32)
                                                                    ========                      ========

   Basic and Diluted Weighted Average Shares                          19,066                        19,066
                                                                    ========                      ========




                                                                      FORM 8-K

                              THERMO TERRATECH INC.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              As of January 1, 2000
                                   (Unaudited)

                                                Thermo         Less:         Pro Forma
                                             TerraTech   Metal Treating      Adjustments         Pro Forma
                                                                   (In thousands)

   ASSETS
   Current Assets:
    Cash and cash equivalents                 $  4,905         $      -         $ 14,608         $  19,513
    Advance to affiliate                        49,436                -                -            49,436
    Accounts receivable, net                    52,330            2,296                -            50,034
    Unbilled contract costs and fees            26,950                -                -            26,950
    Inventories                                  2,452               15                -             2,437
    Deferred tax asset                           6,668                -                -             6,668
    Other current assets                         3,685              568                -             3,117
                                              --------         --------         --------         ---------

                                               146,426            2,879           14,608           158,155
                                              --------         --------         --------         ---------

   Property, Plant, and Equipment, at           70,357            6,055                -            64,302
    Cost, Net                                 --------         --------         --------         ---------

   Other Assets                                  9,623                -                -             9,623
                                              --------         --------         --------         ---------

   Cost in Excess of Net Assets of              88,865            2,526                -            86,339
    Acquired Companies                        --------         --------         --------         ---------

                                              $315,271         $ 11,460         $ 14,608         $ 318,419
                                              ========         ========         ========         =========




                                       5

                                                                       FORM 8-K

                              THERMO TERRATECH INC.

                        PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (continued)
                              As of January 1, 2000
                                   (Unaudited)
                                                Thermo             Less:        Pro Forma
                                             TerraTech   Metal Treating       Adjustments        Pro Forma
                                                                     (In thousands)

   LIABILITIES AND SHAREHOLDERS' INVESTMENT
   Current Liabilities:
    Short-term obligations and current        $ 19,549         $      -         $       -         $ 19,549
      maturities of long-term obligations
    Subordinated convertible debentures         37,950                -                 -           37,950
    Accounts payable                            20,939              300                 -           20,639
    Accrued payroll and employee benefits       12,223              602                 -           11,621
    Accrued restructuring costs                  8,660                -                 -            8,660
    Deferred revenue                             4,169                -                 -            4,169
    Other accrued expenses                      13,347              298               800           13,849
    Due to parent company and affiliated         2,140                -                 -            2,140
      companies                               --------         --------         ---------         --------

                                               118,977            1,200               800          118,577
                                              --------         --------         ---------         --------

   Deferred Income Taxes                           685                -                 -              685
                                              --------         --------         ---------         --------

   Other Deferred Items                          1,097                -                 -            1,097
                                              --------         --------         ---------         --------

   Long-term Obligations                       118,241                -                 -          118,241
                                              --------         --------         ---------         --------

   Minority Interest                            24,785                -                 -           24,785
                                              --------         --------         ---------         --------

   Shareholders' Investment:
    Common stock                                 1,959                -                 -            1,959
    Capital in excess of par value              70,993                -                 -           70,993
    Accumulated deficit                        (17,807)               -             3,548          (14,259)
    Treasury stock at cost                      (3,846)               -                 -           (3,846)
    Deferred compensation                         (216)               -                 -             (216)
    Accumulated other comprehensive items          403                -                 -              403
    Parent company investment                        -           10,260            10,260                -
                                              --------         --------         ---------         --------

                                                51,486           10,260            13,808           55,034
                                              --------         --------         ---------         --------

                                              $315,271         $ 11,460         $  14,608         $318,419
                                              ========         ========         =========         ========





                                       6

                                                                   FORM 8-K

                              THERMO TERRATECH INC.

                      NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1 - Pro Forma Adjustments to Pro Forma Consolidated Condensed Balance Sheet
(In thousands)

                                                                                           January 1, 2000

                                                                                             Debit (Credit)

Cash and Cash Equivalents
Cash received for sale of net assets of the Metal Treating                                        $ 14,608
 Business (excluding proceeds received for certain fixed
 assets owned by Thermo Electron)                                                                 --------

Other Accrued Expenses
Estimated accrued transaction costs, including legal fees and other costs                         $   (800)
                                                                                                  --------

Shareholders' Investment
Elimination of the Metal Treating Business equity account                                         $(13,808)
 and excess of proceeds from sale over parent company
 investment in the Metal Treating Business                                                        --------

      The Company recognized a gain of $3,548,000 on the sale of the Metal
Treating Business. This gain has not been included in the pro forma results of operations.


                                       7


                                                           FORM 8-K

                              THERMO TERRATECH INC.

Item 7.  Financial Statements, Pro Forma Condensed Financial Information and Exhibits (continued)

(c)    Exhibits

       2.1 Asset Purchase Agreement by and among Thermo TerraTech Inc.,
           Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal
           Treating Inc. (as Sellers) and Lindberg Corporation (as Buyer), dated as of May 31, 2000.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 15th day of June 2000.

                                   THERMO TERRATECH INC.



                                   /s/ Theo Melas-Kyriazi
                                   Theo Melas-Kyriazi
                                   Vice President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                                                                      APPENDIX F



               QUARTERLY REPORT ON FORM 10-Q OF THERMO TERRATECH
                       FOR THE QUARTER ENDED JULY 1, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

              ----------------------------------------------------

                                    FORM 10-Q

(mark one)

[ X ] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter Ended July 1, 2000

[   ]  Transition Report Pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934

                          Commission File Number 1-9549

                              THERMO TERRATECH INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                             04-2925807
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts                                         02454-9046
(Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (781) 622-1000

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [ ]

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

           CLASS                                   OUTSTANDING AT JULY 28, 2000
---------------------------------                  ----------------------------
  Common Stock, $.10 par value                             19,105,110

PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

                              THERMO TERRATECH INC.

                           Consolidated Balance Sheet
                                   (Unaudited)

                                     Assets


                                                                        July 1,      April 1,
(In thousands)                                                             2000          2000
-------------------------------------------------------------------------------- -------------
Current Assets:
 Cash and cash equivalents                                           $    4,129    $    4,157
 Advance to affiliate                                                    31,636        47,748
 Accounts receivable, less allowances of $2,236 and $2,695 (Note 6)      51,274        51,537
 Unbilled contract costs and fees                                        23,102        20,875
 Inventories                                                              1,175         2,001
 Deferred tax asset                                                       8,075         8,075
 Other current assets                                                     2,561         3,304
                                                                     ----------    ----------

                                                                        121,952       137,697
                                                                     ----------    ----------
Property, Plant, and Equipment, at Cost                                 112,473       136,267
 Less:  Accumulated depreciation and amortization                        49,855        66,311
                                                                     ----------    ----------

                                                                         62,618        69,956
                                                                     ----------    ----------
Other Assets (Note 6)                                                     8,534         8,971
                                                                     ----------    ----------

Cost in Excess of Net Assets of Acquired Companies (Note 6)              80,913        87,929
                                                                     ----------    ----------

                                                                     $  274,017    $  304,553
                                                                     ==========    ==========


                              THERMO TERRATECH INC.

                                   (Unaudited)

                    Liabilities and Shareholders' Investment


                                                                                 July 1,      April 1,
(In thousands except share amounts)                                                 2000          2000
----------------------------------------------------------------------------------------- -------------
Current Liabilities:
 Short-term obligations and current maturities of long-term obligations
    (includes borrowings from affiliate of $8,900 and $8,965)                 $   19,173    $   19,322
 Advance from affiliate                                                            9,051         1,158
 Subordinated convertible debentures (includes $4,300 of related-party debt)           -        37,950
 Accounts payable                                                                 16,243        15,164
 Accrued payroll and employee benefits                                            10,184        12,443
 Accrued restructuring costs (Note 5)                                              5,807         5,907
 Other accrued expenses                                                           14,965        12,617
 Due to parent company and affiliated companies                                      769         2,403
                                                                              ----------    ----------

                                                                                  76,192       106,964
                                                                              ----------    ----------
Deferred Income Taxes                                                              1,451         1,451
                                                                              ----------    ----------

Other Deferred Items                                                               1,044         1,118
                                                                              ----------    ----------

Long-term Obligations:
 Subordinated convertible debentures (includes $1,659 of related-party debt)     116,637       116,637
 Other                                                                             1,491         1,476
                                                                              ----------    ----------

                                                                                 118,128       118,113
                                                                              ----------    ----------
Minority Interest                                                                 26,241        25,337
                                                                              ----------    ----------

Shareholders' Investment:
 Common stock, $.10 par value, 75,000,000 shares authorized;
    19,683,352 and 19,607,752 shares issued                                        1,968         1,961
 Capital in excess of par value                                                   71,640        71,220
 Accumulated deficit                                                             (18,370)      (17,321)
 Treasury stock at cost, 653,906 and 653,647 shares                               (5,044)       (5,042)
 Deferred compensation                                                              (162)         (189)
 Accumulated other comprehensive items (Note 2)                                      929           941
                                                                              ----------    ----------

                                                                                  50,961        51,570
                                                                              ----------    ----------
                                                                              $  274,017    $  304,553
                                                                              ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                      Consolidated Statement of Operations
                                   (Unaudited)


                                                               THREE MONTHS ENDED
                                                              July 1,       July 3,
(In thousands except per share amounts)                          2000          1999
-------------------------------------------------------- ------------- -------------
Revenues                                                   $   73,099    $   75,908
                                                           ----------    ----------

Costs and Operating Expenses:
 Cost of revenues (Note 5)                                     57,710        60,214
 Selling, general, and administrative expenses                 10,412        11,241
 Gain on sale of businesses, net (Notes 6 and 8)                 (327)            -
 Restructuring costs, net (Note 5)                                229        54,197
                                                           ----------    ----------

                                                               68,024       125,652
                                                           ----------    ----------
Operating Income (Loss)                                         5,075       (49,744)

Interest Income                                                   566           591
Interest Expense (includes $50 and $58 to related party)       (2,031)       (2,139)
                                                           ----------    ----------

Income (Loss) Before Income Taxes and Minority Interest         3,610       (51,292)
Income Tax (Provision) Benefit (Note 5)                        (4,285)        1,985
Minority Interest (Expense) Income                               (374)        4,213
                                                           ----------    ----------

Net Loss                                                   $   (1,049)   $  (45,094)
                                                           ==========    ==========

Basic and Diluted Loss per Share (Note 3)                  $     (.06)   $    (2.37)
                                                           ==========    ==========

Basic and Diluted Weighted Average Shares (Note 3)             18,978        19,050
                                                           ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                      Consolidated Statement of Cash Flows
                                   (Unaudited)


                                                                                    THREE MONTHS ENDED
                                                                                   July 1,       July 3,
(In thousands)                                                                        2000          1999
------------------------------------------------------------------------------------------- -------------
Operating Activities:
 Net loss                                                                       $   (1,049)   $  (45,094)
 Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
      Noncash restructuring costs (Note 5)                                             107        46,567
      Gain on sale of businesses, net (Notes 6 and 8)                                 (327)            -
      Change in deferred income taxes                                                    -        (2,841)
      Depreciation and amortization                                                  3,447         3,484
      Minority interest expense (income)                                               374        (4,213)
      Provision for losses on accounts receivable                                        6             8
      Other noncash items                                                               87         1,850
      Changes in current accounts, excluding the effects of dispositions:
        Accounts receivable                                                            407        (1,215)
        Inventories and unbilled contract costs and fees                            (2,635)        2,108
        Other current assets                                                          (506)         (193)
        Accounts payable                                                             1,445          (459)
        Other current liabilities                                                   (1,933)        3,067
                                                                                ----------    ----------

          Net cash provided by (used in) operating activities                         (577)        3,069
                                                                                ----------    ----------

Investing Activities:
 Advances (to) from affiliate, net                                                  24,005       (39,338)
 Proceeds from sale of businesses, net of cash divested (Note 6)                    16,584             -
 Purchases of property, plant, and equipment                                        (2,835)       (3,969)
 Proceeds from sale of property, plant, and equipment                                    9           206
 Other                                                                                 (28)         (121)
                                                                                ----------    ----------

          Net cash provided by (used in) investing activities                       37,735       (43,222)
                                                                                ----------    ----------

Financing Activities:
 Repayment of subordinated convertible debentures and notes payable                (38,105)         (126)
 Proceeds from issuance of Company and subsidiaries' common stock                      953            57
 Repurchase of subsidiary common stock                                                (150)            -
 Other                                                                                 125           141
                                                                                ----------    ----------

          Net cash provided by (used in) financing activities                      (37,177)           72
                                                                                ----------    ----------

Exchange Rate Effect on Cash                                                            (9)         (403)
                                                                                ----------    ----------

Decrease in Cash and Cash Equivalents                                                  (28)      (40,484)
Cash and Cash Equivalents at Beginning of Period                                     4,157        43,013
                                                                                ----------    ----------

Cash and Cash Equivalents at End of Period                                      $    4,129    $    2,529
                                                                                ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO TERRATECH INC.

                   Notes to Consolidated Financial Statements

1.     General

         The interim consolidated financial statements presented have been prepared by Thermo TerraTech Inc. (the Company) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at July 1, 2000, and the results of operations and cash flows for the three-month periods ended July 1, 2000, and July 3, 1999. Interim results are not necessarily indicative of results for a full year.

         The consolidated balance sheet presented as of April 1, 2000, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The consolidated financial statements and notes are presented as permitted by Form 10-Q and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2000, filed with the Securities and Exchange Commission.

2.     Comprehensive Income

         Comprehensive income combines net income (loss) and "other comprehensive items," which represents certain items that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains or losses from available-for-sale investments. During the first quarter of fiscal 2001 and 2000, the Company had comprehensive losses of $1,063,000 and $45,389,000, respectively.

3.     Loss per Share

       Basic and diluted loss per share were calculated as follows:

                                            THREE MONTHS ENDED
                                               July 1,       July 3,
(In thousands except per share amounts)           2000         1999
------------------------------------------------------- ------------

Net Loss                                    $   (1,049)   $  (45,094)
                                            ----------    ----------

Weighted Average Shares                         18,978        19,050
                                            ----------    ----------

Basic and Diluted Loss per Share            $     (.06)   $    (2.37)
                                            ==========    ==========

         Options to purchase 1,345,000 and 1,679,000 shares of common stock for the first quarter of fiscal 2001 and 2000, respectively, were not included in the computation of diluted loss per share because their effect would have been antidilutive due to the Company's net loss in each period. In addition, the computation of diluted loss per share for each period excludes the effect of assuming the conversion of $111,850,000 principal amount of 4 5/8% subordinated convertible debentures, convertible at $15.90 per share, because the effect would have been antidilutive.

                              THERMO TERRATECH INC.

4.     Business Segment Information

                                                               THREE MONTHS ENDED
                                                              July 1,        July 3,
(In thousands)                                                  2000          1999
---------------------------------------------------------------------- -------------
Revenues:
 Environmental-liability Management                       $   42,271     $   38,865
 Engineering and Design (a)                                   16,360         21,905
 Laboratory Testing                                           11,675         10,984
 Metal Treating (b)                                            2,851          4,358
 Intersegment sales elimination (c)                              (58)          (204)
                                                          ----------     ----------

                                                          $   73,099     $   75,908
                                                          ==========     ==========

Income (Loss) Before Income Taxes and Minority Interest:
 Environmental-liability Management (d)                   $    1,186     $  (37,088)
 Engineering and Design (a,e)                                   (843)       (13,957)
 Laboratory Testing                                            1,799          1,624
 Metal Treating (b,f)                                          3,504            441
 Corporate (g)                                                  (571)          (764)
                                                          ----------     ----------

 Total operating income (loss)                                 5,075        (49,744)
 Interest expense, net                                        (1,465)        (1,548)
                                                          ----------     ----------

                                                          $    3,610     $  (51,292)
                                                          ==========     ==========


(a) Reflects the dispositions of the Randers division in January 2000, BAC Killam Inc. in April 2000, and Normandeau Associates Inc. in July 2000 (Note 6).

(b)   The businesses comprising this segment were sold in June 2000 (Note 6).

(c) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.

(d) Includes provision for loss on sale of business of $0.4 million in the first three months of fiscal 2001 (Note 8) and restructuring and related costs of $0.2 million and $39.2 million in the first three months of fiscal 2001 and fiscal 2000, respectively (Note 5).

(e) Includes loss on sale of business of $2.7 million in the first three months of fiscal 2001 and restructuring costs of $0.1 million and $15.7 million in the first three months of fiscal 2001 and fiscal 2000, respectively (Note 5).

(f) Includes gain on sale of businesses of $3.4 million in the first three months of fiscal 2001.

(g)   Primarily general and administrative expenses.

5.    Restructuring and Related Costs

FISCAL 2000 PLAN

         In May 1999, the Company announced that its majority-owned subsidiaries planned to sell several businesses. At the time of the decision, the businesses that were to be sold were considered outside the future focus of the Company and its subsidiaries because of low growth prospects, marginal profitability, or the need to invest significant capital to achieve desired returns. The businesses proposed to be sold include the used-oil processing operation of Thermo EuroTech, N.V.; three soil-recycling facilities of ThermoRetec Corporation, in addition to the sites that had previously been announced for sale; and the Randers division, BAC Killam Inc., and E3-Killam Inc. businesses of The Killam Group Inc. (formerly known as The Randers Killam Group Inc.). In connection with these actions, the Company established reserves, primarily for ongoing lease costs; estimated land reclamation costs; severance costs for 44 employees across all functions, 14 of whom were terminated as of April 1, 2000, and none of whom were

                              THERMO TERRATECH INC.

terminated in the first quarter of fiscal 2001; and retention bonuses paid. In addition, the Company recorded a tax asset write-off of $1,055,000, and an inventory provision of $658,000. In the accompanying fiscal 2000 statement of operations, the tax write-off is included in provision for income taxes and the inventory provision is included in cost of revenues. During the first quarter of fiscal 2001, the Company recorded an additional $175,000 for severance costs, $20,000 for retention bonuses that were paid, and $107,000 for an additional loss on the sale of BAC Killam. These costs were offset in part by the effect of post-closing adjustments of $73,000 for the sales of the Randers division and the three ThermoRetec soil-recycling facilities.

FISCAL 1999 PLAN

         During fiscal 1999, the Company recorded restructuring costs, primarily related to the closure or sale of two soil-recycling facilities by ThermoRetec. In addition, the Company recorded restructuring costs for abandoned-facility payments relating to the consolidation of the facilities of another business. In connection with these restructuring activities, the Company established reserves, primarily for ongoing lease costs and severance for 13 employees, all of whom were terminated as of July 1, 2000.

         Substantially all of the restructuring and related costs to date have been noncash charges except for amounts recorded as accrued restructuring costs. A summary of the changes in accrued restructuring costs, which the Company expects to pay primarily during the second quarter of fiscal 2001, is as follows:


                                                 Facility-
                                                  closing    Land
(In thousands)                       Severance     Costs  Reclamation    Other     Total
----------------------------------- ---------- ----------- ---------- ---------- ----------
FISCAL 1999 PLAN

 BALANCE AT APRIL 1, 2000           $      -     $    873   $      -   $      -    $    873
    Usage                                  -          (17)         -          -         (17)
                                    --------     --------   --------   --------    --------

 BALANCE AT JULY 1, 2000            $      -     $    856   $      -   $      -    $    856
                                    ========     ========   ========   ========    ========

FISCAL 2000 PLAN

 BALANCE AT APRIL 1, 2000           $    406     $  2,572   $  2,056   $      -    $  5,034
    Provision charged to expense         175            -          -         20         195
    Usage                                (35)         (72)      (151)       (20)       (278)
                                    --------     --------   --------   --------    --------

 BALANCE AT JULY 1, 2000            $    546     $  2,500   $  1,905   $      -    $  4,951
                                    ========     ========   ========   ========    ========


         The Company expects to incur additional restructuring costs of approximately $2,100,000, primarily during the remainder of calendar 2000, for severance, employee retention, and relocation expenses. Pursuant to the requirements of Emerging Issues Task Force Pronouncement 94-3, these costs are not permitted as charges until they are incurred.

6.       Dispositions

         On April 14, 2000, BAC Killam sold all of its assets for $2,418,000, of which approximately $1,084,000 was paid in cash at the closing. The balance represents accounts receivable of BAC Killam that will be collected by the buyer and be paid to the Company upon collection (less a five percent collection fee). The Company incurred a $2,211,000 loss on the sale, of which $2,104,000 was recorded in the fourth quarter of fiscal 2000 and $107,000 was recorded in the first quarter of fiscal 2001. The fiscal 2001 loss is included in restructuring costs, net, in the accompanying statement of operations.

                              THERMO TERRATECH INC.

         On June 1, 2000, the Company sold substantially all of the assets and liabilities of its Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal Treating Inc. subsidiaries for $17,280,000 in cash, of which $15,700,000 was received at closing and $1,580,000 was received on July 19, 2000. The portion of the purchase price that was received in July 2000 is included in accounts receivable in the accompanying fiscal 2001 balance sheet. The selling price includes $1,083,000 of real estate leased by the businesses sold that was owned by Thermo Electron Corporation. In addition, the Company agreed to indemnify the buyer for expenses in excess of $1,000,000, and up to $3,500,000, that may be incurred by the buyer as a result of its assumption of certain potential environmental liabilities. The Company has not recorded a liability in connection with this indemnity because the amount that would likely be paid by the Company, if any, cannot be reasonably estimated. The Company recognized a $3,443,000 gain on the sale, which was recorded in the first quarter of fiscal 2001.

         On July 1, 2000, the Company sold its Normandeau subsidiary for $4,220,000. Of the total purchase price, $3,418,200 was paid in cash on July 6, 2000, and $801,800 was paid in the form of redeemable preferred stock, which is convertible into approximately 19% of Normandeau's outstanding common stock. The receivable for the cash portion of the purchase price is included in accounts receivable and the equity investment is included in other assets in the accompanying fiscal 2001 balance sheet. The Company incurred a $2,687,000 loss on the sale, which was recorded in the first quarter of fiscal 2001.

7.       Proposed Merger

         On October 19, 1999, the Company entered into a definitive agreement and plan of merger with Thermo Electron. The merger agreement, as amended, provides that Thermo Electron would acquire all of the outstanding shares of Company common stock held by shareholders other than Thermo Electron in exchange for Thermo Electron Common Stock worth between $7.50 and $9.25 per share of Company common stock. At the same time, the Company's two publicly traded subsidiaries, ThermoRetec and Killam, also entered into merger agreements with Thermo Electron, pursuant to which all of the shares of common stock of those companies held by stockholders other than the Company and Thermo Electron would be acquired for cash. The mergers of ThermoRetec and Killam were completed effective June and May 2000, respectively. The Board of Directors of the Company approved the merger agreement based on a recommendation by a special committee of the Board of Directors, consisting of an independent director of the Company. The completion of this merger is subject to certain conditions, including shareholder approval of the merger agreement and the completion of review by the Securities and Exchange Commission of certain required filings. Thermo Electron intends to vote all of its shares of common stock of the Company in favor of approval of the merger agreement and, therefore, approval of the merger agreement is assured. This merger is expected to be completed in the third quarter of calendar 2000. Following the merger, the Company's common stock would cease to be publicly traded.

8.       Subsequent Event

         On August 1, 2000, the Company sold its Green Sunrise Holdings Ltd. subsidiary for approximately $8,200,000, of which approximately $5,000,000 was paid in cash and the remainder represented outstanding bank loans that were repaid by the buyer. The Company recognized a $429,000 loss on the sale, which has been recorded in the first quarter of fiscal 2001. This business was part of the Company's Environmental-liability Management segment.

                              THERMO TERRATECH INC.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Forward-looking Statements" in Exhibit 13 to the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2000, filed with the Securities and Exchange Commission.

OVERVIEW

         The Company provides industrial outsourcing services and manufacturing support encompassing a broad range of specializations. The Company has historically operated in four segments: environmental-liability management, engineering and design, laboratory testing, and metal treating.

         Thermo Electron Corporation, the majority owner of the Company, has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. Under this plan, the Company and its subsidiaries, ThermoRetec Corporation and The Killam Group Inc. (formerly known as The Randers Killam Group Inc.), would be merged into Thermo Electron. As a result, all three companies would become privately held subsidiaries of Thermo Electron. The mergers of ThermoRetec and Killam were effective in June and May 2000, respectively. The merger between the Company and Thermo Electron is expected to be completed in the third quarter of calendar 2000.

         In May 1999, the Company announced the planned sale of several businesses by its subsidiaries. In connection with these proposed sales, the Company incurred pretax charges totaling approximately $59 million in fiscal 2000 and expects to incur an additional $2.3 million in fiscal 2001. On January 31, 2000, Thermo Electron announced that it plans to sell all of the businesses of the Company. This action is part of a major reorganization plan under which Thermo Electron will spin in, spin off, and sell various businesses to focus solely on its core measurement and detection instruments business.

ENVIRONMENTAL-LIABILITY MANAGEMENT

         The Company's ThermoRetec subsidiary, jointly owned with Thermo Electron Corporation, is a national provider of environmental-liability and resource-management services. ThermoRetec offers these and related consulting services in four areas: consulting and engineering, nuclear remediation, soil remediation, and fluids recycling. In June 2000, ThermoRetec entered into an agreement to sell its remaining soil-recycling facilities. The transaction is expected to be completed in the second quarter of fiscal 2001, although there can be no assurance that ThermoRetec will complete this sale. The Company's majority-owned Thermo EuroTech N.V. subsidiary, located in the Netherlands, specializes in converting "off-spec" and contaminated petroleum fluids into usable oil products. Thermo EuroTech also provided, until August 2000, in-plant waste management and recycling services through its Ireland-based Green Sunrise Holdings Ltd. subsidiary. In August 1999, Green Sunrise acquired the outstanding stock of Dempsey Drums Limited, an Ireland-based service provider specializing in the supply, disposal, and reconditioning of steel and plastic drums and other specialized containers. The Company sold Green Sunrise and its subsidiaries in August 2000 (Note 8).

                              THERMO TERRATECH INC.

ENGINEERING AND DESIGN

         The Company's Killam subsidiary, jointly owned with Thermo Electron, provides comprehensive engineering and outsourcing services such as water and wastewater treatment, process engineering and construction, highway and bridge engineering, and infrastructure engineering. In January 2000, Killam sold its Randers division, its process engineering and construction business. In April 2000, Killam sold the assets of its BAC Killam Inc. subsidiary, its highway and bridge engineering business (Note 6). On July 1, 2000, the Company sold its Normandeau Associates Inc. subsidiary, which provided consulting services that address natural resource management issues (Note 6).

LABORATORY TESTING

         The Company's wholly owned Thermo Analytical Inc. subsidiary operates analytical laboratories that provide environmental- and pharmaceutical-testing services, primarily to commercial clients throughout the U.S.

METAL TREATING

         The Company performed metallurgical processing services using thermal-treatment equipment at locations in California, Minnesota, and Wisconsin. The Company sold the businesses comprising this segment in June 2000 (Note 6).

RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 2001 COMPARED WITH FIRST QUARTER FISCAL 2000

         Total revenues were $73.1 million in the first quarter of fiscal 2001, compared with $75.9 million in the first quarter of fiscal 2000. Revenues decreased $7.4 million due to the sale of the Randers division in January 2000, BAC Killam in April 2000, and the Metal Treating businesses in June 2000 (Note
6). Revenues from the Environmental-liability Management segment increased to $42.3 million in fiscal 2001 from $38.9 million in fiscal 2000. Excluding intrasegment sales, revenues at ThermoRetec increased to $38.8 million in fiscal 2001 from $35.8 million in fiscal 2000, primarily due to higher revenues from a large remedial-construction contract that is expected to continue through fiscal 2001. Revenues from Thermo EuroTech increased $0.5 million to $3.5 million primarily due to the inclusion of $0.6 million of revenues from Dempsey Drums, which was acquired in August 1999, as well as higher revenues from a large soil-remediation contract at Green Sunrise, which was sold in August 2000. These increases were largely offset by a decrease in sales of usable oil products. Excluding the effect of dispositions, revenues from the Engineering and Design segment increased approximately $0.4 million in fiscal 2001, primarily due to an increase in infrastructure engineering contract revenue. Revenues from the Laboratory Testing segment increased to $11.7 million in fiscal 2001 from $11.0 million in fiscal 2000, due to higher demand resulting from new industrial customers. Comparable-period revenues from the Metal Treating segment businesses, which were sold in June 2000 (Note 6), decreased slightly due to continued weakness in the agricultural equipment and commercial aerospace industries.

         The gross profit margin remained constant at 21% in the first quarter of fiscal 2001 and 2000. Excluding the effect of businesses sold in fiscal 2001 and a $0.7 million write-off of inventory in the Environmental-liability Management segment in fiscal 2000, the gross profit margin decreased to 21% in fiscal 2001 from 22% in fiscal 2000. The decrease was primarily due to the decreased sales of usable oil products at Thermo EuroTech without a corresponding decrease in overhead costs.

                              THERMO TERRATECH INC.

         Selling, general, and administrative expenses as a percentage of revenues remained relatively constant at 14.2% and 14.8% in the first quarters of fiscal 2001 and 2000, respectively. Selling, general, and administrative expenses decreased to $10.4 million in fiscal 2001 from $11.2 million in fiscal 2000 due to the inclusion of $0.8 million of costs in fiscal 2000 for businesses that were subsequently sold.

         During the first quarter of fiscal 2001, the Company recorded a $3.4 million gain on the sale of the Metal Treating businesses (Note 6), a $2.7 million loss on the sale of Normandeau (Note 6), and a $0.4 million loss on the sale of Green Sunrise (Note 8). In addition, in connection with the planned sale of businesses discussed in Note 5, the Company recorded $0.2 million of restructuring costs in fiscal 2001, primarily for severance and retention bonuses that were paid, as well as an additional loss on the sale of BAC Killam (Note 6). Of these restructuring costs, $167,000 was recorded by the Environmental-liability Management segment and $62,000 was recorded by the Engineering and Design segment.

         Interest income remained constant at $0.6 million in the first quarter of fiscal 2001 and 2000. Interest expense decreased to $2.0 million in fiscal 2001 from $2.1 million in fiscal 2000, primarily due to the May 2000 repayment of ThermoRetec's 4 7/8% subordinated convertible debentures, offset in part by interest expense on approximately $10.0 million of borrowings from affiliate to repay this debt.

         The Company recorded an income tax provision of $4.3 million primarily due to the effect of a lower tax basis than book basis on two of the businesses sold, the effect of nondeductible amortization and foreign losses for which a tax benefit was not recorded. The Company recorded a tax benefit in the first quarter of fiscal 2000 at an effective rate below the statutory federal income tax rate, primarily due to the write-off of nondeductible costs in excess of net assets of acquired companies. In addition, the tax benefit recorded in fiscal 2000 includes a $1.1 million write-off of deferred tax assets.

         The Company recorded minority interest expense of $0.4 million and minority interest income of $4.2 million in the first quarter of fiscal 2001 and 2000, respectively, related to the results of operations of the Company's majority-owned subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

         Consolidated working capital was $45.8 million at July 1, 2000, compared with $30.7 million at April 1, 2000. Cash and cash equivalents were $4.1 million at July 1, 2000, compared with $4.2 million at April 1, 2000. In addition, as of July 1, 2000 and April 1, 2000, the Company had $31.6 million and $47.7 million, respectively, invested in an advance to affiliate.

         During the first quarter of fiscal 2001, $0.6 million of cash was used in operating activities. An increase in inventories and unbilled contract costs and fees used $2.6 million of cash, primarily at the Laboratory Testing segment and ThermoRetec due to the timing of billings. In addition, other current liabilities decreased $1.9 million, primarily as a result of the timing of payments for accrued interest. These uses of cash were offset in part by an increase in accounts payable of $1.4 million, primarily at ThermoRetec due to the timing of payments related to a large contract.

         Excluding advance from affiliate activity, the Company's investing activities in the first quarter of fiscal 2001 primarily consisted of $16.6 million received from the sale of businesses, net of cash divested (Note 6), and capital additions. The Company expended $2.8 million for purchases of property, plant, and equipment in the first quarter of fiscal 2001 and expects to spend approximately $9.0 million for capital additions during the remainder of fiscal 2001. On July 1, 2000, the Company sold its wholly owned Normandeau subsidiary for $4.2 million, of which $3.4 million was paid in cash during the second quarter of fiscal 2001 and the balance was paid in the form of redeemable preferred stock which is convertible into approximately 19% of Normandeau's outstanding common stock (Note 6).

                              THERMO TERRATECH INC.

         The Company's financing activities used cash of $37.2 million in the first quarter of fiscal 2001, primarily to repay ThermoRetec's $38.0 million principal amount 4 7/8% subordinated convertible debentures, which matured in May 2000. To finance a portion of the debt repayment, the Company borrowed approximately $10 million under its domestic cash management arrangement with Thermo Electron. In addition, during this period, the Company used cash of $0.2 million to repurchase subsidiary common stock. These uses of cash were offset in part by $1.0 million of proceeds from the issuance of company and subsidiary common stock.

         On August 1, 2000, the Company sold its Green Sunrise subsidiary for approximately $8,200,000, of which approximately $5,000,000 was paid in cash and the remainder represented outstanding loans that were repaid by the buyer (Note
8). The Company believes that its existing resources and proceeds from the sales of businesses are sufficient to meet the capital requirements of its existing operations for at least the next 12 months.

ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         The Company's exposure to market risk from changes in foreign exchange rates, equity prices, and interest rates has not changed materially from its exposure at fiscal year-end 2000.

PART II - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a)    Exhibits

       See Exhibit Index on the page immediately preceding exhibits.

(b)    Reports on Form 8-K

         On April 28, 2000, the Company filed a Current Report on Form 8-K dated as of April 14, 2000, with respect to the sale of the assets of the BAC Killam Inc. subsidiary of The Randers Killam Group Inc., a subsidiary of the Company.

         On June 15, 2000, the Company filed a Current Report on Form 8-K dated as of June 1, 2000, with respect to the sale of the Company's Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal Treating Inc. subsidiaries.

                              THERMO TERRATECH INC.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized as of the 14th day of August 2000.

                                   THERMO TERRATECH INC.

                                   /s/ THEO MELAS-KYRIAZI
                                   ----------------------------
                                   Theo Melas-Kyriazi
                                   Vice President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                              THERMO TERRATECH INC.

                                  EXHIBIT INDEX

Exhibit

NUMBER         DESCRIPTION OF EXHIBIT

    2.1 Amendment No. 2 to Agreement and Plan of Merger dated as of July 28, 2000, by and among Thermo Electron Corporation, TTT Acquisition Corporation, and Thermo TerraTech Inc.

   10.1 Asset Purchase Agreement by and among BAC Killam, Inc. and The Randers Killam Group Inc. (as Sellers) and Hatch Mott McDonald, Inc. (as Buyer), dated as of March 31, 2000 (filed as Exhibit 2.1 to The Randers Killam Group Inc.'s Form 8-K dated as of April 14, 2000 [File No. 0-18095] and incorporated herein by reference).

   10.2 Asset Purchase Agreement by and among Thermo TerraTech Inc., Metallurgical, Inc., Cal-Doran Metallurgical Services, Inc., and Metal Treating Inc. (as Sellers) and Lindberg Corporation (as Buyer), dated as of May 31, 2000 (filed as Exhibit 2.1 to the Company's Form 8-K dated as of June 1, 2000 [File No. 1-9549] and incorporated herein by reference).

   10.3        Stock Repurchase Agreement by and between Thermo TerraTech Inc.
               (as Seller) and Normandeau Associates Inc. (as Buyer), dated as of July 1, 2000.

   10.4 Stock Purchase Agreement by and among Paul Dempsey, Seamus Clancy, PDQ Consultants Limited, Thermo EuroTech Ireland Limited, Thermo TerraTech Inc., and William Bodenham (as Sellers) and United Waste Ireland Limited (as Buyer), dated as of July 26, 2000.

   10.5 Agreement dated May 18, 2000, between Brian D. Holt and Thermo Electron Corporation relating to payment of transaction bonuses.

   27          Financial Data Schedule.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Thermo Electron's Certificate of Incorporation and Bylaws limit the monetary liability of directors to Thermo Electron and to its stockholders and provide for indemnification of Thermo Electron's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo Electron and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo Electron also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

    Thermo Electron has an insurance policy which insures its directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed herewith or incorporated herein by reference:

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         2.1            Agreement and Plan of Merger, dated as of October 19, 1999, by and among Thermo Electron, Thermo TerraTech and TTT
                        Acquisition Corporation (included as Appendix A to the Proxy
                        Statement-Prospectus forming a part of this Registration
                        Statement and incorporated herein by reference).

         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File
                        No. 1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between
                        Thermo Electron Corporation and the First National Bank of
                        Boston, as Rights Agent, which includes as Exhibit A the
                        Form of Certificate of Designations, as Exhibit B the Form
                        of Rights Certificate, and as Exhibit C the Summary of
                        Rights to Purchase Preferred Stock (filed as Exhibit 1 to
                        the Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997 and incorporated herein by reference).

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between Thermo Electron Corporation and BankBoston,
                        N.A. (formerly, The First National Bank of Boston), as
                        Rights Agent, which includes as Exhibit B the amended and
                        restated Form of Rights Certificate and as Exhibit C the
                        amended and restated Summary of Rights to Purchase Preferred
                        Stock (filed as Exhibit 2 to the Registrant's Amendment
                        No. 2 to Registration Statement on Form 8-A/A filed on
                        June 21, 1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.*

         8.1            Removed.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries.*

        10.2            Form of Amended and Restated Indemnification Agreement
                        between the Registrant and   its directors and officers.*

        23.1            Consent of Arthur Andersen LLP to the Registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo TerraTech Inc.

        23.3            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

        23.4            Consent of Hale and Dorr LLP.*

        23.5            Consent of Adams, Harkness & Hill, Inc.*

        23.6            Consent of Environmental Business International, Inc.*

        24.1            Power of Attorney (see signature pages to this Registration
                        Statement).

        24.2            Certified Resolutions of the Registrant's Board of Directors
                        regarding Signatures by Power of Attorney.*

        99.1            Form of Proxy of Thermo TerraTech Inc.*


------------------------

*   Previously filed.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (6) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

    (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on August 23, 2000.


                                                       THERMO ELECTRON CORPORATION

                                                       By:             /s/ RICHARD F. SYRON
                                                            -----------------------------------------
                                                                         Richard F. Syron
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                      CHAIRMAN OF THE BOARD

                        POWER OF ATTORNEY AND SIGNATURES

    Each of the undersigned Directors and Officers of Thermo Electron Corporation hereby appoints Theo Melas-Kyriazi, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
                /s/ RICHARD F. SYRON                     Officer and Chairman
     -------------------------------------------         of the Board (Principal     August 23, 2000
                  Richard F. Syron                       Executive Officer)

                                                       Chief Financial Officer
               /s/ THEO MELAS-KYRIAZI                    (Principal Financial
     -------------------------------------------         Officer and Principal       August 23, 2000
                 Theo Melas-Kyriazi                      Accounting Officer)

                /s/ SAMUEL W. BODMAN*
     -------------------------------------------       Director                      August 23, 2000
                  Samuel W. Bodman

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ PETER O. CRISP*
     -------------------------------------------       Director                      August 23, 2000
                   Peter O. Crisp

     -------------------------------------------       Director                      August 23, 2000
                   Marijn Dekkers

              /s/ ELIAS P. GYFTOPOULOS*
     -------------------------------------------       Director                      August 23, 2000
                Elias P. Gyftopoulos

                 /s/ FRANK JUNGERS*
     -------------------------------------------       Director                      August 23, 2000
                    Frank Jungers

     -------------------------------------------       Director                      August 23, 2000
                    Jim P. Manzi

                /s/ ROBERT A. MCCABE*
     -------------------------------------------       Director                      August 23, 2000
                  Robert A. McCabe

                /s/ HUTHAM S. OLAYAN*
     -------------------------------------------       Director                      August 23, 2000
                  Hutham S. Olayan

               /s/ ROBERT W. O'LEARY*
     -------------------------------------------       Director                      August 23, 2000
                  Robert W. O'Leary


                                                       By:           /s/ THEO MELAS-KYRIAZI*
                                                            -----------------------------------------
                                                                        Theo Melas-Kyriazi
                                                                         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     EXHIBIT NO.        DESCRIPTION
     -----------        -----------
         2.1            Agreement and Plan of Merger, dated as of October 19, 1999, by and among Thermo Electron, Thermo TerraTech and TTT
                        Acquisition Corporation (included as Appendix A to the Proxy
                        Statement-Prospectus forming a part of this Registration
                        Statement and incorporated herein by reference).

         3.1            Amended and Restated Certificate of Incorporation of Thermo
                        Electron (filed as Exhibit 1 to Thermo Electron's Amendment
                        No. 3 to Registration Statement on Form 8-A/A [File
                        No. 1-8002] and incorporated herein by reference).

         3.2            Bylaws of Thermo Electron (filed as Exhibit 3 to Thermo
                        Electron's Quarterly Report on Form 10-Q for the quarter
                        ended July 3, 1999 [File No. 1-8002] and incorporated herein by reference).

         4.1            Fiscal Agency Agreement dated as of January 3, 1996, between the Registrant and Chemical Bank pertaining to the
                        Registrant's 4 1/4% Subordinated Convertible Debentures due
                        2003 (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
                        [File No. 1-8002] and incorporated herein by reference).

    The Registrant agrees, pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, to furnish to the Commission upon request, a copy of each instrument with respect to other long-term debt of the Registrant or its consolidated subsidiaries.

         4.2            Rights Agreement, dated as of January 19, 1996, between
                        Thermo Electron Corporation and the First National Bank of
                        Boston, as Rights Agent, which includes as Exhibit A the
                        Form of Certificate of Designations, as Exhibit B the Form
                        of Rights Certificate, and as Exhibit C the Summary of
                        Rights to Purchase Preferred Stock (filed as Exhibit 1 to
                        the Registrant's Registration Statement on Form 8-A filed on
                        January 26, 1996, as amended by Amendment No. 1 to
                        Registration Statement on Form 8-A/A filed on May 30, 1997 and incorporated herein by reference).

         4.3            Amendment No. 1 to Rights Agreement, dated as of June 11,
                        1999, between Thermo Electron Corporation and BankBoston,
                        N.A. (formerly, The First National Bank of Boston), as
                        Rights Agent, which includes as Exhibit B the amended and
                        restated Form of Rights Certificate and as Exhibit C the
                        amended and restated Summary of Rights to Purchase Preferred
                        Stock (filed as Exhibit 2 to the Registrant's Amendment
                        No. 2 to Registration Statement on Form 8-A/A filed on
                        June 21, 1999 and incorporated herein by reference).

         4.4            Indenture dated as of October 29, 1998, by and between the
                        Registrant and Bankers Trust Company, as Trustee, relating to the issuance of senior debt securities by the Registrant
                        (filed as Exhibit 4.1 to the Registrant's Current Report on
                        Form 8-K dated October 29, 1998, filed with the Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         4.5            First Supplemental Indenture dated as of October 29, 1998, by and between the Registrant and Bankers Trust Company, as
                        Trustee, relating to the issuance by the Registrant of
                        $150,000,000 aggregate principal amount of its 7.625% Notes due 2008 (filed as Exhibit 4.2 to the Registrant's Current
                        Report on Form 8-K dated October 29, 1998, filed with the
                        Securities and Exchange Commission on October 30, 1998, and
                        incorporated herein by reference).

         5.1 Opinion and consent of Seth H. Hoogasian, Esq. as to the validity of the Securities.*

     EXHIBIT NO.        DESCRIPTION
     -----------        -----------
         8.1            Removed.

        10.1            Form of Indemnification Agreement between the Registrant and the directors and officers of its majority-owned
                        subsidiaries.*

        10.2 Form of Amended and Restated Indemnification Agreement between the Registrant and its directors and officers.*

        23.1            Consent of Arthur Andersen LLP to the Registrant.

        23.2            Consent of Arthur Andersen LLP to Thermo TerraTech Inc.

        23.3            Consent of Seth H. Hoogasian, Esq. (included as part of
                        Exhibit 5.1).

        23.4            Consent of Hale and Dorr LLP.*

        23.5            Consent of Adams, Harkness & Hill, Inc.*

        23.6            Consent of Environmental Business International, Inc.*

        24.1            Power of Attorney (see signature pages to this Registration
                        Statement).

        24.2            Certified Resolutions of the Registrant's Board of Directors
                        regarding Signatures by Power of Attorney*

        99.1            Form of Proxy of Thermo TerraTech Inc.*


------------------------

*   Previously filed.